As filed with the Securities and Exchange Commission on April 13, 2006
Registration No. 333-_____

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NAVARRE CORPORATION
(Exact name of registrant as specified in its charter)

MINNESOTA	5045	41-1704319
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
7400 49TH AVENUE NORTH
NEW HOPE, MINNESOTA 55428
TELEPHONE: (763) 535-8333
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
ERIC H. PAULSON
7400 49TH AVENUE NORTH
NEW HOPE, MINNESOTA 55428
TELEPHONE: (763) 535-8333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
PHILIP T. COLTON, ESQ.
WINTHROP & WEINSTINE, P.A.
225 SOUTH SIXTH STREET, SUITE 3500
MINNEAPOLIS, MINNESOTA 55402
TELEPHONE: (612) 604-6400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Calculation of Registration Fee

Title of each class of	Amount To Be	Proposed Maximum	Proposed Maximum
securities to be registered	Registered (1)(2)	Share Price Per Share	Offering Price(3)	Amount of registration fee
Common Stock, no par value	8,433,489	$ 4.26	$ 35,926,663.14	$ 3,844.15
Common Stock, issuable upon exercise of warrants	1,596,001	$ 4.26	$ 6,798,964.26	$ 727.49

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	The amount to be registered hereunder consists solely of common stock to be sold by certain selling shareholders. This amount also includes 2,733,491 shares of common stock: 606,005 shares that were previously registered by Registration Statement No. 333-111733 and 2,127,486 shares held by holders who exercised certain registration rights.

(3)	Pursuant to Rule 457(c), the offering price is equal to the average of the high and low prices of the common stock as of April 12, 2006 as quoted on The NASDAQ National Market.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THE COMMON STOCK COVERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT TO WHICH THIS PROSPECTUS RELATES IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK, AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK, IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED April 13, 2006
Prospectus
10,029,490 Shares
Common Stock
     This prospectus is part of a registration statement of Navarre Corporation filed with the Securities and Exchange Commission in connection with a private placement completed by us in March 2006. As part of the private placement, we agreed to register for resale by the selling shareholders the 5,699,998 shares of common stock and 1,596,001 shares of common stock issuable upon exercise of warrants issued in the placement (which number includes 171,000 shares issuable upon the exercise of a warrant issued to our agent in the placement). This prospectus also covers 2,733,491 shares of common stock: 606,005 shares that were previously registered by Registration Statement No. 333-111733 and 2,127,486 shares held by holders who exercised certain registration rights. This prospectus will be used by such persons to sell up to 10,029,490 shares of our common stock. This means:
•	The selling shareholders may sell their shares of common stock from time to time.

•	For information on the methods of sale of the common stock, you should refer to the section of this prospectus entitled “Plan of Distribution” on page 74.

•	Navarre will not receive any of the proceeds from the sale of the shares covered by this prospectus.

•	You should read this prospectus and any prospectus supplement carefully in its entirety before you invest in shares of our common stock.

•	We have agreed to pay the expenses related to the registration and resale of the shares.
     Our common stock is currently traded on The NASDAQ National Market under the symbol “NAVR.” On April 12, 2006, the last reported sale price for our common stock reported on The NASDAQ National Market was $4.20 per share.
     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 FOR CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                                          , 2006.

ABOUT THIS PROSPECTUS
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus or as of the earlier date stated with respect to such information, as applicable, regardless of the time of delivery of this prospectus or any sale of the common stock. This document may be used only where it is legal to sell these securities.
     Other than in the United States, we have not taken any action or otherwise authorized any action that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for those purposes is required. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus in the United States.
     In this prospectus, unless otherwise stated or the context otherwise requires, reference to “the Company,” “Navarre,” “we,” “us,” “our” and similar references refer to Navarre Corporation and its consolidated subsidiaries.
INDUSTRY AND MARKET DATA
     Industry and market data used throughout this prospectus is based on independent industry publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information from these third-party sources and cannot guarantee their accuracy or completeness.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains, and supplements to this prospectus might contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Essentially all statements, other than statements of historical facts, included in this prospectus and in any prospectus supplements are forward-looking statements. Forward-looking statements involve substantial risks and uncertainties, and our actual results may be significantly different than those expressed in our forward-looking statements. Our forward-looking statements relate primarily to our growth strategies, assessments of trends in our industry, our competitive strengths, adequacy of our financial resources, future revenues, projected costs and prospects. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
     You are cautioned not to place undue reliance upon our forward-looking statements. Our actual results, and the outcome of other events identified in forward-looking statements, could differ materially from the expectations disclosed in our forward-looking statements. Although it is not possible to foresee all of the risks we may face and the other factors that may cause actual results to be materially different than those expressed in our forward-looking statements, we have described in “Risk Factors” the risks and factors we believe are most likely to cause our actual results or events to differ materially from the forward-looking statements that we make. Other risks, uncertainties and factors, both known and unknown, could cause our actual results to differ materially from those described in our forward-looking statements.
     Our forward-looking statements do not reflect all potential effects of future acquisitions, mergers, dispositions, joint ventures or strategic investments we may make, which are difficult to predict and assess. We do not assume any obligation to update or revise any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

SUMMARY
     This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections titled “Caution Regarding Forward-looking Statements,” “Risk Factors” and “Managements’ Discussion and Analysis of Financial Condition and Results of Operations of Navarre,” together with our financial statements and the related notes included elsewhere in this prospectus and in prospectus supplements, before deciding to invest in shares of our common stock.
Our Company
     We are a distributor and publisher of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since our founding in 1983, we have established distribution relationships with major retailers including Best Buy, Wal-Mart/Sam’s Club and CompUSA, and we currently distribute to over 18,000 retail and distribution center locations throughout the United States and Canada. We believe that our established relationships throughout the supply chain, our broad product offering and our state-of-the-art distribution facility permit us to offer industry-leading home entertainment and multimedia products to our retail customers and to provide access to attractive retail channels for the publishers of such products.
     Historically, our business has focused on providing distribution services for third party vendors. Over the past three years, we have expanded our business to include the licensing and publishing of home entertainment and multimedia content, primarily through our acquisitions of publishers in select markets. By expanding our product offerings through such acquisitions, we believe that we can leverage both our sales experience and distribution capabilities to drive increased retail penetration and more effective distribution of such products, and enable content developers and publishers that we acquire to focus more on their core competencies.
Our Business
     Our business is divided into three segments—Distribution, Publishing and Other.
     Distribution. Through our distribution business, we distribute and provide fulfillment services in connection with a variety of finished goods that are provided by our vendors, which include PC software and video game publishers and developers, independent music labels, and major motion picture studios. These vendors provide us with PC software, CD audio, DVD and VHS video, and video games and accessories which we, in turn, distribute to our retail customers. Our distribution business focuses on providing vendors and retailers with a range of value-added services including: vendor-managed inventory, Internet-based ordering, electronic data interchange services, fulfillment services and retailer-oriented marketing services. Our vendors include Symantec Corporation, Adobe Systems, Inc., McAfee, Inc., and Dreamcatcher Interactive, Inc. For the fiscal years ended March 31, 2003, 2004 and 2005, our distribution business generated net sales of approximately $353.3 million, $444.7 million and $556.9 million, respectively (restated, and before inter-company eliminations). For the nine months ended December 31, 2004 and 2005, our distribution business generated net sales of approximately $419.4 million (restated) and $470.2 million, respectively (before inter-company eliminations). For the nine months ended December 31, 2005, our distribution gross margin was 9.7%.
     Publishing. Through our publishing business, which generally has higher gross margins than our distribution business, we own or license various PC software, CD audio and DVD and VHS video titles, and we package, brand, market and sell directly to retailers, third party distributors and our distribution business. Our publishing business currently consists of Encore Software, Inc. (“Encore”), BCI Eclipse Company, LLC (“BCI”), FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together, “FUNimation”). Encore, which we acquired in July 2002, licenses and publishes personal productivity, genealogy, education and interactive gaming PC products, including titles such as Print Shop, Mavis Beacon, Zone Alarm and Reader Rabbit. BCI, which we acquired in November 2003, is a provider of niche DVD and video products and in-house produced CDs and DVDs. FUNimation, acquired on May 11, 2005, is a leading anime and children’s entertainment content provider in the United States. For the fiscal years ended March 31, 2003, 2004 and 2005, our publishing business generated net sales of approximately $14.7 million, $46.2 million and $95.8 million, respectively (restated, and before inter-company eliminations). For the nine months ended December 31, 2004 and 2005, our publishing business generated net sales of approximately $74.3 million (restated) and $93.8 million, respectively (before inter-company eliminations). For the nine months ended December 31, 2005, our publishing gross margin was 38.2%.
     Other. For the period December 31, 2003 to December 1, 2005, we had an additional segment – Other. This segment consisted of a variable interest entity, Mix & Burn, Inc. (“Mix & Burn”), that was included in our consolidated results in accordance with the provisions of FIN 46(R). Mix & Burn designs and markets digital music delivery services for music and other specialty retailers. For the fiscal years ended March 31, 2005, our other segment generated net sales of approximately $352,000 (restated, and before inter-company eliminations). There were no net sales for our other segment for the fiscal year ended March 31, 2004. For the nine months ended December 31, 2004 and 2005, our other segment generated net sales of approximately $259,000 (restated) and $424,000, respectively (before inter-company eliminations). For the nine months ended December 31, 2005, our other segment gross margin was 19.1%. During the three months ended December 31, 2005, the Company deconsolidated Mix & Burn, as the Company was no longer deemed to be the primary beneficiary of this variable interest entity.
Growth Strategy
     We seek to continue to grow our distribution and publishing businesses, through a combination of organic growth and targeted acquisitions, intended to leverage the complementary strengths of our businesses. We intend to execute this strategy as follows:
•	Acquisitions of Attractive Content. We seek to continue to expand our publishing business through the acquisition or licensing of well-established titles or other attractive content. We believe these acquisitions and/or licenses will help position us to increase our net sales in our publishing business, which historically has had higher margins than our distribution business, and will allow us to distribute additional home entertainment and multimedia content through our distribution business. In addition, we believe that by allowing the management of these publishing companies to focus on content licensing and marketing rather than on distribution operations, they will be able to devote more time and greater resources to their core competency, publishing. We believe that leveraging the core assets and strengths of our distribution business will provide broader retail penetration, distribution expertise and other services for our content and increase sales of our publishing products. We may also seek selective acquisitions of distribution businesses.

•	Distribute a Broader Range and Larger Volume of Products. We seek to distribute a broader range and larger volume of home entertainment and multimedia products to our retail customers by providing a broad selection of products and capitalizing on our customer relationships. We seek to capture additional business from new and existing retail customers by providing them with a lower “all-in” cost of procuring merchandise and getting product to retailers’ shelves through efficient distribution. We expect that providing additional products to retailers will enable us to gain category management opportunities and enhance our reputation for product distribution expertise. We believe our strategic account associates located throughout the United States and Canada will help position us to improve the retail penetration of our published products to new and existing retail customers.

•	Integrating Our Technology and Systems with Retailers. We seek to enhance the link in the supply chain between us and our publishers and retail customers through the integration of our respective information and technology systems, including inventory management tools, replenishment systems and point-of-sale information. We believe this integration will lead to better in-stock levels of product, improved on-time arrivals of product to the customer, enhanced inventory management and lower return rates for our customers, thereby strengthening customer relationships.

•	Providing Value-Added Services. We believe that due to increasing retailer logistic needs and demands, including demands for new technology standards such as GTIN® (global trade item number) and RFID (radio frequency identification devices), many publishers will be required to decide whether to spend additional resources to update their distribution capabilities or to select a distributor such as us that intends to offer such services. We believe that implementing and offering these and other technologies should position us well to capture additional business from existing and new publishers.
     Our overall goal is to create a structure that leverages the complementary strengths of our businesses: publishing, which provides brand management and marketing, licensing, and home video sales; and distribution, which provides enhanced distribution, logistics and customer relations.
Our Competitive Strengths
     We believe that we possess the following competitive strengths:
•	Value-Added Services. We offer a wide range of distribution services and procurement solutions intended to capitalize on our broad understanding of the products that we distribute, the procurement process and the supply chain, as well as our logistics expertise and systems capabilities. We believe that our advanced distribution infrastructure enables us to provide customized procurement programs for our retail customers at a lower overall cost than many of our competitors. In addition, we believe that our information technology systems provide cost-effective interfacing with our customers’ information technology systems, supporting integration of the procurement process. We believe that our focus on providing customer-specific and cost-effective solutions is a key benefit that we provide to our retail customers.
•	Broad Product Offering. We provide our retail customers with a broad selection of home entertainment and multimedia products that we believe allows us to better serve their home entertainment and multimedia product requirements. In addition, we regularly survey the markets we serve for new products with significant retail potential, that come from publishers we currently have relationships with as well as those we have not distributed for in the past.

•	Established Content in our Publishing Business. We currently license a number of well-known home entertainment and multimedia titles. Encore, whose published brands when combined, rank it as the sixth largest PC software publisher in North America by dollar sales (according to The NPD Group), publishes leading titles in the education, productivity, kids and games software categories, including Print Shop, Print Master, Mavis Beacon, Zone Alarm, Reader Rabbit and Hoyle Casino. In addition, our BCI subsidiary currently publishes home video for the television shows Rides and Overhaulin’, both featured on The Learning Channel, and PRIDE Fighting Championships, featured on Pay-Per-View. Through our FUNimation business we also license and distribute a portfolio of established anime and children’s entertainment titles in the United States, including Dragon Ball Z, Fullmetal Alchemist, Yu-Gi-Oh!, Code Lyoko, Teenage Mutant Ninja Turtles, Arthur, Noddy, Case Closed, Yu Yu Hakusho, Beyblade, Fruits Basket and Cabbage Patch Kids.

•	Established Relationships with Publishers and Retailers. Since our founding in 1983, we have established distribution relationships with major retailers including Best Buy, Wal-Mart/Sam’s Club and CompUSA, and we currently distribute to over 18,000 retail and distribution center locations throughout the United States and Canada. We believe our strong relationships throughout the supply chain, broad product offering and state-of-the-art distribution facility permit us to offer industry-leading home entertainment and multimedia products to our retail customers and provide access to attractive retail channels for publishers of these products. We believe our relationships with leading publishers and our efficient distribution of their products should provide opportunities for us to secure distribution rights to leading products in the future. We believe that these relationships give us a competitive advantage in the markets in which we operate and provide us with attractive channels to distribute current and future products offered by our publishing business.

•	Efficient Operations and Operating Leverage. We believe that our competitive position is enhanced by our efficient operations, which are based on extensive use of automation and technology in our state-of-the-art distribution facility; centralization of functions such as purchasing, accounting and information systems; and economies of scale. Our state-of-the-art warehouse facility adjacent to our corporate headquarters provides us with the ability to efficiently service our vendors and retail customers, and the capacity to increase the number of products that we distribute.
RECENT DEVELOPMENTS
The FUNimation Acquisition
     On May 11, 2005, the Company completed the acquisition of 100% of the general and limited partnership interests of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together “FUNimation”) a leading home video distributor and licensor of Japanese animation and children’s entertainment in the United States. The acquisition of FUNimation is a continuation of the Company’s strategy for growth by expanding content ownership and gross margin enhancement. The purchase price consisted of $100.4 million in cash, subject to post-closing adjustments and excess cash as defined in the purchase agreement, and 1,827,486 shares of the Company’s common stock. In addition, during the five-year period following the closing of the transaction, the Company may pay up to an additional $17.0 million in cash if certain financial targets are met, which amount will be included as part of the purchase price and thus increase goodwill in subsequent periods. The Company entered into a credit agreement to fund the acquisition which consisted of $115.0 million Term Loan B sub-facility, a $25.0 million Term Loan C sub-facility and a revolving sub-facility of up to $25.0 million. The Company is obligated to pay interest on loans made under the facilities at variable rates. Through March 31, 2006, the Company has paid down the Term Loan C sub-facility in full and has repaid $34.9 million of the principal amount owed on the Term Loan B sub-facility. The 1,827,486 shares are being registered as part of this registration statement.
     On February 7, 2006, the Company reached an agreement with the FUNimation sellers to adjust the purchase price paid for FUNimation. The Company received approximately $11.1 million as a reduction of the purchase price and used the proceeds to pay down the Term Loan B sub-facility.
Private Placement
     This prospectus relates to the resale of 5,699,998 shares of common stock that we sold in a private placement completed on March 21, 2006 and 1,425,001 shares issuable upon exercise of warrants (excluding 171,000 shares issuable under a placement agent warrant) issued in connection with the private placement. It also covers 2,733,491 shares of common stock: 606,005 shares that were previously registered by Registration Statement 333-111733, and 2,127,486 shares held by holders who exercised certain registration rights. This prospectus will be used by such persons to sell up to 10,029,490 shares of our common stock.
     The warrants issued to the placement investors are five-year warrants exercisable at any time after the sixth month anniversary of the date of issuance at $5.00 per share. The warrants contain customary anti-dilution provisions and a cashless exercise provision that is applicable only if a registration statement permitting sale of the underlying shares is not then available. In addition, the Company has the right to require cash exercise of the warrant if, among other things, the volume weighted average price of the Company’s common stock exceeds $8.50 per share for each of 30 consecutive trading days. Furthermore, each warrant includes a provision that limits the number of shares obtainable upon exercise to ensure that the holder does not exceed 4.999% and 9.999% of the Company’s issued and outstanding shares.

     The agent’s warrant to purchase 171,000 shares issued in connection with the March 2006 private placement expires March 20, 2008 and is exercisable at $5.00 per share. The warrant contains customary anti-dilution and piggyback registration rights, although if the shares underlying the warrant are included in any registration statement filed pursuant to the placement purchasers registration rights agreement, then those registration rights and obligations apply to the agent’s warrant. The warrant contains no cashless exercise provision and includes a mandatory exercise provision that allows the Company to require exercise in full of the warrant within ten days of notice that the average closing price of the Company’s common stock is equal to or greater than 150% of the warrant exercise price per share for any 30 consecutive trading days.
     We sold the shares in the private placement to the selling shareholders for $3.50 per share for total proceeds to us of approximately $19,950,000 and net proceeds to us of approximately $18,500,000. The per share sales price of $3.50 represented a discount of approximately 8.4% of the closing price of our common stock on the date the purchase was completed. Net proceeds from the private placement, and additional cash reserves, was used for repayment of the Term Loan C sub-facility of the Credit Agreement described above.
COMPANY INFORMATION
     We were incorporated in Minnesota in 1983. Our corporate headquarters is located at 7400 49th Avenue North, New Hope, Minnesota 55428, and our telephone number is (763) 535-8333. Our website address is www.navarre.com. Reference to our website is not intended to incorporate information found on the website into this prospectus.

THE OFFERING

Common Stock Covered by this Prospectus	10,029,490 shares, of which 8,433,489 will be issued and outstanding upon the effective date of the registration statement to which this prospectus relates, and up to 1,596,001 shares that may be issued upon exercise, for cash, of warrants held by Selling Shareholders.

Common Stock Outstanding Assuming the Sale of all Common Stock Covered by this Prospectus(1)	35,597,064

Use of Proceeds	We will not receive any proceeds from the sale of the common stock covered by this prospectus. To the extent all of the warrants to purchase the 1,596,001 shares of common stock covered by this prospectus are exercised for cash, we would receive approximately $7.98 million in the aggregate from such exercises.

Risk Factors	An investment in our common stock is speculative and involves risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the Selling Shareholders in the manner described under “Plan of Distribution.”

NASDAQ National Market Symbol	“NAVR.”

(1)	The number of shares of our common stock to be outstanding after this offering is based on 29,897,066 shares outstanding as of December 31, 2005, and excludes:
—	3,456,800 shares of common stock issuable as of December 31, 2005 upon the exercise of outstanding stock options under our option plans at exercise prices between $0.93 and $18.265 per share; and

—	an aggregate of 1,429,354 shares of common stock reserved for future issuance under our stock plans at the market value of our common stock at the date of grant.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
     The following table provides our selected consolidated financial data for the periods and as of the dates indicated. We have derived the selected consolidated financial data for the fiscal years ended March 31, 2001 and 2002 from our audited consolidated financial statements, which are not included in this prospectus. We have derived the selected consolidated financial data as of March 31, 2004 and 2005 (restated) and for the fiscal years ended March 31, 2003, 2004 and 2005 (restated) from our audited consolidated financial statements, which are included elsewhere in this prospectus. We have derived the selected consolidated financial data as of December 31, 2005 and for the nine months ended December 31, 2004 (restated) and 2005 from our unaudited consolidated financial statements, which are included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year.
     The information presented in the table below should be read in conjunction with “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Navarre” and our consolidated financial statements and related notes included elsewhere in this prospectus. We have also included elsewhere in this prospectus our unaudited proforma combined financial statements giving effect to our acquisition of FUNimation as of and for the year ended March 31, 2005. Also see discussion of the Restatement in Form 10-K/A included in this prospectus.

						Nine Months Ended
	Year Ended March 31,					December 31,
	2001	2002	2003	2004	2005	2004	2005
			(Restated)	(Restated)	(Restated)	(Restated)
						(Unaudited)
	(In thousands, except for per share amounts)
Statement of Operations Data:
Net sales	$314,199	$303,817	$356,816	$470,877	$596,615	$454,583	$512,892
Cost of sales, exclusive of depreciation and amortization	276,778	270,924	311,341	412,856	505,438	387,459	431,418

Gross profit	37,421	32,893	45,475	58,021	91,177	67,124	81,474
Operating expenses	39,785	32,372	41,878	50,956	81,642	54,078	82,956
Interest and other income, net	1,777	711	253	(834)	(375)	89	(5,276)
Net income (loss) before tax, including equity in income or loss of unconsolidated subsidiary	(10,925)	2,712	3,913	6,231	9,160	13,135	(6,758)
Net income (loss)	$(11,718)	$2,712	$3,913	$6,814	$10,166	$13,512	$(4,237)
Net income (loss) per share:
—Basic	$(0.47)	$0.12	$0.18	$0.30	$0.38	$0.51	$(0.14)
—Diluted	$(0.47)	$0.12	$0.18	$0.28	$0.35	$0.47	$(0.14)
Weighted average common shares outstanding:
—Basic	25,137	22,553	21,616	22,780	26,830	26,645	29,563
—Diluted	25,137	22,575	21,841	24,112	28,782	28,778	29,563

	As of March 31,					As of
						December 31,
	2001	2002	2003	2004	2005	2005
			(Restated)	(Restated)	(Restated)
						(Unaudited)
	(In thousands, except for per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$19,118	$18,966	$10,485	$14,495	$15,571	$14,401
Working capital	20,262	20,376	20,755	30,629	56,167	58,613
Total assets	93,918	87,368	109,665	154,579	195,892	355,867
Total liabilities	69,568	63,018	81,402	101,501	118,608	268,390
Total shareholders’ equity	$24,350	$24,350	$28,263	$53,078	$77,284	$87,477

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information included in this prospectus, including our annual and interim financial statements, before deciding to invest in shares of our common stock. If any one of the following risks or uncertainties actually occurs, any combination thereof occurs, our business, prospects, financial condition and operating results would likely suffer, possibly materially. In that event, the market price of our common stock could decline and you could lose all or part of your investment.
Risks Relating to Our Business and Industry
We derive a substantial portion of our total revenue from a small group of customers. A reduction in sales to any of these customers could have a material adverse effect on our sales and profitability.
     For the fiscal year ended March 31, 2005, net sales to two customers, Wal-Mart/Sam’s Club and Best Buy accounted for approximately 20% and 19%, respectively, of our total net sales, and, in the aggregate, approximately 39% of our total net sales. For the fiscal year ended March 31, 2004, net sales to three customers, Best Buy, CompUSA and Sam’s Club, represented approximately 18%, 13% and 11%, respectively, of our total net sales, and, in the aggregate, approximately 42% of our total net sales. For the fiscal year ended March 31, 2003, these three customers accounted for approximately 19%, 15% and 15%, respectively, of our total net sales, and, in the aggregate, approximately 49% of our total net sales. We believe that sales to a small group of customers will continue to represent a significant percentage of our total sales. Substantially all of the products we distribute to these customers are supplied on a non-exclusive basis under arrangements that may be cancelled without cause and upon short notice, and our retail customers generally are not required to make minimum purchases. If we are unable to continue to sell our products to all or any of these customers or are unable to maintain our sales to these customers at current levels and cannot find other customers to replace these sales, there would be an adverse impact on our revenues and profitability. There can be no assurance that we will continue to recognize a significant amount of revenue from sales to any specific customer.
The loss of a significant vendor or manufacturer or a decline in the popularity of its products could negatively affect our product offerings and reduce our net sales and profitability.
     A significant portion of our increase in net sales over the past two fiscal years has been due to increased sales of PC software provided by software publishers such as Symantec Corporation, Roxio, Inc., Adobe Systems Inc., McAfee, Inc., Dreamcatcher Interactive, Inc. and Sony Online Entertainment, Inc. During the fiscal year ended March 31, 2005 and for the fiscal year ended March 31, 2004, each of these publishers accounted for more than $5.0 million in net sales. Sales under our agreement with Symantec accounted for approximately $91.0 million in net sales for the fiscal year ended March 31, 2005 and approximately $51.0 million in net sales for the fiscal year ended March 31, 2004. While we have agreements in place with each of these parties, such agreements generally are short-term agreements that may be cancelled without cause and upon short notice; they generally cover the right to distribute in the United States and Canada; they do not restrict the publishers from distributing their products through other distributors or directly to retailers; and they do not guarantee product availability to us for distribution. These agreements allow us to purchase the publishers’ products at a reduced wholesale price and to provide various distribution and fulfillment services in connection with the publishers’ products. If we were to lose our right to distribute products of any of the above PC software publishers, our net sales and profitability would be adversely impacted.
     Our future growth and success depends partly upon our ability to procure and renew popular product distribution agreements and to sell the underlying products. There can be no assurance that we will enter into new distribution agreements or that we will be able to sell products under existing distribution agreements. Further, our current distribution agreements may be terminated on short notice. The loss of a significant vendor could negatively affect our product offerings and, accordingly, our net sales. Similarly, a decrease in customer demand for such products could negatively affect our net sales.
The loss of our founder could affect the depth, quality and effectiveness of our management team. In addition, if we fail to attract and retain qualified personnel, the depth, quality and effectiveness of our management team and employees could be negatively affected.
     Eric H. Paulson, our Chief Executive Officer and founder, has been with us since our inception in 1983. Mr. Paulson’s employment agreement extends through March 31, 2007, and the loss of or change in Mr. Paulson’s services to us could affect management’s ability to continue to effectively operate our business.

     Our ability to enhance and develop markets for our current products and to introduce new products to the marketplace also depends on our ability to attract and retain qualified management personnel. We compete for such personnel with other companies and organizations, many of which have substantially greater capital resources and name recognition than we do. If we are not successful in recruiting or retaining such personnel, it could have a material adverse effect on our business.
We may not be able to sustain the recent growth in our publishing segment.
     Our publishing business has grown significantly over the past three fiscal years. Our discussions of changes in financial position and results of operations of this business may not be indicative of future performance, and this segment’s financial results may significantly vary in future quarters as we integrate these new lines of business. As these new lines of business represent new opportunities and challenges, we may encounter difficulties in the operation of this segment that could negatively affect its financial condition and results of operation. Accordingly, there is no assurance that we will be able to continue to grow this segment of our business. Investors should not rely on the past performance of our publishing segment as an indicator of our future growth, and there can be no assurance that we will be able to successfully implement our publishing growth strategy.
We may not be successful in implementing our acquisition strategy, and future acquisitions could result in disruptions to our business by, among other things, distracting management time and diverting financial resources. Further, if we are unsuccessful in integrating FUNimation or other acquired companies into our business, it could materially and adversely affect our financial condition and operating results.
     One of our growth strategies is the acquisition of complementary businesses. We may not be able to identify suitable acquisition candidates or, if we do, we may not be able to make such acquisitions on commercially acceptable terms or at all. If we make acquisitions, a significant amount of our management’s time and financial resources may be required to complete the acquisition and integrate the acquired business, such as FUNimation, into our existing operations. Even with this investment of management time and financial resources, an acquisition may not produce the revenue, earnings or business synergies that we anticipated. Acquisitions involve numerous other risks, including assumption of unanticipated operating problems or legal liabilities, problems integrating the purchased operations, technologies or products, diversion of management’s attention from our core businesses, adverse effects on existing business relationships with suppliers and customers, incorrect estimates made in the accounting for acquisitions and amortization of acquired intangible assets that would reduce future reported earnings (goodwill impairments), ensuring acquired companies’ compliance with the requirements of the Sarbanes-Oxley Act of 2002 and potential loss of customers or key employees of acquired businesses. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures they will be completed in a timely manner or achieve anticipated synergies, that they will be structured or financed in a way that will enhance our creditworthiness or that they will meet our strategic objectives or otherwise be successful. In addition, we may not be able to secure the financing necessary to consummate future acquisitions, and future acquisitions and investments could involve the issuance of additional equity securities or the incurrence of additional debt, which could harm our financial condition or creditworthiness.
Our business is seasonal and variable in nature and, as a result, the level of sales and payment terms during our peak season could adversely affect our results of operations and liquidity.
     Traditionally, our third quarter (October 1-December 31) has accounted for our largest quarterly revenue figures and a substantial portion of our earnings. Our third quarter accounted for approximately 32.5%, 32.1% and 30.6% of our net sales for the fiscal years ended March 31, 2003, 2004 and 2005, respectively, and approximately 69.5%, 28.7% and 63.5% of our net income for the fiscal years ended March 31, 2003, 2004 (as Restated) and 2005, respectively. As a distributor of products ultimately sold to consumers, our business is affected by the pattern of seasonality common to other suppliers of retailers, particularly during the holiday season. Because of this seasonality, if we or our customers experience a weak holiday season or if we provide extended payment terms for sales during the holiday season or determine to increase our inventory levels to meet anticipated retail customer demand, our financial results and liquidity could be negatively affected. In addition, our borrowing levels and inventory levels can increase substantially during this time. For example, during the 2004 holiday season, we increased our inventory of certain PC software products to satisfy potential retail customer demand for such products, which temporarily caused our inventory and borrowing levels to be higher than usual for us. In addition to seasonality issues, other factors contribute to the variability of our revenues and cash flows in both of our business segments on a quarterly basis. These factors include:
•	the popularity of the pre-recorded music, DVD and PC software titles released during the quarter;

•	product marketing and promotional activities;

•	the opening and closing of retail stores by our major customers;

•	the extension, termination or non-renewal of existing distribution agreements and licenses; and

•	general economic changes affecting the buying pattern of retailers, particularly those changes affecting consumer demand for home entertainment products and PC software.
A substantial portion of FUNimation’s revenues typically derive from a small number of licensed properties and a small number of licensors and FUNimation’s content is highly concentrated in the anime genre.
     FUNimation derives a substantial portion of its revenues from a small number of properties and such properties usually generate revenues only for a limited period of time. Additionally, FUNimation’s content is concentrated in the anime sector and its revenues are highly subject to the changing trends in the toy, game and entertainment businesses. In particular, the Dragon Ball properties accounted for $57.3 million, $61.9 million and $47.1 million, or 90%, 76%, and 65%, of FUNimation’s net sales for the years ended December 31, 2002, 2003 and 2004, respectively. FUNimation’s revenues may fluctuate significantly from year to year due to, among other reasons, the popularity of its licensed properties and the timing of entering into new licensing contracts.
     During the years ended December 31, 2002, 2003 and 2004, 95%, 92% and 82% of FUNimation’s revenues, respectively, were derived from sales of products under multiple licensing arrangements with two licensors. The loss of any of these licensing relationships could have a material negative effect on FUNimation’s revenues.

FUNimation’s revenues are substantially dependent on television exposure for its licensed properties.
     The ability for certain anime and children’s entertainment content to gain television exposure is an important promotional vehicle for home video sales and licensing opportunities. To the extent that FUNimation’s content is not able to gain television exposure, sales of these products could be reduced or less than projected. Similarly, broadcast property demand generally is based on television ratings. In addition, FUNimation does not own the broadcast rights for some of its properties, so it depends on third parties to secure or renew broadcast rights for such content. A decline in television ratings or programming time of FUNimation’s licensed properties could adversely affect FUNimation’s revenues.
FUNimation’s revenues are dependent on consumer preferences and demand.
     FUNimation’s business and operating results substantially depend upon the appeal of its properties, product concepts and programming to consumers, including the popularity of anime in the United States market and trends in the toy, game and entertainment businesses. A decline in the popularity of its existing properties or the failure of new properties and product concepts to achieve and sustain market acceptance could result in reduced overall revenues, which could have a material adverse effect on FUNimation’s business, financial condition and results of operations. Consumer preferences with respect to entertainment are continuously changing and are difficult to predict and can vary from months to years and entertainment properties often have short life cycles. There can be no assurances that:
•	any of FUNimation’s current properties, product concepts or programming will continue to be popular for any significant period of time;

•	any new properties, product concepts or programming FUNimation represents or produces will achieve an adequate degree of popularity; or

•	any property’s life cycle will be sufficient to permit FUNimation to profitably recover advance payments, guarantees, development, marketing, royalties and other costs.
     FUNimation’s failure to successfully anticipate, identify and react to consumer preferences could have a material adverse effect on FUNimation’s revenues, profitability and results of operations. In addition, changes in consumer preferences may cause its revenues and net income to vary significantly between comparable periods.
If we fail to meet our significant working capital requirements or if our working capital requirements increase substantially, our business and prospects could be adversely affected.
     As a distributor and publisher, we purchase and license products directly from manufacturers and content developers for resale to retailers. As a result, we have significant working capital requirements, principally to acquire inventory, procure licenses and finance accounts receivable. Our working capital needs will increase as our inventory, licensing activities and accounts receivable increase in response to our growth. In addition, license advances, prepayments to enhance margins, investments, and inventory increases to meet customer requirements could increase our working capital needs. The failure to obtain additional financing or maintain working capital credit facilities on reasonable terms in the future could adversely affect our business. In addition, if the cost of financing is too expensive or not available, it could require a reduction in our distribution or publishing activities.
     We rely upon bank borrowings to fund our general working capital needs and it may be necessary for us to secure additional financing in the future depending upon the growth of our business and the possible financing of additional acquisitions. If we were unable to borrow under our credit facility or otherwise unable to secure sufficient financing on acceptable terms or at all, our future growth and profitability could be adversely affected.
Product returns or inventory obsolescence could reduce our sales and profitability or could negatively impact our liquidity.
     We maintain a significant investment in product inventory. Like other distribution companies operating in our industry, product returns from our retail customers are significant when expressed as a percentage of revenues. Adverse financial or other developments with respect to a particular supplier could cause a significant decline in the value and marketability of our products and could make it difficult for us to return products to a supplier and recover our initial product acquisition costs. Under such circumstances, our sales and profitability, including our liquidity, could be adversely affected. We maintain a sales return reserve based on our trailing twelve month sales returns by product line. There can be no assurance that our reserves will be adequate to cover potential returns.

We are subject to the risk that our inventory values may decline due to, among other things, changes in demand and that protective terms under our supplier agreements may not adequately cover the decline in values, which could result in lower gross margins or inventory write-downs.
     The demand for products that we sell and distribute is subject to rapid technological change, new and enhanced product specification requirements, consumer preferences and evolving industry standards. These changes may cause our inventory to decline substantially in value or to become obsolete which may occur in a short period of time. We generally are entitled to receive a credit from certain suppliers for products returned to us based upon the terms and conditions with those suppliers, including maintaining a minimum level of inventory of their products and limitations on the amount of product that can be returned and/or restocking fees. If major suppliers decrease or eliminate the availability of price protection or inventory returnability to us, such a change in policy could lower our gross margins or cause us to record inventory write-downs. We are also exposed to inventory risk to the extent that supplier protections are not available on all products or quantities and are subject to time restrictions. In addition, suppliers may become insolvent and unable to fulfill their protection obligations to us. As a result, these policies do not protect us in all cases from declines in inventory value or product demand. We offer no assurance that price protection or inventory returnability terms may not change or be eliminated in the future, that unforeseen new product developments will not materially adversely affect our revenues or profitability or that we will successfully manage our existing and future inventories.
     In our publishing business, prices could decline due to decreased demand and, therefore, there may be greater risk of declines in inventory value. To the extent that our publishing business has not properly reserved for inventory exposure or price reductions needed to sell remaining inventory, our profitability may suffer.
We have significant credit exposure and negative trends or other factors could cause us significant credit loss.
     We provide credit to our customers for a significant portion of our net sales. During the holiday season, certain of our retail customers may request and we may grant extended payment terms, which may require us to borrow additional amounts under our credit facilities. We are subject to the risk that our customers will not pay for the products they have purchased. This risk may increase if our customers experience decreases in demand for their products and services or become less financially stable due to adverse economic conditions or otherwise. If there is a substantial deterioration in the collectibility of our receivables, our earnings and cash flows could be adversely affected.
     In addition, from time to time, we may make loans to or invest in other businesses. These business or investment opportunities may not be successful, which could result in the loss of our invested capital.
We may not be able to adequately adjust our cost structure in a timely fashion in response to a decrease in net sales, which may cause our profitability to suffer.
     A significant portion of selling, general and administrative expense is comprised of personnel, facilities and costs of invested capital. In the event of a significant downturn in net sales, we may not be able to exit facilities, reduce personnel, improve business processes, reduce inventory or make other significant changes to our cost structure without significant disruption to our operations or without significant termination and exit costs. Additionally, if management is not be able to implement such actions in a timely manner or at all to offset a shortfall in net sales and gross profit, our profitability would suffer.
Our distribution and publishing businesses operate in highly competitive industries and compete with large national businesses. Further competition, among other things, could reduce our sales volume and margins.
     The business of distributing home entertainment and multimedia products is highly competitive. Our competitors in the distribution business include other national and regional distributors as well as suppliers that sell directly to retailers. These competitors include the distribution affiliates of Time-Warner, Sony/BMG Music Entertainment, EMI, Ingram Micro and Tech Data Corporation. Our competitors in the publishing business include both independent national publishers as well as large international firms. These competitors include Ventura, Madacy, Direct Source, Platinum Image, Topics, Vivendi and Disney. Many of our competitors have substantially greater financial and other resources than we have. Our ability to compete effectively in the future depends upon a number of factors, including our ability to:
•	obtain exclusive national distribution contracts and licenses with independent labels and manufacturers;

•	obtain proprietary publishing rights with various rights holders and brand owners;

•	maintain our margins and volume;

•	expand our sales through a varied range of products and personalized services;

•	anticipate changes in the marketplace including technological developments and consumer interest in our proprietary products; and

•	maintain operating expenses at an appropriate level.
     Our failure to perform adequately one or more of these tasks may materially harm our business.
     In addition, FUNimation’s business depends upon its ability to procure and renew agreements to license certain rights for attractive titles on favorable terms. Competition for attractive children’s anime and children’s entertainment content and television broadcasting slots is intense. FUNimation’s principal competitors in the anime sector are media companies such as AD Vision, 4Kids Entertainment, VIZ and Geneon and Japanese rights holders operating in the United States. FUNimation also competes with various toy companies, other licensing companies, numerous others acting as licensing representatives and large media companies such as Disney and Time Warner. Many of FUNimation’s competitors have substantially greater resources than FUNimation and own or license properties which are more commercially successful than FUNimation’s properties. There are low barriers to enter the licensing and brand management business and therefore there is potential for new competitors to enter the market.
     Competition in the home entertainment and multimedia products industries is intense and is often based on price. Distributors generally experience low gross profit margins and operating margins. Consequently, our distribution profitability is highly dependent upon achieving effective cost and management controls. A material decrease in our gross profit margins would harm our financial results.
We depend on third party shipping and fulfillment companies for the delivery of our products.
     We rely almost entirely on arrangements with third party shipping and fulfillment companies, principally UPS and Federal Express, for the delivery of our products. The termination of our arrangements with one or more of these third party shipping companies, or the failure or inability of one or more of these third party shipping companies to deliver products on a timely basis from suppliers to us, or products from us to our reseller customers or their end-user customers, could disrupt our business and harm our reputation and net sales. Furthermore, an increase in amounts charged by these shipping companies could negatively affect our gross margins and earnings.
We depend on a variety of systems for our operations, and a failure of these systems could disrupt our business and harm our reputation and net sales and negatively impact our results of operations.
     We depend on a variety of systems for our operations. These systems support our operating functions, including inventory management, order processing, shipping, receiving and accounting. Our recently implemented, new picking and shipping system, currently supports a portion of our business and we anticipate that all other product lines will be moved to this system. Any failures or significant downtime in our systems could prevent us from taking customer orders, printing product pick-lists, and/or shipping product. It could also prevent customers from accessing our price and product availability information.
     From time to time we may acquire other businesses having information systems and records, which may be converted and integrated into our information systems. This can be a lengthy and expensive process that results in a material diversion of resources from other operations. In addition, because our information systems are comprised of a number of legacy, internally-developed applications, they can be harder to upgrade and may not be adaptable to commercially available software. As our needs for technology evolve, we may experience difficulty or significant cost in upgrading or replacing our systems.
     We also rely on the Internet for a portion of our orders and information exchanges with our customers. The Internet and individual websites can experience disruptions and slowdowns. In addition, some websites have experienced security breakdowns. Our website could experience material breakdowns, disruptions or breaches in security. If we were to experience a security breakdown, disruption or breach that compromised sensitive information, this could harm our relationship with our customers or suppliers. Disruption of our website or the Internet in general could impair our order processing or more generally prevent our customers and suppliers from accessing information. This could cause us to lose business.
     We believe that customer information systems and product ordering and delivery systems, including Internet-based systems, are becoming increasingly important in the distribution of technology products and services. Although we seek to enhance our customer information systems by adding new features, we offer no assurance that competitors will not develop superior customer information systems or that we will be able to meet evolving market requirements by upgrading our current systems at a reasonable cost, or at all. Our inability to develop competitive customer information systems or upgrade our current systems could cause our business and market share to suffer.
Technology developments, particularly in the electronic downloading arena, may adversely affect our net sales, margins and results of operations.
     Home entertainment products have traditionally been marketed and delivered on a physical delivery basis. These products are increasingly marketed and delivered through technology transfers, such as “electronic downloading” through the Internet or similar delivery methods. If this trend increases, then our retail and wholesale distribution business could be negatively impacted. As electronic downloading grows through Internet retailers, competition between suppliers to electronic retailers in traditional ways will intensify and likely negatively impact our net sales and margins. Furthermore, we may be required to spend significant capital to enter or participate in this delivery channel. If we are unable to develop necessary supplier relationships with electronic retailers or are unable to develop relationships to facilitate electronic downloading of home entertainment products, our business may be materially harmed.

Increased counterfeiting or piracy may negatively affect the demand for our home entertainment products.
     The recorded music and motion picture industries have been adversely affected by counterfeiting of audiocassettes, CDs and DVDs, piracy and parallel imports, and also by websites and technologies that allow consumers to illegally download and access music and video. Increased proliferation of these alternative access methods to these products could impair our ability to generate net sales and could cause our business to suffer.
We may not be able to successfully protect our intellectual property rights.
     We rely on a combination of copyright, trademark and other proprietary rights laws to protect the intellectual property we license. Third parties may try to challenge the ownership by us or our licensors of such intellectual property. In addition, our business is subject to the risk of third parties infringing on our intellectual property rights or those of our licensors and producing counterfeit products. We may need to resort to litigation in the future to protect our intellectual property rights or those of our licensors, which could result in substantial costs and diversion of resources and could have a material adverse effect on our business and competitive position.
Interruption of our business or catastrophic loss at any of our facilities could lead to a curtailment or shutdown of our business, which would reduce our net sales and earnings.
     We receive, manage and distribute our inventory from a centralized warehouse and distribution facility that is located adjacent to our corporate headquarters. An interruption in the operation of or in the service capabilities at this facility or our separate returns processing center as a result of equipment failure or other reasons could result in our inability or reduced ability to distribute products, which would reduce our net sales and earnings for the affected period. In the event of a stoppage at such facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times to our customers and our relationship with such customers could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. Our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions, violent weather conditions or other natural disasters. We may experience a shutdown of our facilities or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss, which could have a material adverse effect on our business, results of operations or financial condition.
Future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally.
     Future terrorist or military actions, in the U.S. or abroad, could result in destruction or seizure of assets or suspension or disruption of our operations. Additionally, such actions could affect the operations of our suppliers or customers, resulting in loss of access to products, potential losses on supplier programs, loss of business, higher losses on receivables or inventory, or other disruptions in our business, which could negatively affect our operating results. We do not carry insurance covering such terrorist or military actions, and even if we were to seek such coverage and such coverage were available, the cost likely would not be commercially reasonable.
Legislative actions, higher director and officer insurance costs and potential new accounting pronouncements are likely to cause our general and administrative expenses to increase and impact our future financial condition and results of operations.
     In order to comply with the Sarbanes-Oxley Act of 2002, as well as changes to the NASDAQ listing standards and rules adopted by the Securities and Exchange Commission, we have been required to strengthen our internal controls, hire additional personnel and retain additional legal, accounting and advisory services, all of which have caused and will continue to cause our general and administrative costs to increase. Although we have not experienced any claims, insurers have increased and are likely to continue to increase premiums as a result of the high claims rates they have incurred with other companies over the past year, and so our premiums for our directors’ and officers’ insurance policies are likely to increase. Changes in the accounting rules and auditing standards could materially increase the expenses that we incur and report under generally accepted accounting principles and adversely affect our operating results.

Any material weakness or significant deficiency in our internal controls may adversely affect our ability to report our financial results on a timely and accurate basis.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their internal control structure and procedures over financial reporting. In addition, our independent accountants must report on management’s evaluation as well as evaluate our internal control structure and procedures. As a result of this process we have identified certain material weaknesses in our internal controls over financial reporting and we have taken steps to address these material weaknesses.
     However, if we are unable to successfully address these material weaknesses, or if any other material weaknesses are identified in the future which we are unable to successfully address, our ability to report our financial results on a timely and accurate basis may be adversely affected.

Risks Relating to Indebtedness
The level of our indebtedness could adversely affect our financial condition.
     We have significant debt service obligations. As of December 31, 2005, the aggregate principal amount owed under our credit agreement is $117.5 million. We also have the ability to borrow an additional $25.0 million under this credit agreement.
     The level of our indebtedness could have important consequences. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to other indebtedness;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the availability of cash to fund working capital and capital expenditures and for other general corporate purposes;

•	restrict us from making strategic acquisitions, acquiring new content or exploring other business opportunities;

•	limit our ability to obtain financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•	place us at a disadvantage compared to our competitors that have less indebtedness; and

•	limit our flexibility in planning for, or reacting to, changes in our business and industry.
Most of our outstanding indebtedness bears interest at variable rates. Any increase in interest rates will reduce funds available to us for our operations and future business opportunities and will adversely affect our leveraged capital structure.
     Our debt service requirements will be impacted by changing interest rates. As of December 31, 2005, the aggregate principal amount owed under our credit agreement is $117.5 million, all of which is variable interest rate debt. A 100-basis point change in LIBOR would cause our projected annual interest expense to change by approximately $1.2 million. The fluctuation in our debt service requirements, in addition to interest rate changes, may be impacted by future borrowings under our credit facility or other alternative financing arrangements.
We may be unable to generate sufficient cash flow to service our debt obligations.
     Our ability to make payments on and to refinance our indebtedness and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future, which is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors that are beyond our control.
     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit agreement in an amount sufficient to enable us to pay amounts due on our indebtedness or to fund our other liquidity needs.
     We may need to refinance all or a portion of our indebtedness on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:
•	our financial condition at the time;

•	restrictions in our credit agreement or other outstanding indebtedness; and

•	other factors, including the condition of the financial markets or the distribution and publishing markets.
     As a result, we may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations.

We may be able to incur additional indebtedness, which could further exacerbate the risks associated with our current indebtedness level.
     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our credit facility contains restrictions on the incurrence of additional indebtedness, debt incurred in compliance with these restrictions could be substantial. Our revolving working capital credit facility provided pursuant to a credit agreement, permits total borrowings of up to an additional $25.0 million. In addition, our credit agreement will not prevent us from incurring certain other obligations. If we and our subsidiaries incur additional indebtedness or other obligations, the related risks that we and they face could be magnified.
Our credit agreement contains significant restrictions that limit our operating and financial flexibility.
     Our credit agreement requires us to maintain specified financial ratios, and we may be unable to meet such ratios. All of these restrictions may limit our ability to execute our business strategy. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders could accelerate our indebtedness, in which case we may not be able to repay all of our indebtedness.
Risks Relating to Our Common Stock
Our common stock price has been volatile. Fluctuations in our stock price could impair our ability to raise capital and make an investment in our securities undesirable.
     Historically, the market price of our common stock has fluctuated significantly. We believe factors such as the market’s acceptance of our products and the performance of our business relative to market expectations, as well as general volatility in the securities markets, could cause the market price of our common stock to fluctuate substantially. In addition, the stock markets have experienced price and volume fluctuations, resulting in changes in the market prices of the stock of many companies, which may not have been directly related to the operating performance of those companies. Fluctuations in our stock price could impair our ability to raise capital and make an investment in our securities undesirable. During the period from April 1, 2005 to March 31, 2006, the last reported price of our common stock as quoted on the NASDAQ National Market ranged from a low of $3.45 to a high of $9.21. On April 12, 2006, the last reported sale price of our stock was $4.20.
The exercise of outstanding warrants and options may adversely affect our stock price.
     Our stock plans authorize the issuance of stock awards to purchase or acquire up to 7.7 million shares of our common stock. As of December 31, 2005, options and warrants to purchase 3,456,800 shares of our common stock were outstanding. Approximately 1,723,100 options and warrants were exercisable as of March 31, 2006. Warrants totaling 1,596,001 were issued in connection with the private placement completed in March 2006. These options and warrants are likely to be exercised at a time when the market price for our common stock is higher than the exercise prices of the options and warrants. If holders of these outstanding options and warrants sell the common stock received upon exercise, it may have a negative effect on the market price of our common stock.
Our anti-takeover provisions, our ability to issue preferred stock and our staggered board may discourage takeover attempts that could be beneficial for our shareholders.
     We are subject to Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which may have the effect of limiting third parties from acquiring significant amounts of our common stock without our approval. These laws, among others, may have the effect of delaying, deferring or preventing a third party from acquiring us or may serve as a barrier to shareholders seeking to amend our articles of incorporation or bylaws. Our articles of incorporation also permit us to issue preferred stock, which could allow us to delay or block a third party from acquiring us. The holders of preferred stock could also have voting and conversion rights that could adversely affect the voting power of the holders of the common stock. Finally, our articles of incorporation and bylaws divide our board of directors into three classes that serve staggered, three-year terms. Each of these factors could make it difficult for a third party to effect a change in control of us. As a result, our shareholders may lose opportunities to dispose of their shares at the higher prices typically available in takeover attempts or that may be available under a merger proposal.
     In addition, these measures may have the effect of permitting our current directors to retain their positions and place them in a better position to resist changes that our shareholders may wish to make if they are dissatisfied with the conduct of our business.
We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.
     We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. Further, the payment of dividends by us is restricted by our credit facility. Consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates and you sell your shares at a profit.
Our directors may not be held personally liable for certain actions, which could discourage shareholder suits against them.
     Minnesota law and our articles of incorporation and bylaws provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of us against a director. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law.
     We operate a large business in a continually changing environment that involves numerous risks and uncertainties. It is not reasonable for us to itemize all of the factors that could affect us and/or the products and services distribution industry or the publishing industry as a whole. Future events that may not have been anticipated or discussed here could adversely affect our business, financial condition, results of operations or cash flows.
Other Risks
     The foregoing is not a complete description of all risks relevant to our future performance, and the foregoing should be read and understood together with and in the context of similar discussions which may be contained in the documents that we file with the SEC in the future. We undertake no obligation to release publicly any revision to the foregoing or any update to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS
     Although we may receive cash proceeds from the exercise of warrants related to the issuance of common stock covered by this prospectus, we will not receive any proceeds from the periodic sales, if any, of the common stock covered by this prospectus.
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
     Navarre’s common stock is listed and traded on The NASDAQ National Market. The following table sets forth the high and low closing sales prices per share of our common stock as reported by The NASDAQ National Market for the quarterly periods presented below. Such prices reflect inter-dealer prices, do not include adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

	High	Low
Fiscal 2004:
First Quarter	$2.37	$1.67
Second Quarter	3.00	1.96
Third Quarter	7.13	2.74
Fourth Quarter	7.44	5.85
Fiscal 2005:
First Quarter	$14.39	$5.84
Second Quarter	16.37	12.65
Third Quarter	18.13	14.27
Fourth Quarter	19.02	6.68
Fiscal 2006:
First Quarter	$9.21	$6.73
Second Quarter	8.40	5.65
Third Quarter	6.61	3.51
Fourth Quarter	6.53	3.45
     On April 12, 2006, the last reported sale price of our common stock on The NASDAQ National Market was $4.20 per share. As of July 20, 2005, there were approximately 665 holders of beneficial interest of our common stock.
     We have never paid any dividends on our common stock and do not currently intend to pay any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used to repay debt, for working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments, our future earnings, capital requirements, financial condition, future prospects and the Minnesota Business Corporation Act of the State of Minnesota, which provides that dividends are only payable out of surplus or current net profits. Further, we are currently restricted from declaring or paying cash dividends under the terms of our credit facility.

CAPITALIZATION
     The following table sets forth our capitalization as of December 31, 2005:
     (1) on an actual basis; and
     (2) on an as adjusted basis, after giving effect to the completion of the March 2006 private placement, including the application of the proceeds therefrom.
     Since December 31, 2005, there has been no material change in our capitalization, except for shares issued pursuant to the private placement and the use of those sale proceeds toward paying down our debt.
     The following should be read in conjunction with “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Navarre” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of December 31, 2005
	Actual	As adjusted(1)
	(In thousands and
	unaudited)
Cash and cash equivalents	$14,401	$14,401

Short-term debt	$5,106	$5,106
Long-term debt	112,732	94,203
Other	—	—
Total long-term debt	112,732	94,203
Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued, actual, and pro forma
Common stock, no par value, 100,000,000 shares authorized; 29,897,066 shares issued and outstanding, actual; and 35,597,064 shares issued and outstanding, as adjusted (2)	138,269	156,798
Accumulated deficit	(50,472)	(50,472)
Accumulated other comprehensive income (loss)	(320)	(320)

Total shareholders’ equity	87,477	106,006

Total capitalization	$205,315	$205,315

(1)	This column reflects the 5,699,998 shares issued in the private placement completed in March 2006, and application of the net proceeds from this placement with additional cash reserves to repay the Term C Loan sub-facility in full. This column does not include the shares issuable pursuant to the 1,596,001 warrants issued thereto. The 2,733,761 shares also covered by this registration statement were already issued and outstanding.

(2)	The number of shares of our common stock to be outstanding after this offering is based on 29,897,066 shares outstanding as of December 31, 2005, and excludes:

—	3,456,800 shares of common stock issuable as of December 31, 2005 upon the exercise of outstanding stock options under our option plans at exercise prices between $0.93 and $18.265 per share; and

—	an aggregate of 1,429,354 shares of common stock reserved for future issuance under our stock plans at the market value of our common stock at the date of grant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NAVARRE
     You should read the following discussion and analysis of our financial condition results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions which could cause actual results to differ materially from the results described in or implied by these forward-looking statements. Please refer to “Caution Regarding Forward-Looking Statements” included elsewhere in this prospectus for more information as well as “Risk Factors” for a description of important factors that could cause these differences.
Overview
     We are a distributor and publisher of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since our founding in 1983, we have established distribution relationships with major retailers including Best Buy, Wal-Mart/Sam’s Club and CompUSA, and we currently distribute to over 18,000 retail and distribution center locations throughout the United States and Canada. We believe that our established relationships throughout the supply chain, our broad product offering and our state-of-the-art distribution facility permit us to offer industry-leading home entertainment and multimedia products to our retail customers and to provide access to attractive retail channels for the publishers of such products.
     Historically, our business has focused on providing distribution services for third party vendors. Over the past three years, we have expanded our business to include the licensing and publishing of home entertainment and multimedia content, primarily through our acquisitions of publishers in select markets. By expanding our product offerings through such acquisitions, we believe that we can leverage both our sales experience and distribution capabilities to drive increased retail penetration and more effective distribution of such products, and enable content developers and publishers that we acquire to focus more on their core competencies.
     Our business is divided into three segments—Distribution, Publishing and Other.
     Distribution. Through our distribution business, we distribute and provide fulfillment services in connection with a variety of finished goods that are provided by our vendors, which include PC software and video game publishers and developers, independent and major music labels, and major motion picture studios. These vendors provide us with PC software, CD audio, DVD and VHS video, and video games and accessories which we, in turn, distribute to our retail customers. Our distribution business focuses on providing vendors and retailers with a range of value-added services including: vendor-managed inventory, Internet-based ordering, electronic data interchange services, fulfillment services and retailer-oriented marketing services. Our vendors include Symantec Corporation, Adobe Systems, Inc., McAfee, Inc., and Dreamcatcher Interactive, Inc.
     Publishing. Through our publishing business, which generally has higher gross margins than our distribution business, we own or license various PC software, CD audio and DVD and VHS video titles, and we package, brand, market and sell directly to retailers, third party distributors and our distribution business. Our publishing business currently consists of Encore Software, Inc. (“Encore”), BCI Eclipse Company, LLC (“BCI”), FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together, “FUNimation”). Encore, which we acquired in July 2002, licenses and publishes personal productivity, genealogy, education and interactive gaming PC products, including titles such as Print Shop, Mavis Beacon, Zone Alarm and Reader Rabbit. BCI, which we acquired in November 2003, is a provider of niche DVD and video products and in-house produced CDs and DVDs. FUNimation, acquired on May 11, 2005, is a leading anime and children’s entertainment content provider in the United States.
     Other. The other segment consists of a variable interest entity, Mix & Burn, Inc. (“Mix & Burn”), that was included in our consolidated results prior to the period ending December 31, 2005, in accordance with the provisions of FIN 46(R). During the three months ended December 31, 2005, the Company deconsolidated Mix & Burn, as the Company was no longer deemed to be the primary beneficiary of this variable interest entity.
Change in Business Structure
     Prior to our purchase of BCI, we had two segments — Home Entertainment Products and Encore. Following our purchase of BCI in November 2003, we treated the BCI business as a third segment. Shortly after filing financial information for our third quarter ended December 31, 2003, we combined the Encore and BCI segments and relabeled our segments. We relabeled the Home Entertainment Products segment as “Distribution” and the combined BCI and Encore segments as “Publishing.” Recently, we added the “Other” segment to include the variable interest entity, Mix & Burn. We believe that this organization more closely aligns our divisions based on their actual functions.

Restatement
     The Company restated its previously issued consolidated financial statements as of and for the years ending March 31, 2004 and 2005, the period ended March 31, 2003 and unaudited quarterly financial data as of and for the periods ending June 30, 2004, September 30, 2004, December 31, 2004 and June 30, 2005. These restatements resulted from (i) the application of Financial Accounting Standards Board (“FASB”) Interpretation Number 46 (revised December 2003), Consolidation of Variable Interest Entities, (“FIN 46(R)”) to the Company’s investment in Mix & Burn; (ii) the Company’s recognition of additional expense in prior periods in the aggregate amount of $388,000 in connection with certain payments to be made pursuant to a separation agreement that was entered into with the Company’s former Chief Financial Officer in April 2004; and (iii) the Company’s recognition of additional expense in prior periods in the aggregate amount of $984,000 as a result of the application of Accounting Principles Board Opinion No. 12 to certain payments that are to be made upon the retirement of the Company’s Chief Executive Officer pursuant to a 2001 Employment Agreement.
Restatement — Previously reported
     In June 2005, our management, after consultation with the Audit Committee of the Board of Directors, determined that our consolidated financial statements for the third fiscal quarter ended December 31, 2003, year ended March 31, 2004, first fiscal quarter ended June 30, 2004, second fiscal quarter ended September 30, 2004, and third fiscal quarter ended December 31, 2004 should no longer be relied upon. As a result of the fiscal year 2005 audit, it was determined that expenses related to the incentive-based deferred compensation of our Chief Executive Officer should have been recorded in the third fiscal quarter of 2004 and first fiscal quarter of 2005. As a result, additional expenses and accrued liabilities of $1.5 million and $2.2 million were recorded in these quarters, respectively. These expenses were determined in accordance with the provisions of the Chief Executive Officer’s 2001 employment agreement.
     It was also determined that our deferred tax benefit recorded in the third fiscal quarter of 2005 was improperly included in income and should have increased common stock. Consequently, the tax benefit of $2.4 million recognized during the third fiscal quarter of 2005 was reduced and common stock increased by the same amount.
     The consolidated financial statements for our third fiscal quarter ended December 31, 2003, year ended March 31, 2004, first fiscal quarter ended June 30, 2004, second fiscal quarter ended September 30, 2004, and third fiscal quarter ended December 31, 2004 and notes thereto included in the Annual Report on Form 10-K and Form 10-K/A for the period ended March 31, 2005 have been restated to include the effects of the expenses related to the incentive-based deferred compensation of our Chief Executive Officer and the deferred tax benefit recorded in income that should have increased common stock.
Critical Accounting Policies and Estimates
     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we review and evaluate our estimates, including those related to customer programs and incentives, product returns, bad debt, inventories, long-lived assets including intangible assets, goodwill, income taxes, contingencies and litigation. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions.
     We believe the following critical accounting policies are affected by our judgment, estimates and/or assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition
     We recognize revenue on products shipped when title and risk of loss transfers, delivery has occurred, the price to the buyer is determinable and collectibility is reasonably assured. We recognize service revenues upon delivery of the services. Service revenues have represented less than 10% of total net sales for fiscal 2005, 2004 and 2003. Under specific conditions, we permit our customers to return products. We record a general reserve for sales returns and allowances against amounts due to reduce the net recognized receivables to the amounts we reasonably believe will be collected. These reserves are based on the application of the our average historical gross profit percent against averages sales returns, sales discounts percent against average gross sales and specific reserves for marketing programs. Our actual sales return rates have averaged between 13% to 17% over the past three years. Although our past experience has been a good indicator of future reserve levels, there can be no assurance that our current reserve levels will be adequate in the future.
     Our distribution customers at times qualify for certain price protection benefits from our vendors. We serve as an intermediary to settle these amounts between vendors and customers. We account for these amounts as reductions of revenues with corresponding reductions in cost of sales.
     Our publishing business at times provides certain price protection, promotional monies, volume rebates and other incentives to customers. We record these amounts as reductions in revenue.
Allowance for Doubtful Accounts
     We perform periodic credit evaluations of our customers’ financial condition and generally do not require collateral. We make estimates of the uncollectibility of our accounts receivable, including advances and balances with independent labels. In determining the adequacy of our allowances, we analyze customer financial statements, historical collection experience, aging of receivables, substantial down-grading of credit scores, bankruptcy filings, and other economic and industry factors. Although we utilize risk management practices and methodologies to determine the adequacy of the allowance, it is possible that the accuracy of the estimation process could be materially impacted by different judgments as to collectibility based on the information considered and further deterioration of accounts. Our largest collection risks exist for retail customers that are in bankruptcy, or at risk of bankruptcy. The occurrence of these events is infrequent and has diminished slightly over the last few years, but can be material when they occur. Although credit losses relating to customers consistently have been within management’s expectations, if circumstances change (i.e., higher than expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligations to us), our estimates of the recoverability of amounts due could be reduced by a material amount.
Goodwill Impairment
     We review goodwill for potential impairment annually for each reporting unit or when events or changes in circumstances indicate the carrying value of the goodwill might exceed its current fair value. We have no goodwill associated with our distribution segment, while our publishing segment has goodwill. We determine fair value using widely accepted valuation techniques, including discounted cash flow and market multiple analysis. These types of analyses require us to make certain assumptions and estimates regarding industry economic factors and the profitability of future business strategies. We conduct impairment testing at least once annually based on our most current business strategy in light of present industry and economic conditions, as well as future expectations. Our goodwill consisted of $9.8 million and $10.4 million as of March 31, 2005 and 2004, respectively. If the operating results for our publishing segment deteriorate considerably and are not consistent with our assumptions and estimates, we may be exposed to a goodwill impairment charge that could be material.
Impairment of Long-Lived Assets
     In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment and amortizable intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value. If our results from operations deteriorate considerably and are not consistent with our assumptions, we may be exposed to a material impairment charge.

Inventory Valuation
     Our inventories are recorded at the lower of cost or market. We use certain estimates and judgments to properly value inventory. We monitor our inventory to ensure that we properly identify inventory items that are slow-moving and non-returnable, on a timely basis. The primary risk in our distribution business is product that has been purchased from vendors that cannot be sold at full distribution prices and is not returnable to the vendors. The primary risk in our publishing business is that certain products may run out of shelf life and be returned. Generally, these products can be sold in bulk to a variety of liquidators. We establish reserves for the difference between carrying value and estimated realizable value in the periods when we first identify the lower of cost or market issue. If future demand or market conditions are less favorable than current analyses, additional inventory write-downs or reserves may be required and would be reflected in cost of sales in the period the determination is made.
Income Taxes
     Income taxes are recorded under the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities. In the preparation of our consolidated financial statements, management is required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax exposures together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. Management reviews its deferred tax assets for recoverability on a quarterly basis and assesses the need for valuation allowances. These deferred tax assets are evaluated by considering historical levels of income, estimates of future taxable income streams and the impact of tax planning strategies. A valuation allowance is recorded to reduce deferred tax assets when it is determined that it is more likely than not that we would not be able to realize all or part of our deferred tax assets. We carried no valuation allowance against our net deferred tax assets at March 31, 2005 except the allowance related to the VIE, Mix & Burn, of $974,000 and a valuation allowance of $7.6 million at March 31, 2004.
Contingencies and Litigation
     There are various claims, lawsuits and pending actions against us incidental to our operations. If a loss arising from these actions is probable and can be reasonably estimated, we record the amount of the estimated loss. If the loss is estimated using a range within which no point is more probable than another, the minimum estimated liability is recorded. Based on current available information, we believe that the ultimate resolution of these actions will not have a material adverse effect on our consolidated financial statements (see Notes 22 and 16, respectively, to our unaudited and audited consolidated financial statements). As additional information becomes available, we assess any potential liability related to these actions and may need to revise our estimates. Future revisions of our estimates could materially impact our consolidated results of operations, cash flows or financial position.
Reconciliation of GAAP Net Sales to Net Sales Before Inter-Company Eliminations
     In evaluating our financial performance and operating trends, management considers information concerning our net sales before inter-company eliminations of sales that are not prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States. Management believes these non-GAAP measures are useful because they provide supplemental information that facilitates comparisons to prior periods and for the evaluations of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Net sales before inter-company eliminations has limitations as a supplemental measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. The following table represents a reconciliation of GAAP net sales to net sales before inter-company eliminations:

	Nine Months Ended
	December 31,
	(Unaudited)
	2005	2004
(In thousands)		(Restated)
Net sales:
Distribution	$470,232	$419,434
Publishing	93,849	74,283
Other	424	259

Net sales before inter-company eliminations	564,505	493,976
Inter-company eliminations	(51,613)	(39,393)

Net sales as reported	$512,892	$454,583

Results Of Operations
     The following table sets forth for the periods indicated, the percentage of net sales represented by certain items included in our “Consolidated Statements of Operations.”

	Nine Months Ended December 31,
	(Unaudited)
	2005	2004
		(Restated)
Net sales:
Distribution	91.7%	92.3%
Publishing	18.3	16.3
Other	0.1	0.1
Inter-company sales	(10.1)	(8.7)

Total net sales	100.0	100.0
Cost of sales, exclusive of amortization and depreciation	84.1	85.2

Gross profit	15.9	14.8
Selling and marketing	4.3	3.3
Distribution and warehousing	1.5	1.5
General and administrative	6.4	6.4
Bad debt expense	2.3	0.1
Depreciation and amortization	1.6	0.5

Total operating expenses	16.1	11.8

Income (loss) from operations	(0.2)	3.0
Interest expense	(1.6)	(0.1)
Deconsolidation of variable interest entity	0.4	—
Other income (expense), net	0.1	—
Income tax (expense) benefit	0.5	0.1

Net income (loss)	(0.8)%	3.0%

     Certain information in this section contains forward-looking statements. Our actual results could differ materially from the statements contained in the forward-looking statements as a result of a number of factors, including risks and uncertainties inherent in our business, dependency upon key employees, the seasonality of our business, dependency upon significant customers and vendors, erosions in our gross profit margins, dependency upon bank borrowings, obtaining additional financing when required, dependency upon software developers and manufacturers, dependency upon recording artists, risks of returns and inventory obsolescence, effect of technology developments, effect of free music downloads, change in retailers methods of distribution and the possible volatility of our stock price. See “Risk Factors” and “Caution Regarding Forward-Looking Statements” of this Form S-1.
Distribution Segment
     The distribution segment distributes PC software, video games, accessories, and DVD video, as well as independent music.
Fiscal 2006 Nine Months Results Compared With Fiscal 2005 (Restated) Nine Months
Net Sales
     Net sales for the distribution segment were $470.2 million (before inter-company eliminations) for the nine month period of fiscal 2006 compared to $419.4 million (before inter-company eliminations) for the nine month period of fiscal 2005. The 12.1% increase in net sales for the nine month period of fiscal 2006 was principally due to strong increases in sales in the PC software, DVD video and video game product groups, partially offset by a decrease in sales of major label music. Net sales increased in the software product group to $330.3 million during the nine month period fiscal of 2006 from $298.0 million for the same period last year. Software continues to expand its market share presence across all categories. DVD video grew to $41.6 million in the first nine months of fiscal 2006 from $30.2 million in first nine months of fiscal 2005 and video games increased to $35.2 million in the first nine months of fiscal 2006 from $22.3 million for the same period last year, due to increased publisher and customer rosters and strong releases throughout the period. Major label music net sales decreased to $8.4 million in the first nine months of fiscal 2006 from $19.5 million for the same period last year due to a change in buying patterns at a major retailer. The Company exited the major label music category to focus its resources on other product categories. Independent music net sales increased to $54.6 million in the nine month period of fiscal 2006 from $49.5 million in the same period last year due to significant title releases during the first nine months of fiscal 2006. The Company believes future sales increases will be dependent upon the Company’s ability to continue to add new, appealing content and the strength of the retail environment.
Gross Profit
     Gross profit for the distribution segment was $45.6 million or 9.7% as a percent of net sales for the nine month period of fiscal 2006 compared to $44.3 million or 10.6% as a percent of net sales for the same period of fiscal 2005. The decrease in gross profit as a percent of net sales for the first nine months of fiscal 2006 was primarily due to the write-off of balances of $4.1 million related to an independent music label. We expect gross profit to fluctuate depending principally upon the make-up of product sales each quarter.
Operating Expenses
     Total operating expenses for the distribution segment were $52.9 million or 11.3% as a percent of net sales for the nine month period of fiscal 2006 compared to $40.1 million or 9.6% as a percent of net sales for the same period of fiscal 2005. Overall, operating expenses increased in fiscal 2006; particularly, selling and marketing, distribution and warehousing expenses and general and administrative.
     Selling and marketing expenses for the distribution segment were $12.9 million or 2.8% as a percent of net sales for the nine month period of fiscal 2006 compared to $10.3 million or 2.5% as a percent of net sales for the same period of fiscal 2005. The increase as a percent of net sales for the nine month period of fiscal 2006 resulted from increased freight costs and sales commissions. Freight cost, as a percent of sales, increased to 1.8% in the nine month period of fiscal 2006 compared to 1.6% for the same period of fiscal 2005. The increased expense incurred in freight costs was primarily due to changes in customer shipping requirements, such as shipment of product to store locations versus distribution centers and fuel surcharges. Sales commissions increased due to charges relating to merchandising services at a major mass merchandiser.
     Distribution and warehousing expenses for the distribution segment were $7.5 million or 1.6% as a percent of net sales for the nine month period of fiscal 2006 compared to $6.6 million or 1.6% as a percent of net sales for the same period of fiscal 2005.
     General and administrative expenses for the distribution segment consist principally of executive, accounting and administrative personnel and related expenses, including professional fees. General and administrative expenses for the distribution segment were $21.9 million or 4.7% as a percent of net sales for the first nine months of fiscal 2006 compared to $21.7 million or 5.2% as a percent of net sales for the same period of fiscal 2005. The first nine months of fiscal 2005 included $2.2 million of incentive-based deferred compensation expense related to the CEO’s employment agreement.
     Bad debt expense was $9.0 million or 1.9% as a percent of net sales for the nine month period ended December 31, 2005 compared to $291,000 for the same period last year. The increase in the nine months of fiscal 2006 was due to the write-off of an accounts receivable of $9.0 million due to the bankruptcy of a major retailer.
     Depreciation and amortization for the distribution segment was $1.7 million for the first nine months of fiscal 2006 compared to $1.2 million for the same period of fiscal 2005. This increase is primarily due to the new warehouse system and equipment.
     Net operating loss for the distribution segment was $7.4 million for the nine month period of fiscal 2006 compared to net operating income of $4.2 million for the same period of fiscal 2005.
Fiscal 2005 (Restated) Results Compared With Fiscal 2004 (Restated)
Net Sales
     Net sales for the distribution segment were $556.9 million (before intercompany eliminations) for fiscal 2005 compared to $444.7 million (before intercompany eliminations) for fiscal 2004. The 25.2% increase in net sales for fiscal 2005 was primarily due to increases in the software and video games product groups. Sales increased in the software product group to $399.3 million for fiscal 2005 compared to $311.9 million for fiscal 2004. The increase in net sales in this product group was primarily due to continued

increases in a variety of software categories, including internet security utility products where sales remained strong due to continued demand. Major label music and DVD video increased to $62.8 million in fiscal 2005 compared to $49.3 million in fiscal 2004. The increase in net sales in this product group was primarily due to the addition of new customers and store openings of existing customers. Video games increased to $30.1 million in fiscal 2005 compared to $21.8 million in fiscal 2004 due to an increase in penetration of our existing customer base. Independent music increased to $64.7 million in fiscal 2005 compared to $61.7 million in fiscal 2004 due to additional growth from catalog product sales as well as sales resulting from new label relationships. Future sales increases will be dependent upon our ability to continue to add new, appealing products.
Gross Profit
     Gross profit for the distribution segment was $59.8 million or 10.7% of net sales for fiscal 2005 compared to $48.7 million or 11.0% of net sales for fiscal 2004. The slight decrease in gross profit as a percent of net sales for fiscal 2005 was due to higher sales of products with lower gross margins, such as video games. We typically incur lower operating costs as a result of the “one-way” terms of sales related to the video games category. As sales in the video games product category increase, as a portion of our total net sales, we anticipate a continued reduction in our overall gross margin. We expect gross profit to fluctuate depending upon the make-up of product sold in each quarter. To the extent we continue to grow the distribution segment’s share of legacy products from large vendors at a rate faster than certain entertainment products from the smaller vendors, we would expect an overall margin decrease.
Operating Expenses
     Total operating expenses for the distribution segment were $62.1 million or 11.2% of net sales for fiscal 2005 compared to $39.4 million or 8.9% of net sales for fiscal 2004.
     Overall, certain operating expenses increased in fiscal 2005; particularly, information technology, freight and warehouse expenses related to the new warehouse and certain warehouse operating systems. The increased expense incurred in these areas was due to movement of product between warehouses, expedited freight to customers in connection with the transition to the new warehouse and information technology systems, warehouse labor costs related to additional movement of product, information technology programming labor and programming costs, and the building of racks. These operating expenses were approximately 0.6% higher during fiscal 2005 than during the prior fiscal year. We expect these costs to trend down as a percentage of net sales as we focus on creating overall efficiencies during fiscal 2006.
     Selling and marketing expenses for the distribution segment were $14.4 million or 2.6% of net sales for fiscal 2005 compared to $10.4 million or 2.3% of net sales for fiscal 2004. The increase in selling and marketing expenses for fiscal 2005 is primarily a result of costs increasing in relation to increased net sales and higher freight costs incurred during the transition to the new warehouse.
     Distribution and warehousing expenses for the distribution segment were $8.8 million or 1.6% of net sales for fiscal 2005 compared to $6.0 million or 1.3% of net sales for fiscal 2004. The increase in distribution and warehousing expense was primarily due to the new warehouse and implementation of the new warehouse operating system. We expect to generate overall efficiencies for fiscal 2006 as the new systems become further integrated into our operations.
     General and administration expenses for the distribution segment consist principally of executive, accounting and administrative personnel and related expenses, including professional fees. General and administration expenses for the distribution segment were $37.1 million or 6.7% of net sales for fiscal 2005 compared to $21.7 million or 4.9% of net sales for fiscal 2004. The increase in general and administration expenses was primarily due to compensation expense of $5.8 million to acquire the remaining twenty percent ownership position in Encore, incentive-based deferred compensation expense of $2.5 million and compensation expense of $288,000 related to the CEO’s employment agreement, $388,000 related to a former CFO’s separation agreement, expense of $1.2 million related to Sarbanes-Oxley Act of 2002 compliance, and FUNimation transaction expenses of $578,000.
     Depreciation and amortization for the distribution segment was $1.8 million for fiscal 2005 compared to $1.3 million for fiscal 2004. This increase is due to the new warehouse and warehouse systems.
     We had a net operating loss for the distribution segment of $2.3 million for fiscal 2005 compared to net income of $9.3 million for fiscal 2004.

Fiscal 2004 (Restated) Results Compared With Fiscal 2003 (Restated)
     Net Sales
     Net sales for the distribution segment were $444.7 million (before intercompany eliminations) for fiscal 2004 compared to $353.3 million (before intercompany eliminations) for fiscal 2003. The 25.9% increase in net sales for fiscal 2004 was principally due to strong increases in sales across all of our distribution product groups. In particular, software sales continued to expand market share across all categories. Internet security and anti-virus products remained strong in light of continued virus outbreaks. Sales increased in this product group to $311.9 million during fiscal 2004 from $260.6 million in fiscal 2003. Major label music, DVD video and video games grew to $71.1 million in fiscal 2004 from $35.1 million in fiscal 2003, due to the combinations of increased publisher and customer rosters and from strong releases throughout the year. Independent music grew to $61.7 million in fiscal 2004 from $57.6 million in fiscal 2003, due to its increased label and artist roster and its continued focus on catalog sales.
     Gross Profit
     Gross profit for the distribution segment was $48.7 million or 11.0% as a percent of net sales for fiscal 2004 compared to $39.7 million or 11.2% as a percent of net sales for fiscal 2003. The decrease in gross profit as a percent of net sales for fiscal 2004 was due to lower margins from the growth of our video game distribution segment. Video game distribution generally has a lower margin throughout the industry, however, video games are sold on a one-way basis with no returns permitted; therefore, the lower handling costs of the product offset some of the lower margins as it relates to overall profitability. In addition, we experienced lower margins with the continuation of the expansion of our market share in software categories such as business and productivity which generally have lower gross margins as much of the product is considered legacy product; however, these product categories tend to sell at higher dollar price points and generally have fewer returns. We experienced higher margins from sales of independent music in fiscal 2004 due to our continuing efforts to sign new labels at higher distribution rates.
     Operating Expenses
     Total operating expenses for the distribution segment were $39.4 million or 8.9% as a percent of net sales for fiscal 2004 compared to $36.1 million or 10.2% as a percent of net sales for fiscal 2003.
     Selling and marketing expenses for the distribution segment were $10.4 million or 2.3% as a percent of net sales for fiscal 2004 compared to $11.1 million or 3.2% as a percent of net sales for fiscal 2003. The decrease for fiscal 2004 resulted from our improved efforts to reduce freight costs. Freight cost, as a percent of sales, decreased to 1.4% in fiscal 2004 compared to 1.8% in fiscal 2003. Additionally, we recorded an expense of $680,000 in fiscal 2003 in connection with the write-off of specialty product display sales racks.
     Distribution and warehousing expenses for the distribution segment were $6.0 million or 1.3% as a percent of net sales for fiscal 2004 compared to $5.5 million or 1.6% as a percent of net sales for fiscal 2003. The decrease as a percentage of net sales resulted from overall improved efficiency of warehousing expenses such as “one-way” video game business, higher priced software categories such as business and productivity, and in part, efficiencies associated with a higher level of sales.
     General and administrative expenses for the distribution segment consist principally of executive, accounting and administrative personnel and related expenses, including professional fees. General and administrative expenses for the distribution segment were $21.7 million or 4.9% as a percent of net sales for fiscal 2004 compared to $18.2 million or 5.2% as a percent of net sales for fiscal 2003. The increase in general and administrative expenses for fiscal 2004 resulted from incentive-based deferred compensation expense of $1.5 million related to the CEO’s employment agreement, a non cash charge of $705,000 for stock-based compensation relating to the vesting of option shares exercisable under option agreements for certain key employees, an increase in information technology expense of $476,000 which is allocated based on sales volume, and $891,000 for executive, accounting and administrative personnel required as our segment grows. The decrease as a percent of net sales for general and administrative expenses for fiscal 2004 was attributable to our continued increased efforts to control expenses as a percent of net sales.
     Depreciation and amortization for the distribution segment remained flat at $1.3 million for fiscal 2004 and for fiscal 2003.
     The net operating income for the distribution segment was $9.3 million for fiscal 2004 compared to $3.6 million for fiscal 2003.

Publishing Segment
     The publishing segment includes Encore, BCI and FUNimation. We acquired FUNimation on May 11, 2005, the assets of BCI on November 3, 2003 and the assets of Encore on July 31, 2002. Results are included from dates of acquisition.
Fiscal 2006 First Nine Months Results Compared With Fiscal 2005 (Restated) Nine Months
Net Sales
     Net sales for the publishing segment were $93.8 million (before inter-company eliminations) for the nine month period of fiscal 2006 compared to $74.3 million (before inter-company eliminations) for the same period of fiscal 2005. Of the change in net sales, FUNimation contributed $24.7 million during the nine month period. The transfer of a third-party software products distribution relationship with a major mass merchandiser from the publishing segment to the distribution segment in fiscal 2005, accounted for a decline of $9.6 million in sales. The publishing segment benefited from a strong performance of our new release, He-Man and the Masters of the Universe DVD during the nine month period of fiscal 2006.
Gross Profit
     Gross profit for the publishing segment was $35.8 million or 38.2% as a percent of net sales for the nine month period of fiscal 2006 compared to $22.7 million or 30.6% as a percent of net sales for the nine month period of fiscal 2005. The gross margin rate increase was due to the transfer of a third-party software products distribution arrangement with a mass merchandiser carrying lower than average profit margins to the distribution segment in the nine month period of fiscal 2005. In addition, FUNimation’s product mix increased profit margins for the nine month period of fiscal 2006. We expect FUNimation’s operating results to continue to positively affect gross profit in this segment’s fiscal year 2006 results.
Operating Expenses
     Operating expenses for the publishing segment were $28.4 million, or 30.2% as a percent of net sales, for the nine month period of fiscal 2006 compared to $12.3 million, or 16.6% as a percent of net sales, for the same period of fiscal 2005. The expense increase in the nine month period of fiscal 2006 was primarily due to the addition of FUNimation in May 2005, which added $15.3 million in additional expense, including $5.2 million of period amortization of intangibles related to purchase accounting and the write-off of an accounts receivable of $3.3 million due to the bankruptcy of a major retailer. The increase is also due to the advertising and marketing of new front line products, primarily He-Man and the Masters of the Universe DVD.
     The publishing segment had net operating income of $7.5 million for the nine month period of fiscal 2006 compared to net operating income of $10.4 million for the same period of fiscal 2005.
Fiscal 2005 (Restated) Results Compared With Fiscal 2004 (Restated)
     Net sales for the publishing segment were $95.8 million (before intercompany eliminations) for fiscal 2005 and $46.2 million (before intercompany eliminations) for fiscal 2004. Fiscal 2005 included a full year of Encore and BCI revenues, whereas fiscal 2004 only included a full year of Encore revenues and five months of BCI revenues. Additionally, on April 1, 2004 Encore signed a multi-year, multi-license agreement with Riverdeep Inc. The Riverdeep license significantly increased publishing segment revenue during fiscal 2005. A significant portion of the net sales increase was due to increased sales in our Encore business.
     Gross profit for the publishing segment was $31.4 million or 32.7% as a percent of net sales for fiscal 2005 and $9.3 million or 20.1% as a percent of net sales for fiscal 2004. The lower gross profit in fiscal year 2004 was primarily due to an impairment charge for $5.6 million related to software development costs.
     Operating expenses for the publishing segment were $17.3 million, or 18.1% of net sales, for fiscal 2005, including $7.1 million for sales and marketing expenses, $8.5 million for general and administration expenses and $1.7 million for depreciation and amortization expense. For fiscal 2004, operating expenses were $11.2 million, or 24.2% of net sales, including $6.5 million for sales and marketing expenses, $4.0 million for general and administration expenses and $673,000 for depreciation and amortization expense. The 6.1% of net sales decrease is a result of operating efficiencies.

     The publishing segment had operating income of $14.0 million for fiscal 2005 and operating loss of $1.9 million for fiscal 2004. We expect this segment’s net sales and gross profit to increase during fiscal 2006 as a result of the inclusion of FUNimation’s operations for approximately 10 months.
Fiscal 2004 (Restated) Results Compared With Fiscal 2003 (Restated)
     Net sales for the publishing segment were $46.2 million (before intercompany eliminations) for fiscal 2004 and $14.7 million (before intercompany eliminations) for fiscal 2003. The addition of BCI in November 2003 contributed $8.0 million of the growth. Fiscal 2004 included a full year of Encore revenues and approximately five months of BCI revenues, compared to fiscal 2003 that included only eight months of Encore revenues.
     Gross profit for the publishing segment was $9.3 million or 20.1% as a percent of net sales for fiscal 2004 and $5.8 million or 39.4% as a percent of net sales for fiscal 2003. The gross margin decrease was primarily due to a $5.6 million impairment charge for the capitalized product development costs.
     Operating expenses for the publishing segment were $11.2 million, or 24.2% of net sales for fiscal 2004, including $6.5 million for sales and marketing expenses, $4.0 million for general and administration expenses and $673,000 for depreciation and amortization expense. For fiscal 2003, operating expenses were $5.8 million or 39.1% of net sales, including $2.7 million for sales and marketing expenses, $2.3 million for general and administration expenses and $822,000 for depreciation and amortization expense, which included a charge of $501,000 for certain intangible assets that were deemed impaired subsequent to the acquisition of Encore. The expense increase in fiscal 2004 was due to the addition of BCI’s operations in November 2003.
     The publishing segment had an operating loss of $1.9 million for fiscal 2004 and operating income of $41,000 for fiscal 2003.
Other Segment
     The other segment includes the operations Mix & Burn, a consolidated variable interest entity. The variable interest entity was deconsolidated as of December 1, 2005 due to the Company’s determination that we are no longer the primary beneficiary as defined by FIN 46(R).
Fiscal 2006 First Nine Months Results Compared With Fiscal 2005 (Restated) Nine Months
     Net sales for the other segment were $424,000 (before inter-company eliminations) for the nine month period of fiscal 2006 compared to $259,000 (before inter-company eliminations) for the same period of fiscal 2005. Gross profit for the other segment was $81,000, or 19.1% as a percent of net sales, for the nine month period of fiscal 2006 compared to $53,000, or 20.5% as a percent of net sales for the nine month period of fiscal 2005. Operating expenses for the other segment were $1.7 million for the nine month period of fiscal 2006 compared to $1.6 million for the same period of fiscal 2005. The other segment had a net operating loss of $1.6 million for the nine month period of fiscal 2006 compared to a net operating loss of $1.6 million for the same period of fiscal 2005.
Fiscal 2005 (Restated) Results Compared With Fiscal 2004 (Restated)
     Net sales for the other segment were $352,000 (before inter-company eliminations) for fiscal 2005 and zero (before intercompany eliminations) for fiscal 2004. Gross profit for the other segment was $65,000 or 18.5% as a percent of net sales for fiscal 2005 and zero for fiscal 2004. Operating expenses for the other segment were $2.2 million for fiscal 2005 and $343,000 for fiscal 2004. The other segment had operating loses of $2.1 million for fiscal 2005 and operating losses of $343,000 for fiscal 2004.
Consolidated Other Income and Expense for All Periods
     Interest expense was $8.2 million for the nine month period of fiscal 2006 compared to $270,000 for the same period of fiscal 2005. The increase in interest expense for the third quarter and nine months of fiscal 2006 is a result of financing the FUNimation acquisition through bank debt and the write-off of debt acquisition costs of $239,000. Other income for the nine months of fiscal 2006 consisted primarily of a vendor contract buy-out of $375,000 and interest income of $601,000 on available cash balances. This category also included other income of $1.9 million related to the deconsolidation of the variable interest entity.

Consolidated Income Tax (Expense) Benefit for All Periods
     We recorded an income tax benefit for the nine month period of fiscal 2006 of $2.5 million and an income tax benefit of $377,000 for the same period of fiscal 2005. We utilized a portion of the existing net operating loss carryforwards in the nine months of fiscal 2005.
Consolidated Net Income (Loss) for All Periods
     Net (loss) income for the nine month period ended December 31, 2005 was ($4.2) million compared to $13.5 million for the nine months ended December 31, 2004. For the fiscal years ended March 31, 2005, 2004, and 2003 net income was $10.2 million, $6.8 million and $3.9 million, respectively.
Market Risk
     Our credit facilities carry interest rate risk that is generally related to the prime rate or the LIBOR rate. If either of these rates were to change, interest expense would increase or decrease accordingly. As of December 31, 2005, there was $117.5 million outstanding under the Term Loan B sub-facility and Term Loan C sub-facility. On August 9, 2005, the Company entered into an interest rate swap agreement, the effect of which was to swap the Company’s floating rate obligation on the Company’s sub-facility Term Loan B and Term Loan C for a fixed-rate obligation.
Seasonality and Inflation
     Quarterly operating results are affected by the seasonality of our business. Specifically, our third quarter (October 1—December 31) typically accounts for our largest quarterly revenue figures and a substantial portion of our earnings, although this third quarter is not in line with our earnings trends. Our trends were negatively impacted by the bankruptcy of a major retailer and the write-off of balances of an independent label. As a distributor of products ultimately sold to retailers, our business is affected by the pattern of seasonality common to other suppliers of retailers, particularly during the holiday selling season. Inflation is not expected to have a significant impact on our business, financial condition or results of operations since we can generally offset the impact of inflation through a combination of productivity gains and price increases.
Liquidity and Capital Resources
Cash Flow Analysis
Operating Activities
     Cash used in operating activities for the nine months of fiscal 2006 and fiscal 2005 totaled $16.9 million and $30.6 million, respectively. Cash used in operating activities for fiscal 2005 totaled $2.5 million. Cash provided from operating activities totaled $9.0 million and $1.3 million in fiscal 2004 and fiscal 2003, respectively.
     The net cash used in operating activities for the nine months of fiscal 2006 mainly reflected our net loss, combined with various non-cash charges, including depreciation and amortization of $14.2 million, deferred taxes of $1.5 million, change in deferred revenue of $480,000, and a gain from the deconsolidation of Mix & Burn of $1.9 million, offset by our working capital demands. Changes in the following operating assets and liabilities are net of the effect of the addition of the FUNimation assets and liabilities due to the acquisition: accounts receivable increased by $21.1 million, reflecting the increase in sales; inventories increased by $10.6 million, primarily reflecting higher inventories required by the Company’s increased sales activities; prepaid expenses increased by $2.8 million, primarily reflecting royalty advances in the publishing segment; production costs and license fees increased $1.6 million and $8.3 million, respectively, due primarily to new content acquisitions; income taxes receivable increased $5.7 million primarily due to timing of required tax payments; accounts payable increased $27.4 million, primarily as a result of cash management; and accrued expenses decreased $1.1 million as a result of payment of annual bonuses and payment of the amount due to a former shareholder for the remaining shares of Encore.
     The net cash used in operating activities in the nine months of fiscal 2005 of $30.6 million was primarily the result of net income combined with various non-cash charges, including depreciation and amortization of $2.7 million, tax benefit from employee stock option plans of $2.4 million and deferred compensation expense of $2.2 million, offset by a reduction of deferred income tax of $3.1 million and net increases in working capital of $48.4 million for the first nine months of fiscal 2005.

     The net cash used in fiscal 2005 mainly reflected our net earnings, combined with various non-cash charges, including depreciation and amortization of $3.9 million and executive and stock compensation expense of $8.6 million, deferred taxes of $4.8 million, and tax benefit from employee stock plans of $2.4 million, offset by our working capital demands. Accounts receivable increased by $13.6 million, reflecting the growth in sales for fiscal 2005. Inventories increased by $10.7 million, reflecting the higher inventories required by the Company’s increased sales activities. Prepaid expenses increased by $6.8 million, primarily reflecting royalty advances in the publishing business. Accounts payable increased $4.4 million, primarily as a result of increased inventory. Accrued expenses increased $6.0 million as a result of increased bonuses and royalties payable resulting from increased profitability and sales.
     The net cash provided in fiscal 2004 reflected our net earnings, combined with various non-cash charges, including depreciation and amortization of $2.1 million, executive and stock compensation expense of $2.4 million and impairment of capitalized software development costs of $5.6 million, partially offset by our working capital demands. Accounts receivable increased by $11.3 million, inventories increased by $4.3 million, and prepaids increased by $4.2 million, which were offset by the increase in accounts payable of $13.1 million, which were a result of the Company’s increased profitability and sales.
     The net cash provided in fiscal 2003 reflected our net earnings, combined with various non-cash charges, including depreciation and amortization of $2.2 million partially offset by our working capital demands. Accounts receivable increased by $10.4 million, inventories increased by $5.5 million, prepaid expenses and other assets increased by $5.9 million which were partially offset by the increase in accounts payable and accrued expenses of $16.4 million, which were a result of the Company’s increased profitability and sales.
Investing Activities
     Cash flows used in investing activities totaled $100.3 million for the nine months of fiscal 2006 and $1.7 million for the same period last year. Cash flows used in investing activities totaled $3.7 million, $17.0 million and $9.2 million in fiscal 2005, 2004 and 2003, respectively.
     Acquisition of property and equipment totaled $1.4 million for the nine months of fiscal 2006. Purchases of fixed assets for the nine months of fiscal 2005 were $7.5 million, offset by $6.4 million in proceeds from the sale and leaseback of our new building.
     Acquisition of property and equipment totaled $9.4 million, $5.0 million and $1.0 million in fiscal 2005, 2004 and 2003 respectively. Purchases of 2005 fixed assets were offset by $6.4 million in proceeds from the sale and leaseback of our new building. Purchase of intangible assets totaled $608,000 and $1.2 million for fiscal 2005 and 2004, respectively.
     Acquisition of businesses totaled $98.1 million for the nine months of fiscal 2006. In May 2005 the Company completed the acquisition of FUNimation, a leading home video distributor and licensor of Japanese animation and children’s entertainment in the United States. The Company completed this acquisition to continue to build its catalog of content and grow the publishing segment.
     Acquisition of businesses totaled $10.5 million and $7.5 million for fiscal 2004 and 2003 respectively. In August, 2002 the Company completed the acquisition of the assets of Encore, an interactive publisher in the video game and PC CD-ROM markets. This transaction was made to enable the Company to more actively participate in the high growth video game industry and to extend our direct distribution relationships with large retailers. In November, 2003 the Company completed the acquisition of the assets of BCI, a provider of niche DVD/video and audio products. This transaction was made to enhance the line of products and services to the Company’s customers.
Financing Activities
     Cash flows provided from financing activities totaled $116.1 million and $18.2 million for the nine months of fiscal 2006 and 2005, respectively. Cash flows provided from financing activities totaled $7.3 million and $11.8 million for fiscal 2005 and 2004, respectively. Cash flows used in financing activities for fiscal 2003 totaled $536,000 for repayment of notes payable.
     The Company recorded proceeds from notes payable of $141.1 million for the nine months of fiscal 2006 and debt issuance costs of $2.9 million. The Company recorded $22.5 million in repayments on notes payable for the nine months of fiscal 2006. The Company recorded net repayments on notes payable of $651,000, net proceeds from the line of credit of $12.7 million, checks written in excess of cash balance of $2.0 million and debt issuance costs of $465,000 for the nine months of fiscal 2005. The Company recorded proceeds from the exercise of common stock options and warrants of $484,000 and $4.4 million for the nine months of fiscal 2006 and 2005, respectively. The Company recorded proceeds from the exercise of common stock options and warrants of $8.2 million and $814,000 in fiscal 2005 and 2004, respectively and $11.7 million from the proceeds of the sale of common stock in fiscal 2004.

Capital Resources
     In October 2001, we entered into a credit agreement with General Electric Capital Corporation as administrative agent, agent and lender, and GECC Capital Markets Group, Inc. as Lead Arranger, for a three year, $30.0 million revolving credit facility for use in connection with our working capital needs. In June 2004, this credit agreement was amended and restated to, among other things, provide for two senior secured revolving sub-facilities: a $10.0 million revolving acquisition sub-facility, and a $40.0 million revolving working capital sub-facility. The revolving working capital sub-facility allowed for borrowing up to $40.0 million, subject to a borrowing base requirement, and required that we maintain a minimum excess availability of at least $10.0 million. In addition to the provision for the two senior secured revolving sub-facilities, this credit agreement allowed for up to $10.0 million of the revolving working capital facility to be used for acquisitions, providing us with an aggregate revolving acquisition availability of up to $20.0 million, subject to a borrowing base requirement. The working capital revolving credit facility included borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swing line loans. Under the amended and restated credit agreement, the maturity date of the revolving working capital facility was December 2007 and the maturity date of the revolving acquisition facility was June 2006. We were in compliance with the covenants related to our $40.0 million credit facility on March 31, 2005.
     The credit agreement was amended and restated in its entirety on May 11, 2005 in order to provide the Company with funding to complete the FUNimation acquisition and was again amended and restated in its entirety on June 1, 2005. The credit agreement currently provides a six-year $115.0 million Term Loan B sub-facility, a $25.0 million five and one-half year Term Loan C sub-facility, and a five-year revolving sub-facility for up to $25.0 million. The entire $115.0 million of the Term Loan B sub-facility has been drawn since May 11, 2005 and the entire $25.0 million of the Term Loan C sub-facility was drawn at June 1, 2005. The revolving sub-facility of up to $25.0 million is available to the Company for its working capital and general corporate needs. The revolving sub-facility has no borrowing base requirement.
     During the first nine months of fiscal 2006 we received proceeds of $140.0 million from the Term Loan B sub-facility and the Term Loan C sub-facility in conjunction with the FUNimation acquisition. The revolving sub-facility of up to $25.0 million is available to the Company for its working capital and general corporate needs. During the nine months of fiscal 2006, we made payments of $22.5 million to reduce the amounts outstanding of the Term Loan B sub-facility. Through March 31, 2006, the Company has paid down the Term Loan C sub-facility in full and has repaid $34.9 million of the principal amount owed on the Term Loan B sub-facility.
     The loans under our senior credit facilities are guaranteed by our subsidiaries and are secured by a first priority security interest in all of our assets and in all of the assets of our subsidiary companies, as well as the capital stock of our subsidiary companies.
     Under the credit agreement we are required to meet certain financial and non-financial covenants. Non-financial covenants include, but are not limited to, restrictions on the amounts the Company may lend to its subsidiaries and affiliates. The financial covenants include a variety of financial metrics that are used to determine our overall financial stability and include limitations on our capital expenditures, a minimum ratio of EBITDA to fixed charges, and a maximum of indebtedness to EBITDA. We were in compliance with or have obtained waivers for all the covenants related to the credit facility on December 31, 2005.
Liquidity
     On May 11, 2005 we acquired 100% of the general and limited partnership interests of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together, “FUNimation”). As consideration for the acquisition of FUNimation, the sellers of FUNimation received $100.4 million in cash, subject to post-closing adjustments not to exceed $5.0 million and excess cash as defined in the purchase agreement, and 1,827,486 shares of Company common stock. In addition, during the five-year period following the closing of the transaction, we may pay up to an additional $17.0 million in cash to the FUNimation sellers if they achieve certain agreed-upon financial targets relating to the FUNimation business. This acquisition cost was funded with the debt structure discussed herein.
     From time to time we are required to invest a significant amount of cash in our publishing segment in order to license content from third parties, and in our distribution segment in order to sign exclusive distribution agreements. Typically, these amounts are paid to third parties in connection with the signing of the applicable agreement and are recouped from the proceeds that we receive from the sale of products that result from these agreements. During the nine months of fiscal 2006, we invested approximately $33.0 million in connection with the acquisition of licensed and exclusively distributed product in our publishing and distribution segments.
     In our business, we must estimate the likely demand for the products that we sell in order to ensure that we have enough of these products ready for shipment to our customers. During the nine months of fiscal year 2006, we invested $10.6 million of cash in our inventory in order to ensure that we had sufficient products to meet expected demand for the foreseeable future. The effect of this was that, at the end of our fiscal 2006 third quarter, we had higher inventory levels than March 31, 2005. This increase in inventory was funded through working capital. Cash at December 31, 2005 was $14.4 million and we had no borrowings under the $25.0 million revolving portion of our credit facility.
     Our cash requirements are driven by our needs to fund increases in accounts receivable, inventories, payments of obligations to creditors and advances to acquire new content. We currently believe cash and cash equivalents, funds generated from the expected results of operations and funds available under our existing credit facility will be sufficient to satisfy our working capital requirements and to finance expansion plans and strategic initiatives for the remainder of this fiscal year and otherwise in the foreseeable future absent significant acquisitions. Our credit agreement with GE Commercial Finance provides us with $25.0 million working capital revolving credit facility, provided that we meet certain financial covenants but without reference to a borrowing base availability requirement. At December 31, 2005, this facility had no amounts outstanding.
     We have stated our plans to grow through acquisitions; however, such opportunities will likely require the use of additional equity or debt capital, some combination thereof, or other financing.
Contractual Obligations
     The following table presents information regarding contractual obligations that exist as of March 31, 2005 by fiscal year (in thousands)(1).

		Less			More
		than 1	1 - 3	4 - 5	than 5
	Total	Year	Years	Years	Years
Operating leases	$22,988	$2,234	$3,916	$3,825	$13,013
Capital leases	430	129	229	72	—
Note payable	250	250	—	—	—
License and distribution agreement	7,287	7,287	—	—	—

Total	$30,955	$9,900	$4,145	$3,897	$13,013

(1)	The table above does not reflect the $140.0 credit facility which was entered into in connection with the FUNimation acquisition (see further discussion on Form 10-K/A included in this prospectus).

BUSINESS
Overview
     We are a distributor and publisher of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since our founding in 1983, we have established distribution relationships with major retailers including Best Buy, Wal-Mart/Sam’s Club and CompUSA, and we currently distribute to over 18,000 retail and distribution center locations throughout the United States and Canada. We believe that our established relationships throughout the supply chain, our broad product offering and our state-of-the-art distribution facility permit us to offer industry-leading home entertainment and multimedia products to our retail customers and to provide access to attractive retail channels for the publishers of such products.
     Historically, our business has focused on providing distribution services for third party vendors. Over the past three years, we have expanded our business to include the licensing and publishing of home entertainment and multimedia content, primarily through our acquisitions of publishers in select markets. By expanding our product offerings through such acquisitions, we believe that we can leverage both our sales experience and distribution capabilities to drive increased retail penetration and more effective distribution of such products, and enable content developers and publishers that we acquire to focus more on their core competencies.
     Our business is divided into three segments—Distribution, Publishing and Other.
     Distribution. Through our distribution business, we distribute and provide fulfillment services in connection with a variety of finished goods that are provided by our vendors, which include PC software and video game publishers and developers, independent and major music labels, and major motion picture studios. These vendors provide us with PC software, CD audio, DVD and VHS video, and video games and accessories which we, in turn, distribute to our retail customers. Our distribution business focuses on providing vendors and retailers with a range of value-added services including: vendor-managed inventory, Internet-based ordering, electronic data interchange services, fulfillment services and retailer-oriented marketing services. Our vendors include Symantec Corporation, Adobe Systems, Inc., McAfee, Inc., and Dreamcatcher Interactive, Inc.
     Publishing. Through our publishing business, which generally has higher gross margins than our distribution business, we own or license various PC software, CD audio and DVD and VHS video titles, and we package, brand, market and sell directly to retailers, third party distributors and our distribution business. Our publishing business currently consists of Encore Software, Inc. (“Encore”), BCI Eclipse Company, LLC (“BCI”), FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together, “FUNimation”). Encore, which we acquired in July 2002, licenses and publishes personal productivity, genealogy, education and interactive gaming PC products, including titles such as Print Shop, Mavis Beacon, Zone Alarm and Reader Rabbit. BCI, which we acquired in November 2003, is a provider of niche DVD and video products and in-house produced CDs and DVDs. FUNimation, acquired on May 11, 2005, is a leading anime and children’s entertainment content provider in the United States.
     Other. The other segment consists of a variable interest entity, Mix & Burn, Inc. (“Mix & Burn”), that was included in our consolidated results prior to the period ending December 31, 2005, in accordance with the provisions of FIN 46(R). During the three months ended December 31, 2005, the Company deconsolidated Mix & Burn, as the Company was no longer deemed to be the primary beneficiary of this variable interest entity.
Our Strategy
     We seek to continue to grow our distribution and publishing businesses, through a combination of organic growth and targeted acquisitions, intended to leverage the complementary strengths of our businesses. We intend to execute this strategy as follows:
•	Acquisitions of Attractive Content. We seek to continue to expand our publishing business through the acquisition or licensing of well-established titles or other attractive content. We believe these acquisitions and/or licenses will help position us to increase our net sales in our publishing business, which historically has had higher margins than our distribution business, and will allow us to distribute additional home entertainment and multimedia content through our distribution business. In addition, we believe that by allowing the management of these publishing companies to focus on content licensing and marketing rather than on distribution operations, they will be able to devote more time and greater resources to their core competency, publishing. We believe that leveraging the core assets and strengths of our distribution business will provide broader retail penetration, distribution expertise and other services for our content and increase sales of our publishing products. We may also seek selective acquisitions of distribution businesses.

•	Distribute a Broader Range and Larger Volume of Products. We seek to distribute a broader range and larger volume of home entertainment and multimedia products to our retail customers by providing a broad selection of products and capitalizing on our customer relationships. We seek to capture additional business from new and existing retail customers by providing them with a lower “all-in” cost of procuring merchandise and getting product to retailers’ shelves through efficient distribution. We expect that providing additional products to retailers will enable us to gain category management opportunities and enhance our reputation for product distribution expertise. We believe our strategic account associates located throughout the United States and Canada will help position us to improve the retail penetration of our published products to new and existing retail customers.

•	Integrating Our Technology and Systems with Retailers. We seek to enhance the link in the supply chain between us and our publishers and retail customers through the integration of our respective information and technology systems, including inventory management tools, replenishment systems and point-of-sale information. We believe this integration will lead to better in-stock levels of product, improved on-time arrivals of product to the customer, enhanced inventory management and lower return rates for our customers, thereby strengthening customer relationships.

•	Providing Value-Added Services. We believe that due to increasing retailer logistic needs and demands, including demands for new technology standards such as GTIN® (global trade item number) and RFID (radio frequency identification devices), many publishers will be required to decide whether to spend additional resources to update their distribution capabilities or to select a distributor such as us that intends to offer such services. We believe that implementing and offering these and other technologies should position us well to capture additional business from existing and new publishers.
     Our overall goal is to create a structure that leverages the complementary strengths of our businesses: publishing, which provides brand management and marketing, licensing, and home video sales; and distribution, which provides enhanced distribution, logistics and customer relations.
Our Competitive Strengths
     We believe that we possess the following competitive strengths:
•	Value-Added Services. We offer a wide range of distribution services and procurement solutions intended to capitalize on our broad understanding of the products that we distribute, the procurement process and the supply chain, as well as our logistics expertise and systems capabilities. We believe that our advanced distribution infrastructure enables us to provide customized procurement programs for our retail customers at a lower overall cost than many of our competitors. In addition, we believe that our information technology systems provide cost-effective interfacing with our customers’ information technology systems, supporting integration of the procurement process. We believe that our focus on providing customer-specific and cost-effective solutions is a key benefit that we provide to our retail customers.

•	Broad Product Offering. We provide our retail customers with a broad selection of home entertainment and multimedia products that we believe allows us to better serve their home entertainment and multimedia product requirements. In addition, we regularly survey the markets we serve for new products with significant retail potential, that come from publishers we currently have relationships with as well as those we have not distributed for in the past.

•	Established Content in our Publishing Business. We currently license a number of well-known home entertainment and multimedia titles. Encore, publishes leading titles in the education, productivity, kids and games software categories, including Print Shop, Print Master, Mavis Beacon, Zone Alarm, Reader Rabbit and Hoyle Casino. In addition, our BCI subsidiary currently publishes home video for the television shows Rides and Overhaulin’, both featured on The Learning Channel, and PRIDE Fighting Championships, featured on Pay-Per-View. Through our FUNimation business we also license and distribute a portfolio of established anime and children’s entertainment titles in the United States, including Dragon Ball Z, Fullmetal Alchemist, Yu-Gi-Oh!, Code Lyoko, Teenage Mutant Ninja Turtles, Arthur, Noddy, Case Closed, Yu Yu Hakusho, Beyblade, Fruits Basket and Cabbage Patch Kids.

•	Established Relationships with Publishers and Retailers. Since our founding in 1983, we have established distribution relationships with major retailers including Best Buy, Wal-Mart/Sam’s Club and CompUSA, and we currently distribute to over 18,000 retail and distribution center locations throughout the United States and Canada. We believe our strong relationships throughout the supply chain, broad product offering and state-of-the-art distribution facility permit us to offer industry-leading home entertainment and multimedia products to our retail customers and provide access to attractive retail channels for publishers of these products. We believe our relationships with leading publishers and our efficient distribution of their products should provide opportunities for us to secure distribution rights to leading products in the future. We believe that these relationships give us a competitive advantage in the markets in which we operate and provide us with attractive channels to distribute current and future products offered by our publishing business.

•	Efficient Operations and Operating Leverage. We believe that our competitive position is enhanced by our efficient operations, which are based on extensive use of automation and technology in our state-of-the-art distribution facility; centralization of functions such as purchasing, accounting and information systems; and economies of scale. Our state-of-the-art warehouse facility adjacent to our corporate headquarters provides us with the ability to efficiently service our vendors and retail customers, and the capacity to increase the number of products that we distribute.
Distribution Markets
     PC Software
     We presently have relationships with PC software publishers such as Symantec Corporation, Roxio, Inc., Adobe Systems Inc., McAfee, Inc., Dreamcatcher Interactive, Inc., Sony Online Entertainment, Inc., Delorme and THQ. These relationships are important to our distribution business and during the fiscal year ended March 31, 2005 each of these publishers accounted for more than $5.0 million in revenues. In the case of Symantec, sales accounted for approximately $51.0 million in net sales in the fiscal year ended March 31, 2004 and approximately $91.0 in net sales for the fiscal year ended March 31, 2005. During the past fiscal year, we added several publishers to our distribution roster.
     While we have agreements in place with our major suppliers, they are generally short-term agreements with terms of one to three years, they generally cover the right to distribute in the United States and Canada, they do not restrict the publisher from distributing their products through other distributors or directly to retailers and they do not guarantee product availability to us for distribution. Our agreements with these publishers provide us with the ability to purchase products at a reduced wholesale price and for us to provide a variety of distribution and fulfillment services in connection with the products. We intend to continue seeking to add publishers that will increase our market share in the PC software industry.
     Video Games Software and Accessories
     We continued to expand our distribution of console-based video games in fiscal 2005. Our relationships with video game vendors such as Square Enix USA, Inc., Midway, THQ and Vivendi are important to this category of our distribution business.
     Major Label Music
     Industry sources indicate that the vast majority of the CDs sold today are derived from major recording labels which are controlled by four companies. Those companies are Warner Music Group, Sony/BMG Music Entertainment, EMI Music Marketing, and Universal Music & Video Distribution Corp. Generally, these companies control distribution of their products through major music retail chains and other channels. During fiscal 2006, the Company exited the major label music category to focus its resources on other product categories.
     Independent Label Music
     We are one of a limited number of large, independent distribution companies that represent independent labels exclusively on a regional or national basis. These companies provide products and services to the nation’s leading music specialty stores and wholesalers. We seek to increase our market share in the independent music distribution business by continuing to seek quality music labels and to provide greater service to our customers, in addition to providing content ownership and licensing opportunities. Relationships with independent music labels such as CMH Records, Inc., Dualtone Music Group, Inc., Equity Records, Inc. and Cleopatra Records, Inc. are also important to our independent music distribution business. We have exclusive distribution agreements in place with certain of these labels that allow us to retain a percentage of amounts received in connection with the sale of the products provided by these labels. Among other customary provisions, these agreements generally provide us with the ability to return products to our independent music labels, the right for us to retain a reserve against potential returns of products, and requirements that the label provide discounts, rebates and price protections.

Major Studio Home Video
     Our relationships with Universal Distribution Corp., Twentieth Century Fox Home Entertainment and Buena Vista Home Video are important to our major studio home video distribution business.
Customers
     Since our founding in 1983, we have established relationships with retailers across mass merchant, specialty and wholesale club channels, including Best Buy, Wal-Mart/Sam’s Club, CompUSA and Costco. We currently sell and distribute products to over 18,000 retail and distribution center locations throughout the United States and Canada. While a major portion of our revenues are generated from these major retailers, we also supply products to smaller independent retailers through telephone sales and our business-to-business site located at www.navarre.com. See our discussion of “E-Commerce” below. Through these sales channels, we seek to ensure a broad reach of product throughout the country in a cost-efficient manner.
     In each of the past several years, we have had one or more customers that accounted for 10% or more of our net sales. During the fiscal year ended March 31, 2005, sales to two customers, Wal-Mart/Sam’s Club and Best Buy accounted for approximately 20%, and 19%, respectively, of our total net sales. During the fiscal year ended March 31, 2004, sales to three customers, Best Buy, CompUSA and Sam’s Club, represented approximately 18%, 13% and 11%, respectively, of our total net sales.
Navarre’s Distribution Business Model
     Vendor Relationships
     We view our vendors as customers and work to manage retail relationships to make their business easier and more productive. By doing so, we believe that our reputation as a service-oriented organization has helped us expand our vendor roster. We believe that major companies like Adobe Systems, Symantec Corporation, Buena Vista, Universal, Lucas Arts, Take-Two Interactive, Konami and Square Enix have been added to our vendor roster because of our reputation as a service-driven organization.
     Furthermore, our dedication to smaller, second-tier vendors has helped to complement our vendor roster. Many of these vendors do not have the leverage necessary to manage their business effectively with major retailers. We provide these vendors the opportunity to access shelf space and assist in the solicitation, logistics, promotion and management of products. We also conduct one-on-one meetings with smaller vendors to give them the opportunity to establish crucial business relationships with our retail customers. Examples of these vendors are as follows: Dreamcatcher Interactive, Inc., Webroot, Punch Software, First Look Home Entertainment, Hart Sharp Video, Tokyo Pop, Bay, Intec Inc. and Majesco.
     Retail Services
     Along with the value added sales functions that we provide to vendors, we also have the ability to customize shipments to each individual customer. In the case of the warehouse club channel, we may “pre-sticker” multiple different labels, based on the vendor/customer preference. We assemble creative marketing programs, which include pallet programs, product bundles and specialized packaging. We also create multi-vendor assortments for the club channel, providing the retailer with a broad assortment of products. Our marketing and creative services department designs and produces a variety of advertising vehicles including in-store flyers, direct mail pieces and magazine/newspaper ads, as well as free standing displayers for retail.
     We are committed to offering first-rate information flow for all vendors. We understand the importance of sharing sell-through, inventory, sales forecasts, promotional forecasts, SKU status and all SKU data with the respective vendor. We provide the aforementioned information via a secure online portal, for all vendors. Furthermore, each individual account manager has account-specific information that is shared on a regular basis with appropriate vendors. We also accommodate specialized reporting requests for our vendors, which we believe helps in the management of their business.
     Warehouse Systems
     A primary focus of our distribution business is logistics and supply chain management. As customer demands become more sophisticated, we have continued to update our technology. Our most recent significant investment involves a new, highly-automated material handling facility which we believe will improve our overall long-term efficiency and assist in reducing costs for both vendors and customers. With our state-of-the-art, highly automated returns processing system, we generally are able to process returns and issue both credit and vendor deductions within 48 hours of receipt. We believe that our inventory system offers better in-stock levels of product, improved on-time arrivals of product to the customer, enhanced inventory management and lower return rates for our customers, thereby strengthening our customer relationships.
     E-Commerce
     During fiscal year 2005, we continued to expand the number of electronic commerce (“e-commerce”) customers for whom we perform fulfillment and distribution. These services include sales of PC software, prerecorded music and DVD/VHS videos and video games. Our business-to-business web-site www.navarre.com integrates on-line ordering and deployment of text and visual product information, and has been enhanced to allow for easier user navigation and ordering.
     Publishing Markets
     In July 2002 and November 2003, we acquired Encore and BCI, respectively. Encore is a publisher of entertainment and education PC products and BCI is a provider of niche DVD/video products. Both of these businesses exclusively own or license and produce PC/DVD/video products. In April 2004, we entered into an exclusive co-publishing agreement with Riverdeep, Inc. (“Riverdeep”) for the sales and marketing of Riverdeep’s interactive products in the educational and productivity markets, which includes products published under the Broderbund and The Learning Company labels. In December 2004, we entered into exclusive licensing agreements with Vivendi and The United States Playing Card Company, Inc. for the sales and marketing of the Hoyle brand of family entertainment software products. FUNimation, acquired on May 11, 2005, is a leading anime and children’s entertainment content provider in the United States.
     Encore
     Encore, whose published brands when combined, rank it as the sixth largest PC software publisher in North America by dollar sales (according to The NPD Group), publishes leading titles in the education, productivity, kids and games software categories, including Print Shop, Print Master, Mavis Beacon, Zone Alarm, Reader Rabbit and Hoyle Casino. According to The NPD Group, as of January 2005, the Hoyle brand held a 14% share of the PC Games/Family Entertainment category based on dollar sales, and Hoyle Casino held the #1 rank in this category. According to The NPD Group, Mavis Beacon was the #1 ranked typing title with a 54% market share, as of January 2005.
     Encore’s corporate headquarters are located in Los Angeles, California. Encore’s distribution, assembly and fulfillment operations relocated from Los Angeles, California, to Minneapolis, Minnesota, in January 2005.
     Encore focuses on retail sales and marketing of its licensed content, without the distraction and financial risk of content development. The benefit to our licensed vendors is they can focus on their core competencies of content development and delivery.
     Encore continues to evaluate emerging PC software brands that have the potential to become successful franchises. Encore continues to focus on establishing relationships with developed brands that are seeking to change their business models.
     Encore’s strategy is to continue to license quality branded PC software titles. It has experience in signing single-brand products as well as taking on multiple titles in single agreements, as demonstrated by the signing of the Riverdeep and Hoyle publishing agreements.
     BCI
     BCI is a developer, licensor, packager and marketer of entertainment video and audio products. Since 1988, BCI has sought to redefine the standards and concepts in the budget DVD category. We believe that BCI was among one of the first vendors to introduce five-pack, ten-pack and 20-pack DVDs to the marketplace. We also believe that BCI was also one of the first to introduce “dollar” DVDs to the “dollar store” marketplace.
     BCI’s portfolio of titles represents both licensed titles, in-house produced CDs and DVDs from production groups, and specialty television programming on Discovery, A&E, HBO, Fox and Pay-Per-View. BCI’s home video titles include He-Man, Rides and Overhaulin’, featured on The Learning Channel, and PRIDE Fighting Championships, featured on Pay-Per-View.

FUNimation Business
     On May 11, 2005, we completed the acquisition of 100% of the general and limited partnership interests of FUNimation Productions, Ltd. and The FUNimation Store, Ltd., which are based in Fort Worth, Texas (together, “FUNimation”). We operate FUNimation as a part of our Publishing business. FUNimation is a leading content provider in the United States market for anime which it licenses from Japanese rights holders and translates and adopts the content for television programming and home videos, primarily targeting audiences between the ages of 6 and 17. In addition, FUNimation licenses other children’s entertainment content. FUNimation leverages its licensed content into various revenue streams, including television broadcast, VHS and DVD home video distribution, and licensing of merchandising rights for toys, video games and trading cards. FUNimation’s licensed titles include Dragon Ball Z, Fullmetal Alchemist, Yu-Gi-Oh!, Code Lyoko, Teenage Mutant Ninja Turtles, Noddy, Arthur, Case Closed, Yu Yu Hakusho, Beyblade, Fruits Basket and Cabbage Patch Kids.
     FUNimation identifies, based on its own market research, properties that it believes can be successfully adapted to the U.S. anime and children’s content market. This market research generally involves analyzing television ratings, merchandise sales trends, home video sales, anime magazines and popularity polls in both the U.S. and Japanese markets. After identifying a property that has the potential for success in the United States, FUNimation seeks to capitalize on its relationships with Japanese rights holders and its reputation as a content provider of anime in the United States to obtain the commercial rights to such property, primarily for television programming, home video distribution and merchandising.
     Home Video Distribution
     FUNimation seeks to increase the revenue derived from its licensed properties through home video distribution. FUNimation also currently provides home video distribution services for other children’s content providers, including 4Kids Entertainment, Nelvana and Alliance Atlantis. A majority of its home videos are sold directly to major retail chains.
     Licensing and Merchandising
     For properties which FUNimation controls the merchandise rights, it seeks to further leverage its licensed content by sub-licensing these rights to manufacturers of children’s and other products. FUNimation has developed a network of over 80 license partners, including JAKKS Pacific, Atari, ODM, SCORE Entertainment and Scholastic for the merchandising of toys, video games, apparel, trading and collectible card games and books. FUNimation manages its properties for consistent and accurate portrayal throughout the marketplace. FUNimation receives royalties from its sublicensees based on a predetermined royalty rate, subject to guaranteed minimums in certain cases.
     Retail Sales and Web Sites
     FUNimation operates websites devoted to the anime fan base. Typically, as part of its brand management strategy, FUNimation will develop an interactive site for each licensed property. The sites provide information about upcoming episodes and the characters associated with the show. In addition, FUNimation’s properties are supported by its in-house Internet store, the Z-Store, which sells home videos and licensed merchandise.
Competition
     All aspects of our business are highly competitive. Our competitors include other national and regional businesses, as well as some suppliers that sell directly to retailers. Some of these competitors have substantially greater financial and other resources than we do. Our ability to effectively compete in the future depends upon a number of factors, including our ability to:
•	obtain exclusive national distribution contracts and licenses with independent music labels and manufacturers;

•	obtain proprietary publishing rights with various rights holders and brand owners;

•	maintain our margins and volume;

•	expand our sales through a varied range of products and personalized services;

•	anticipate changes in the marketplace including technological developments and consumer interest in our proprietary products; and

•	maintain operating expenses at an appropriate level.

     In the PC software industry, we face competition from a number of distributors including Ingram Micro, Inc., Tech Data Corporation and Atari, Inc., as well as from manufacturers and publishers that sell directly to retailers. In the pre-recorded music industry, we face competition from the five major label distribution companies, as well as other national independent distributors, such as Koch Entertainment, RED Music Distribution, Alternative Distribution Alliance, Ryko Distribution, and Caroline Distribution, as well as from other entities that sell directly to retailers. FUNimation’s competitors include: 4Kids, ADV Films, Geneon Entertainment, Bandai, Ventura, Anchor Bay, Media Blasters and Buena Vista.
     We believe that competition in all of our businesses will remain intense. The keys to our growth and profitability will include: (i) customer service, (ii) continued focus on improvements and operating efficiencies, (iii) the ability to develop proprietary products, and (iv) the ability to attract new content, quality labels, studios and software publishers. We also believe that over the next several years, both the PC software distribution industry and pre-recorded music distribution industry, particularly on the independent side, will continue to further consolidate.
Backlog
     Because a substantial portion of our products are shipped in response to orders, we do not maintain any significant backlog.
Environmental Matters
     We do not anticipate any material effect on our capital expenditures, earnings or competitive position due to compliance with government regulations involving environmental matters.
Employees
     As of March 31, 2005, we had 618 employees, including 179 in administration, finance and merchandising, 97 in sales and marketing and 342 in distribution. As of March 31, 2005, FUNimation had 112 employees, including 29 in administration, finance and licensing, and 83 in sales, marketing, production and distribution. These employees are not subject to collective bargaining agreements and are not represented by unions. We consider our relations with our employees to be good.
Properties
     Located in the Minneapolis suburb of New Hope, Minnesota, our corporate headquarters is made up of 321,125 square feet of combined office and warehouse space situated on three contiguous properties. These properties include approximately 44,000 square feet of office space; approximately 72,125 square feet of space utilized in the manufacturing and assembly of new products; and approximately 205,000 square feet of space devoted to warehousing, product picking and shipping. Our product returns processing facility is located in the Minneapolis suburb of Brooklyn Center which consists of approximately 74,000 square feet of warehouse space. We also operate a satellite sales office in Bentonville, Arkansas which resides in 2,000 square feet of leased office space. The present aggregate monthly rent for all Navarre facilities is approximately $203,645.
     Encore currently operates its offices out of 13,216 square feet of leased office space located in Los Angeles, California. This lease provides for monthly rental payments to be made in the amount of $25,771 and expires April 30, 2010.
     BCI operates its offices out of 6,534 square feet of leased office space located in Newbury Park, California. As of March 2005, BCI’s monthly rent is expected to be $7,089.
     We believe that our facilities are adequate for our present operations as well as for the incorporation of significant growth. Approximately 80,000 square feet of our corporate headquarters is leased through 2010 and the remaining space is leased through 2019. We continually explore alternatives to certain of these facilities that could expand our capacities and enhance efficiencies, and we believe we can renew or obtain replacement or additional space, if required, on commercially reasonable terms.

Legal Proceedings
     In the normal course of business, the Company is involved in a number of litigation matters that, other than the matters described immediately below, are incidental to the operation of the Company’s business. These matters generally include, among other things, collection matters with regard to products distributed by the Company and accounts receivable owed to the Company. The Company currently believes that the resolution of any of these pending matters will not have a material adverse effect on the Company’s financial position or liquidity, but an adverse decision in more than one of the matters not described below could be material to the Company’s consolidated results of operations.
     Sybersound Records, Inc. v. BCI Eclipse, LLC, et al.
     On May 12, 2005, Sybersound Records, Inc. (“Sybersound”) filed this action against BCI Eclipse, LLC (“BCI”) and others in the Superior Court of California, County of Los Angeles, West District, Case Number SC085498. Plaintiff alleged that BCI and others sold unlicensed records in connection with their karaoke-related business or otherwise failed to account for or pay licensing fees and/or royalties. Sybersound alleged that this conduct gives BCI and others an illegal, competitive advantage in the marketplace. Based on this and related conduct, Sybersound asserted the following causes of action: tortious interference with business relations, unfair competition under the California Business and Professions Code, and unfair trade practices under California’s Unfair Practices Act. Sybersound sought damages, including punitive damages, of not less than $195.0 million dollars plus trebled actual damages, injunctive relief, pre-judgment and post-judgment interest, costs, attorney’s fees and expert fees.
     On August 10, 2005, Plaintiff filed a dismissal without prejudice of the case, and filed and served a new Complaint in the United States District Court for the Central District of California on August 11, 2005. In the new Complaint, Plaintiff made similar allegations, but also alleged that BCI was infringing on certain copyrights because of an exclusive license that Sybersound was granted by TVT.
     On November 7, 2005, the Court issued its order granting BCI’s motion to dismiss as well as other of the defendants’ motions to dismiss, but without prejudice to plaintiffs’ right to attempt to save its claims by amending the Complaint. Plaintiff served and filed an Amended Complaint on November 21, 2005 which added various individual defendants, including BCI’s president. In addition, Sybersound added claims under the Racketeer Influenced and Corrupt Organization’s Act. On December 22, 2005, BCI served and filed its motion to dismiss Sybersound’s Amended Complaint.
     On January 6, 2006, the Court issued its order dismissing Plaintiffs’ claims with prejudice. An appeal of this order was filed by Sybersound on February 1, 2006 and a briefing schedule has been set with respect to the issues present in the appeal.
     Because of the status of the proceeding and the contingencies and uncertainties associated with litigation, it is difficult, if not impossible to predict a result in this proceeding.
     Sybersound Records, Inc. v. Navarre Corporation, BCI Eclipse, LLC, et al.
     Sybersound Records, Inc. filed this action on or about May 12, 2005 in the Superior Court of Justice, Toronto, Ontario, Canada, Court File Number 05-CV-289397Pd2. The factual basis for Sybersound’s claims in this case are essentially the same as those in the California action described above. However, Sybersound has named Navarre Corporation in this case in addition to BCI Eclipse, LLC.
     Sybersound claims that the alleged misconduct constitutes tortious interference with economic interests, and seeks damages of not less than $5,745,000, plus punitive damages in the amount of $800,000, plus injunctive relief against certain of the defendants other than Navarre and BCI.
     Navarre and BCI Eclipse Company, LLC have responded to the complaint, denied liability and damages and asserted a counterclaim against Sybersound and its principal, Jan Stevens. In their counterclaim, BCI and Navarre seek injunctive relief enjoining Sybersound and Stevens from making false statements regarding BCI and Navarre, declaratory relief that Sybersound and Stevens have made false statements, and money damages for the false statements. BCI and Navarre allege that Sybersound and Stevens are liable to Navarre and BCI under the Competition Act, Trade-marks Act and common law for certain false statements made and published by Sybersound and Stevens, and are seeking all damages available.
     Because of the status of the proceeding and the contingencies and uncertainties associated with litigation, it is difficult, if not impossible to predict a result in this proceeding.

     Securities Litigation Lawsuits
     Several purported class action lawsuits have been commenced by various plaintiffs against Navarre Corporation in the United States District Court for the State of Minnesota. The allegations in each of these lawsuits are virtually identical, and essentially claim that the Company, and certain of its officers and/or directors violated federal securities laws and regulations because the Company’s financial results were materially inflated and not prepared in accordance with generally accepted accounting principles. The Complaints allege that these accounting irregularities benefited Company insiders including the individual defendants. The Complaints further allege that the Company failed to properly recognize executive deferred compensation and improperly recognized a deferred tax benefit as income. Plaintiffs cite to violation of Sec. 10(b) of the Securities Exchange Act of 1934 (the “Act”) and Rule 10(b)(5), promulgated under the Act, and as to the individual defendants only, violation of Sec. 20(a) of the Act.
     Plaintiffs seek certification of the actions as a class action lawsuit, compensatory but unspecified damages allegedly sustained as a result of the alleged wrongdoing, plus costs, counsel fees and experts fees. The actions are identified as follows:
AVIVA Partners, Ltd. v. Navarre Corp., et al.
(Civ. No. 05-1151 (PAM/RLE))
Vivian Oh v. Navarre Corp., et al.
(Civ. No. 05-01211 (MJD/JGL))
Matthew Grabler v. Navarre Corp., et al.
(Civ. No. 05-1260 (DWF/JSM))
     Defendants entered into a stipulation with counsel for plaintiffs in each of these cases to postpone the time for bringing a motion to dismiss until after a lead plaintiff and lead counsel are appointed by the Court, and an amended consolidated complaint is filed.
     By Memorandum Opinion and Order dated December 12, 2005, the Court appointed “The Pension Group,” comprised of the Operating Engineers Construction Industry and Miscellaneous Pension Fund and Ms. Grace W. Lai, as Lead Plaintiff, and appointed the Reinhardt, Wendorf & Blanchfield law firm as liaison counsel and the Lerach, Coughlin law firm as lead counsel. The Court also ordered that the cases be consolidated under the caption In re Navarre Corporation Securities Litigation, and further ordered that a Consolidated Amended Complaint be filed by January 11, 2006, following which Defendants have 30 days within which to respond. By stipulation dated December 19, 2005, counsel for the parties agreed to extend the January 11 date to February 3.
     On February 3, 2006, a Consolidated Amended Complaint was filed with the Court. This Consolidated Amended Complaint reiterates the allegations made in the individual complaints and extends these allegations to the Company’s restatements of its previously issued financial statements that were made in November 2005. A hearing on Defendants’ expected motion to dismiss has been scheduled for April 20, 2006.
     Meanwhile, Plaintiff has brought a motion to lift the statutory stay of discovery pending a ruling on Defendants’ motion to dismiss, arguing “undue prejudice.” That motion is scheduled for hearing on April 18 before Magistrate Judge Raymond L. Erickson. Also, by letter to the Court dated March 29, Plaintiff has requested that the April 20 hearing on Defendants’ motion to dismiss be delayed. No determinations have been made by the Court with respect to this motion or the request to delay the motion to dismiss.
     The Company believes these claims to be without merit and intends to vigorously defend against them. Because of the status of these proceedings as well as the contingencies and uncertainties associated with litigation, it is difficult, if not impossible, to predict the exposure to the Company, if any, in connection with these matters.
     Shareholder Derivative Lawsuits
     Several potential class plaintiffs have commenced shareholder derivative lawsuits on behalf of all of Navarre’s shareholders, alleging claims against the Company and certain of its executives, officers and directors. The complaints allege that shareholders have been treated unfairly based upon the same factual allegations contained in the securities litigation lawsuit set forth above.
     The actions were brought in the U.S. District Court for Minnesota, and are identified as follows:
Shannon Binns v. Charles Cheney, et al.
(Civ. No. 05-1191 (RHK/JSM))
Karel Filip v. Charles Cheney, et al.
(Civ. No. 05-01216 (DSD/SRN))
Jeffrey Evans v. Charles Cheney, et al.

(Civ. No. 05-01216 (JMR/FLN))
Joan Brewster v. Charles Cheney, et al.
(Civ. No. 05-2044 (JRT/FLN))
William Block v. Charles Cheney, et al.
(Civ. No. 05-2067 (DSD/SRN))
     While the cases filed by Evans, Brewster and Block contain more detailed, and somewhat different factual allegations, the relief sought is essentially the same as the other shareholder derivative actions. Counsel for all plaintiffs have filed competing motions to consolidate all five derivative actions and to have their attorneys named as lead counsel.
     On July 26, 2005, the Navarre’s Board of Directors appointed a special litigation committee pursuant to Minn. Stat. §302A.241 to consider whether it is in the best interests of the Company to pursue the shareholder derivative claims. The special litigation committee retained experts, conducted interviews with the named Defendants and others, and also contacted Plaintiffs’ counsel for, and obtained, their input. On September 20, 2005, Navarre served and filed a motion to stay all further proceedings in these derivative cases until the special litigation committee completed its work and rendered its recommendation. All parties stipulated to a 90 day stay in order to permit the special litigation committee to complete its work within that time.
     On January 19, 2006, the special litigation committee issued a comprehensive Resolution, Report (consisting of 40 pages) and Appendix (consisting of 17 exhibits) detailing its findings. The special litigation committee resolved that the derivative actions “are not meritorious and should not be pursued, (and) that it is in the best interests of Navarre that such Derivative Complaints be dismissed . . .” As a result, Defendants had scheduled a hearing before the Court on April 20, 2006 to seek a dismissal of these derivative suits.
     On February 23, 2006, the special litigation committee issued a revised version of its Report in response to the Company’s disclosure that it had received correspondence from the United States Securities and Exchange Commission (the “SEC”) detailing a request that the Company voluntarily provide certain documentation. The special litigation committee indicated that this revised Report was provided in order to clarify that an information request and inquiry by the SEC did not impact upon the conclusions reached by the special litigation committee.
     The Court held a status conference on March 23, 2006, at which Plaintiffs requested to be permitted to conduct discovery prior to the hearing on the Company’s motion to dismiss. As a result, the Court postponed the hearing on the Company’s motion to dismiss and directed Plaintiffs to serve discovery requests by March 27, and Defendants to respond with any objections by March 31. The Court has not yet ruled on the scope of discovery that will be permitted at this stage, if any. The Court has subsequently set a hearing date of May 10, 2006 for the Company’s motion seeking a dismissal of these derivative suits.
     All of these securities and shareholder derivative actions have been transferred to U.S. District Judge Paul A. Magnuson and U.S. Magistrate Judges Raymond L. Erickson and Janie S. Mayeron for all further proceedings.
     The Company believes these claims to be without merit and intends to vigorously defend against them. Because of the contingencies and uncertainties associated with litigation, it is difficult, if not impossible, to predict the exposure to the Company, if any, or an outcome in connection with these matters.

MANAGEMENT
Directors, Executive Officers and Key Employees
     The following table sets forth our directors and executive officers and certain other key members of our management:

Name	Age	Position
Eric H. Paulson	61	Chairman of the Board and Chief Executive Officer
James G. Sippl	58	Director
Michael L. Snow	55	Director
Dickinson G. Wiltz	77	Director
Keith A. Benson	62	Director
Charles E. Cheney	62	Director
Timothy R. Gentz	56	Director
Tom F. Weyl	63	Director
Richard Gary St. Marie	66	Director
Cary L. Deacon	54	President and Chief Operating Officer
J. Reid Porter	57	Executive Vice President, Chief Financial Officer
Brian M.T. Burke	35	President of Navarre Distribution Services
Michael A. Bell	41	Chief Executive Officer of Encore
Gen Fukunaga	45	Chief Executive Officer and President of FUNimation
Edward D. Goetz	62	President of BCI Eclipse
John Turner	52	Senior Vice President of Global Logistics
Ryan F. Urness	34	General Counsel and Secretary
     Eric H. Paulson is our founder and has been our Chief Executive Officer since our inception in 1983. Prior to 1983, Mr. Paulson served as Senior Vice President and General Manager of Pickwick Distribution Companies, a distributor of home entertainment products. Mr. Paulson has been a director since 1983 except for the period January 1990 through October 1991 when Navarre was owned by Live Entertainment, Inc.
     James G. Sippl has served as a director of the Company since July 1993. Since September 2003, Mr. Sippl has been President of Baby Boo, an infant apparel company focusing on selling infant apparel and accessories within the apparel and gift market. From January 2001 to August 2003, Mr. Sippl was President of Sippl & Associates, a financial consulting firm focusing on emerging businesses. Mr. Sippl was General Manager and Chief Financial Officer of Wealth Enhancement Group from December 1999 to December 2000. He was Chief Operating Officer of Stellent, a software company, from January 1997 to May 1998. Mr. Sippl served as Vice President of Business Development with Merrill Corporation, a financial printer, from November 1990 to January 1997. Previously, Mr. Sippl held positions as President of Chicago Cutlery and as a partner in a predecessor firm to PricewaterhouseCoopers LLP.
     Michael L. Snow has served as a director of the Company since April 1995. Mr. Snow is of counsel with the Minnesota law firm of Maslon Edelman Borman & Brand, LLP, which he joined in 1976. He has served as a director, officer or founder in numerous public and private corporations including Osmonics, Inc. and ValueVision International, Inc. (now ValueVision Media, Inc.). He currently serves as a director of both Miller Milling Company and Tamisa, the largest durum millers in the United States and Mexico. Mr. Snow is also a trustee of The Minneapolis Institute of Arts.
     Dickinson G. Wiltz has served as a director of the Company since October 1983. Mr. Wiltz has been a self-employed business management consultant since 1974. Prior to 1974, he served as Corporate Vice President of Dayton Hudson Corp. (now Target Corporation) and Vice President of Campbell Mithun, an advertising agency. As a board member/trustee, Mr. Wiltz served on several not-for-profit organizations including Twin City Public Television, Inc. and The Children’s Theatre Company.
     Keith A. Benson has served as a director of the Company since November 2003. He has been employed in the retailing industry for a number of years, including over 20 years at The Musicland Group, Inc. During his tenure at Musicland, from 1980 to 2001, he held several key leadership positions including Executive VP of Finance, VP and Controller, President of Mall Stores Division as well as serving as Vice Chairman and Chief Financial Officer. Prior to Musicland, Mr. Benson held a variety of financial positions with The May Company and Dayton-Hudson Corporation (now Target Corporation). Mr. Benson has also served in a volunteer capacity as a member of the Professional Accounting Committee at the University of Iowa.

     Charles E. Cheney has served as a director since October 1991 and as Vice-Chairman of the Board since November 1999. Since May 2004, Mr. Cheney has been engaged in the practice of law as a sole practitioner. Previously, he served as our Executive Vice President and Chief Financial Officer from 1985 until December 2000 and as our Chief Strategic Officer from January 2001 until July 2002. Beginning in July 2002, Mr. Cheney was on a leave of absence while finishing law school. Prior to joining Navarre, Mr. Cheney was employed by Control Data Corporation in various financial capacities for 12 years, most recently as Controller of Control Data Commerce International.
     Timothy R. Gentz has served as a director of the Company since May 2004. Since January 2005, he has been a self-employed consultant to multiple medical products and services companies and also was engaged in such activity during 2003. During 2004, Mr. Gentz served as the Chief Operating Officer of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, Mr. Gentz was the Chief Operating Officer and Chief Financial Officer for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical, Inc. Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies.
     Tom F. Weyl has served as director of the Company since July 2001. Mr. Weyl is retired from Martin/ Williams Advertising, a national ad agency. Prior to his retirement, Mr. Weyl served as President and Chief Creative Officer at Martin/Williams Advertising from 1973 to October 2000. He currently is serving as a director/organizer of the Royal Palm Bank of Naples, Florida. Mr. Weyl also served as a director of Musicland Stores Corporation from 1992 until its acquisition by Best Buy Co., Inc. in February 2001.
     Richard Gary St. Marie has served as director of the Company since July 2005. He has been the Chairman/Owner of St. Marie’s Gopher News Company, a distributor of magazines and books in the Upper Midwest, since January 1991. He served as President of St. Marie’s Gopher News Company from January 1976 until December 1996. Mr. St. Marie is also currently President of Pioneer Private Aviation — DE and has served in that position since June 1986. Mr. St. Marie has previously served as a board member of several not-for-profit and for-profit organizations including the Kidney Foundation of the Upper Midwest, Boys and Girls Club of Minneapolis, the Affinity Group, Young America, Minnesota Heart Association, and Wells Fargo Bank, Minnesota (Advisory).
     Cary L. Deacon has been President and Chief Operating Officer of Navarre Corporation since August of 2005, and until that time was the Chief Operating Officer, Publishing and Corporate Relations Officer since joining the Company in September 2002. From September 2001 to August 2002, Mr. Deacon served as President and Chief Executive Officer of NetRadio Corporation, a media company. From July 2000 to August 2001, he served as President, Chief Operating Officer and as a member of the Board of Directors of SkyMall, Inc., an integrated specialty retailer. From August 1998 to July 2000, Mr. Deacon served as President of ValueVision International, Inc., a home-shopping network company. From May 1997 to June 1998, Mr. Deacon served as a General Partner of Marketing Advocates Inc., a marketing consulting firm. Previously, he served as SVP, EVP and COO levels with the Hudson’s Bay Company, Montgomery Wards, Saffer Advertising and Macy’s. Mr. Deacon also serves as a director of Raindance Communication, Inc. (RNDC), which provides remote communications services for business meetings and events.
     J. Reid Porter has been Executive Vice President and Chief Financial Officer since joining our Company in December 2005. From October 2001 to October 2004, Mr. Porter, served as Executive Vice President and Chief Financial Officer of IMC Global Inc., a leading producer and marketer of concentrated phosphate and potash for the agricultural industry. During his tenure at IMC Global he helped lead efforts to consolidate the agricultural nutrient industry, culminating in the October 2004 merger of IMC Global with a subsidiary of Cargill Corporation, to form what is now known as Mosaic Global Holdings Inc. From 1998 to October 2001, Mr. Porter served as Vice President and partner of Hidden Creek Industries and Chief Financial Officer of Heavy Duty Holdings, partnerships in the automotive-related and heavy-duty commercial vehicle industries, respectively. Previously, he held executive positions at Andersen Windows, Onan Corporation and McGraw-Edison Company, Inc.
     Brian M. T. Burke has been President of Navarre Distribution Services since August 2005. He previously served as Chief Operating Officer, Distribution, since February 2004, Senior Vice President and General Manager, Navarre Distribution Services since April 2001, Vice President and General Manager, Computer Products Division since July 2000 and Vice President, Computer Products Division since October 1999. Prior to that, Mr. Burke held a series of positions of increasing responsibility in Navarre Computer Products Division since joining the Company in July 1995. Previously, Mr. Burke held various marketing, sales and account manager positions with Imtron and Blue Cross/Blue Shield of Minnesota.

     Michael A. Bell is the Chief Executive Officer of Encore and has served the Company in that role since August 2002 when Encore, was acquired and became a subsidiary of the Company. Mr. Bell co-founded the acquired company, Encore Software, Inc., in October 1994 and served as its Chief Executive Officer from its founding. Previously, Prior to starting Encore Software, Inc., Mr. Bell served as Director of Sales for Paramount from 1992 to 1994. Previously, Mr. Bell served as Sales Manager for NEC, leading an entrepreneurial unit established to forge strategic relationships that helped create the then-nascent CD-ROM industry.
     Gen Fukunaga is the Chief Executive Officer and President of FUNimation Productions, Ltd., and has served the Company in that role since May 2005 when FUNimation was acquired by the Company. Mr. Fukunaga co-founded FUNimation in 1994 and has served as its President from its founding. Prior to starting FUNimation, Mr. Fukunaga served as Product Manager of Software Development Tools for Tandem Computers. Previously, Mr. Fukunaga held a strategic consulting position with Andersen Consulting.
     Edward D. Goetz has been President of the Company’s subsidiary, BCI Eclipse, since the Company acquired the assets of BCI Eclipse, LLC in November of 2003. Mr. Goetz had also served as the President of BCI Eclipse, LLC since he joined that firm in June of 2000. Prior to joining BCI, he served as the President of Simitar Entertainment from 1984 to 2000. Previously, Mr. Goetz has held various positions including National Sales Manager and VP of Media Purchasing at K-Tel International from 1974 to 1984.
     John Turner has been Senior Vice President of Global Logistics since September 2003. He previously served as Senior Vice President of Operations since December 2001, and Vice President of Operations since joining the Company in September 1995. Prior to joining Navarre, Mr. Turner was Senior Director of Distribution for Nordic Track in Chaska, MN from July 1993 to September 1995. Previously, he held various positions in logistics in the United States and in the United Kingdom.
     Ryan F. Urness has been General Counsel and Secretary since July 2004. He previously served as Corporate Counsel to the Company since January 2003. Prior to joining Navarre, Mr. Urness served as a Managing Associate at the law firm of Winthrop & Weinstine, P.A. from October 1997 to January 2003 where a significant portion of Mr. Urness’ efforts were engaged in various matters for the Company as outside legal counsel. Mr. Urness’ legal practice was primarily focused on transactions and disputes involving intellectual property and technology.
Director Compensation
     Members of our Board of Directors who are not employees of the Company currently each receive a $24,000 per year cash retainer, paid $2,000 monthly, plus $1,000 for each board meeting and committee meeting attended. The chairperson of the Audit Committee receives an additional annual fee of $5,000, and the chairpersons of the Compensation Committee and the Governance and Nominating Committee each receive an additional annual fee of $3,000.
     Under the terms of the 2004 Stock Plan, as amended, beginning September 2005, each new director who is not an employee (a “Non-employee Director”) receives at the beginning of the first term of service an initial stock option grant covering 20,000 shares of our Common Stock at fair market value on the day of grant. Each Non-employee Director is issued an annual grant on April 1 of each year, of a non-qualified stock option to purchase 6,000 shares of our Common Stock at the fair market value on the day of the grant. Such options vest one-third per year beginning one year from the grant date and expire ten years from the grant date. On April 1, 2006, Messrs. Benson, Cheney, Gentz, St. Marie, Sippl, Snow, and Weyl each received an option to purchase 6,000 shares at a price of $4.29 per share. Upon his appointment as a director on July 20, 2005, Mr. St. Marie received an initial stock option grant covering 50,000 shares of our Common Stock at an exercise price of $7.42 per share, vesting 20% per year beginning one year from the grant date, and expiring six years from the grant date.
     As amended in September 2005, the 2004 Stock Plan provides that any Non-employee Director who is ineligible to stand for re-election because of the Company’s mandatory retirement policy, will receive in lieu of stock option grants during the last two years of such director’s last term, an award of 3,000 shares of restricted Common Stock for each such year. Mr. Wiltz is the only director who has reached mandatory retirement age and is ineligible for reelection. On April 1, 2006, Mr. Wiltz received, in lieu of his annual stock option grants on April 1, 2005 (which was cancelled) and April 1, 2006, a grant of an aggregate of 6,000 shares of restricted stock for the last two years of his current term. Restrictions on these shares will lapse in September 2006 when Mr. Wiltz retires from the Board.
Independent Directors
     Our Board of Directors has determined that each of Messrs. Benson, Gentz, Sippl, St. Marie, Weyl and Wiltz are “independent,” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ National Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by The NASDAQ Marketplace Rules.

Independent Directors Meetings
     Our Board of Directors formally adopted a policy of establishing an independent directors’ meeting, with only independent directors being present, for not less than two regular meetings each fiscal year.
Board Committees
     Our board has established Audit, Compensation, and Governance and Nominating Committees, and a Compensation Committee. The Board determines committee assignments on an annual basis at the time it reviews and certifies director independence and has determined that the position of chairperson for each Committee will be reviewed annually and rotated among the committee members at least every four years. Charters for the Audit, Compensation, and Governance and Nominating Committees can be found on the Company’s website www.navarre.com.
   Audit Committee
     The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The current members of the Audit Committee are James G. Sippl (the Chair), Keith A. Benson, and Timothy R. Gentz. Our Board of Directors has determined that all members of the Audit Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules and Rule 10A-3 of the Securities and Exchange Commission. The Board has determined that James G. Sippl is qualified as an “audit committee financial expert,” as that term is defined in Item 401(h)(2)(i) of Regulation S-K of the Securities and Exchange Commission.
   Compensation Committee
     The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers, senior management, and employees in general and director compensation. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The current members of the Compensation Committee are Tom F. Weyl (the Chair), Richard Gary St. Marie, and Dickinson G. Wiltz. Mr. St. Marie replaced Mr. Benson on the Compensation Committee effective July 26, 2005. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in Rule 16b-3 of the Securities and Exchange Commission.
   Governance and Nominating Committee
     The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the Directors to be nominated for election at the annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new director candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. The current members of the Governance and Nominating Committee are Timothy R. Gentz (the Chair), Keith A. Benson, Michael L. Snow, James G. Sippl, Richard Gary St. Marie, Tom F. Weyl, and Dickinson G. Wiltz. Mr. Gentz replaced Mr. Snow as chairperson of the Committee in October 2005. All members of the Committee were determined to be independent directors except for Mr. Snow. While Mr. Snow is not an independent director, based upon his significant legal and business experience both within and outside of the Company, the Board determined he is an important member to have on the Governance and Nominating Committee.

Meeting Attendance
     During the 2006 fiscal year, our Board of Directors held eight regular meetings and five telephonic meetings. The Audit Committee held five regular meetings and six telephonic meetings. The Compensation Committee held three regular meetings and two telephonic meetings. The Governance and Nominating Committee held three regular meetings and two telephonic meetings. Most of the directors attended 100% percent of the meetings of the Board and of the Committees on which the director served and no director attended less than 90% of such meetings. Board members also conferred informally during the year to discuss various aspects of our business affairs.
Code of Business Conduct and Ethics
     On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our directors, officers and employees. A copy of the Code is available on our website at www.navarre.com. The Audit Committee is responsible for overseeing compliance with the Code and reviewing and updating the Code. The Audit Committee reviewed the Code in fiscal year 2006 and determined that no revisions were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code for directors and executive officers must be approved by our Board of Directors. No waivers were granted and no amendments to the Code were made during fiscal year 2006.
Stock Ownership Guidelines
     In July 2005, the Board of Directors adopted Company stock ownership guidelines for Company officers and directors as follows: Chief Executive Officer, five times base salary; other Executive Officers, three times base salary; other officers, one times base salary; and Non-employee Directors, five times the annual retainer. The officers and directors are encouraged and expected to meet the stock ownership goals within five years of the later of July 2005 or their beginning service with the Company. Failure to meet the goals will be a factor to be considered when making compensation and bonus decisions.
Qualifications of Candidates for Election to the Board
     Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies such as the Company, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and attain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly-qualified and productive public company directors.
     The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but intend to consider the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.
Process for Identifying and Evaluating Candidates for Election to the Board
     The Governance and Nominating Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.

Shareholder Recommendations of Candidates for Election to the Board
     Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the candidate’s name, biographical data and qualifications, including five-year employment history with employer names and a description of the employer’s business; whether such individual can read and understand fundamental financial statements; other board memberships (if any); and such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Written notice must be given at least 120 days before the date of the next annual meeting of shareholders. If a shareholder nominee is eligible, and if the nomination is proper, the Governance and Nominating Committee will consider the candidate and make its recommendation to the Board of Directors. The fact that a candidate was recommended by a shareholder will not adversely affect the Governance and Nominating Committee’s consideration of the candidate and the manner in which it evaluates candidates will not change.
Shareholder Communications with the Board
     Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board, as appropriate.
Executive Compensation
     The following table sets forth the annual compensation and other components of compensation for the fiscal years ending March 31, 2005, 2004, and 2003 for Eric H. Paulson, our Chief Executive Officer and the four highest paid executive officers of the Company (the “Named Executive Officers”) during the fiscal year ended March 31, 2005.

Summary Compensation Table

		Annual Compensation				Long Term
						Compensation Awards
					Other
					Annual	Restricted	Securities	All Other
	Fiscal				Compen-	Stock	Underlying	Compen-
Name and Principal Position	Year	Salary		Bonus(1)	sation	Award(s)	Options	sation
Eric H. Paulson	2005	$419,231		$432,000	—	—	—	$2,850,420	(2)
Chairman of the Board,	2004	$386,932		$400,000	—	—	50,000	$1,741,743	(2)
Chief Executive Officer	2003	$350,000		$147,000	—	—	150,000	$299,610	(2)
and President
James G. Gilbertson(3)	2005	$236,923		$192,500	—	—	25,000	$750	(4)
Vice President, Chief	2004	$204,615		$90,896	—	—	25,000	$750	(4)
Financial Officer, Director	2003	$185,616		$65,232	—	—	50,000	$750	(4)
Brian M. T. Burke	2005	$238,769		$169,400	—	—	25,000	$750	(4)
Chief Operating Officer,	2004	$210,846		$89,792	—	—	25,000	$750	(4)
Distribution	2003	$196,115		$75,000	—	—	60,000	$750	(4)
Cary L. Deacon	2005	$240,769		$175,000	—	—	25,000	$750	(4)
Chief Operating Officer,	2004	$153,462		$91,632	—	—	25,000	$750	(4)
Publishing	2003	$53,846	(5)	—	—	—	250,000	$300	(4)
John Turner	2005	$207,500		$154,000	—	—	25,000	$750	(4)
Senior Vice President	2004	$185,000		$77,376	—	—	25,000	$750	(4)
Global Logistics	2003	$170,000		$53,643	—	—	60,000	$750	(4)

(1)	Annual bonuses indicated were earned for the fiscal year shown although they were not paid until the first quarter of the succeeding fiscal year.

(2)	Includes forgiveness of principal and interest on a Company loan (described below) as follows: 2005: $232,269; 2004: $246,885; and 2003: $257,674. Includes life insurance premiums paid by the Company as follows: 2005: $67,401; 2004: $44,108; and 2003: $41,186. Includes amounts earned but deferred until after retirement under the deferred incentive portion of Mr. Paulson’s employment agreement (described below) as follows: 2005: $2,550,000; and 2004: $1,450,000. Also includes the Company’s matching contribution to the 401(k) Plan of $750 for each year.

(3)	Mr. Gilbertson resigned from his position as an executive officer and director of the Company as of July 11, 2005.

(4)	Consists of the Company’s matching contributions to the executive’s 401(k) Plan account.

(5)	Mr. Deacon joined the Company in September 2003.
Eric H. Paulson Employment Agreement
     We entered into an employment agreement with Mr. Paulson effective November 1, 2001, which was amended effective December 4, 2003, providing for his employment as President and Chief Executive Officer. This agreement terminates on March 31, 2007. All capitalized terms in this section are as defined in the employment agreement.
     The employment agreement currently provides for a base salary of at least $350,000 per year, subject to annual adjustments by the Compensation Committee, and an annual bonus of up to one hundred percent (100%) of his base salary based upon the Company’s achievement of annual net profits and net sales goals and his achievement of individual objectives established by the Compensation Committee. Mr. Paulson is also entitled to reasonable business expenses, medical and disability insurance, a $2.0 million life insurance policy, vacation, automobile expense and is entitled to participate in our other benefit plans on the same basis as other officers.

     The employment agreement also provided for us, concurrent with the signing of the agreement, to make a loan of $1.0 million to Mr. Paulson, which has been and will be forgiven in equal installments of principal of $200,000, together with accrued interest, on each of March 31, 2003, 2004, 2005, 2006 and 2007, and will be deemed paid and satisfied upon termination of Mr. Paulson’s employment, except termination by us for Company Cause or by Mr. Paulson without Executive Cause. At December 31, 2005 and March 31, 2005, $250,000 and $400,000 were outstanding respectively. Principal of $150,000 was written-off for the nine months ended December 31, 2005 and principal of $200,000 was forgiven on March 31, 2005. At December 31, 2005 and March 31, 2005, amounts for accrued interest of $16,103 and $32,369, respectively were written off. The loan bears interest at the rate of 5.25% per year.
     The employment agreement also establishes an incentive-based deferred compensation plan under which Mr. Paulson is eligible, upon his entering into and complying with the terms of a non-compete agreement at the termination of his employment, to receive an award of up to $4,000,000 if our Common Stock closes over certain price targets, with the highest being $10.00 per share, for any 30 consecutive trading days during the employment period. The price targets were satisfied, and the Company recorded compensation expense for this provision of $1.5 million in fiscal year 2004 and $2.6 million in fiscal year 2005. Such amounts will not be paid to Mr. Paulson until his termination of employment, contingent upon his entering into and complying with the terms of a non-compete agreement, and will be paid in three equal installments on the first, second and third anniversaries of the termination together with interest from the date of termination. Upon his termination of employment, the Company is required to place the amount of the deferred compensation into a “rabbi trust.”
     If the employment of Mr. Paulson is terminated by us without Company Cause or by Mr. Paulson for Executive Cause, Mr. Paulson is entitled to receive a lump sum payment equal to the sum of: (i) his base salary and target bonuses through the end of the agreement or three years, whichever is greater; (ii) accrued but unpaid annual bonus and benefits; and (iii) the deferred compensation referred to above. Mr. Paulson would also be entitled to continue to receive his other employee benefits and perquisites for a period of the greater of three years or the end of the agreement.
     In the event that Mr. Paulson’s employment is terminated after a Change in Control either by the Company without Company Cause or by Mr. Paulson for Executive Cause, then in addition to the payments otherwise due Mr. Paulson, we would be obligated to pay him an amount equal to his Average Annual Compensation multiplied by 2.99, which at March 31, 2005, would have been equal to approximately $2,200,000.
     At the completion of Mr. Paulson’s employment on March 31, 2007, Mr. Paulson will be entitled to receive his Average Annual Compensation for a period of three years, plus any accrued but unpaid benefits. We will also be required to maintain Mr. Paulson’s other employee benefits for three years, including, but not limited to pension plans, medical and disability, stock option plans and life insurance plans. The Company recorded compensation expense with respect to this provision of $288,000, $288,000, and $408,000 for fiscal years 2005, 2004 and 2003, respectively
J. Reid Porter Executive Severance Agreement
     On December 23, 2005, we entered into an Executive Severance Agreement with Mr. Porter which was effective as of his date of hire on December 12, 2005. This agreement sets forth certain terms that relate to Mr. Porter’s employment with the Company and provides for certain payments to be made to Mr. Porter by the Company in the event that his employment should be terminated pursuant to the occurrence of a Severance Event (defined therein), including each of the following: (i) confidentiality requirements during and after employment; (ii) intellectual property assignments to the Company; (iii) a two year non-compete obligation; and (iv) the payment of one year’s base salary upon the occurrence of a Severance Event.
Separation Agreements
     The Company has a separation agreement with Mr. Cheney, its former Chief Financial Officer which is described under “Certain Relationships and Related Party Transactions.”
     The Company has a separation agreement with another former Chief Financial Officer. The agreement obligated the Company to pay severance amounts equal to a multiple of defined compensation and benefits. The Company is required to pay approximately $229,000 over a period of one year beginning July 2005. The Company recorded compensation expense of $229,000 in fiscal year 2005 for this obligation.
Change in Control Agreements
     The Company has entered into termination agreements with Mr. Burke and Mr. Turner that provide for certain benefits for them upon a “change in control” of the Company, as defined in such agreements. If each such executive’s employment with the Company is terminated, if there is an adverse change in the executive’s status or position as an executive, or if the Company substantially reduces the executive’s base salary in effect immediately prior to the agreement or otherwise changes eligibility requirements or performance criteria for any benefit other than salary which adversely affects the executive, such executive would be entitled to cash payments equal to the average of all taxable compensation and fringe benefits paid to or on behalf of the executive by the Company, based on the two most recent calendar years, to be paid over a twelve (12) month period.
Stock Option Plans
1992 Stock Option Plan
     Our 1992 Stock Option Plan (the “1992 Plan”) was approved by the board of directors on September 1, 1992. The 1992 Plan and all of its amendments have also been approved by the shareholders. A total of 5,224,000 shares of our authorized common stock are reserved for issuance under this plan. The purpose of this plan is to (a) promote the long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain key personnel and (b) provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company. The 1992 Plan provides for grants of restricted stock, and both incentive stock options and non-qualified stock options. Incentive stock options are granted at an exercise price based upon fair market value and, provided certain restrictions are met, receive favorable tax treatment under the Internal Revenue Code of 1986. Non-qualified stock options are also typically granted at fair market value and do not qualify for favorable tax treatment. The 1992 Plan expires and no further grants may be made after July 1, 2006.
2004 Stock Plan
     In September 2004, our shareholders approved the 2004 Stock Plan (the “2004 Plan”) to supplement and ultimately replace the 1992 Plan. As amended by our shareholders in September 2005, a total of 2,500,000 shares of our authorized common stock are reserved for issuance under this plan.The purposes of the 2004 Stock Plan are the same as the purposes of the 1992 Plan..
     The 2004 Stock Plan provides for the granting of: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock and stock units, (e) performance shares and units, (f) dividend equivalent rights and (g) director options. Awards may be made in addition to or in tandem with any other type of award. However, no participant may be granted in any one fiscal year of the Company an award or awards of any combination of stock options and SAR’s, the value of which is based solely on an increase in the value of the shares after the grant date within the meaning of Section 162(m) of the Code, covering more than 300,000 Shares in the aggregate.
     The 2004 Stock Plan is administered by the compensation committee of our board of directors (the “plan administrator”). The plan administrator may interpret this plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of this plan. This plan permits the plan administrator to select the officers, directors, key employees, advisors and consultants (including directors who are also employees) who will receive awards, to determine the terms and conditions of those awards, the term of the awards, the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards, including, but not limited to reducing the exercise price of such awards, extending the exercise period of such awards and accelerating the vesting schedule of such awards.
     Restricted stock, stock units, performance shares, and performance units may be granted under the 2004 Plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock, stock units, performance shares or performance units. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock, stock units, performance shares, and performance units. The annual maximum amount of compensation that a participant may receive with respect to performance shares or performance units is $2.0 million.
     Other stock or cash-based awards may be granted under the 2004 Stock Plan, as the plan administrator determines to be the in the best interests of the Company and subject to such other terms and conditions it deems appropriate.
     In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of common stock, the plan administrator may make an equitable substitution or proportionate adjustment in the number and type of shares authorized by this plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices. In the event of a change in control, all stock options and SARs will become immediately exercisable, and will remain exercisable throughout their entire term; any restrictions imposed on restricted shares will lapse; and unless otherwise specified in a participant’s award agreement at the time of grant, the maximum payout opportunities attainable under all outstanding awards of performance units, performance shares and other incentive awards will be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change of control transaction and paid out in cash, or shares with a fair market value equal to the amount of such cash, to participants within thirty (30) days following the effective date of the change of control.
     The terms of the 2004 Stock Plan provide that the plan administrator may amend, suspend or terminate this plan at any time, provided, however, that some amendments require approval of our shareholders. Further, no action may be taken which adversely affects any rights under outstanding awards without the holder’s consent.
     At December 31, 2005, the Company had issued no shares under the 2004 Plan, 1,218,500 shares were subject to outstanding options and 1,325,500 shares were reserved for future grants.
     The following table sets forth certain information regarding (i) stock options granted to Mr. Paulson and the Company’s other executive officers named in the Summary Compensation Table during our fiscal year 2005 and (ii) the potential value of these options determined for proxy statement purposes.
Option Grants in Last Fiscal Year*

	Number of	Percent of Total
	Securities	Options	Exercise		Grant
	Underlying	Granted to	or Base		Date
	Options	Employees in	Price	Expiration	Present
Name	Granted(1)	Fiscal Year	($/Sh)	Date	Value(2)
Eric H. Paulson	—	—	—	—	—
James G. Gilbertson(3)	25,000	3.05%	$17.39	11/24/2010	$255,543
Brian M. T. Burke	25,000	3.05%	$17.39	11/24/2010	$255,543
Cary L. Deacon	25,000	3.05%	$17.39	11/24/2010	$255,543
John Turner	25,000	3.05%	$17.39	11/24/2010	$255,543

(1)	All options were granted at an exercise price equal to or in excess of the fair market value of the Company’s Common Stock on the date of grant and vest equally over five years. The Company has not issued any SAR’s. These options vest in five annual increments of 20% beginning one year after the grant date and expire on the earlier of (i) six years from the grant date, (ii) three months after termination of service due to death, disability or retirement or (iii) the date of termination for any other reason.

(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company’s use of the model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: estimated option term of 5 years, volatility at 67.3%, dividend yield at 0.0%, and an annual interest rate of 3.61%. The Company does not believe that the Black-Scholes model or any other model can accurately determine the value of an employee stock option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company’s stock price.

(3)	Mr. Gilbertson resigned from his position as an executive officer and director of the Company as of July 11, 2005.

     The following table sets forth information with respect to Mr. Paulson and the Company’s other executive officers named in the Summary Compensation Table concerning the exercise of options during fiscal year 2005 and unexercised options held at March 31, 2005.
Aggregated Option Exercises in Last Fiscal Year and FY-End Option/ SAR Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-money
	Acquired		Options at Fiscal		Options at Fiscal
	on	Value	Year End		Year End
Name	Exercise	Realized	Exercisable/Unexercisable		Exercisable/Unexercisable(1)
Eric H. Paulson	—	—	160,000	130,000	$506,100	$634,200
James G. Gilbertson(2)	45,000	$615,025	35,000	125,000	$204,180	$559,890
Brian M.T. Burke	49,600	$539,327	78,800	94,200	$504,001	$350,484
Cary L. Deacon	150,000	$2,142,450	105,000	45,000	$670,300	$37,200
John Turner	18,000	$135,700	22,600	82,200	$105,068	$271,956

(1)	The closing price on March 31, 2005 of the Company’s stock, as reported on the NASDAQ National Market System, was $7.95 per share.

(2)	Mr. Gilbertson resigned from his position as an executive officer and director of the Company as of July 11, 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Fukunaga Employment Agreement
     Gen Fukunaga entered into an employment agreement providing for his employment as President, Chief Executive Officer and Director of Funimation Productions, Ltd. This agreement was entered into in connection with the Company’s acquisition of its Funimation subsidiary and terminates on May 10, 2010. The agreement currently provides for a base salary of $350,000 per year, subject to annual discretionary increases, and an annual bonus consistent with Navarre’s executive bonus program. The agreement provided for the grant to Mr. Fukunaga of a stock option covering 250,000 shares of our Common Stock upon the closing of the acquisition. This stock option was granted at fair market value on May 11, 2005. Mr. Fukunaga is also eligible for customary benefits that are provided to similarly-situated executives including health and disability insurance, future stock option grants, reimbursement of his reasonable business expenses, and paid vacation time.
     The agreement also provides Mr. Fukunaga with the ability to earn two performance-based bonuses in the event that certain financial targets are met by Funimation during the fiscal years ending March 31, 2006-2010. Specifically, if the total EBIT (earnings before interest and tax) of Funimation during the fiscal years ending March 31, 2006 through March 31, 2008 is in excess of $90.0 million in respect of such fiscal year, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $90.0 million; however, this bonus payment shall not exceed $5.0 million. Further, if the combined EBIT of Funimation is in excess of $60.0 million during the period consisting of the fiscal years ending March 31, 2009 and 2010, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $60.0 million; however, this bonus payment shall not exceed $4.0 million.
     If the employment of Mr. Fukunaga is terminated without cause or by Mr. Fukunaga for good reason, Mr. Fukunaga is entitled to receive payment of his annual salary, plus an amount equal to the bonus payable as a portion of his annual salary for the lesser of the remaining term of his employment agreement or two years. Payments to be made under these circumstances do not include the performance-based bonuses payable in connection with meeting the EBIT targets discussed above.
     The agreement includes certain non-competition and non-solicitation provisions that apply to Mr. Fukunaga’s activities during the term of the employment agreement and for 18 months thereafter.
Bell Employment Agreement
     Effective July 31, 2002, our wholly-owned subsidiary, Encore Acquisition Corporation, a Minnesota corporation, now known as Encore, acquired substantially all of the assets of Encore Software, Inc. Effective August 24, 2002, Encore entered into an employment agreement with Michael Bell providing for his employment as Chief Executive Officer of Encore. Mr. Bell was the prior Chief Executive Officer of Encore Software, Inc. The agreement has a term of five years, but may be terminated by either Encore or by Mr. Bell at any time for any or for no reason. The agreement currently provides for an initial base salary of $185,000 per year, subject to discretionary annual increases. The agreement further provides that Mr. Bell shall be entitled to an annual performance bonus of up to forty percent (40%) of his annual salary. Mr. Bell was granted a signing bonus of $5,500 upon execution of the agreement and he is entitled to the usual and customary benefits offered by Encore from time to time to its executives, including health insurance. Mr. Bell is also entitled to receive vacation, reimbursement for reasonable business expenses, and a vehicle allowance of $750 per month.
Repurchase of Encore Shares from Michael Bell
     Encore and Mr. Bell also entered into a stock purchase agreement, dated August 24, 2002, whereby Encore agreed to issue to Mr. Bell 20,000 shares of its common stock, representing 20% of the outstanding shares of capital stock of Encore, in consideration for a payment of $500 in cash. In addition, Mr. Bell entered into a stock buy and sell agreement, pursuant to which Mr. Bell had the right to require Encore or us to repurchase his shares in Encore based upon a specified formula and subject to certain conditions.
     On March 14, 2005, we entered into a stock purchase agreement with Mr. Bell, which agreement was amended on March 31, 2005, pursuant to which we purchased his 20% equity interest in Encore on such date and terminated the stock buy and sell agreement described above. As a result of this transaction, we own 100% of Encore. The purchase price was $3.4 million in cash and 300,000 newly-issued shares of our Common Stock for which the Company recorded $5.8 million in compensation expense in fiscal year 2005.

     Under the stock purchase agreement, the shares issued to Mr. Bell may not be sold, assigned, exchanged, transferred or otherwise disposed of until March 14, 2007; provided that up to 100,000 shares may be transferred each year after receipt. We also granted to Mr. Bell customary “piggyback” registration rights and a one-time demand registration right for the shares received under the stock purchase agreement. Those shares are being registered as part of this registration statement.
Cheney Leave of Absence and Severance Agreements
     On July 15, 2002, we entered into a leave of absence agreement with Mr. Cheney under which Mr. Cheney would have a leave of absence until February 1, 2004 to enable him to complete law school. Under the leave of absence agreement, Mr. Cheney was paid nominal compensation, and continued to receive health and dental insurance, life insurance, disability insurance, payment of law school education expenses and certain club memberships. Upon his return to work on February 1, 2004, Mr. Cheney was entitled to a salary of $240,000 per year. During the leave of absence period, Mr. Cheney was compensated for serving as a director by receiving the same retainer, board attendance fees and stock options received by non-employee directors.
     Pursuant to a separation agreement and release effective April 30, 2004, we and Mr. Cheney agreed to terms regarding his resignation and severance. Mr. Cheney’s employment with us terminated on April 30, 2004. During the period between his return to Navarre on February 1 and his resignation on April 30, we paid Mr. Cheney approximately $62,400 in salary. In exchange for certain representations, promises and releases, including non-competition and non-solicitation provisions, we agreed to pay Mr. Cheney an amount equal to two years of his base salary, plus bonus, which is paid to him in equal installments over the course of forty-eight (48) months, which equals, in the aggregate, a total of $470,000, and to continue coverage of medical benefits until April 30, 2005 if certain conditions are met. In addition, we agreed to pay Mr. Cheney a lump sum in the amount of $4,519 for unused vacation. We also agreed to pay Mr. Cheney $109,778, to be paid over the course of forty-eight (48) months, in consideration for non-rescission of any of the provisions of the separation agreement. We recorded deferred compensation expense with respect to Mr. Cheney’s agreement of $388,000 in fiscal year 2005.
Other Items
     At December 31, 2005, Mr. Paulson was indebted to us in the principal amount of $250,000 for an unsecured loan entered into in November 2001. We accrue interest on the outstanding indebtedness at the rate of 5.25% per year. See “Eric H. Paulson Employment Agreement” above for a description of the loan and annual forgiveness provisions.
     Mr. Paulson has made an investment in Mix & Burn, Inc. in the form of a convertible note. This note is convertible into common stock in Mix & Burn, Inc. and accrues interest at an annual rate of twelve percent. This investment was made only after the Company determined that it would not make loans to or investments in Mix & Burn, Inc. in excess of its existing $2.5 million aggregate principal amount of promissory notes (which eliminated upon consolidation). Mix & Burn as a variable interest entity under FIN46(R) was deconsolidated in the Company’s third fiscal quarter ending December 31, 2005.
     In 2003, we paid Michael L. Snow, a member of our Board of Directors, a consulting fee of $187,000 for consulting services provided in conjunction with the acquisition of Encore. A special committee of the Board of Directors reviewed the compensation paid to Mr. Snow following the hiring of an independent outside consultant to review Mr. Snow’s involvement in the Encore transaction and assess the appropriate level of compensation. The consulting services Mr. Snow provided included negotiation with Encore’s senior lender, representation as a consultant with our attorneys in a number of bankruptcy court proceedings, negotiation with the creditor committee and participation in discussions with our senior lenders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of December 31, 2005 (except as otherwise noted), by (i) each of our directors, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of our executive officers and directors as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock. The address of each Director and Executive officer is 7400 49th Avenue North, New Hope, Minnesota 55428. Percentage computations are based on 29,897,066 shares of our Common Stock outstanding as of December 31 2005.
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of common stock issuable upon the exercise of options exercisable within 60 days of December 31, 2005 and, which are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Directors and Executive Officers	Shares		Percent
Eric H. Paulson	1,879,186	(1)(2)	6.25%
Keith A. Benson	12,400		*
Charles E. Cheney	666,374	(1)	2.23%
Timothy R. Gentz	16,200	(1)	*
James G. Gilbertson(3)	—		*
Richard Gary St. Marie	20,000		*
James G. Sippl	62,700	(1)	*
Michael L. Snow	57,600	(1)	*
Tom F. Weyl	57,200	(1)	*
Dickinson G. Wiltz	151,600	(1)	*
Brian M. T. Burke	118,880	(1)(4)	*
Cary L. Deacon	129,000	(1)	*
John Turner	44,385	(1)(5)	*
All current Directors and Executive Officers (16 persons)	4,219,568	(1)(6)	13.80%

5% Shareholders

Gruber & McBaine Capital Management LLC	2,014,481	(7)	6.74%
50 Osgood Place
San Francisco, CA 94133
Transamerica Investment Management LLC	4,566,641	(8)	15.27%
f/k/a Westcap Investors, LLC
1150 South Olive Street, Suite 2700
Los Angeles, CA 90015
SF Capital Partners Ltd.	2,189,456	(9)	7.24%
3600 South Lake Drive
St. Francis, WI 53235

*	Indicates ownership of less than one percent.

(1)	Includes shares of common stock issuable upon exercise of outstanding options exercisable within sixty days of December 31, 2005 in the following amounts: Eric H. Paulson — 180,000 shares; Charles E. Cheney — 26,000 shares; Timothy R. Gentz — 11,200 shares; James G. Sippl — 21,100 shares; Michael L. Snow — 44,400 shares; Tom F. Weyl —

37,200 shares; Dickinson G. Wiltz — 26,000 shares; Brian M.T. Burke — 107,200 shares; Cary L. Deacon — 129,000 shares; John Turner — 44,385 shares and all directors and executive officers as a group —669,500 shares.

(2)	Includes 12,504 shares owned by Mr. Paulson’s spouse of which Mr. Paulson may be deemed to have shared voting and dispositive power.

(3)	Mr. Gilbertson resigned from his position as an executive officer and director of the Company as of July 11, 2005.

(4)	Includes 415 shares, and 1,000 shares covered by options exercisable within sixty days of December 31, 2005, owned by Mr. Burke’s spouse of which Mr. Burke may be deemed to have shared voting and dispositive power.

(5)	Includes 170 shares owned by Mr. Turner’s spouse of which Mr. Turner may be deemed to have shared voting and dispositive power.

(6)	Includes 31,737 shares, and 1,000 shares covered by options exercisable within sixty days of December 31, 2005, owned indirectly by all directors and executive officers as a group of which the director or executive officer may be deemed to have shared voting and dispositive power.

(7)	Based on information provided in a Schedule 13G, dated February 15, 2006, filed with the Securities and Exchange Commission by Gruber & McBaine Capital Management LLC (“GMCM”), an investment adviser, Jon D. Gruber and J. Patterson McBaine, the Managers, controlling persons and portfolio managers of GMCM, and Eric B. Swergold, the control person of Lagunitas, an investment limited partnership of which GMCM is the general partner. They report that as of December 31, 2005, the reporting persons had shared voting and dispositive power of 1,614,669 shares, Mr. Gruber had sole voting and dispositive power of 193,131 shares, and Mr. McBaine had sole voting and dispositive power of 206,681 shares.

(8)	Based on information provided in a Schedule 13G (Amendment No. 2), dated February 10, 2005, filed with the Securities and Exchange Commission by Transamerica Investment Management LLC, f/k/a Westcap Investors, LLC, an investment adviser, reporting that as of January 31, 2006 it had sole voting power of 4,025,890 shares and shared dispositive power of 4,566,641 shares.

(9)	Based on information provided in a Schedule 13G, dated March 29, 2006, filed with the Securities and Exchange Commission by SF Capital Partners Ltd., and Michael A. Roth and Brian J. Stark, the Managing Members of Stark Offshore Management, LLC which acts as investment manager and has the sole power to direct the management of SF Capital, reporting that as of March 21, 2006 they had shared voting and dispositive power of 2,189,456 shares (including 357,143 shares issuable upon the exercise of certain warrants). Mr. Roth and Mr. Stark disclaim beneficial ownership of such shares.

SELLING SHAREHOLDERS
     This prospectus covers offers and sales of 10,029,490 shares of our common stock by the selling shareholders identified below. 5,699,998 of the shares were originally sold by us to the selling shareholders in March 2006 in a private placement at a price of $3.50 per share, and $5.00 per share for 1,596,001 shares that may be acquired upon exercise of warrants issued in connection with the placement (which number includes 171,000 shares that may be acquired at $5.00 per share, upon the exercise of a warrant issued to our placement agent). This prospectus also covers 2,733,491 shares of common stock pursuant to various registration rights: 606,005 shares that were previously registered by Registration Statement No. 333-111733 in connection with a private placement conducted in December of 2003 (the “2003 PIPE”), 1,827,486 shares held by shareholders who exercised certain registration rights granted in connection with the FUNimation acquisition, and 300,000 shares exercised by Michael Bell, the Chief Executive Officer of Encore, in connection with the acquisition of the equity interests of Encore.
     The table below identifies the selling shareholders and shows the numbers of shares of common stock beneficially owned by each of the selling shareholders before and after this offering, and the numbers of shares offered for resale by each of the selling shareholders. Our registration of these shares does not necessarily mean that any selling shareholder will sell all or any of their shares of common stock. However, the “Shares Beneficially Owned After Offering” columns in the table assume that all shares covered by this prospectus will be sold by the selling shareholders and that no additional shares of common stock will be bought or sold by any selling shareholder. No estimate can be given as to the number of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.
     The following table sets forth the name of each selling shareholder, and if applicable, the nature of any position, office, or other material relationship which the selling shareholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such shareholder prior to the offering, the amount being offered for the shareholder’s account and the amount to be owned by such shareholders after completion of the offering.
     We prepared the table based on information supplied to us by the selling shareholders and our placement agent. We have not sought to verify such information. Additionally, the selling shareholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling shareholders may also change over time.

					SHARES BENEFICIALLY OWNED
	SHARES BENEFICIALLY OWNED BEFORE OFFERING (1)(2)				AFTER OFFERING (1)
		SHARES UPON
		EXERCISE OF
BENEFICIAL OWNER	SHARES	WARRANTS	TOTAL	PERCENT	NUMBER	PERCENT
Alydar Fund, L.P. (3)	2,250	—	2,250	*	—	*

Alydar Fund, Ltd. (3)	8,965	—	8,965	*	—	*

Alydar QP Fund, L.P. (3)	13,785	—	13,785	*	—	*

Michael Bell (4)	300,000	—	300,000	*	—	*
Robert Brennan (5)	18,648	—	18,648	*	—	*
Burguete Investment Partnership (6)	275,000	62,500	337,500	*	—	*
Capital Ventures International (7)	300,000	75,000	375,000	*	—	*
Allen Cocanougher (5)	372,957	—	372,957	*	—	*
Daniel Cocanougher (5)(8)(9)	372,957	—	372,957	*	—	*
Danielle M. Cocanougher (5)(9)(10)	46,619	—	46,619	*	—	*
Ellen Cocanougher (5)(9)(10)	46,619	—	46,619	*	—	*
Jennifer B. Cocanougher (5)	46,619	—	46,619	*	—	*
Robert Cocanougher (5)(10)	372,957	—	372,957	*	—	*
Robert A. Cocanougher, Jr. (5)(8)	46,619	—	46,619	*	—	*
Craig-Hallum Partners, L.P. (11)	300,000	75,000	375,000	*	—	*

					SHARES BENEFICIALLY OWNED
	SHARES BENEFICIALLY OWNED BEFORE OFFERING (1)(2)				AFTER OFFERING (1)
		SHARES UPON
		EXERCISE OF
BENEFICIAL OWNER	SHARES	WARRANTS	TOTAL	PERCENT	NUMBER	PERCENT
Craig-Hallum Capital Group, LLC (12)	—	171,000	171,000	*	—	*
Cindy Fukunaga (5)(13)	18,648	—	18,648	*	—	*
Gen Fukunaga (5)(13)	466,195	—	466,195	*	—	*
Jon D. Gruber and Linda W. Gruber (14)(15)	10,526	—	10,526	*	—	*
Jon D. Gruber and Linda W. Gruber Trust (15)	50,000	12,500	62,500	*	—	*
Gruber & McBaine International (15)(16)	121,053	25,000	125,000	*	—	*
HHMI Investments, L.P. (17)	49,486	12,372	61,858	*	—	*
Iroquois Master Fund Ltd. (18)	285,714	71,429	357,143	*	—	*
Lagunitas Partners, L.P. (15)(19)	363,158	75,000	438,158	*	—	*

J. Patterson McBaine (15)(20)	60,526	12,500	73,026	*	—	*

Merrill Lynch as Custodian FBO Jeffrey A. Sowada IRA (21)	100,000	25,000	125,000	*	—	*
Millennium Partners, L.P. (22)	350,000	87,500	437,500	*	—	*
Pleiades Investment Partners — R, L.P. (23)	109,799	27,450	137,249	*	—	*
Potomac Capital International, Ltd. (24)	94,514	23,629	118,143	*	—	*

Potomac Capital Partners, LP (24)	152,829	38,207	191,036	*	—	*

Dennis L. Senneseth (25)	37,500	—	37,500	*	—	*

SF Capital Partners, Ltd. (26)	1,804,313	357,143	2,161,456	*	—	*

SRB Greenway Capital, L.P. (27)	64,600	16,150	80,750	*	—	*
SRB Greenway Capital (QP), L.P. (28)	506,829	126,707	633,536	*	—	*
Tracer Capital Offshore Fund Ltd. (29)	550,869	137,717	688,586	*	—	*
Tracer Capital Partners L.P. (29)	15,629	3,907	19,536	*	—	*
Tracer Capital Partners QP L.P. (29)	233,502	58,376	291,878	*	—	*
Walker Smith Capital, L.P. (30)	15,428	3,857	19,285	*	—	*
Walker Smith International Fund, Ltd. (31)	132,743	33,186	165,929	*	—	*
Walker Smith Capital (QP), L.P. (32)	88,057	22,014	110,071	*	—	*
Barry Watson (33)	18,648	—	18,648	*	—	*
WBL Limited Partnership (21)	19,079	—	19,079	*	—	*
Wedbush Morgan Securities as Custodian FBO Jeffrey A. Sowada IRA (21)(34)	18,421	—	18,421	*	—	*
Whitebox Intermarket Partners LP (35)	171,428	42,857	214,285	*	—	*

TOTALS:	8,433,489	1,596,001	10,029,490

*	Less than one percent.

(1)	Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted. Each selling shareholder purchased the shares in the ordinary course of its business and for its own account for investment only, has no arrangement or understanding with any other persons regarding the distribution of the shares and has no present intent of distributing the shares.

(2)	Based on 29,897,066 shares outstanding as of December 31, 2005 and 35,597,064 after the March 2006 private placement, assuming no exercise of warrants.

(3)	Mr. John A. Murphy, as the managing member of Alydar Capital, LLC (the investment manager of the Alydar Fund, L.P., Alydar Fund, Ltd. and Alydar QP Fund, L.P. entities), may also be deemed to have investment and voting power over the shares of Navarre held by Alydar Fund, L.P., Alydar Fund, Ltd. and Alydar QP Fund, L.P. Shares registered herein were acquired pursuant to the 2003 PIPE.

(4)	Michael Bell is the Chief Executive Officer of Encore.

(5)	Shares acquired in connection with the FUNimation acquisition.

(6)	Mr. James J. Tiampo, as President of Verbier Management Corp., the investment manager and general partner of Burguete Investment Partnership, L.P., may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Burguete Investment Partnership, L.P. 25,000 shares were acquired pursuant to the 2003 PIPE.

(7)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. CVI is affiliated with one or more registered broker-dealers. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(8)	Daniel Cocanougher is the Executive Vice President of FUNimation and is the custodian for Robert A. Cocanougher, Jr., a minor, and as such may be deemed to have beneficial ownership over shares held by Robert A. Cocanougher, Jr.

(9)	Daniel Cocanougher and his wife Julie, each own 35% of DCJC Ltd., a family limited partnership, with their daughters Danielle and Ellen Cocanougher, who each own 15% of DCJC Ltd. DCJC Ltd. owns 110,000 shares of Company common stock, which shares are not reflected in their share ownership, and such shares are not being registered pursuant to this registration statement.

(10)	Prior to the acquisition by the Navarre, Robert Cocanougher was the Z Store Business and Operations Vice President of FUNimation, and is the custodian for Danielle M. and Ellen Cocanougher, all minors, and as such may be deemed to have beneficial ownership over shares held by them.

(11)	Kevin P. Harris, is the managing member of Craig-Hallum Management LLC which is the general partner of Craig-Hallum Partners LP. As such, Mr. Harris may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Craig-Hallum Partners LP. The shares acquired by Craig-Hallum Partners LP were acquired in the ordinary course of business, and, at the time of purchase of the securities to be sold, Craig-Hallum Partners LP did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(12)	The shares to be sold by Craig-Hallum Capital Group LLC may be acquired upon the exercise of warrants issued to Craig-Hallum Capital Group LLC in connection with their acting as placement agent in connection with the private placement transaction completed by us in March 2006. Bradley W. Baker, President, John L. Flood, Chairman and Patricia S. Bartholomew, Secretary and General Counsel of Craig-Hallum Capital Group LLC share voting and investment power over the shares listed. Craig-Hallum Capital Group LLC is a registered broker-dealer.

(13)	Cindy Fukunaga is the wife of Gen Fukunaga, the President of FUNimation, and, as such, Mr. Fukunaga may be deemed to have beneficial ownership over shares held by Mrs. Fukugana.

(14)	Shares were acquired pursuant to the 2003 PIPE.

(15)	Gruber & McBaine Capital Management is the Investment Advisor of Gruber & McBaine International and the general partner of Lagunitas Partners, L.P. and consequently has voting control and investment discretion over the securities held by Gruber & McBaine International and Lagunitas Partners, L.P. Gruber & McBaine Capital Management is managed by Jon D. Gruber and J. Patterson McBaine. Lagunitas Partners, L.P., Gruber & McBaine International, Jon D. Gruber and J. Patterson McBaine disclaim beneficial ownership of shares held by each other.

(16)	21,053 Shares were acquired pursuant to the 2003 PIPE.

(17)	Reid S. Walker and G. Stacy Smith are members of WS Capital, L.L.C., the general partner of WS Capital Management, L.P., the Investment Manager of HMMI Investments, L.P. and, as such, may exercise voting and dispositive power over shares held by HMMI Investments, L.P.

(18)	Joshua Silverman, the managing member of Iroquois Master Fund, Ltd., may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Iroquois Master Fund, Ltd. Mr. Silverman disclaims beneficial ownership over the shares held by Iroquois Master Fund, Ltd.

(19)	63,158 shares were acquired pursuant to the 2003 PIPE.

(20)	10,526 shares were acquired pursuant to the 2003 PIPE.

(21)	Jeffrey A. Sowada, the investment manager and general partner of WBL Limited Partnership, may be deemed to have investment discretion and voting power over the shares of Navarre stock held by WBL Limited Partnership. 19,079 shares were acquired pursuant to the 2003 PIPE.

(22)	Millennium Management, L.L.C., a Delaware limited liability company is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P.

(23)	Paul J. Solit, President of Potomac Capital Management, Inc., the investment manager of Pleiades Investment Partners-R, LP, may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Pleiades Investment Partners-R, LP.

(24)	Paul J. Solit, President of Potomac Capital Management, Inc., the investment manager of Potomac Capital International, Ltd. may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Potomac Capital International, Ltd.

(25)	Shares were acquired pursuant to the 2003 PIPE.

(26)	Michael A. Roth and Brian J. Stark have voting and dispositive power over all of the shares held by SF Capital Partners Ltd. 375,742 shares were acquired pursuant to the 2003 PIPE.

(27)	Steven R. Becker is a member of BC Advisors, L.L.C., the general partner of SRB Management, L.P., the general partner of SRB Greenway Capital, L.P. and, as such, may exercise voting and dispositive power over shares held by SRB Greenway Capital, L.P.

(28)	Steven R. Becker is a member of BC Advisors, L.L.C., the general partner of SRB Management, L.P., the general partner of SRB Greenway Capital (QP), L.P. and, as such, may exercise voting and dispositive power over shares held by SRB Greenway Capital (QP), L.P.

(29)	The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Tracer Capital Management L.P. for each of Tracer Capital Partners L.P., Tracer Capital Partners QP L.P. and Tracer Capital Offshore Fund L.P. Riley McCormack and Matt Hastings, as the sole limited partners of Tracer Capital Management L.P. and the sole managing members of TCM and Company, LLC, the general partner of Tracer Capital Management L.P., control Tracer Capital Management L.P.

(30)	Reid S. Walker and G. Stacy Smith are members of WS Capital, L.L.C., the general partner of WS Capital Management, L.P., the general partner of Walker Smith Capital, L.P. and, as such, may exercise voting and dispositive power over shares held by Walker Smith Capital, L.P.

(31)	Reid S. Walker and G. Stacy Smith are members of WS Capital, L.L.C., the general partner of WS Capital Management, L.P., agent and attorney-in-fact for Walker Smith International Fund, Ltd. and, as such, may exercise voting and dispositive power over shares held by Walker Smith International Fund, Ltd.

(32)	Reid S. Walker and G. Stacy Smith are members of WS Capital, L.L.C., the general partner of WS Capital Management, L.P., the general partner of Walker Smith Capital (QP), L.P. and, as such, may exercise voting and dispositive power over shares held by Walker Smith Capital (QP), L.P.

(33)	Shares were acquired pursuant to the 2003 PIPE.

(34)	Shares were acquired pursuant to the 2003 PIPE.

(35)	Andrew Redleaf, the managing member of Whitebox Intermarket Advisors, LLC, the general partner of Whitebox Intermarket Partners, LP may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Whitebox Intermarket Partners, LP. Whitebox Intermarket Partners, LP and Mr. Redleaf disclaim beneficial ownership of shares held by each other.

Plan of Distribution
     The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling Shareholders to include the pledgee, transferee or other successors in interest as selling Shareholders under this prospectus.
     Upon the Company being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.
     The Selling Shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Shareholder and/or the purchasers. Each Selling Shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.
     The Company has advised each Selling Shareholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Shareholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective shares under this Registration Statement.
     The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the Selling Shareholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.
DESCRIPTION OF CAPITAL STOCK
General
     The following summary description of our capital stock is based on the provisions of the Minnesota Business Corporation Act and our articles of incorporation, as amended, and bylaws. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the articles of incorporation and bylaws. See “Where You Can Find More Information.”
     Our authorized capital stock consists of 110,000,000 shares no par value per share, of which 100,000,000 shares have been designated as common stock and 10,000,000 shares have been designated as preferred stock. As of December 31, 2005, we had 29,897,066 shares of our common stock outstanding and no shares of preferred stock outstanding.
Common Stock
     Each shareholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. Holders of our common stock do not have cumulative voting rights. As a result, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock. The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, when issued in accordance with their terms will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock
     This section describes the general terms and provisions of our preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.
     Our board of directors has been authorized to provide for the issuance of up to 10,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms, among others:
•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether interests in the shares of preferred stock will be represented by depositary shares;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.
     Holders of shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.
     Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing, among other rights and preferences, class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.
Warrants
     In December 2003, we completed a private placement to institutional and other accredited investors of 2,631,547 shares of common stock and 657,887 shares of common stock issuable upon exercise of warrants (the “2003 PIPE”). We sold the securities for $4.75 per share for total proceeds of approximately $12,500,000 and net proceeds of approximately $11,735,000. The net proceeds were used to discharge our approximate $6.6 million debt to Hilco Capital, LP incurred in connection with the BCI acquisition and the remainder was made available for, among other things, general working capital needs. We forced exercise of warrants in the last quarter of fiscal 2005 resulting in net proceeds to the Company of $3.8 million. Any exercised but unsold warrant shares and any other shares of common stock remaining unsold from the 2003 PIPE are being registered as part of this registration statement.

     In connection with the private placement we completed in March 2006, we issued to accredited investors of 5,699,998 shares of common stock and 1,596,001 shares of common stock issuable upon exercise of warrants. We sold the shares for $3.50 per share for total proceeds of approximately $19,950,000 and net proceeds of approximately $18,500,000. We intend to use the net proceeds, along with certain cash reserves, to discharge our approximate $25.0 million Term Loan C sub-facility incurred in connection with the FUNimation acquisition.
     The warrants issued to investors in connection with the March 2006 private placement were five-year warrants exercisable at any time after the sixth month anniversary of the date of issuance at $5.00 per share. The warrants contain customary anti-dilution provisions and a cashless exercise provision that is applicable only if a registration statement permitting sale of the underlying shares is not then available. In addition, under the terms of such warrants, we are able to require cash exercise of these warrants at any time after March 21, 2006 if the volume weighted average price of our stock exceeds $8.50 per share for 30 consecutive trading days. To the extent all of the warrants to purchase the 1,596,001 shares of common stock covered by this prospectus are exercised for cash, we would receive approximately $7.98 million in the aggregate from such exercises.
Registration Rights
     On March 14, 2005, we entered into a stock purchase agreement with Michael Bell, which agreement was amended on March 31, 2005, pursuant to which we purchased his 20% equity interest in Encore on such date and terminated the stock buy and sell agreement described above. See “Bell Employment Agreement” and “Repurchase of Encore Shares from Michael Bell.” As a result of this transaction, we own 100% of Encore. The purchase price was $3.4 million in cash and 300,000 newly-issued shares of our Common Stock for which the Company recorded $5.8 million in compensation expense in fiscal year 2005.
     Under the stock purchase agreement, the shares issued to Mr. Bell may not be sold, assigned, exchanged, transferred or otherwise disposed of until March 14, 2007; provided that up to 100,000 shares may be transferred each year after receipt. We also granted to Mr. Bell customary “piggyback” registration rights and a one-time demand registration right for the shares received under the stock purchase agreement. Those shares are being registered as part of this registration statement.
     At the closing of the FUNimation acquisition, we entered into a registration rights agreement with the FUNimation sellers. The registration rights agreement provides the holders of Navarre’s common stock issued in connection with the FUNimation acquisition with one demand registration right and customary piggyback registration rights. The demand right is exercisable within two years of the closing date of the acquisition, May 11, 2005, and the registration is required to include at least 50% percent of the shares issued to the FUNimation sellers in the acquisition. Furthermore, a demand registration will only be permissible if we are eligible to use a registration statement on Form S-3.
     Any such registration statement is required to be kept effective for a period of one year, and we are obligated to pay all expenses of any registration other than underwriting discounts and commissions. The registration rights agreement provides that a demand request is not effective if it occurs within 60 days prior to the estimated date of filing of, and ending on a date that is 90 days following the effective date of, a Company-initiated registration statement. Furthermore, the FUNimation sellers have agreed to not sell any of the shares received in the FUNimation acquisition without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to any Company offering seeking to raise in excess of $10,000,000 in gross proceeds and ending on the date agreed by the Company and the managing underwriter, but not to exceed 90 days.
     The registration rights granted to the FUNimation sellers will terminate two years after the date of the registration rights agreement or such earlier time at which all the shares of common stock held by a FUNimation seller can be sold in any three month period without registration in compliance with Rule 144 of the Securities Act. The 1,827,486 shares subject to the registration rights agreement are being registered as part of this registration statement.
     We also granted registration rights for the shares and shares obtainable upon exercise of warrants issued in the 2003 PIPE and the March 2006 private placement. The 7,902,004 shares issued or obtainable in connection with the 2003 PIPE and the March 2006 private placement and included in this registration statement were included as a result of these registration rights.

Anti-Takeover Effects of Certain Provisions of Minnesota Law
     Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover if our board of directors determines that such a takeover is not in our best interests or the best interests of our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us that could deprive our shareholders of opportunities to sell their shares of our stock at higher values.
     Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our stock (from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisition by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable by us at their then-fair market value within 30 days after the acquiring person has failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.
     Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which means any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder’s share acquisition date.
Indemnification of Certain Persons
     Minnesota law and our articles of incorporation and bylaws provide that we will, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.
Limitations on Director Liability
     Our articles of incorporation limit personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by Minnesota law. Such provisions eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to us or our shareholders, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or knowing violation of law, liability based on payments of improper dividends, liability based on a transaction from which the director derives an improper personal benefit, liability based on violation of state securities laws, and liability for acts occurring prior to the date such provision was added. Any amendment to or repeal of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
Special Provisions of Articles of Incorporation
     Our articles of incorporation divides our board of directors into three classes of directors serving staggered, three-year terms. Vacancies, and newly-created directorships resulting from any increase in the size of our board, must be filled by our board, even if the directors then on the board do not constitute a quorum or only one director is left in office. These provisions, together with the provisions of the Minnesota Business Corporation Act, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirers from making an offer to our shareholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our shareholders might benefit from such a change in control or offer.
Transfer Agent and Registrar
     Wells Fargo Shareowner Services serves as the registrar and transfer agent for the common stock.
Listing
     Our common stock is quoted on The NASDAQ National Market under the symbol “NAVR.”

LEGAL MATTERS
     The validity of the common stock offered hereby will be passed on for us by Winthrop & Weinstine, P.A., Minneapolis, Minnesota. Such legal advice is solely for our benefit and not for any shareholder or prospective investor.
EXPERTS
     The consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of Navarre Corporation at March 31, 2005 and for the year then ended, appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, an independent registered accounting firm, as set forth in their report therein appearing elsewhere herein. The consolidated financial statements and schedule of Navarre Corporation at March 31, 2004, and for each of the two years in the period then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered accounting firm, as set forth in their report therein appearing elsewhere herein. The consolidated financial statements referred to above are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
     The combined financial statements of FUNimation included herein have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports included herein and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at: (800) SEC-0330 for further information about the Public Reference Room.
     We also make most of our filings available on our website at www.navarre.com. We are not including the information on our website as part of this prospectus or any prospectus supplements.

NAVARRE CORPORATION
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	March 31, 2005
	2005	(Note)
	(Unaudited)	(Restated)
Assets:
Current assets:
Cash and cash equivalents	$14,401	$15,571
Note receivable, related parties	200	200
Accounts receivable, less allowances of $21,217 and $7,723, respectively	116,468	88,732
Inventories	53,351	40,759
Prepaid expenses and other current assets	12,536	15,303
Income taxes receivable	5,678	—
Deferred tax assets — current	5,888	7,398

Total current assets	208,522	167,963
Property and equipment, net of accumulated depreciation of $9,158 and $7,259, respectively	9,547	8,152
Other assets:
Notes receivable, related parties	50	200
Goodwill	56,782	9,832
Intangible assets, net of amortization of $8,671 and $2,369, respectively	39,983	5,198
License fees, net of amortization of $4,036	24,813	—
Other assets	14,550	4,547
Deferred tax assets – non-current	1,620	—

Total assets	$355,867	$195,892

Liabilities and shareholders’ equity:
Current liabilities:
Note payable — short-term	$5,000	$250
Capital lease obligation — short-term	106	84
Accounts payable	126,249	96,387
Income taxes payable	—	8
Accrued expenses	18,554	15,067

Total current liabilities	149,909	111,796
Long-term liabilities:
Note payable — long-term	112,500	—
Capital lease obligation — long-term	232	237
Interest rate swap	549	—
Deferred compensation	5,200	4,984
Deferred tax liabilities – non-current	—	1,591

Total liabilities	268,390	118,608
Commitments and contingencies (Note 22) Shareholders’ equity:
Common stock, no par value:
Authorized shares — 100,000,000 Issued and outstanding shares — 29,897,066 and 27,896,080, respectively	138,269	123,481
Accumulated other comprehensive income (loss)	(320)	—
Accumulated deficit	(50,472)	(46,197)

Total shareholders’ equity	87,477	77,284

Total liabilities and shareholders’ equity	$355,867	$195,892

Note: The balance sheet at March 31, 2005 has been derived from the restated audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements.
See accompanying notes to consolidated financial statements.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Restated)		(Restated)
Net sales	$214,128	$182,876	$512,892	$454,583
Cost of sales (exclusive of depreciation and amortization)	185,887	155,639	431,418	387,459

Gross profit	28,241	27,237	81,474	67,124
Operating expenses:
Selling and marketing	7,819	6,321	22,040	15,439
Distribution and warehousing	3,067	2,848	7,499	6,602
General and administrative	11,321	9,772	32,837	29,228
Bad debt expense	12,259	66	12,308	366
Depreciation and amortization	3,101	896	8,272	2,443

Total operating expenses	37,567	19,903	82,956	54,078

Income (loss) from operations	(9,326)	7,334	(1,482)	13,046
Other income (expense):
Interest expense	(2,983)	(168)	(8,179)	(270)
Interest income	—	103	601	359
Deconsolidation of variable interest entity	1,896	—	1,896	—
Other income (expense), net	(10)	6	406	—

Net income (loss) before income tax	(10,423)	7,275	(6,758)	13,135
Income tax (expense) benefit	4,355	(42)	2,521	377

Net income (loss)	$(6,068)	$7,233	$(4,237)	$13,512

Earnings (loss) per common share:
Basic	$(.20)	$.27	$(.14)	$.51

Diluted	$(.20)	$.25	$(.14)	$.47

Weighted average shares outstanding:
Basic	29,893	27,002	29,563	26,645
Diluted	29,893	28,937	29,563	28,778
See accompanying notes to consolidated financial statements.

NAVARRE CORPORATION
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2005	2004
		(Restated)

Operating activities:
Net income (loss)	$(4,237)	$13,512
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	8,371	2,506
Amortization and write-off of deferred financing costs	619	160
Deferred compensation expense	216	2,187
Write-off of notes receivable	150	150
Amortization of license fees	4,036	—
Amortization of production costs	1,139	—
Change in deferred revenue	(480)	14
Tax benefit from employee stock option plans	233	2,428
Gain on disposal of fixed assets	(2)	—
Deferred income taxes, including tax effect of hedge derivatives	(1,487)	(3,073)
Realized loss from hedge derivatives	15	—
Gain on deconsolidation of variable interest entity	(1,896)	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(21,113)	(37,443)
Inventories	(10,610)	(32,293)
Prepaid expenses	(2,789)	(5,467)
Income taxes receivable	(5,678)	—
Other assets	151	(1,798)
Production costs	(1,570)	—
License fees	(8,267)	—
Accounts payable	27,409	26,481
Income taxes payable	(8)	(855)
Accrued expenses	(1,121)	2,850

Net cash used in operating activities	(16,919)	(30,641)
Investing activities:
Acquisitions, net of cash acquired	(98,147)	—
Purchases of property and equipment	(1,411)	(7,504)
Net proceeds from sale leaseback	—	6,401
Purchases of intangible assets	(360)	(514)
Payment of earn-out related to an acquisition	(350)	(88)
Other	(55)	—

Net cash used in investing activities	(100,323)	(1,705)
Financing activities:
Proceeds from note payable, line of credit	—	84,361
Payments on note payable, line of credit	—	(71,665)
Payments on note payable	(22,500)	(651)
Proceeds from note payable	141,075	250
Checks written in excess of cash balance	—	1,974
Debt acquisition costs	(2,921)	(465)
Repayments of capital lease obligations	(66)	—
Proceeds from exercise of common stock options and warrants	484	4,380

Net cash provided by financing activities	116,072	18,184

Net decrease in cash	(1,170)	(14,162)
Cash at beginning of period	15,571	14,495

Cash at end of period	$14,401	$333

Supplemental cash flow information:
Cash paid for:
Interest	$5,365	$198
Income taxes	4,421	995
Supplemental schedule of non-cash investing and financing activities:
Reclassification of acquisition costs from other assets to goodwill	1,656	—
Capital lease obligations incurred for the purchase of computer equipment	84	—
Reclassification of prepaid royalties to other assets	5,488	—
Reclassification of stock compensation accrual to shareholders’ equity	—	704
Purchase price adjustment affecting: accounts receivable, prepaid expenses, goodwill and accounts payable	—	627
Acquisition:
Fair value of assets acquired	$125,135	$—
Less: assumed	8,705	—
Fair value of stock issued	14,144	—
Cash acquired	4,139	—

Acquisition net of cash acquired	$98,147	$—

Deconsolidation of variable interest entity:
Assets, including cash	$641	$—
Less: Liabilities	2,537	—

Net liabilities	$1,896	$—

See accompanying notes to consolidated financial statements.

NAVARRE CORPORATION
Notes to Consolidated Financial Statements
(Unaudited)
Note 1 — Organization and Basis of Presentation
     Navarre Corporation (“the Company” or “Navarre”), a Minnesota corporation formed in 1983, publishes and distributes a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Historically, the business was divided into two business segments – distribution and publishing. Through these business segments, the Company maintains and leverages strong relationships throughout the publishing and distribution chain. In the second quarter of fiscal 2006, the Company expanded its segments to include a segment which is titled “other” and includes the operations of a variable interest entity as further discussed below. The other segment was deconsolidated during the third quarter of Fiscal 2006 as further discussed below.
     The accompanying unaudited consolidated financial statements of Navarre Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. The accompanying unaudited consolidated financial statements include the consolidation of the variable interest entity (“VIE”), Mix & Burn, Inc. (“Mix & Burn”).
     All intercompany accounts and transactions have been eliminated. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Because of the seasonal nature of our business, the operating results and cash flows for the three and nine month periods ended December 31, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2006. For further information, refer to the consolidated financial statements and footnotes thereto included in Navarre Corporation’s Annual Report on Form 10-K and Form 10-K/A for the year ended March 31, 2005.
     Certain fiscal year 2005 amounts have been reclassified to conform to the fiscal year 2006 presentation.
Restatement of Financial Statements
     The Company restated its previously issued consolidated financial statements as of and for the years ending March 31, 2003, 2004 and 2005 and unaudited quarterly financial data as of and for the periods ending June 30, 2004, September 30, 2004, December 31, 2004 and June 30, 2005. These restatements resulted in (i) the application of Financial Accounting Standards Board (“FASB”) Interpretation Number 46 (revised December 2003), Consolidation of Variable Interest Entities, (“FIN 46(R)”) to the Company’s investment in Mix & Burn; (ii) the Company’s recognition of additional expense in prior periods in the aggregate amount of $388,000 in connection with certain payments to be made pursuant to a separation agreement that was entered into with the Company’s former Chief Financial Officer in April 2004; and (iii) the Company’s recognition of additional expense in prior periods in the aggregate amount of $984,000 as a result of the application of Accounting Principles Board Opinion No. 12 to certain payments that are to be made upon the retirement of the Company’s Chief Executive Officer pursuant to a 2001 Employment Agreement, as amended.
Segment Reporting
     In light of the addition of Mix & Burn in the consolidated financial statements of the Company, Navarre re-evaluated its application of FASB Statement No. 131, Disclosure about Segments of an Enterprise and Related Information, (“SFAS 131”) and revised its operating and reportable segments. The Company’s historical presentation of segment data consisted of two operating and reportable segments – distribution and publishing. The Company’s restated presentation includes three operating and reportable segments – distribution, publishing and other.
Revenue Recognition
     Revenue on products shipped is recognized when title and risk of loss transfers, delivery has occurred, the price to the buyer is determinable and collectibility is reasonably assured. Service revenues are recognized upon delivery of the services. Service revenues represented less than 10% of total net sales for the three and nine months ended December 31, 2005 and December 31, 2004.

The Company, under specific conditions, permits its customers to return products. The Company records a general reserve for sales returns and allowances against amounts due to reduce the net recognized receivables to the amounts the Company reasonably believes will be collected. These reserves are based on the application of the Company’s average historical or anticipated gross profit percent against average sales returns, sales discounts percent against average gross sales and specific reserves for marketing programs. Although the Company’s past experience has been a good indicator of future reserve levels, there can be no assurance that its current reserve levels will be adequate in the future.
     The Company’s distribution customers at times qualify for certain price protection benefits from the Company’s vendors. The Company serves as an intermediary to settle these amounts between vendors and customers. The Company accounts for these amounts as reductions of revenue with corresponding reductions in cost of sales.
     The Company’s publishing business at times provides certain price protection, promotional monies, volume rebates and other incentives to customers. The Company records these amounts as reductions in revenue.
     FUNimation Productions, Ltd. and the FUNimation Store, Ltd. (“FUNimation”) revenue is recognized upon meeting the recognition requirements of American Institute of Certified Public Accountants Statement of Position 00-2 (“SOP 00-2”) Accounting by Producers or Distributors of Films. Revenues from home video distribution are recognized, net of an allowance for estimated returns, in the period in which the product is available for sale by the Company’s customers (generally upon shipment to the customer and in the case of new releases, after “street date” restrictions lapse). Revenues from broadcast licensing and home video sublicensing are recognized when the programming is available to the licensee and other recognition requirements of SOP 00-2 are met. Fees received in advance of availability are deferred until revenue recognition requirements have been satisfied. Royalties on sales of licensed products are recognized in the period earned. In all instances, provisions for uncollectible amounts are provided for at the time of sale.
Prepaid Royalties
     In the distribution segment, the Company regularly commits to and pays advance royalties to its independent music labels (“Labels”) in respect of future sales. The Company accounts for these advance royalty payments under the related guidance in FASB No. 50, Financial Reporting in the Record and Music Industry (“SFAS 50”). Certain advance royalty payments that are believed to be recoverable from future royalties to be earned by the Labels are capitalized as assets. The decision to capitalize an advance as an asset requires significant judgment as to the recoverability of these advances. The recoverability of these assets is assessed upon initial commitment of the advance, based upon the Company’s forecast of anticipated revenues from the sale of future and existing music. In determining whether these amounts are recoverable, the Company evaluates the current and past popularity of the Labels, the initial or expected commercial acceptability of the product, the current and past popularity of the genre of music that the product is designed to appeal to, and other relevant factors. Based upon this information, the portion of such advances that are believed not to be recoverable is expensed. Otherwise, the prepaid royalties are expensed as earned by the Labels. All advances are assessed for recoverability periodically and at minimum on a quarterly basis.
Royalties Payable – SOP 00-2
     Royalties payable represent management’s estimate of accrued and unpaid ultimate participation costs as of the end of the period. Royalties are generally due and paid to the licensor one month after each quarterly period for sales of merchandise and license fees received.
     The Company expects to pay 100% of accrued royalties in the amount of $3.8 million during the period ended March 31, 2006.
Advertising
     Advertising costs are expensed as incurred. Advertising expense amounted to $326,000 and $1.3 million for the three and nine months ended December 31, 2005, respectively.
Research and Development – Mix & Burn
     Research and development costs for the other segment of approximately $45,000 and $347,000 were charged to expense for the three and nine months ended December 31, 2005, respectively.

Note 2 — Restatements
Restatements – Mix & Burn and Post Retirement Payments
Mix & Burn
     During second quarter of fiscal 2006, the Company changed its accounting treatment for its investment in and advances to a third party (Mix & Burn). Mix & Burn was determined to be a VIE under FIN 46(R), and the Company determined it was the primary beneficiary of Mix & Burn. As such, Mix & Burn’s financial results were subject to consolidation into the Company’s consolidated financial statements (see further discussion in Notes 1 and 4).
Post Retirement Payments
     As a result of issues identified in the quarterly closing for the period ended September 30, 2005, the Company restated its previously-issued consolidated financial statements as of and for the years ending March 31, 2004 and 2005 and the period ending March 31, 2003 and unaudited quarterly financial data as of and for the period ending June 30, 2005. These restatements resulted in: (i) the Company’s recognition of additional expense in prior periods in the aggregate amount of $388,000 in connection with a separation agreement that was entered into with the Company’s former Chief Financial Officer in April 2004; and (ii) the Company’s recognition of additional expense in prior periods in the aggregate amount of $984,000 in connection with the application of Accounting Principles Board Opinion No. 12 to certain payments that are to be made upon the retirement of the Company’s Chief Executive Officer pursuant to a 2001 employment agreement, as amended. The following tables reflect the effect of these restatements on the statement of operations for the quarter ended December 31, 2004 and the related statement of cash flows for the nine month period ended December 31, 2004.
     The following table presents the effect of the Restatement on the consolidated statement of operations (in thousands except per share data):

	Three Months ended
	December 31, 2004
	(Unaudited)
	As
	Previously		As
	Reported	Adjustments	Restated
Net sales	$182,730	$146	$182,876
Cost of sales (exclusive of depreciation and amortization)	155,517	122	155,639

Gross profit	27,213	24	27,237
Operating expenses:
Selling and marketing	6,321	—	6,321
Distribution and warehousing	2,848	—	2,848
General and administrative	9,075	763	9,838
Depreciation and amortization	896	—	896

Total operating expenses	19,140	763	19,903
Income from operations	8,073	(739)	7,334
Other income (expense):
Interest expense	(168)	—	(168)
Interest income	102	1	103
Other income (expense)	6	—	6

Net income before income tax	8,013	(738)	7,275
Tax expense	(42)	—	(42)

Net income	$7,971	$(738)	$7,233

Earnings per common share:
Basic	$.30	$(.03)	$.27

Diluted	$.28	$(.03)	$.25

Weighted average shares outstanding:
Basic	27,002		27,002
Diluted	28,937		28,937

     The following table presents the effect of the Restatement on the consolidated statement of cash flows (in thousands):

	Nine Months ended
	December 31, 2004
	(Unaudited)
	As
	Previously		As
	Reported	Adjustments	Restated
Operating activities:
Net income	$15,088	$(1,576)	$13,512
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,498	8	2,506
Amortization of deferred financing costs	160	—	160
Deferred compensation expense	2,187	—	2,187
Write-off of notes receivable	150	—	150
Tax benefit from employee stock option plans	2,428	—	2,428
Deferred income taxes	(2,668)	(405)	(3,073)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(37,644)	(121)	(37,765)
Inventories	(32,117)	(176)	(32,293)
Prepaid expenses	(5,120)	(25)	(5,145)
Other assets	(1,574)	(224)	(1,798)
Accounts payable	26,290	191	26,481
Income taxes payable	(855)	—	(855)
Accrued expenses	2,416	448	2,864

Net used in provided by operating activities	(28,761)	(1,880)	(30,641)
Investing activities:
Purchases of property and equipment	(7,421)	(83)	(7,504)
Net proceeds from sale leaseback	6,401	—	6,401
Purchases of intangible assets	(490)	(24)	(514)
Payment of earn-out related to an acquisition	(88)	—	(88)
Notes receivable, related parties	(2,065)	2,065	—

Net cash used in investing activities	(3,663)	1,958	(1,705)
Financing activities:
Proceeds from note payable, bank	84,361	—	84,361
Payments on note payable, bank	(71,665)	—	(71,665)
Repayment of note payable	(651)	—	(651)
Proceeds of note payable	—	250	250
Debt acquisition costs	(465)	—	(465)
Checks written in excess of cash balance	1,974	—	1,974
Proceeds from exercise of common stock options and warrants	4,380	—	4,380

Net cash provided by financing activities	17,934	250	18,184
Net increase (decrease) in cash	(14,490)	328	(14,162)
Cash at beginning of period	14,495	—	14,495

Cash at end of period	$5	$328	$333

Restatements — Incentive Based Deferred Compensation and Income Taxes
     In June 2005, the Company’s management, after consultation with the Company’s Audit Committee of the Board of Directors, determined that the Company’s consolidated financial statements for its third fiscal quarter ended December 31, 2003, year ended March 31, 2004, first fiscal quarter ended June 30, 2004, second fiscal quarter ended September 30, 2004, and third fiscal quarter ended December 31, 2004 should no longer be relied upon. As a result of the fiscal year 2005 audit, it was determined that expenses related to the incentive-based deferred compensation of the Company’s Chief Executive Officer should have been recorded in the third fiscal quarter of 2004 and first fiscal quarter of 2005. As a result, additional expenses and accrued liabilities of $1.5 million and $2.2 million were recorded in these quarters, respectively. These expenses were determined in accordance with the provisions of the Chief Executive Officer’s 2001 employment agreement, as amended.
     It was also determined that the Company’s deferred tax benefit recorded in the third fiscal quarter of 2005 was improperly included in income and should have increased common stock. Consequently, the tax benefit of $2.4 million recognized during the third fiscal quarter of 2005 was reduced and common stock was increased by the same amount.

     The consolidated financial statements for our third fiscal quarter ended December 31, 2003, year ended March 31, 2004, first fiscal quarter ended June 30, 2004, second fiscal quarter ended September 30, 2004, and third fiscal quarter ended December 31, 2004 and notes thereto included in the Annual Report on Form 10-K and Form 10-K/A for the period ended March 31, 2005 were restated to include the effects of the expenses related to the incentive-based deferred compensation of our Chief Executive Officer and the deferred tax benefit recorded in income that should have increased common stock. Refer to these filings for the consolidated financial statement line items that were impacted by the previously reported restatements described above.
Note 3 — Acquisitions
FUNimation
     On May 11, 2005, the Company completed the acquisition of 100% of the general and limited partnership interests of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together “FUNimation”) a leading home video distributor and licensor of Japanese animation and children’s entertainment in the United States. The acquisition of FUNimation is a continuation of the Company’s strategy for growth by expanding content ownership and gross margin enhancement. The purchase price consisted of $100.4 million in cash, subject to post-closing adjustments not to exceed $5.0 million and excess cash as defined in the purchase agreement, and 1,827,486 shares of the Company’s common stock. In addition, during the five-year period following the closing of the transaction, the Company may pay up to an additional $17.0 million in cash if certain financial targets are met, which amount will be included as part of the purchase price and thus increase goodwill in subsequent periods. The Company entered into a credit agreement to fund the acquisition which consisted of a $115.0 million Term Loan B sub-facility, a $25.0 million Term Loan C sub-facility and a revolving sub-facility of up to $25.0 million. The Company is obligated to pay interest on loans made under the facilities at variable rates. (See Note 16 Bank Financing and Debt).
Employment Agreement
     The Company entered into an employment agreement with a key FUNimation employee providing for his employment as President and Chief Executive Officer of FUNimation Productions, Ltd (“the FUNimation CEO”). The term of this agreement is five years from the closing date of the FUNimation acquisition. The agreement provides for a base salary of $350,000 per year, subject to annual adjustments by the board of directors of FUNimation Productions, Ltd., and an annual bonus consistent with Navarre’s executive bonus program. The agreement also provides for customary benefits that are provided to similarly-situated executives including health and disability insurance, future stock option grants, reimbursement of reasonable business expenses, and paid vacation time.
     The agreement also provides the FUNimation CEO with the ability to earn two performance-based bonuses in the event that certain financial targets are met by the FUNimation business during the fiscal years ending March 31, 2006-2010. Specifically, if the total earnings before interest and tax (“EBIT”) of FUNimation during the fiscal years ending March 31, 2006 through March 31, 2008 is in excess of $90.0 million, the FUNimation CEO is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $90.0 million; however, this bonus payment shall not exceed $5.0 million. Further, if the combined EBIT of the FUNimation business is in excess of $60.0 million during the period consisting of the fiscal years ending March 31, 2009 and 2010, the FUNimation CEO is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $60.0 million; however, this bonus payment shall not exceed $4.0 million.
     In addition, upon entering into this agreement the Company granted a ten year option to purchase 250,000 shares of Navarre common stock exercisable at $8.35 to the FUNimation CEO.
     If the employment of the FUNimation CEO is terminated by FUNimation Productions, Ltd. without cause or by the FUNimation CEO for good reason, the FUNimation CEO is entitled to receive payment of his annual salary, plus an amount equal to the bonus payable as a portion of his annual salary for the lesser of the remaining term of his employment agreement or two years. Payments to be made under these circumstances do not include the performance-based bonuses payable in connection with meeting the EBIT targets discussed above.
     The agreement includes certain non-competition and non-solicitation provisions that apply to the FUNimation CEO’s activities during the term of the employment agreement and for 18 months thereafter.

Purchase Price
     The purchase price was allocated to the underlying assets and liabilities based on their estimated fair values. The acquisition was accounted for using the purchase method in accordance with FASB No. 141, Business Combinations. Accordingly, the net assets were recorded at their estimated fair values and operating results were included in the Company’s consolidated financial statements from the date of acquisition.
     The allocation resulted in goodwill of $46.6 million and intangibles of $1.7 million related to a trademark, which will not be amortized, and other intangible assets of $39.1 million, related to license and distribution arrangements, which will be amortized over a period of between five and one-half to seven and one-half years based on revenue streams. The purchase price was reallocated during the three months ended September 30, 2005 based on the results of an independent valuation which increased other intangibles and reduced goodwill. The Company amortized $2.1 million and $5.2 million related to these other intangibles during the three and nine months ended December 31, 2005, respectively, which represents the impact of amortization from May 11, 2005, the acquisition date.
     The purchase price allocation is as follows (in thousands):

Accounts receivable	$6,683
Inventories	2,103
Prepaid expenses and other current assets	52
Property and equipment	2,064
License fees	20,582
Production costs	3,810
Goodwill	46,600
License arrangements and other intangibles	40,758
Current liabilities	(8,705)

Total purchase price, less cash acquired	$113,947

     The results of FUNimation have been included in the consolidated financial statements since the date of acquisition of May 11, 2005. Unaudited pro forma results of operations for the three months ended December 31, 2004 and nine months ended December 31, 2005 and 2004 are included below. Such pro forma information assumes that the above acquisition had occurred as of April 1, 2004. This summary is not necessarily indicative of what the Company’s results of operations would have been had the companies been a combined entity during the three and nine months ended December 31, 2005 and 2004, nor does it represent results of operations for any future periods. Pro forma adjustments consist primarily of interest expense and amortization expense:
(In thousands, except per share data)

	Three Months Ended
	December 31, 2004
	As reported
	(Restated)	Pro forma
Net sales	$182,876	$210,814
Net income (loss)	7,233	12,364
Earnings per common share:
Basic	$.27	$.46

Diluted	$.25	$.43

	Nine Months Ended		Nine Months Ended
	December 31, 2005		December 31, 2004
	As reported	Pro forma	As reported
			(Restated)	Pro forma
Net sales	$512,892	$518,967	$454,583	$512,614
Net income	(4,237)	(3,162)	13,512	18,578
Earnings per common share:
Basic	$(.14)	$(.11)	$.51	$.70

Diluted	$(.14)	$(.11)	$.47	$.65

Note 4 — Mix & Burn, Inc.
Variable Interest Entity
     In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number (“FIN”) 46 (revised December 2003), Consolidated of Variable Interest Entities (“FIN 46(R)). FIN 46(R), along with its related interpretations, clarifies the application of Accounting Research Bulleting No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance activities without additional subordinated financial support. FIN 46(R) clarifies how companies should identify a VIE, assess whether they have a variable interest in that entity, and determine the primary beneficiary from among the variable interest holders to conclude as to which entity should consolidate the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. A company that absorbs a majority of a VIE’s expected residual losses, returns, or both, is the primary beneficiary and is required to consolidate the VIE’s financial results into its consolidated financial statements. FIN 46(R) also requires disclosure of certain information where the reporting company is the primary beneficiary or holds significant variable interests in a VIE but is not the primary beneficiary.
     The Company adopted FIN 46(R) with respect to its investment in Mix & Burn during the quarter ended December 31, 2003. During the three months ended December 31, 2005, the Company deconsolidated Mix & Burn, as the Company was no longer deemed to the primary beneficiary. A reconsideration event was caused by additional funding Mix & Burn received from a third party.
     Mix & Burn’s financial results have been consolidated with those of the Company for the period through the deconsolidation date, December 1, 2005. Mix & Burn had net sales of $169,000 and $424,000 for the three and nine months ended December 31, 2005, respectively, and net sales of $146,000 and $259,000 for the three and nine months ended December 31, 2004, respectively, which are included in the consolidated financial statements. Mix & Burn had net operating losses of $487,000 and $1.6 million for the three and nine months ended December 31, 2005, respectively and $739,000 and $1.6 million for the three and nine months ended December 31, 2004, respectively. Mix & Burn is a development stage company that designs and markets digital music delivery services for music and other specialty retailers. Mix & Burn funds its operations through third-party financing. Mix & Burn had a $2.5 million note payable to the Company, which was written off through the deconsolidation during the three months ended December 31, 2005. The Company recognized $1.9 million of other income related to the deconsolidation of the variable interest entity representing Mix & Burn’s losses that were consolidated in excess of the note payable to the Company.
Equity Investment
     The Company owns a 45% equity interest in Mix & Burn. As of the reconsideration event noted above, the Company now utilizes the equity method to account for this investment, subsequent to the deconsolidation of the entity. At December 31, 2005, this investment is recorded at zero due to the continued losses experienced by Mix & Burn that have exceeded the Company’s debt and equity investments in the investee. At December 31, 2005 the Company has no guarantees or future commitments related to Mix & Burn.
Note 5 — Stock-Based Compensation
     The Company has two stock option plans for officers, non-employee directors and key employees. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”), and related interpretations. Therefore, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company adopted the disclosure-only provisions of FASB No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). The intrinsic value method is used to account for stock-based compensation plans. The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provision of SFAS 123, to stock-based employee compensation.
     (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Restated)		(Restated)
Net income (loss), as reported	$(6,068)	$7,233	$(4,237)	$13,512
Deduct: Stock-based compensation expense determined under fair value method for all awards, net of tax	(499)	(253)	(1,293)	(576)

Net income (loss), pro forma	$(6,567)	$6,980	$(5,530)	$12,936

Income (loss) per share:
Basic – as reported	$(.20)	$.27	$(.14)	$.51

Basic – pro forma	$(.22)	$.26	$(.19)	$.49

Diluted – as reported	$(.20)	$.25	$(.14)	$.47

Diluted – pro forma	$(.22)	$.24	$(.19)	$.45

     Pro forma information regarding net income and income per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value of options granted in the fiscal 2006 third quarter were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.46%; volatility factor of the expected market price of the Company’s common stock of 66%; expected life of the option of five years; and no dividends. The weighted average fair value of options granted in fiscal 2006 second quarter was $2.99.
Note 6 — Earnings Per Share
     The following table sets forth the computation of basic and diluted earnings per share:
     (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Restated)		(Restated)
Numerator:
Net income (loss)	$(6,068)	$7,233	$(4,237)	$13,512

Denominator:
Denominator for basic earnings per share—weighted-average shares	29,893	27,002	29,563	26,645
Dilutive securities: employee stock options and warrants	—	1,935	—	2,133

Denominator for diluted earnings per share -adjusted weighted-average shares	29,893	28,937	29,563	28,778

Basic income (loss) per share	$(.20)	$.27	$(.14)	$.51

Dilutive income (loss) per share	$(.20)	$.25	$(.14)	$.47

     The effect of the inclusion of stock options for the three and nine month periods ended December 31, 2005 would have been anti-dilutive. Approximately 566,000 and 705,000 were excluded for the three and nine month periods ended December 31, 2004 because the exercise prices of the stock options and warrants were greater than the average price of the Company’s common stock and therefore their inclusion would have been anti-dilutive.
Note 7 — Comprehensive Income (Loss)
     Other comprehensive income (loss) pertains to net unrealized gains and losses on hedge derivatives that are not included in net income (loss) but rather are recorded directly in shareholders’ equity (see further discussion note 17).
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Restated)		(Restated)
Net income (loss)	$(6,068)	$7,233	$(4,237)	$13,512
Net unrealized gain (loss) on hedge derivatives	609	—	(320)	—

Comprehensive income (loss)	$(5,459)	$7,233	$(4,557)	$13,512

     The changes in other comprehensive income (loss) are primarily non-cash items.
     Accumulated other comprehensive income (loss) balances, net of tax effects, were as follows (in thousands):

	December 31,	March 31,
	2005	2005
		(Restated)
Unrealized gain (loss) from:
Hedge derivatives	$(320)	$—

Accumulated other comprehensive income (loss)	$(320)	$—

Note 8 — Shareholders’ Equity
     The Company has 10,000,000 shares of preferred stock, no par value, which is authorized. No preferred shares are issued or outstanding.
Note 9 — Accounts Receivable
     Accounts receivable consisted of the following (in thousands):

	December 31,	March 31,
	2005	2005
		(Restated)
Trade receivables	$133,302	$88,196
Vendor receivables	2,494	5,514
Other receivables	1,889	2,745

	$137,685	$94,455
Less: allowance for doubtful accounts, vendor receivables and sales discounts	1,734	3,533
Less: allowance for sales returns, net margin impact	19,483	4,190

Total	$116,468	$88,732

Note 10 — Inventories
     Inventories consist of the following (in thousands):

	December 31,	March 31,
	2005	2005
		(Restated)

Finished products	$46,247	$36,222
Raw materials	7,104	4,537

	$53,351	$40,759

Note 11 — License Fees
     License fees consist of the following (in thousands) and are related to the addition of the FUNimation business:

	December 31,	March 31,
	2005	2005
		(Restated)
License fees	$28,849	$—
Less: accumulated amortization	4,036	—

	$24,813	—

     Amortization of license fees for the three months and nine month periods ended December 31, 2005 were $1.5 million and $4.0 million, respectively, with none for the three month and nine month periods ended December 31, 2004. These amounts have been included in royalty expense in cost of sales in the accompanying statements of operations.
     License fees represent fixed minimum advance payments made to program suppliers for exclusive distribution rights. A program supplier’s share of distribution revenues (“Participation Cost”) is retained by the Company until the share equals the license fees paid to the program supplier plus recoupable production costs. Thereafter, any excess is paid to the program supplier. License fees are amortized as recouped by the Company which equals participation costs earned by the program suppliers. Participation costs are accrued in the same ratio that current period revenue for a title or group of titles bear to the estimated remaining unrecognized ultimate revenue for that title, as defined by SOP 00-2. When estimates of total revenues and costs indicate that an individual title will result in an ultimate loss, an impairment charge is recognized to the extent that license fees and production costs exceed estimated fair value, based on cash flows, in the period when estimated.

Note 12 — Production Costs
     Production costs consist of the following and are included in “Other assets” (in thousands) and are related to the addition of the FUNimation business:

	December 31,	March 31,
	2005	2005
		(Restated)
Production costs	$5,382	$—
Less: accumulated amortization	1,141	—

	$4,241	—

     The Company expects to amortize production costs in the amount of $1.9 million by March 31, 2006. Amortization of production costs for the three months and nine month periods ended December 31, 2005 were $274,000, and $1.1 million, respectively, with none for the three month and nine month periods ended December 31, 2004. These amounts have been included in cost of sales in the accompanying statements of operations.
     Production costs represent unamortized costs of films and television programs, which have been produced by the Company or for which the Company has acquired distribution rights. Costs of produced films and television programs include all production costs, which are expected to be recovered from future revenues. Amortization of production costs is determined based on the ratio that current revenue earned from the films and television programs bear to the ultimate future revenue, as defined by SOP 00-2.
     When estimates of total revenues and costs indicate that an individual title will result in an ultimate loss, an impairment charge is recognized to the extent that license fees and production costs exceed estimated fair value, based on discounted cash flows, in the period when estimated.
Note 13 — Property and Equipment
     Property and equipment consists of the following (in thousands):

	December 31,	March 31,
	2005	2005
		(Restated)
Land and buildings	$1,623	$—
Furniture and fixtures	1,185	1,092
Computer and office equipment	5,486	4,483
Warehouse equipment	7,053	6,868
Leasehold improvements	3,033	2,894
Production equipment	246	—
Construction in progress	79	74

Total	$18,705	$15,411
Less: accumulated depreciation and amortization	9,158	7,259

Net property and equipment	$9,547	$8,152

Note 14 — Goodwill and Intangible Assets
Goodwill
     As of December 31, 2005 and March 31, 2005, goodwill amounted to $56.8 million and $9.8 million, respectively. During fiscal 2006, the FUNimation acquisition added $46.6 million in goodwill (see Note 3). Also, during fiscal 2006 purchase price adjustments related to the annual earn-out payment of $350,000 were made relating to the BCI acquisition resulting in additional goodwill.
     The changes in the carrying amount of goodwill by segment were as follows (in thousands):

	Distribution	Publishing	Other	Consolidated
Balances as of March 31, 2005 (Restated)	$—	$9,832	$—	$9,832
Goodwill resulting from an acquisition	—	46,600	—	46,600
Earn-out related to an acquisition	—	350	—	350

Balances as of December 31, 2005	$—	$56,782	$—	$56,782

Intangible assets
     Other identifiable intangible assets, net of amortization, of $40.0 million and $5.2 million as of December 31, 2005 and March 31, 2005, respectively, are being amortized (except for the trademark) over useful lives ranging from between three and seven and one half years and are as follows (in thousands):

	As of December 31, 2005
	Gross carrying	Accumulated
	amount	amortization	Net
Masters	$7,191	$2,817	$4,374
License relationships	39,100	5,149	33,951
Trademark (not amortized)	1,658	—	1,658
Other	705	705	—

	$48,654	$8,671	$39,983

	As of March 31, 2005 (Restated)
	Gross carrying	Accumulated
	amount	amortization	Net
Masters	$6,838	$1,687	$5,151
Other	729	682	47

	$7,567	$2,369	$5,198

     Aggregate amortization expense for the three and nine month periods ended December 31, 2005 were $2.4 million and $6.3 million, respectively and for the three and nine month periods ended December 31, 2004 were $385,000 and $1.1 million, respectively.
     The following is a schedule of estimated future amortization expense (in thousands):

2006	$2,531
2007	12,428
2008	10,486
2009	7,294
2010	3,501
Debt issuance costs
     Debt issuance costs are amortized over the life of the related debt and are included in “Other Assets.” Debt issuance costs totaled $3.6 million and $1.2 million at December 31, 2005 and March 31, 2005, respectively. Accumulated amortization amounted to approximately $683,000 and $502,000 at December 31, 2005 and March 31, 2005, respectively. The Company wrote off net debt issuance costs of $239,000 during first quarter of fiscal 2006. Amortization expense and the write-off are included in interest expense in the accompanying consolidated statements of operations.
Note 15 — Accrued Expenses
     Accrued expenses consisted of the following (in thousands):

	December 31,	March 31,
	2005	2005
		(Restated)
Compensation and benefits	$3,451	$9,067
Royalties	5,661	2,491
Accrued interest	2,677	31
Rebates	1,749	1,023
Freight	1,482	62
Other	3,534	2,393

Total	$18,554	$15,067

Note 16 — Bank Financing and Debt
     In October 2001, the Company entered into a credit agreement with General Electric Capital Corporation as administrative agent, agent and lender, and GECC Capital Markets Group, Inc. as Lead Arranger, for a three year, $30.0 million revolving credit facility for use in connection with our working capital needs. In June 2004, this credit agreement was amended and restated to, among other things, provide for two senior secured revolving sub-facilities: a $10.0 million revolving acquisition sub-facility, and a $40.0 million revolving working capital sub-facility. The revolving working capital sub-facility allowed for borrowings up to $40.0 million, subject to a borrowing base requirement, and required that the Company maintain a minimum excess availability of at least $10.0 million. In addition to the provision for the two senior secured revolving sub-facilities, this credit agreement allowed for up to $10.0 million of the revolving working capital facility to be used for acquisitions, providing the Company with an aggregate revolving acquisition availability of up to $20.0 million, subject to a borrowing base requirement. The working capital revolving credit facility also included borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swing line loans. Under the amended and restated credit agreement, the maturity date of the revolving working capital facility was December 2007 and the maturity date of the revolving acquisition facility was June 2006.
     The credit agreement was amended and restated on May 11, 2005 in order to provide the Company with funding to complete the FUNimation acquisition (see Note 3) and was again amended and restated on June 1, 2005. The credit agreement currently provides a six-year $115.0 million Term Loan B sub-facility with quarterly payments of $1.25 million and the remaining principal due on May 11, 2011, a $25.0 million five and one-half year Term Loan C sub-facility due on November 11, 2011, and a five-year revolving sub-facility for up to $25.0 million which expires on May 11, 2010. The entire $115.0 million of the Term Loan B sub-facility was drawn at May 11, 2005 and the entire $25.0 million of the Term Loan C sub-facility was drawn at June 1, 2005. The revolving sub-facility of up to $25.0 million is available to the Company for its working capital and general corporate needs.
     The loans under our senior credit facilities are guaranteed by our subsidiaries and are secured by a first priority security interest in all of our assets and in all of the assets of our subsidiary companies, as well as the capital stock of our subsidiary companies.
     In association with the credit agreement, the Company also pays certain facility and agent fees. Interest under the revolving facility provided pursuant to the credit agreement was at the index rate plus 2.25% (9.50% and 5.75% at December 31, 2005 and March 31, 2005, respectively) and is payable monthly. As of December 31, 2005 and March 31, 2005, respectively, the Company had no balance under the revolving working capital facilities. Interest under the Term Loan B sub-facility was at the Libor rate plus 2.50% (7.80% as of December 31, 2005) and the Term Loan C sub-facility was at the Libor rate plus 4.50% (9.80% as of December 31, 2005). The balance under the two sub-facilities was $117.5 million at December 31, 2005.
     Under the credit agreement the Company is required to meet certain financial and non-financial covenants. Non-financial covenants include, but are not limited to, restrictions on the borrowing of the Company to its subsidiaries and affiliates. The financial covenants include a variety of financial metrics that are used to determine our overall financial stability and include limitations on our capital expenditures, a minimum ratio of EBITDA to fixed charges, and a maximum of indebtedness to EBITDA. The Company was in compliance with or has obtained waivers for all the covenants related to the credit facility on December 31, 2005.
     Long-term debt consisted of the following (in thousands):

	December 31,	March 31,
	2005	2005
		(Restated)
Term Loan B sub-facility	$92,500	$—
Term Loan C sub-facility	25,000	—
Other (see Mix & Burn above)	—	250

Total debt	117,500	250
Less: current portion	5,000	250

Total long-term debt	$112,500	$—

     As of December 31, 2005, annual debt maturities were as follows (in thousands):

2006	$5,000
2007	5,000
2008	5,000
2009	5,000
2010	5,000
2011 and thereafter	92,500

Total	$117,500

Letters of Credit
     The Company is party to letters of credit totaling $1.4 million at December 31, 2005. The Company is party to a $100,000 letter of credit as required per a lease related to the Company’s headquarters and $250,000 and $1.0 million letters of credit with two vendors. In the Company’s past experience, no claims have been made against these financial instruments.
Note 17 — Derivative Instruments
     The Company uses derivative instruments to assist in the management of exposure to interest rates. The Company uses derivative instruments only to limit the underlying exposure to floating interest rates, and not for speculation purposes. The Company documents relationships between hedging instruments and the hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged item.
     The Company enters into interest rate swap agreements to hedge the risk from floating rate long-term debt to fixed rate debt. These contracts are designed as cash flow hedges with the fair value recorded in accumulated other comprehensive income (loss) and as a hedge asset or liability in other long-term assets or other long-term liabilities, as applicable. Once the forecasted transaction actually occurs, the related fair value of the derivative hedge contract is reclassified from accumulated other comprehensive income (loss) into earnings. Any ineffectiveness of the hedges is also recognized in earnings as incurred. On August 9, 2005, the Company entered into two interest-rate swap agreements with notional amounts of $98.8 million and $25.0 million. At December 31, 2005, the fair value of the interest rate swaps had decreased from inception by $549,000 and is included in other long-term liabilities. The unrecognized after-tax loss portion of the fair value of the contracts recorded in accumulated other comprehensive income (loss) was ($320,000) at December 31, 2005. Approximately $15,000 has been recognized in the statement of operations as a loss in other income (loss) to reflect hedge ineffectiveness that resulted from an unscheduled prepayment of principal.
Note 18 — Income Taxes
     The Company’s effective tax rate was 41.8% for the third quarter of fiscal 2006 as the net loss includes the net income effect from the loss and deconsolidation from a variable interest entity, which does not have any tax benefit to the Company’s consolidated financial statements. The Company’s effective tax rate for the third quarter of fiscal 2005 was significantly lower than third quarter of fiscal 2006 due to the partial reversal of the valuation allowance recorded against deferred tax assets and the utilization of net operating loss carryforwards.
     The American Jobs Creation Act of 2004 was signed into law on October 22, 2004. The Company has evaluated the Act and believes that its provisions will not have a material impact on the tax rate. The Company is analyzing its operations to determine if it qualifies for the manufacturing deduction, but the benefit, if any, is not anticipated to be material.
     The Company’s net deferred income tax assets were partially reserved in fiscal 2005 because of its history of pre-tax losses. Reversals of these valuation reserves during fiscal 2005 resulted in the recording of tax benefits associated with its utilization of net operating loss carryforwards due to the generation of taxable income. As of March 31, 2005, all prior period net operating losses have been utilized. It has been determined, based on expectations of future taxable income, that a valuation reserve is not required, except the valuation reserve related to the capital loss generated in the third quarter of fiscal 2006. Management has determined that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets, except for the deferred tax assets related to the capital loss, which has been fully reserved against with a valuation allowance.
Note 19 — Sale/Leaseback of Warehouse Facility
     During June 2004, the Company entered into an agreement for the sale and leaseback of its warehouse adjacent to the Company’s headquarters building in New Hope, Minnesota, which generated net proceeds of $6.4 million. The initial term of the lease is 15 years, with options to renew for three additional five-year periods. The lease was classified as an operating lease.
     The $1.4 million difference between property and equipment sold and the net proceeds has been established as prepaid rent and is being amortized over the life of the lease. Rental payments under the lease approximated $659,000 for the first year, with an annual increase of 2.75% each year thereafter.

Note 20 — License and Distribution Agreement
     On March 29, 2004, the Company entered into a license and distribution agreement (“Agreement”) with a vendor. The Agreement contains provisions for a license fee and a guaranteed royalty. The Company will incur royalty expense for the license fee based on product sales for the year. However, payment will not begin until the license fee royalties have exceeded the guaranteed royalty (see below). License fee royalties were $2.2 million and $6.4 million for the three and nine month periods ending December 31, 2005, respectively, and are reflected in cost of sales in the consolidated statement of operations.
     The Company provided $6.0 million of guaranteed royalty payments for the first nine months of fiscal 2006 and $11.7 million of guaranteed royalty payments in fiscal 2005. Of the amount paid, $2.2 million and $2.6 million, respectively, are reflected in prepaid assets in the consolidated balance sheet as of December 31, 2005 and March 31, 2005. The guaranteed royalty is non-refundable, but is offset by royalties earned in order to recoup the guaranteed royalty payments. If necessary, this recoupment period will extend through the remaining term of the agreement, plus up to an additional 42 months. The Company monitors these prepaid assets for potential impairment based on sales activity with products provided to it under this Agreement.
Note 21 — Business Segments
     The presentation of segment information reflects the manner in which management organizes segments for making operating decisions and assessing performance. On this basis, the Company has determined it has three reportable business segments: distribution, publishing and other. The other segment consists of the VIE, Mix & Burn. Financial information by reportable business segment is included in the following summary (in thousands):

Three months ended December 31, 2005	Distribution	Publishing	Other	Eliminations	Consolidated
Net sales	$199,705	$35,940	$169	$(21,686)	$214,128
Income (loss) from operations	(9,638)	799	(487)	—	(9,326)
Net income (loss) before income tax	(12,555)	775	1,357	—	(10,423)
Total assets	$317,834	$172,193	$—	$(134,160)	$355,867

Three months ended December 31, 2004 (Restated)	Distribution	Publishing	Other	Eliminations	Consolidated
Net sales	$175,022	$21,667	$146	$(13,959)	$182,876
Income (loss) from operations	4,044	4,029	(739)	—	7,334
Net income (loss) before income tax	4,097	3,917	(739)	—	7,275
Total assets	$205,841	$47,250	$941	$(33,710)	$220,322

Nine months ended December 31, 2005	Distribution	Publishing	Other	Eliminations	Consolidated
Net sales	$470,232	$93,849	$424	$(51,613)	$512,892
Income (loss) from operations	(7,358)	7,466	(1,590)	—	(1,482)
Net income (loss) before income tax	(14,192)	7,297	137	—	(6,758)
Total assets	$317,834	$172,193	$—	$(134,160)	$355,867

Nine months ended December 31, 2004 (Restated)	Distribution	Publishing	Other	Eliminations	Consolidated
Net sales	$419,434	$74,283	$259	$(39,393)	$454,583
Income (loss) from operations	4,212	10,427	(1,593)	—	13,046
Net income (loss) before income tax	4,549	10,179	(1,593)	—	13,135
Total assets	$205,841	$47,250	$941	$(33,710)	$220,322
Note 22 – Commitments and Contingencies
Commitments — Other
     The Company entered into an agreement to purchase $500,000 of advertising from the period of April 1, 2006 through March 31, 2007.
Litigation
     In the normal course of business, the Company is involved in a number of litigation matters that are incidental to the operation of the Company’s business. These matters generally include, among other things, collection matters and various issues regarding the alleged infringement of intellectual property rights. The Company currently believes that the resolution of any pending matters (which are not described below) would not have a material adverse effect on the Company’s financial position or liquidity; however, an unfavorable decision in more than one of those matters could be material to the Company’s consolidated results of operations.

ValueVision Media, Inc. v. Navarre Corporation
     On July 7, 2004, ValueVision Media, Inc. (“ValueVision”) commenced an action against Navarre Corporation in Hennepin County District Court for the State of Minnesota, alleging among other things that the Company breached a 1997 Stock Purchase Agreement and Conversion Agreement between the parties and NetRadio Corporation (“NetRadio”). ValueVision’s Complaint (“Complaint”) sought damages in excess of $50,000, and an order of specific performance requiring Navarre to convert ValueVision’s shares of NetRadio stock into Navarre common stock based upon a January 30, 2002 notice of default and the conversion formula set forth in the Conversion Agreement that is filed as exhibit 10.19 to the Company’s Form 10-K for the year ended March 31, 1997. ValueVision had indicated that it believed its damages claims exceeded $3.5 million, plus prejudgment interest and costs.
     On December 17, 2004, Navarre commenced a third-party action against Gene McCaffrey. Navarre alleged that, if ValueVision’s claims were correct, then McCaffrey, as a Director of NetRadio, breached his fiduciary duties to the Company, a shareholder of NetRadio. McCaffrey responded to the Third-Party Complaint and denied liability.
     Navarre, McCaffrey and ValueVision each made summary judgment motions which were heard on August 30, 2005 and October 6, 2005. The Court denied both Navarre’s and ValueVision’s summary judgment motions. However, the Court granted McCaffery’s motion for summary judgment as it found there to be no basis for Navarre’s claims against McCaffrey.
     This case was settled on November 16, 2005. Under the terms of the settlement, Navarre has agreed to pay ValueVision the aggregate amount of $300,000 and the parties have agreed to dismiss all claims in the litigation with prejudice. The companies have agreed to enter into an arrangement whereby Navarre has agreed to purchase air time on the ShopNBC® network, which will be used by Navarre to promote the sale of its products and those of its vendors.
Sybersound Records, Inc. v. BCI Eclipse, LLC, et al.
     On May 12, 2005, Sybersound Records, Inc. (“Sybersound”) filed this action against BCI Eclipse, LLC (“BCI”) and others in the Superior Court of California, County of Los Angeles, West District, Case Number SC085498. Plaintiff alleged that BCI and others sold unlicensed records in connection with their karaoke-related business or otherwise failed to account for or pay licensing fees and/or royalties. Sybersound alleged that this conduct gave BCI and others an illegal, competitive advantage in the marketplace. Based on this and related conduct, Sybersound asserted the following causes of action: tortious interference with business relations, unfair competition under the California Business and Professions Code, and unfair trade practices under California’s Unfair Practices Act. Sybersound sought damages, including punitive damages, of not less than $195.0 million dollars plus trebled actual damages, injunctive relief, pre-judgment and post-judgment interest, costs, attorney’s fees and expert fees.
     On August 10, 2005, Plaintiff filed a dismissal without prejudice of the case, and filed and served a new Complaint in the United States District Court for the Central District of California on August 11, 2005. In the new Complaint, Plaintiff made similar allegations, but also alleged that BCI was infringing on certain copyrights because of an exclusive license that Sybersound was granted.
     On November 7, 2005, the Court issued its order granting BCI’s motion to dismiss as well as other of the defendants’ motions to dismiss, but without prejudice to plaintiffs’ right to attempt to save its claims by amending the Complaint. Plaintiff served and filed an Amended Complaint on November 21, 2005 which added various individual defendants, including BCI’s president. In addition, Sybersound added claims under the Racketeer Influenced and Corrupt Organizations Act. On December 22, 2005, BCI served and filed its motion to dismiss Sybersound’s Amended Complaint.
     On January 6, 2006, the Court issued its order dismissing Plaintiffs’ claims with prejudice. On January 23, 2006, BCI filed a motion for recovery of certain attorneys’ fees and costs and a hearing on the motion is set for this matter on February 13, 2006.
     On or about February 1, 2006, Plaintiff filed a Notice of Appeal with the United States Court of Appeals for the Ninth Circuit. Plaintiff seeks a ruling that the District Court erred in dismissing its claims.
     The Company believes these claims to be without merit and intends to vigorously defend against them. Because of the status of these proceedings as well as the contingencies and uncertainties associated with litigation, it is difficult, if not impossible, to predict the exposure to the Company, if any, in connection with these matters.

Sybersound Records, Inc. v. Navarre Corporation, BCI Eclipse, LLC, et al.
     Sybersound Records, Inc. filed this action on or about May 12, 2005 in the Superior Court of Justice, Toronto, Ontario, Canada, Court File Number 05-CV-289397Pd2. The factual basis for Sybersound’s claims in this case are essentially the same as those in the California action described above. However, Sybersound has named Navarre Corporation in this case in addition to BCI Eclipse, LLC.
     Sybersound claims that the alleged misconduct constitutes tortious interference with economic interests, and seeks damages of not less than $5,745,000, plus punitive damages in the amount of $800,000, plus injunctive relief against certain of the defendants other than Navarre and BCI.
     Navarre and BCI Eclipse Company, LLC have responded to the complaint, denied liability and damages and asserted a counterclaim against Sybersound and its principal, Jan Stevens. In their counterclaim, BCI and Navarre seek injunctive relief enjoining Sybersound and Stevens from making false statements regarding BCI and Navarre, declaratory relief that Sybersound and Stevens have made false statements, and money damages for the false statements. BCI and Navarre allege that Sybersound and Stevens are liable to Navarre and BCI under the Competition Act, Trade-marks Act and common law for certain false statements made and published by Sybersound and Stevens, and are seeking all damages available.
     Because of the status of the proceeding and the contingencies and uncertainties associated with litigation, it is difficult, if not impossible to predict a result in this proceeding.
Faulconer Productions Music Corp. v. FUNimation Productions, Inc. et al.
     Faulconer Productions Music Corporation (FPMC) filed a lawsuit in the U.S. District Court for the Eastern District of Texas on September 24, 2003 alleging that FUNimation Productions, Ltd. and certain other defendants fraudulently induced it to enter into contracts pursuant to which FUNimation had commissioned it to compose music for certain television episodes. FPMC also claimed that it owned all copyrights in the music and that FUNimation has infringed upon its music copyrights. FPMC asserted state law claims for fraudulent inducement, fraudulent misrepresentation, negligent misrepresentation, negligence, breach of contract, unjust enrichment, breach of the duty of good faith and fair dealing, conspiracy to commit fraud, and other similar claims related to a proposed settlement agreement related to this case. FPMC sought damages of approximately $24.6 million, plus unspecified actual and exemplary damages to be determined at trial. FUNimation instituted an action against FPMC and Bruce Faulconer, a principle of FPMC, in the U.S. District Court for the Northern District of Texas. These two cases were consolidated in the Eastern District of Texas. FUNimation asserted claims for trademark and copyright infringement, passing off, breach of contract, and fraudulent inducement related to the above-mentioned proposed settlement agreement. FUNimation sought penalties of $47.3 million for copyright infringement, or a trial-determined amount for disgorgement of profits, whichever was higher. FUNimation also sought attorneys’ fees on the copyright infringement and contract claims and in connection with the defense of FPMC’s copyright infringement claims.
     This case was settled on December 21, 2005. Under the terms of the settlement, FPMC has received a payment of $680,000 and the parties have provided one another with a release of all claims in the litigation.
Securities Litigation Lawsuits
     Several purported class action lawsuits have been commenced by various plaintiffs against Navarre Corporation in the United States District Court for the State of Minnesota. The allegations in each of these lawsuits are virtually identical, and essentially claim that the Company, and certain of its officers and/or directors violated federal securities laws and regulations because the Company’s financial results were materially inflated and not prepared in accordance with generally accepted accounting principles. The Complaints allege that these accounting irregularities benefited Company insiders including the individual defendants. The Complaints further allege that the Company failed to properly recognize executive deferred compensation and improperly recognized a deferred tax benefit as income. Plaintiffs cite to violation of Sec. 10(b) of the Securities Exchange Act of 1934 (the “Act”) and Rule 10(b)(5), promulgated under the Act, and as to the individual defendants only, violation of Sec. 20(a) of the Act.

     Plaintiffs seek certification of the actions as a class action lawsuit, compensatory but unspecified damages allegedly sustained as a result of the alleged wrongdoing, plus costs, counsel fees and experts fees. The actions are identified as follows:
AVIVA Partners, Ltd. v. Navarre Corp., et al.
(Civ. No. 05-1151 (PAM/RLE))
Vivian Oh v. Navarre Corp., et al.
(Civ. No. 05-01211 (MJD/JGL))
Matthew Grabler v. Navarre Corp., et al.
(Civ. No. 05-1260 (DWF/JSM))
     Defendants entered into a stipulation with counsel for plaintiffs in each of these cases to postpone the time for bringing a motion to dismiss until after a lead plaintiff and lead counsel are appointed by the Court, and an amended consolidated complaint is filed.
     By Memorandum Opinion and Order dated December 12, 2005, the Court appointed “The Pension Group,” comprised of the Operating Engineers Construction Industry and Miscellaneous Pension Fund and Ms. Grace W. Lai, as Lead Plaintiff, and appointed the Reinhardt, Wendorf & Blanchfield law firm as liaison counsel and the Lerach, Coughlin law firm as lead counsel. The Court also ordered that the cases be consolidated under the caption In re Navarre Corporation Securities Litigation, and further ordered that a Consolidated Amended Complaint be filed by January 11, 2006, following which Defendants have 30 days within which to respond. By stipulation dated December 19, 2005, counsel for the parties agreed to extend the January 11 date to February 3.
     On February 3, 2006, a Consolidated Amended Complaint was filed with the Court. This Consolidated Amended Complaint reiterates the allegations made in the individual complaints and extends these allegations to the Company’s restatements of its previously issued financial statements that were made in November 2005. A hearing on Defendants’ expected motion to dismiss has been scheduled for April 20, 2006. In the meantime, no discovery will occur.
     The Company believes these claims to be without merit and intends to vigorously defend against them. Because of the status of these proceedings as well as the contingencies and uncertainties associated with litigation, it is difficult, if not impossible, to predict the exposure to the Company, if any, in connection with these matters.
Shareholder Derivative Lawsuits
     Several potential class plaintiffs have commenced shareholder derivative lawsuits on behalf of all of Navarre’s shareholders, alleging claims against the Company and certain of its executives, officers and directors. The complaints allege that shareholders have been treated unfairly based upon the same factual allegations contained in the securities litigation lawsuit set forth above.
     The actions were brought in the U.S. District Court for Minnesota, and are identified as follows:
Shannon Binns v. Charles Cheney, et al.
(Civ. No. 05-1191 (RHK/JSM))
Karel Filip v. Charles Cheney, et al.
(Civ. No. 05-01216 (DSD/SRN))
Jeffrey Evans v. Charles Cheney, et al.
(Civ. No. 05-01216 (JMR/FLN))
Joan Brewster v. Charles Cheney, et al.
(Civ. No. 05-2044 (JRT/FLN))
William Block v. Charles Cheney, et al.
(Civ. No. 05-2067 (DSD/SRN))
     While the cases filed by Evans, Brewster and Block contain more detailed, and somewhat different factual allegations, the relief sought is essentially the same as the other shareholder derivative actions. Counsel for all plaintiffs have filed competing motions to consolidate all five derivative actions and to have their attorneys named as lead counsel. The Court has decided not to have oral argument on those motions.

     On July 26, 2005, the Navarre’s Board of Directors appointed a special litigation committee pursuant to Minn. Stat. §302A.241 to consider whether it is in the best interests of the Company to pursue the shareholder derivative claims. The special litigation committee retained experts, conducted interviews with the named Defendants and others, and also contacted Plaintiffs’ counsel for, and obtained, their input. On September 20, 2005, Navarre served and filed a motion to stay all further proceedings in these derivative cases until the special litigation committee completed its work and rendered its recommendation. All parties stipulated to a 90 day stay in order to permit the special litigation committee to complete its work within that time.
     On January 19, 2006, the special litigation committee issued a comprehensive Resolution, Report (consisting of 40 pages) and Appendix (consisting of 17 exhibits) detailing its findings. The special litigation committee resolved that the derivative actions “are not meritorious and should not be pursued, (and) that it is in the best interests of Navarre that such Derivative Complaints be dismissed . . .” As a result, Defendants have scheduled a hearing before the Court on April 20, 2006 to seek a dismissal of these derivative suits.
     All of these securities and shareholder derivative actions have been transferred to U.S. District Judge Paul A. Magnuson and U.S. Magistrate Judge Janie S. Mayeron for all further proceedings.
     The Company believes these claims to be without merit and intends to vigorously defend against them. Because of the contingencies and uncertainties associated with litigation, it is difficult, if not impossible, to predict the exposure to the Company, if any, or an outcome in connection with these matters.
Note 23 – Related Party Transactions
Employment/Severance Agreements
     The Company entered into an employment agreement with its Chief Executive Officer (“CEO”) in 2001, which, as amended, expires on March 31, 2007. The Company agreed in the employment agreement to, among other things, pay severance amounts equal to a multiple of defined compensation and benefits under certain circumstances. Upon retirement, the Company will pay approximately $1.6 million pursuant the deferred compensation portion of the arrangement. Upon the expiration of the contract, the Company will be required to pay this amount over a period of three years subsequent to March 31, 2007. The Company expensed $72,000 and $216,000 of this obligation in its consolidated financial statements for the three and nine months ended December 31, 2005 respectively. The employment agreement also contains a deferred compensation component that is earned by the CEO upon the stock price achieving certain targets, which may be forfeited in the event that he does not comply with certain non-compete obligations. As of March 31, 2005 all of the targets were met. As such, $2.2 million was expensed in the consolidated financial statements as of June 30, 2004. At December 31, 2005 and March 31, 2005, $5.2 million and $5.0 million, respectively, had been accrued in the consolidated financial statements for the deferred compensation amounts.
     The CEO’s employment agreement, as amended, also includes a loan to the executive for a maximum of $1.0 million, of which $250,000 and $400,000 were outstanding at December 31, 2005 and March 31, 2005, respectively. Under the terms of the loan, which was entered into prior to the Sarbanes-Oxley Act of 2002, $200,000 of the $1.0 million principal and all unpaid and unforgiven interest is to be forgiven by the Company on each of March 31, 2005, 2006 and 2007. During the nine months of fiscal 2006 and fiscal 2005, the Company forgave $150,000, respectively of principal. The outstanding note amount bears an annual interest rate of 5.25%.
     The Company entered into a separation agreement with a former Chief Financial Officer in 2004. The Company was required to pay approximately $597,000 over a period of four years beginning May 2004. The continued payout is contingent upon the individual complying with a non-compete agreement. This amount was accrued and expensed in fiscal year 2005.
     The Company entered into a separation agreement with another former Chief Financial Officer. The agreement obligated the Company to pay severance amounts equal to a multiple of defined compensation and benefits. The Company is required to pay approximately $229,000 over a period of one year beginning July 2005. The Company expensed $229,000 in its consolidated financial statements for the nine months ended December 31, 2005.

Chief Executive Officer Investment in Mix & Burn
     The Company’s Chief Executive Officer has made an investment in Mix & Burn in the form of a convertible note. This note is convertible into common stock in Mix & Burn and accrues interest at an annual rate of twelve percent. This investment was made only after the Company determined that it would not make loans to or investments in Mix & Burn in excess of its existing $2.5 million aggregate principal amount of promissory notes (which was written off during deconsolidation of the variable interest entity).
Note 24 – Subsequent Event
     On February 7, 2006, the Company reached an agreement with the FUNimation sellers to adjust the purchase price paid for FUNimation. The Company will receive approximately $11.1 million as a reduction of the purchase price and will use the proceeds to pay down the Term B sub-facility.
Note 25 — Recently Issued Accounting Pronouncements
     In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning in the Company’s first quarter of fiscal year 2006. The adoption of SFAS No. 151 did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.
     In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) requires the recognition of compensation cost relating to share-based payment transactions in financial statements. That cost will be measured based on fair value of the equity instruments or liability instruments issued as of the grant date, based on the estimated number of awards that are expected to vest. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The original effective date for Statement 123(R) was fiscal 2006. However, in April 2005, the Securities and Exchange Commission (SEC) adopted a new rule that amended the effective date for SFAS No. 123(R). The SEC’s rule allows companies to implement SFAS No. 123(R) at the beginning of their next fiscal year instead of the next reporting period that begins after June 15, 2005. Therefore, the Company plans to adopt SFAS No. 123(R) effective April 1, 2006. The Company has begun, but has not completed, evaluating the impact of the adoption of SFAS 123(R) on its results of operations. The Company believes the adoption of SFAS 123(R) will have a material impact on its results of operations.
     In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, (“FIN 47”). FIN 47 clarifies that a conditional asset retirement obligation, as used in SFAS 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of the settlement are conditional on a future event that may or may not be within the control of the entity. The Statement is effective for companies no later than the end of fiscal years ending after December 15, 2005. The Company is in the process of evaluating the impact of FIN 47 on its consolidated financial statements.
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, (“SFAS 154”), which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This Statement changes the requirements for the accounting for and reporting of a change in accounting principle, and applies to all voluntary changes in accounting principles, as well as changes required by an accounting pronouncement in the unusual instance it does not include specific transition provisions. Specifically, this Statement requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the effects of the change, the new accounting principle must be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and a corresponding adjustment must be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of the change, the new principle must be applied as if it were adopted prospectively from the earliest date practicable. This Statement is effective for the Company for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. This Statement does not change the transition provisions of any existing pronouncements. The Company does not believe that the adoption of SFAS 154 will have a significant impact on its consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Navarre Corporation
     We have audited the accompanying consolidated balance sheet of Navarre Corporation and subsidiaries as of March 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navarre Corporation and subsidiaries as of March 31, 2005, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 3, the consolidated financial statements have been restated.
     Our audit was conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying Schedule II of Navarre Corporation and subsidiaries is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the 2005 audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2005 basic consolidated financial statements taken as a whole.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated November 14, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ Grant Thornton LLP
Minneapolis, Minnesota
November 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Navarre Corporation
     We have audited management’s assessment, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, that Navarre Corporation and subsidiaries (the Company) did not maintain effective internal control over financial reporting as of March 31, 2005, because of the effect of the material weaknesses identified in management’s assessment, the Company did not maintain effective controls over the accounting for certain compensation arrangements and income taxes, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment:
Accounting for Certain Compensation Arrangements
     As of March 31, 2005, the Company did not maintain effective controls over the accounting for certain compensation arrangements. Specifically, the Company had a deficiency in the design of controls to identify the proper accounting treatment for compensation and severance arrangements for key employees. Adjustments related to a deferred compensation and retirement benefits, and a severance arrangement with key employees were included in the restatements of the Company’s consolidated financial statements for the years ended March 31, 2003, 2004 and 2005.
Accounting for Income Taxes
     As of March 31, 2005, the Company did not maintain effective controls over the accounting for income taxes. Specifically, the Company’s established internal controls surrounding the preparation of its income tax provision for the quarter ending December 31, 2004 were not effective. During the March 31, 2005 year end financial reporting process, the Company identified an error in the preparation of the third quarter tax provision. This material weakness resulted in adjustments that were included in the restatement of the Company’s consolidated financial statements for the third quarter in the year ended March 31, 2005.

Accounting for Variable Interest Entities
     The Company did not maintain effective controls over the identification and determination of appropriate accounting treatment for certain business relationships it has with entities that are VIEs under FIN 46(R) and, therefore, potentially subject to consolidation with the consolidated financial statements of the Company. Specifically, the Company had a deficiency in the design of controls to identify the proper accounting treatment for investments and loans to a third party that is a VIE. Adjustment related to the consolidation of this VIE are included in the restatement of the Company’s consolidated financial statements for the years ending March 31, 2004 and 2005 and unaudited quarterly financial data as of and for the periods ending December 31, 2003 through March 31, 2005.
     These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2005 consolidated financial statements (as restated), and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our report dated November 14, 2005 on those financial statements.
     In our opinion, management’s assessment that Navarre Corporation and subsidiaries did not maintain effective internal control over financial reporting as of March 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by COSO. Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Navarre Corporation and subsidiaries had not maintained effective internal control over financial reporting as of March 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by COSO.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board, (United States), the consolidated balance sheet of Navarre Corporation and subsidiaries as of March 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended and our report dated November 14, 2005 expressed an unqualified opinion on those financial statements.
/s/ Grant Thornton LLP
Minneapolis, Minnesota
November 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Navarre Corporation
We have audited the accompanying consolidated balance sheet of Navarre Corporation as of March 31, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended March 31, 2004. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Navarre Corporation at March 31, 2004, and the consolidated results of its operations and its cash flows for each of the two years in the period ended March 31, 2004, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 3, the Company has restated its consolidated financial statements for the years ended March 31, 2004 and 2003.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
May 13, 2004, except for Note 11, as to which the date is June 21, 2004 and Note 3, as to which the date is November 18, 2005.

NAVARRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,
	2005	2004
	(Restated)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$15,571	$14,495
Note receivable, related parties	200	200
Accounts receivable, less allowance for doubtful accounts, vendor advances and sales returns of $13,815 and $11,159, respectively	93,983	79,963
Inventories	40,759	30,151
Prepaid expenses and other current assets	10,052	4,139
Deferred tax assets	7,398	1,036

Total current assets	167,963	129,984
Property and equipment, net of accumulated depreciation of $7,259 and $6,650, respectively	8,152	6,914
Other assets:
Notes receivable, related parties	200	400
Goodwill	9,832	10,371
Intangible assets, net of amortization of $2,369 and $812, respectively	5,198	6,128
Other assets	4,547	782

Total assets	$195,892	$154,579

Liabilities and shareholders’ equity
Current liabilities:
Note payable	$250	$651
Capital lease obligation — short term	84	—
Accounts payable	96,387	92,206
Income taxes payable	8	121
Accrued expenses	15,067	6,377

Total current liabilities	111,796	99,355
Capital lease obligation — long-term	237	—
Deferred compensation	4,984	2,146
Deferred tax liabilities	1,591	—

Total liabilities	118,608	101,501
Commitments and contingencies (Note 16)
Shareholders’ equity:
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 27,896,080 and 25,817,965, respectively	123,481	109,441
Accumulated deficit	(46,197)	(56,363)

Total shareholders’ equity	77,284	53,078

Total liabilities and shareholders’ equity	$195,892	$154,579

     See accompanying notes to consolidated financial statements.

NAVARRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Fiscal Years ended March 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Net sales	$596,615	$470,877	$356,816
Cost of sales (exclusive of depreciation and amortization)	505,438	412,856	311,341

Gross profit	91,177	58,021	45,475
Operating expenses:
Selling and marketing	21,483	16,895	13,792
Distribution and warehousing	8,840	6,000	5,514
General and administrative	47,798	26,061	20,455
Depreciation and amortization	3,521	2,000	2,117

	81,642	50,956	41,878
Income from operations	9,535	7,065	3,597
Other income (expense):
Interest expense	(783)	(378)	(194)
Interest income	473	446	—
Debt extinguishment	—	(908)	—
Other income (expense)	(65)	6	447

Income before equity in income of NetRadio Corp.	9,160	6,231	3,850
Equity in income of NetRadio Corp.	—	—	63

Net income before tax	9,160	6,231	3,913
Tax benefit	1,006	583	—

Net income	$10,166	$6,814	$3,913

Earnings per common share:
Basic	$.38	$.30	$.18

Diluted	$.35	$.28	$.18

Weighted average shares outstanding:
Basic	26,830	22,780	21,616
Diluted	28,782	24,112	21,841
     See accompanying notes to consolidated financial statements.

NAVARRE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands, except share amounts)

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total
Balance at March 31, 2002	21,616,187	$91,404	$(67,054)	$24,350
Net income	—	—	3,913	3,913

Balance at March 31, 2003 (Restated)	21,616,187	$91,404	$(63,141)	$28,263
Shares issued upon exercise of stock options	570,231	814	—	814
Shares issued with private placement	2,631,547	11,735	—	11,735
Shares issued with acquisition of BCI	1,000,000	5,080	—	5,080
Value of warrants issued to Hilco	—	372	—	372
Other — variable interest entity	—	36	(36)	—
Net income	—	—	6,814	6,814

Balance at March 31, 2004 (Restated)	25,817,965	$109,441	$(56,363)	$53,078
Shares issued upon exercise of stock options and warrants	1,778,115	8,238	—	8,238
Shares issued upon repurchase of Encore stock	300,000	2,400	—	2,400
Tax benefit from employee stock option plans	—	2,428	—	2,428
Stock-based compensation expense	—	269	—	269
Reclassification of stock- based compensation accrual	—	705	—	705
Net income	—	—	10,166	10,166

Balance at March 31, 2005 (Restated)	27,896,080	$123,481	$(46,197)	$77,284

     See accompanying notes to consolidated financial statements.

NAVARRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Years ended March 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Operating activities:
Net income	$10,166	$6,814	$3,913
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,673	2,000	2,117
Amortization of deferred financing costs	240	87	108
Equity in income of NetRadio Corp.	—	—	(63)
Stock-based compensation expense	269	705	—
Deferred compensation expense	2,838	1,738	408
Compensation expense incurred with repurchase of Encore Stock	5,800	—	—
Expense related to warrant exercise	—	372	—
Write-off of notes receivable	200	200	200
Impairment of capitalized software development costs	465	5,588	—
Tax benefit from employee stock option plans	2,428	—	—
Loss on disposal of property and equipment	82	—	—
Deferred income taxes	(4,771)	(1,036)	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(13,605)	(11,316)	(10,370)
Inventories	(10,702)	(4,252)	(5,495)
Prepaid expenses	(6,779)	(4,180)	(4,580)
Other assets	(3,129)	(7)	(1,359)
Accounts payable	4,441	13,115	15,165
Income taxes payable	(113)	121	—
Accrued expenses	5,992	(992)	1,244

Net cash (used in) provided by operating activities	(2,505)	8,957	1,288
Investing activities:
Acquisitions, net of cash acquired	—	(10,465)	(7,546)
Purchases of property and equipment	(9,375)	(5,048)	(1,039)
Proceeds from sale of property and equipment	—	60	—
Net proceeds from sale leaseback	6,401	—	—
Purchases of intangible assets	(608)	(1,246)	—
Payment of earn-out related to an acquisition	(88)	—	—
Notes receivable, related parties	—	—	(711)
Payments on NetRadio note	—	—	63

Net cash used in investing activities	(3,670)	(16,699)	(9,233)
Financing activities:
Proceeds from note payable, bank	117,197	75,930	42,067
Payments on note payable, bank	(117,197)	(75,930)	(42,067)
Repayment of note payable	(651)	(1,073)	(536)
Proceeds of note payable	250	651	—
Debt acquisition costs	(527)	(375)	—
Repayments of capital lease obligations	(59)	—	—
Proceeds from sale of common stock	—	11,735	—
Proceeds from exercise of common stock options and warrants	8,238	814	—

Net cash provided by (used in) financing activities	7,251	11,752	(536)
Net increase (decrease) in cash	1,076	4,010	(8,481)
Cash at beginning of year	14,495	10,485	18,966

Cash at end of year	$15,571	$14,495	$10,485

Supplemental cash flow information:
Cash paid for:
Interest	$771	$353	$194
Income taxes	1,449	324	—
Supplemental schedule of non-cash investing and financing activities:
Reclassification of stock compensation accrual to shareholders’ equity	$705	—	—
Purchase price adjustments affecting: accounts receivable, prepaid expenses, goodwill and accounts payable	627	—	—
Capital lease obligations incurred for the purchase of computer equipment	380	—	—
Reclassification of prepaid rent to long-term rent	450	—	—
     See accompanying notes to consolidated financial statements.

NAVARRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005
Note 1 Business Description
     Navarre Corporation, a Minnesota corporation formed in 1983, publishes and distributes a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. The business is divided into three business segments — Distribution, Publishing and Other. Through the distribution and publishing business segments, the Company maintains and leverages strong relationships throughout the publishing and distribution chain. The broad base of customers includes: (i) wholesale clubs, (ii) mass merchandisers, (iii) other third party distributors, (iv) computer specialty stores, (v) music specialty stores, (vi) book stores, (vii) office superstores, and (viii) electronic superstores. The Company’s customer base includes over 500 individual customers with over 18,000 locations, certain of which are international locations.
     Through the Distribution business, the Company distributes and provides fulfillment services in connection with a variety of finished goods that are provided by our vendors, which include PC software and video game publishers and developers, independent and major music labels, and major motion picture studios. These vendors provide the Company with PC software, CD audio, DVD and VHS video, and video games and accessories, which are in turn distributed to retail customers. The Distribution business focuses on providing vendors and retailers with a range of value-added services, including vendor-managed inventory, Internet-based ordering, electronic data interchange services, fulfillment services, and retailer-oriented marketing services.
     Through the Publishing business the Company owns or licenses various PC software, CD audio, and DVD and VHS video titles. The Publishing business packages, brands, markets and sells directly to retailers, third-party distributors, and our Distribution business. The Publishing business currently consists of Encore Software, Inc. and BCI Eclipse Company, LLC. Encore, which was acquired in July 2002, licenses and publishes personal productivity, genealogy, education and interactive gaming PC products. BCI, which was acquired in November 2003, is a provider of niche DVD and video products and in-house produced CDs and DVDs. The Company acquired FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together, “FUNimation”) in May of 2005, which is a publisher and licensor of Japanese animation and entertainment video products for children and young adults.
     The other segment includes the operations of Mix & Burn, Inc., (“Mix & Burn”), a separate corporation whose operations have been consolidated with our financial results since the period ending December 31, 2003 in accordance with the provisions of FIN 46(R). Mix & Burn designs and markets digital music delivery services for music and other specialty retailers.
Note 2 Summary of Significant Accounting Policies
Basis of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, BCI Eclipse Company, LLC (“BCI”), Encore Software, Inc. (“Encore”) and Mix & Burn, a variable interest entity (collectively referred to herein as the “Company”). Prior to March 2005, Encore was a majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.
Segment Reporting
     In light of the addition of Mix & Burn in the consolidated financial statements of the Company, Navarre has re-evaluated its application of FASB Statement No. 131, Disclosure about Segments of an Enterprise and Related Information, (“SFAS 131”) and has revised its operating and reportable segments. The Company’s historical presentation of segment data consisted of two operating and reportable segments — distribution and publishing. The Company’s restated presentation includes three operating and reportable segments — distribution, publishing and other.
Fiscal Year
     References in these footnotes to fiscal 2005, 2004 and 2003 represent the twelve months ended March 31, 2005, March 31, 2004 and March 31, 2003.

Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the realizability of accounts receivable, vendor advances, inventories, goodwill, intangible assets, prepaid royalties, income taxes and the adequacy of certain accrued liabilities and reserves. Actual results could differ from these estimates.
Reclassifications
     Certain amounts included in the consolidated financial statements have been reclassified in prior years to conform with the current year presentation. These amounts had no effect on previously reported shareholders’ equity or net income, except as disclosed in the consolidated statements of shareholders’ equity.
Fair Value of Financial Instruments
     The carrying value of the Company’s current financial assets and liabilities, because of their short-term nature, approximates fair value.
Cash and Cash Equivalents
     The Company considers short-term investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.
Research and Development — Mix & Burn
     Research and development costs for the other segment of approximately $765,000 and $166,000 were charged to expense for the periods ended March 31, 2005 and 2004.
Inventories
     Inventories are stated at the lower of cost or market with cost determined on the first-in, first-out (FIFO) method. The Company monitors its inventory to ensure that it properly identifies, on a timely basis, inventory items that are slow-moving and non-returnable. The primary risk in the Company’s distribution business is product that has been purchased from vendors that cannot be sold at full distribution prices and is not returnable to the vendors. The primary risk in the Company’s publishing business is that certain products may run out of shelf life and be returned. Generally, these products can be sold in bulk to a variety of liquidators. The Company establishes reserves for the difference between carrying value and estimated realizable value in the periods when the Company first identifies the lower of cost or market issue. The Company’s accounting policy is to record inventory acquired in a purchase business combination at fair value, defined as the estimated selling price less the costs of disposal and a reasonable selling margin.
Property and Equipment
     Property and equipment are recorded at cost. Depreciation is recorded over estimated useful lives, ranging from three to ten years. Depreciation is computed using the straight-line method for leasehold improvements over the shorter of the lease term or the estimated useful life. The straight-line method of depreciation was adopted for all property and equipment placed into service after March 31, 2004. For property and equipment placed into service prior to April 1, 2004, except leasehold improvements, depreciation is provided using accelerated methods. The change in accounting principle to the use of straight-line depreciation was made to reflect a better matching of expense to the use of the equipment and the new method is prevalent in the industry in which the Company operates. Under the accelerated method, depreciation expense would have been higher by $559,000 in fiscal 2005 for new additions. Estimated useful lives by major asset categories are as follows:

Asset	Life in Years
Furniture and fixtures	7
Office equipment	5
Computer equipment	3
Warehouse equipment	5
Leasehold improvements	5-10

     Maintenance, repairs and minor renewals are charged to expense as incurred. Additions, major renewals and betterments to property and equipment are capitalized.
Impairment of Long-Lived Assets
     In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment and amortizable intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value.
Goodwill
     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for under the purchase method. Effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which eliminated the systematic amortization of goodwill. The Company reviews goodwill for potential impairment annually for each reporting unit or when events or changes in circumstances indicate the carrying value of the goodwill might exceed its current fair value. The Company has no goodwill associated with its distribution segment. The publishing segment has two reporting units that have goodwill — Encore and BCI. The Company determines fair value using widely accepted valuation techniques. These types of analyses require the Company to make certain assumptions and estimates regarding industry economic factors and the profitability of future business strategies.
     In the fourth quarter of fiscal 2005 and 2004, the Company completed its annual impairment testing of goodwill related to the acquisitions of Encore and BCI and determined there were no impairments.
Intangible Assets
     Intangible assets include masters acquired during the acquisition of BCI, masters acquired from independent parties and other intangibles. Intangible assets are amortized on a straight-line basis with estimated useful lives ranging from three to seven years. The straight-line method of amortization of these assets reflects an appropriate allocation of the costs of the intangible assets to its useful life. Intangible assets are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable. An impairment loss is generally recognized when the carrying amount of an asset exceeds the estimated fair value of the asset. Fair value is generally determined using a discounted cash flow analysis.
Debt Issuance costs
     Debt issuance costs are amortized over the life of the related debt. Accumulated amortization amounted to approximately $502,000 and $262,000 at March 31, 2005 and 2004, respectively. Amortization expense is included in interest expense in the accompanying consolidated statements of operations.
Revenue Recognition
     Revenue on products shipped is recognized when title and risk of loss transfers, delivery has occurred, the price to the buyer is determinable and collectibility is reasonably assured. Service revenues are recognized upon delivery of the services. Service revenues have represented less than 10% of total net sales for fiscal 2005, 2004 and 2003. The Company, under specific conditions, permits its customers to return products. The Company records a general reserve for sales returns and allowances against amounts due to reduce the net recognized receivables to the amounts the Company reasonably believes will be collected. These reserves are based on the application of the Company’s average historical gross profit percent against average sales returns, sales discounts percent against average gross sales and specific reserves for marketing programs. Although its past experience has been a good indicator of future reserve levels, there can be no assurance that the Company’s current reserve levels will be adequate in the future.
     The Company’s distribution customers at times qualify for certain price protection benefits from the Company’s vendors. The Company serves as an intermediary to settle these amounts between vendors and customers. The Company accounts for these amounts as reductions of revenues with corresponding reductions in cost of sales.

     The Company’s publishing business at times provides certain price protection, promotional monies, volume rebates and other incentives to customers. The Company records these amounts as reductions in revenue.
Vendor Allowances
     The Company receives allowances from certain vendors as a result of purchasing their products. In accordance with Emerging Issues Task Force (EITF) 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, vendor allowances are initially deferred. The deferred amounts are then recorded as a reduction of cost of sales when the related product is sold.
Allowance for Doubtful Accounts
     The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company makes estimates of the uncollectibility of its accounts receivable, including advances and balances with independent labels. In determining the adequacy of its allowances, the Company analyzes customer financial statements, historical collection experience, aging of receivables, substantial down-grading of credit scores, bankruptcy filings, and other economic and industry factors. Although risk management practices and methodologies are utilized to determine the adequacy of the allowance, it is possible that the accuracy of the estimation process could be materially impacted by different judgments as to collectibility based on the information considered and further deterioration of accounts. The Company’s largest collection risks exist for retail customers that are in bankruptcy, or at risk of bankruptcy. The occurrence of these events is infrequent, but can be material when it does occur.
Classification of Shipping Costs
     Costs incurred with the shipment of product between the Company and its vendors are classified in cost of sales. These costs were $4,778,000, $2,103,000, and $1,660,000 for the years ended March 31, 2005, 2004, and 2003, respectively.
     Costs incurred with the shipment of product from the Company to its customers are classified in selling expenses. These costs were $9,489,000, $6,984,000, and $6,626,000 for the years ended March 31, 2005, 2004, and 2003, respectively.
Foreign Currency Transactions
     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations when settled or at the most recent balance sheet date if the transaction has not settled. Historically, the Company has had minimal foreign currency transactions.
Income Taxes
     Income taxes are recorded under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Stock-Based Compensation
     The Company has two stock option plans for officers, non-employee directors and key employees. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”), and related interpretations. Therefore, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company adopted the disclosure-only provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). The intrinsic value method is used to account for stock-based compensation plans. The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provision of SFAS 123, to stock-based employee compensation.

(In thousands, except for per share data)

	Fiscal years ended March 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Net income, as reported	$10,166	$6,814	$3,913
Deduct: Stock-based compensation determined under fair value method for all awards, net of tax	(936)	(319)	(694)

Net income, pro forma	$9,230	$6,495	$3,219

Income per share:
Basic — as reported	$.38	$.30	$.18

Basic — pro forma	$.34	$.29	$.15

Diluted — as reported	$.35	$.28	$.18

Diluted — pro forma	$.32	$.27	$.15

     Pro forma information regarding net income and income per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value of options granted were estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in fiscal 2005, 2004 and 2003:

	Weighted Average	Dividend	Expected	Expected
	Risk Free Rate	Yield	Lives	Volatility
2005	3.6%	0.0%	5	71%
2004	2.9%	0.0%	5	70%
2003	2.9%	0.0%	5	73%
     The weighted average fair value of options granted in fiscal 2005, 2004, and 2003 was $9.19, $3.28, and $0.87, respectively.
Earnings Per Share
     Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares related to stock options and warrants had been issued. The following table sets forth the computation of basic and diluted earnings per share:
(In thousands, except for per share data)

	Fiscal Years ended March 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)
Numerator:
Net income	$10,166	$6,814	$3,913

Denominator:
Denominator for basic earnings per share — weighted average shares	26,830	22,780	21,616
Dilutive securities: Employee stock options and warrants	1,952	1,332	225

Denominator for diluted earnings per share — weighted average shares	28,782	24,112	21,841

Basic earnings per share	$.38	$.30	$.18

Diluted earnings per share	$.35	$.28	$.18

     Approximately 737,000, 975,000 and 1.9 million of the Company’s stock options and warrants were excluded from the calculation of diluted earnings per share in 2005, 2004 and 2003, respectively, because the exercise prices of the stock options and warrants were greater than the average price of the Company’s common stock and therefore their inclusion would have been antidilutive.

Capitalized Software Development Costs
     Software development costs incurred subsequent to the determination of the technological feasibility of software products are capitalized. Capitalization ceases and amortization of costs begins when the software product is available for general release to customers. The Company tests for possible impairment whenever events or changes in circumstances, such as a reduction in expected cash flows, indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in cost of goods sold in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The Company recorded an impairment charge associated with product development costs in fiscal 2005 and 2004 of $465,000 and $5.6 million, respectively. Unamortized software development costs were $348,000 and $385,000 as of March 31, 2005 and March 31, 2004, respectively.
Recently Issued Accounting Pronouncements
     In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number (“FIN”) 46 (revised December 2003), Consolidated of Variable Interest Entities (“FIN 46(R)”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. The Company is required to apply FIN 46(R) to variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, FIN 46(R) would be applied effective April 1, 2004. As of March 31, 2005 and 2004, the Company had one entity within the scope of this statement (see Note 6).
     FASB Statement No. 150 (the “Statement”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. The Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003, and otherwise was effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement was effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. As of March 31, 2005, the Company had no financial instruments within the scope of the Statement.
     In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning in the Company’s first quarter of fiscal year 2006. The Company does not believe the adoption of SFAS No. 151 will have a material effect on its consolidated financial position, results of operations or cash flows.
     In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which replaced SFAS No. 123 and superseded APB 25. SFAS No. 123R addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under SFAS No. 123R, companies will no longer be able to account for the share-based compensation transactions using the intrinsic method in accordance with APB 25 but will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of operations. SFAS No. 123R is effective beginning in the Company’s first quarter of fiscal year 2007. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company has begun, but has not completed, evaluating the impact of the adoption of SFAS 123R on its results of operations. In connection with evaluating the impact of SFAS 123R, the Company is considering the potential implementation of different valuation methods to determine the fair value of share-based compensation. The Company believes the adoption of SFAS 123R will have a material impact on our results of operations, regardless of the valuation method used.

Note 3 Restatements
Restatements — Current — Mix & Burn and Employment Agreements
     In September 2005 and November 2005, our management, after consultation with the Audit Committee of the Board of Directors, determined that our consolidated financial statements as of and for the periods ending March 31, 2005 and 2004, and the period ending March 31, 2003 and unaudited quarterly financial data as of and for the periods ending June 30, 2004, September 30, 2004, December 31, 2004 and June 30, 2005 should no longer be relied upon. The determination to restate these financial statements was made as a result of (i) the application of Financial Accounting Standards Board (“FASB”) Interpretation Number 46 (revised December 2003), Consolidation of Variable Interest Entities, (“FIN 46(R)”) to the Company’s investment in Mix & Burn; (ii) the Company’s recognition of additional expense in connection with certain payments to be made pursuant to a separation agreement that was entered into with the Company’s former Chief Financial Officer in April 2004; and (iii) the Company’s recognition of additional expense as a result of the application of Accounting Principles Board Opinion No. 12, Omnibus Opinion — 1967 — Classification and Disclosure of Allowance; Disclosure of Depreciable Assets and Depreciation; Deferred Compensation Contracts; Capital Changes; Convertible Debt and Debt Issued with Stock Warrants; Amortization of Debt Discount and Expenses or Premium, to certain payments that are to be made upon the retirement of the Company’s Chief Executive Officer pursuant to a 2001 Employment Agreement. As a result of the consolidation of Mix & Burn, we recorded losses from operations in the amount of $343,000 for the year ended March 31, 2004 and $2.2 million for the year ended March 31, 2005. In connection with the separation agreement, additional expense and an accrued liability of $388,000 was recorded in the first quarter of fiscal year 2005. In connection with the expenses related to the 2001 Employment Agreement, we recorded additional expense and a deferred compensation liability of $408,000 for the year ended March 31, 2003, $288,000 for the year ended March 31, 2004 and $288,000 for the year ended March 31, 2005.
     The consolidated financial statements for our year ended March 31, 2003 and 2004, quarter ended June 30, 2004, September 30, 2004, and December 31, 2004 and year ended March 31, 2005 and notes thereto included in this annual report on Form 10-K have been restated to include the effects of the consolidation of the variable interest entity, Mix & Burn, expense related to the separation agreement of a former Chief Financial Officer and expenses related to the deferred compensation of our Chief Executive Officer.
     Presented below are the consolidated financial statement line items that have been impacted by the items described above, taking into consideration that prior year reported amounts reflect reclassifications to conform with current year presentation as discussed in Note 2.

     The following table presents the effect of the Restatement on the consolidated balance sheet (in thousands):

	March 31, 2005
	As Previously	Adjustments	As
	Reported	Reported	Restated
Assets
Current assets:
Cash and cash equivalents	$15,519	$52	$15,571
Note receivable, related parties	2,700	(2,500)	200
Accounts receivable, net	94,003	(20)	93,983
Inventories	40,593	166	40,759
Prepaid expenses and other current assets	10,028	24	10,052
Deferred tax assets	7,250	148	7,398

Total current assets	170,093	(2,130)	167,963
Property and equipment, net	8,081	71	8,152
Other assets:
Notes receivable, related parties	200	—	200
Goodwill	9,832	—	9,832
Intangible assets, net	5,174	24	5,198
Other assets	4,422	125	4,547

Total assets	$197,802	$(1,910)	$195,892

Liabilities and shareholders’ equity
Current liabilities:
Note payable	$—	250	$250
Capital lease obligation — short term	84	—	84
Accounts payable	96,146	241	96,387
Income taxes payable	8	—	8
Accrued expenses	14,664	403	15,067

Total current liabilities	110,902	894	111,796
Capital lease obligation — long-term	237	—	237
Deferred compensation	4,000	984	4,984
Deferred tax liabilities	1,957	(366)	1,591

Total liabilities	117,096	1,512	118,608
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	123,445	36	123,481
Accumulated deficit	(42,739)	(3,458)	(46,197)

Total shareholders’ equity	80,706	(3,422)	77,284

Total liabilities and shareholders’ equity	$197,802	$(1,910)	$195,892

The following table presents the effect of the Restatement on the consolidated statement of operations (in thousands except per share data):

	Fiscal Year ended March 31, 2005
	As
	Previously		As
	Reported	Adjustments	Restated
Net sales	$596,263	$352	$596,615
Cost of sales (exclusive of depreciation and amortization)	505,151	287	505,438

Gross profit	91,112	65	91,177
Operating expenses:
Selling and marketing	21,483	—	21,483
Distribution and warehousing	8,840	—	8,840
General and administrative	44,934	2,864	47,798
Depreciation and amortization	3,521	—	3,521

	78,778	2,864	81,642
Income from operations	12,334	(2,799)	9,535
Other income (expense):
Interest expense	(778)	(5)	(783)
Interest income	565	(92)	473
Other income (expense)	(65)	—	(65)

Net income before tax	12,056	(2,896)	9,160
Tax benefit	492	514	1,006

Net income	$12,548	$(2,382)	$10,166

Earnings per common share:
Basic	$.47	$(.09)	$.38

Diluted	$.44	$(.09)	$.35

Weighted average shares outstanding:
Basic	26,830		26,830
Diluted	28,782		28,782

The following table presents the effect of the Restatement on the consolidated statement of cash flows (in thousands):

	Fiscal Year ended March 31, 2005
	As
	Previously		As
	Reported	Adjustments	Restated
Operating activities:
Net income	$12,548	$(2,382)	$10,166
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,661	12	3,673
Amortization of deferred financing costs	240	—	240
Stock-based compensation expense	269	—	269
Deferred compensation expense	2,550	288	2,838
Compensation expense incurred with repurchase of Encore Stock	5,800	—	5,800
Write-off of notes receivable	200	—	200
Impairment of capitalized software development costs	465	—	465
Tax benefit from employee stock option plans	2,428	—	2,428
Loss on disposal of property and equipment	82	—	82
Deferred income taxes	(4,257)	(514)	(4,771)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(13,641)	36	(13,605)
Inventories	(10,536)	(166)	(10,702)
Prepaid expenses	(6,754)	(25)	(6,779)
Other assets	(2,985)	(144)	(3,129)
Accounts payable	4,276	165	4,441
Income taxes payable	(113)	—	(113)
Accrued expenses	5,599	393	5,992

Net cash (used in) provided by operating activities	(168)	(2,337)	(2,505)
Investing activities:
Purchases of property and equipment	(9,292)	(83)	(9,375)
Net proceeds from sale leaseback	6,401	—	6,401
Purchases of intangible assets	(608)	—	(608)
Payment of earn-out related to an acquisition	(88)	—	(88)
Notes receivable, related parties	(2,222)	2,222	—

Net cash used in investing activities	(5,809)	2,139	(3,670)
Financing activities:
Proceeds from note payable, bank	117,197	—	117,197
Payments on note payable, bank	(117,197)	—	(117,197)
Repayment of note payable	(651)	—	(651)
Proceeds of note payable	—	250	250
Debt acquisition costs	(527)	—	(527)
Repayments of capital lease obligations	(59)	—	(59)
Proceeds from exercise of common stock options and warrants	8,238	—	8,238

Net cash provided by (used in) financing activities	7,001	250	7,251
Net increase (decrease) in cash	1,024	52	1,076
Cash at beginning of year	14,495	—	14,495

Cash at end of year	$15,519	$52	$15,571

The following table presents the effect of the Restatement on the consolidated balance sheet (in thousands):

	March 31, 2004
	As Previously		As
	Reported	Adjustments	Restated
Assets
Current assets:
Cash and cash equivalents	$14,495	$—	$14,495
Note receivable, related parties	463	(263)	200
Accounts receivable, net	79,963	—	79,963
Inventories	30,151	—	30,151
Prepaid expenses and other current assets	4,139	—	4,139
Deferred tax assets	1,036	—	1,036

Total current assets	130,247	(263)	129,984
Property and equipment, net	6,914	—	6,914
Other assets:
Notes receivable, related parties	400	—	400
Goodwill	10,371	—	10,371
Intangible assets, net	6,123	5	6,128
Other assets	782	—	782

Total assets	$154,837	$(258)	$154,579

Liabilities and shareholders’ equity
Current liabilities:
Note payable	$651	—	$651
Accounts payable	92,120	86	92,206
Income taxes payable	121	—	121
Accrued expenses	6,377	—	6,377

Total current liabilities	99,269	86	99,355
Deferred compensation	1,450	696	2,146

Total liabilities	100,719	782	101,501
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	109,405	36	109,441
Accumulated deficit	(55,287)	(1,076)	(56,363)

Total shareholders’ equity	54,118	(1,040)	53,078

Total liabilities and shareholders’ equity	$154,837	$(258)	$154,579

The following table presents the effect of the Restatement on the consolidated statement of operations (in thousands except per share data):

	Fiscal Year ended March 31, 2004
	As
	Previously		As
	Reported	Adjustments	Restated
Net sales	$470,877	$—	$470,877
Cost of sales (exclusive of depreciation and amortization)	412,856	—	412,856

Gross profit	58,021	—	58,021
Operating expenses:
Selling and marketing	16,895	—	16,895
Distribution and warehousing	6,000	—	6,000
General and administrative	25,429	632	26,061
Depreciation and amortization	2,000	—	2,000

	50,324	632	50,956
Income from operations	7,697	(632)	7,065
Other income (expense):
Interest expense	(378)	—	(378)
Interest income	446	—	446
Debt extinguishment	(908)	—	(908)
Other income (expense)	6	—	6

Net income before tax	6,863	(632)	6,231
Tax benefit	583	—	583

Net income	$7,446	$(632)	$6,814

Earnings per common share:
Basic	$.33	$(.03)	$.30

Diluted	$.31	$(.03)	$.28

Weighted average shares outstanding:
Basic	22,780		22,780
Diluted	24,112		24,112

The following table presents the effect of the Restatement on the consolidated statement of cash flows (in thousands):

	Fiscal Year ended March 31, 2004
	As
	Previously		As
	Reported	Adjustments	Restated
Operating activities:
Net income	$7,446	$(632)	$6,814
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,000	—	2,000
Amortization of deferred financing costs	87	—	87
Stock-based compensation expense	705	—	705
Deferred compensation expense	1,450	288	1,738
Expense related to warrant exercise	372	—	372
Write-off of notes receivable	200	—	200
Impairment of capitalized software development costs	5,588	—	5,588
Deferred income taxes	(1,036)	—	(1,036)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(11,301)	(15)	(11,316)
Inventories	(4,252)	—	(4,252)
Prepaid expenses	(4,180)	—	(4,180)
Other assets	(2)	(5)	(7)
Accounts payable	13,029	86	13,115
Income taxes payable	121	—	121
Accrued expenses	(992)	—	(992)

Net cash (used in) provided by operating activities	9,235	(278)	8,957
Investing activities:
Acquisitions, net of cash acquired	(10,465)	—	(10,465)
Purchases of property and equipment	(5,048)	—	(5,048)
Proceeds from sale of property and equipment	60	—	60
Purchases of intangible assets	(1,246)	—	(1,246)
Notes receivable, related parties	(278)	278	—

Net cash used in investing activities	(16,977)	278	(16,699)
Financing activities:
Proceeds from note payable, bank	75,930	—	75,930
Payments on note payable, bank	(75,930)	—	(75,930)
Repayment of note payable	(1,073)	—	(1,073)
Proceeds of note payable	651	—	651
Debt acquisition costs	(375)	—	(375)
Proceeds from sale of common stock	11,735	—	11,735
Proceeds from exercise of common stock options and warrants	814	—	814

Net cash provided by (used in) financing activities	11,752	—	11,752
Net increase (decrease) in cash	4,010	—	4,010
Cash at beginning of year	10,485	—	10,485

Cash at end of year	$14,495	$—	$14,495

The following table presents the effect of the Restatement on the consolidated statement of operations (in thousands except per share data):

	Fiscal Year ended March 31, 2003
	As
	Previously		As
	Reported	Adjustments	Restated
Net sales	$356,816	$—	$356,816
Cost of sales (exclusive of depreciation and amortization)	311,341	—	311,341

Gross profit	45,475	—	45,475
Operating expenses:
Selling and marketing	13,792	—	13,792
Distribution and warehousing	5,514	—	5,514
General and administrative	20,047	408	20,455
Depreciation and amortization	2,117	—	2,117

	41,470	408	41,878
Income from operations	4,005	(408)	3,597
Other income (expense):
Interest expense	(194)	—	(194)
Other income (expense)	447	—	447

Income before equity in income of NetRadio Corp.	4,258	(408)	3,850
Equity in income of NetRadio Corp.	63	—	63

Net income before tax	4,321	(408)	3,913
Tax benefit	—	—	—

Net income	$4,321	$(408)	$3,913

Earnings per common share:
Basic	$.20	$(.02)	$.18

Diluted	$.20	$(.02)	$.18

Weighted average shares outstanding:
Basic	21,616		21,616
Diluted	21,841		21,841

The following table presents the effect of the Restatement on the consolidated statement of cash flows (in thousands):

	Fiscal Year ended March 31, 2003
	As
	Previously		As
	Reported	Adjustments	Restated
Operating activities:
Net income	$4,321	$(408)	$3,913
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,117	—	2,117
Amortization of deferred financing costs	108	—	108
Equity in income of NetRadio Corp.	(63)	—	(63)
Deferred compensation expense	—	408	408
Write-off of notes receivable	200	—	200
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(10,370)	—	(10,370)
Inventories	(5,495)	—	(5,495)
Prepaid expenses	(4,580)	—	(4,580)
Other assets	(1,359)	—	(1,359)
Accounts payable	15,165	—	15,165
Income taxes payable	—	—	—
Accrued expenses	1,244	—	1,244

Net cash (used in) provided by operating activities	1,288	—	1,288
Investing activities:
Acquisitions, net of cash acquired	(7,546)	—	(7,546)
Purchases of property and equipment	(1,039)	—	(1,039)
Notes receivable, related parties	(711)	—	(711)
Payments on NetRadio note	63	—	63

Net cash used in investing activities	(9,233)	—	(9,233)
Financing activities:
Proceeds from note payable, bank	42,067	—	42,067
Payments on note payable, bank	(42,067)	—	(42,067)
Repayment of note payable	(536)	—	(536)

Net cash provided by (used in) financing activities	(536)	—	(536)
Net increase (decrease) in cash	(8,481)	—	(8,481)
Cash at beginning of year	18,966	—	18,966

Cash at end of year	$10,485	$—	$10,485

The following table presents the effect of the Restatement on the consolidated balance sheet (in thousands):

	December 31, 2004
	(Unaudited)
	As Previously		As
	Reported	Adjustments	Restated
Assets
Current assets:
Cash and cash equivalents	$5	$328	$333
Note receivable, related parties	2,528	(2,328)	200
Accounts receivable, net	118,033	109	118,142
Inventories	62,174	176	62,350
Prepaid expenses and other current assets	9,309	25	9,334
Deferred tax assets	4,438	405	4,843

Total current assets	196,487	(1,285)	195,202
Property and equipment, net	6,599	74	6,673
Other assets:
Notes receivable, related parties	250	—	250
Goodwill	9,832	—	9,832
Intangible assets, net	5,506	24	5,530
Other assets	2,630	205	2,835

Total assets	$221,304	$(982)	$220,322

Liabilities and shareholders’ equity
Current liabilities:
Note payable	$12,695	250	$12,945
Accounts payable	120,135	277	120,412
Accrued expenses	8,120	410	8,530

Total current liabilities	140,950	937	141,887
Deferred compensation	3,637	696	4,333

Total liabilities	144,587	1,633	146,220
Shareholders’ equity:
Common stock, no par value	116,917	36	116,953
Accumulated deficit	(40,200)	(2,651)	(42,851)

Total shareholders’ equity	76,717	(2,615)	74,102

Total liabilities and shareholders’ equity	$221,304	$(982)	$220,322

     The following table presents the effect of the Restatement on the consolidated statement of operations (in thousands except per share data):

	Three Months ended
	December 31, 2004
	(Unaudited)
	As
	Previously		As
	Reported	Adjustments	Restated
Net sales	$182,730	$146	$182,876
Cost of sales (exclusive of depreciation and amortization)	155,517	122	155,639

Gross profit	27,213	24	27,237
Operating expenses:
Selling and marketing	6,321	—	6,321
Distribution and warehousing	2,848	—	2,848
General and administrative	9,075	763	9,838
Depreciation and amortization	896	—	896

	19,140	763	19,903

Income from operations	8,073	(739)	7,334
Other income (expense):
Interest expense	(168)	—	(168)
Interest income	102	1	103
Other income (expense)	6	—	6

Net income before tax	8,013	(738)	7,275
Tax expense	(42)	—	(42)

Net income	$7,971	$(738)	$7,233

Earnings per common share:
Basic	$.30	$(.03)	$.27

Diluted	$.28	$(.03)	$.25

Weighted average shares outstanding:
Basic	27,002		27,002
Diluted	28,937		28,937

The following table presents the effect of the Restatement on the consolidated statement of cash flows (in thousands):

	Nine Months ended
	December 31, 2004
	(Unaudited)
	As
	Previously		As
	Reported	Adjustments	Restated
Operating activities:
Net income	$15,088	$(1,576)	$13,512
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,498	8	2,506
Amortization of deferred financing costs	160	—	160
Deferred compensation expense	2,187	—	2,187
Write-off of notes receivable	150	—	150
Tax benefit from employee stock option plans	2,428	—	2,428
Deferred income taxes	(2,668)	(405)	(3,073)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(37,644)	(121)	(37,765)
Inventories	(32,117)	(176)	(32,293)
Prepaid expenses	(5,120)	(25)	(5,145)
Other assets	(1,574)	(224)	(1,798)
Accounts payable	26,290	191	26,481
Income taxes payable	(855)	—	(855)
Accrued expenses	2,416	448	2,864

Net cash used in operating activities	(28,761)	(1,880)	(30,641)
Investing activities:
Purchases of property and equipment	(7,421)	(83)	(7,504)
Net proceeds from sale leaseback	6,401	—	6,401
Purchases of intangible assets	(490)	(24)	(514)
Payment of earn-out related to an acquisition	(88)	—	(88)
Notes receivable, related parties	(2,065)	2,065	—

Net cash used in investing activities	(3,663)	1,958	(1,705)
Financing activities:
Proceeds from note payable, bank	84,361	—	84,361
Payments on note payable, bank	(71,665)	—	(71,665)
Repayment of note payable	(651)	—	(651)
Proceeds of note payable	—	250	250
Debt acquisition costs	(465)	—	(465)
Checks written in excess of cash balance	1,974	—	1,974
Proceeds from exercise of common stock options and warrants	4,380	—	4,380

Net cash provided by (used in) financing activities	17,934	250	18,184
Net increase (decrease) in cash	(14,490)	328	(14,162)
Cash at beginning of year	14,495	—	14,495

Cash at end of year	$5	$328	$333

The following table presents the effect of the Restatement on the consolidated balance sheet (in thousands):

	September 30, 2004
	(Unaudited)
	As Previously		As
	Reported	Adjustments	Restated
Assets
Current assets:
Cash and cash equivalents	$8,262	$4	$8,266
Note receivable, related parties	1,623	(1,423)	200
Accounts receivable, net	105,347	93	105,440
Inventories	60,017	257	60,274
Prepaid expenses and other current assets	5,085	25	5,110
Deferred tax assets	2,543	405	2,948

Total current assets	182,877	(639)	182,238
Property and equipment, net	6,180	5	6,185
Other assets:
Notes receivable, related parties	300	—	300
Goodwill	9,738	—	9,738
Intangible assets, net	5,800	215	6,015
Other assets	2,368	—	2,368

Total assets	$207,263	$(419)	$206,844

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$129,628	369	$129,997
Accrued expenses	8,176	392	8,568

Total current liabilities	137,804	761	138,565
Deferred compensation	3,637	696	4,333

Total liabilities	141,441	1,457	142,898
Commitments and contingencies Shareholders’ equity:
Common stock, no par value	113,994	36	114,030
Accumulated deficit	(48,172)	(1,912)	(50,084)

Total shareholders’ equity	65,822	(1,876)	63,946

Total liabilities and shareholders’ equity	$207,263	$(419)	$206,844

The following table presents the effect of the Restatement on the consolidated statement of operations (in thousands except per share data):

	Three Months ended
	September 30, 2004
	(Unaudited)
	As
	Previously		As
	Reported	Adjustments	Restated
Net sales	$144,288	$113	$144,401
Cost of sales (exclusive of depreciation and amortization)	123,308	84	123,392

Gross profit	20,980	29	21,009
Operating expenses:
Selling and marketing	4,386	—	4,386
Distribution and warehousing	2,221	—	2,221
General and administrative	8,696	553	9,249
Depreciation and amortization	843	—	843

	16,146	553	16,699
Income from operations	4,834	(524)	4,310
Other income (expense):
Interest expense	(60)	—	(60)
Interest income	127	—	127
Other income (expense)	2	—	2

Net income before tax	4,903	(524)	4,379
Tax benefit	3	—	3

Net income	$4,906	$(524)	$4,382

Earnings per common share:
Basic	$.18	$(.02)	$.16

Diluted	$.17	$(.02)	$.15

Weighted average shares outstanding:
Basic	26,753		26,753
Diluted	28,884		28,884

The following table presents the effect of the Restatement on the consolidated statement of cash flows (in thousands):

	Six Months ended
	September 30, 2004
	(Unaudited)
	As
	Previously		As
	Reported	Adjustments	Restated
Operating activities:
Net income	$7,116	$(837)	$6,279
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,580	—	1,580
Amortization of deferred financing costs	96	—	96
Deferred compensation expense	2,187	—	2,187
Write-off of notes receivable	100	—	100
Deferred income taxes	(1,507)	(405)	(1,912)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(24,975)	(88)	(25,063)
Inventories	(29,866)	(257)	(30,123)
Prepaid expenses	(896)	(25)	(921)
Other assets	(1,364)	(210)	(1,574)
Accounts payable	36,926	283	37,209
Income taxes payable	718	—	718
Accrued expenses	2,502	393	2,895

Net cash (used in) provided by operating activities	(7,383)	(1,146)	(8,529)
Investing activities:
Purchases of property and equipment	(6,494)	(5)	(6,499)
Net proceeds from sale leaseback	6,401	—	6,401
Purchases of intangible assets	(398)	—	(398)
Payment of earn-out related to an acquisition	(88)	—	(88)
Notes receivable, related parties	(1,155)	1,155	—

Net cash used in investing activities	(1,734)	1,150	(584)
Financing activities:
Proceeds from note payable, bank	27,394	—	27,394
Payments on note payable, bank	(27,394)	—	(27,394)
Repayment of note payable	(651)	—	(651)
Debt acquisition costs	(350)	—	(350)
Proceeds from exercise of common stock options and warrants	3,885	—	3,885

Net cash provided by (used in) financing activities	2,884	—	2,884
Net increase (decrease) in cash	(6,233)	4	(6,229)
Cash at beginning of year	14,495	—	14,495

Cash at end of year	$8,262	$4	$8,266

The following table presents the effect of the Restatement on the consolidated balance sheet (in thousands):

	June 30, 2004
	(Unaudited)
	As Previously		As
	Reported	Adjustments	Restated
Assets
Current assets:
Cash and cash equivalents	$12,195	$—	$12,195
Note receivable, related parties	782	(582)	200
Accounts receivable, net	79,735	—	79,735
Inventories	41,840	20	41,860
Prepaid expenses and other current assets	3,983	—	3,983
Deferred tax assets	1,689	405	2,094

Total current assets	140,224	(157)	140,067
Property and equipment, net	4,977	5	4,982
Other assets:
Notes receivable, related parties	350	—	350
Goodwill	9,750	—	9,750
Intangible assets, net	5,940	5	5,945
Other assets	2,488	—	2,488

Total assets	$163,729	$(147)	$163,582

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$94,010	122	$94,132
Accrued expenses	6,477	388	6,865

Total current liabilities	100,487	510	100,997
Deferred compensation	3,637	696	4,333

Total liabilities	104,124	1,206	105,330
Commitments and contingencies Shareholders’ equity:
Common stock, no par value	112,682	36	112,718
Accumulated deficit	(53,077)	(1,389)	(54,466)

Total shareholders’ equity	59,605	(1,353)	58,252

Total liabilities and shareholders’ equity	$163,729	$(147)	$163,582

The following table presents the effect of the Restatement on the consolidated statement of operations (in thousands except per share data):

	Three Months ended
	June 30, 2004
	(Unaudited)
	As
	Previously		As
	Reported	Adjustments	Restated
Net sales	$127,306	$—	$127,306
Cost of sales (exclusive of depreciation and amortization)	108,428	—	108,428

Gross profit	18,878	—	18,878
Operating expenses:
Selling and marketing	4,732	—	4,732
Distribution and warehousing	1,533	—	1,533
General and administrative	9,790	718	10,508
Depreciation and amortization	704	—	704

	16,759	718	17,477
Income from operations	2,119	(718)	1,401
Other income (expense):
Interest expense	(41)	—	(41)
Interest income	129	—	129
Other income (expense)	(8)	—	(8)

Net income before tax	2,199	(718)	1,481
Tax benefit	11	405	416

Net income	$2,210	$(313)	$1,897

Earnings per common share:
Basic	$.08	$(.01)	$.07

Diluted	$.08	$(.01)	$.07

Weighted average shares outstanding:
Basic	26,175		26,175
Diluted	28,377		28,377

The following table presents the effect of the Restatement on the consolidated statement of cash flows (in thousands):

	Three Months ended
	June 30, 2004
	(Unaudited)
	As
	Previously		As
	Reported	Adjustments	Restated
Operating activities:
Net income	$2,210	$(313)	$1,897
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	704	—	704
Amortization of deferred financing costs	39	—	39
Deferred compensation expense	2,187	—	2,187
Write-off of notes receivable	50	—	50
Deferred income taxes	(653)	(405)	(1,058)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	694	3	697
Inventories	(11,689)	(20)	(11,709)
Prepaid expenses	156	—	156
Other assets	(1,327)	—	(1,327)
Accounts payable	1,400	36	1,436
Income taxes payable	514	—	514
Accrued expenses	107	388	495

Net cash (used in) provided by operating activities	(5,608)	(311)	(5,919)
Investing activities:
Purchases of property and equipment	(4,819)	(5)	(4,824)
Net proceeds from sale leaseback	6,401	—	6,401
Purchases of intangible assets	(171)	—	(171)
Notes receivable, related parties	(316)	316	—

Net cash used in investing activities	1,095	311	1,406
Financing activities:
Proceeds from note payable, bank	5,022	—	5,022
Payments on note payable, bank	(5,022)	—	(5,022)
Repayment of note payable	(3,465)	—	(3,465)
Proceeds of note payable	2,814	—	2,814
Debt acquisition costs	(413)	—	(413)
Proceeds from exercise of common stock options and warrants	3,277	—	3,277

Net cash provided by (used in) financing activities	2,213	—	2,213
Net increase (decrease) in cash	(2,300)	—	(2,300)
Cash at beginning of year	14,495	—	14,495

Cash at end of year	$12,195	$—	$12,195

Restatements — Previously Reported
     In June 2005, the Company’s management, after consultation with the Company’s Audit Committee of the Board of Directors, determined that the Company’s consolidated financial statements for its third fiscal quarter ended December 31, 2003, year ended March 31, 2004, first fiscal quarter ended June 30, 2004, second fiscal quarter ended September 30, 2004, and third fiscal quarter ended December 31, 2004 should no longer be relied upon. As a result of the fiscal year 2005 audit, it was determined that expenses related to the incentive-based deferred compensation of the Company’s Chief Executive Officer should have been recorded in the third fiscal quarter of 2004 and first fiscal quarter of 2005. As a result, additional expenses and accrued liabilities of $1.5 million and $2.2 million were recorded in these quarters, respectively. These expenses were determined in accordance with the provisions of the Chief Executive Officer’s 2001 employment agreement, as amended.
     It was also previously determined that the Company’s deferred tax benefit recorded in the third fiscal quarter of 2005 was improperly included in income and should have increased common stock. Consequently, the tax benefit of $2.4 million recognized during the third fiscal quarter of 2005 was reduced and common stock was increased by the same amount.

     Presented below are the consolidated financial statement line items that have been impacted by the previously reported restatements described above, taking into consideration that prior year reported amounts reflect reclassifications to conform with current year presentation as discussed in Note 2:
(in thousands)

	Year Ended March 31, 2004
	(Unaudited)
	Third Quarter	Third Quarter	March 31, 2004	March 31, 2004
	(Reported)	(Restated)	(Reported)	(Restated)
Balance Sheet Data:
Deferred compensation	$—	$1,450	$—	$1,450
Total liabilities	118,672	120,122	99,269	100,719
Total shareholders’ equity	46,973	45,523	55,568	54,118
Total liabilities and shareholders’ equity	$165,645	$165,645	$154,837	$154,837

Statements of Operations Data:
General and administrative	$6,242	$7,692	$23,979	$25,429
Income from operations	4,521	3,071	9,147	7,697
Net income before tax	3,590	2,140	8,313	6,863
Net income	$3,590	$2,140	$8,896	$7,446
Earnings per common share:
Basic	$.16	$.10	$.39	$.33
Diluted	$.15	$.09	$.37	$.31

Statements of Cash Flow Data:
Net income	$5,621	$4,171	$8,896	$7,446
Deferred compensation expense	—	1,450	—	1,450
(in thousands)

	Year Ended March 31, 2005
	(Unaudited)
	First	First	Second	Second
	Quarter	Quarter	Quarter	Quarter
	(Reported)	(Restated)	(Reported)	(Restated)

Balance Sheet Data:
Deferred compensation	$—	$3,637	$—	$3,637
Total liabilities	92,072	95,709	137,588	141,225
Total shareholders’ equity	63,418	59,781	69,675	66,038
Total liabilities and shareholders’ equity	$155,490	$155,490	$207,263	$207,263
Statements of Operations Data:
General and administrative	$7,603	$9,790	$8,697	$8,697
Income from operations	4,306	2,119	4,834	4,834
Net income before tax	4,386	2,199	4,902	4,902
Net income	$4,397	$2,210	$4,906	$4,906
Earnings per common share:
Basic	$.17	$.08	$.18	$.18
Diluted	$.15	$.08	$.17	$.17
Statements of Cash Flow Data
Net income	$4,397	$2,210	$9,303	$7,116
Deferred compensation expense	—	2,187	—	2,187

(in thousands):

	Year Ended March 31, 2005
	(Unaudited)
	Third	Third
	Quarter	Quarter
	(Reported)	(Restated)
Balance Sheet Data:
Deferred compensation	$—	$3,637
Total liabilities	140,729	144,366
Total shareholders’ equity	80,576	76,939
Total liabilities and shareholders’ equity	$221,305	$221,305

Statements of Operations Data:
Tax (benefit) expense	$(2,386)	$42
Net income	10,400	7,972
Earnings per common share:
Basic	$.39	$.30
Diluted	$.36	$.28

Statements of Cash Flow Data:
Net income	$19,703	$15,088
Deferred compensation expense	—	2,187
Tax benefit from employee stock option plans	—	2,428
Note 4 Acquisition
     On November 3, 2003, the Company acquired the assets of BCI Eclipse, LLC (“BCI Eclipse”). Under the terms of the acquisition, a newly-formed subsidiary of Navarre, BCI Eclipse Company, LLC (“BCI”), acquired all assets of BCI Eclipse for approximately $10.4 million in cash and one million shares of Navarre common stock with a value at closing of $5.1 million. There is also the possibility that, depending on BCI’s ability to meet certain goals with respect to its operating income, the Company will pay certain additional payments to BCI Eclipse each year until 2008. The maximum amount of these annual payments varies over that period from $87,500 to $350,000. The assets purchased by the Company included certain fixed assets, intellectual property, inventory, receivables and contract rights related to BCI Eclipse’s business. The acquisition was accounted for using the purchase method in accordance with SFAS No. 141, Business Combinations. Accordingly, the net assets were recorded at their estimated fair values and operating results were included in the Company’s financial statements from the date of acquisition. Pro forma results of operations were not presented for this acquisition since the effects were not material to the Company.
     The purchase price was allocated on a preliminary basis using information currently available. The allocation of the purchase price was finalized in fiscal 2005. The adjusted allocation resulted in goodwill of $6.7 million, which will not be amortized.
     The adjusted purchase price allocation is as follows (in thousands):

Accounts receivable	$5,739
Inventories	2,976
Prepaid expenses and other current assets	752
Property and equipment	30
Identifiable intangible assets	4,990
Goodwill	6,723
Current liabilities	(5,577)

Total purchase price	$15,633

Note 5 Accounts Receivable
     Accounts receivable consisted of the following (in thousands):

	March 31, 2005	March 31, 2004
	(Restated)	(Restated)
Trade receivables	$88,196	$77,700
Vendor advance receivables	16,857	12,718
Other receivables	2,745	704

	$107,798	$91,122
Less: allowance for doubtful accounts and sales returns	13,815	11,159

Total	$93,983	$79,963

Note 6 Variable Interest Entity
     The Company owns a 45% equity interest in Mix & Burn, a start-up company developing a music listening and CD burning station. The Company has also authorized a line of credit not to exceed $2.5 million, which expires December 31, 2005 and bears interest at 6%. At March 31, 2005 and 2004, the note receivable from Mix & Burn, was $2.5 million and $278,000, respectively, however, it is eliminated upon consolidation as further discussed below.
     In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number (“FIN”) 46 (revised December 2003), Consolidated of Variable Interest Entities (“FIN 46(R)”). FIN 46(R), along with its related interpretations, clarifies the application of Accounting Research Bulleting No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance activities without additional subordinated financial support. FIN 46(R) separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation. FIN 46(R) clarifies how to identify a variable interest entity (“VIE”) and how to determine when a business enterprise should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. A company that absorbs a majority of a VIE’s expected residual returns, or both, is the primary beneficiary and is required to consolidate the VIE’s financial results into its consolidated financial statements.
     The Company adopted FIN 46(R), with respect to its investment in Mix & Burn during the quarter ended December 31, 2003.
     Mix & Burn’s financial results have been consolidated with the Company’s financial results under FIN 46(R). Mix & Burn had net sales of $352,000 for the year ended March 31, 2005, with none in fiscal 2004, which are included in the consolidated financial statements. Mix & Burn had net operating losses of $2.2 million and $343,000 for the years ended March 31, 2005 and 2004, respectively.
Note 7 Inventories
     Inventories consist of the following (in thousands):

	March 31, 2005	March 31, 2004
	(Restated)	(Restated)
Finished products	$36,222	$27,826
Raw materials	4,537	2,325

	$40,759	$30,151

Note 8 Goodwill and Intangible Assets
     As of March 31, 2005 and March 31, 2004, goodwill amounted to $9.8 million and $10.4 million, respectively. During fiscal 2005 further purchase price adjustments of $627,000, less the annual earn-out payment of $88,000 were made relating to the BCI acquisition resulting in a reduction in goodwill of $539,000. The change from fiscal 2003 to fiscal 2004 resulted from the acquisition of BCI.
     The changes in the carrying amount of goodwill by segment were as follows (in thousands):

	Distribution	Publishing	Consolidated
Balances as of March 31, 2003 (Restated)	$—	$3,109	$3,109
Goodwill resulting from an acquisition	—	7,262	7,262

Balances as of March 31, 2004 (Restated)	$—	$10,371	$10,371
Final purchase price allocation adjustment	—	(627)	(627)
Earn-out related to acquisition	—	88	88

Balances as of March 31, 2005 (Restated)	$—	$9,832	$9,832

     Other identifiable intangible assets, net of amortization, of $5.2 million and $6.1 million as of March 31, 2005 and 2004, respectively, are being amortized over useful lives ranging from three to seven years and are as follows (in thousands):

	As of March 31, 2005
	(Restated)
	Gross carrying	Accumulated
	amount	amortization	Net

Masters	$6,838	$1,687	$5,151
Other	729	682	47

	$7,567	$2,369	$5,198

	As of March 31, 2004
	(Restated)
	Gross carrying	Accumulated
	amount	amortization	Net

Masters	$6,230	$220	$6,010
Other	710	592	118

	$6,940	$812	$6,128

     Aggregate amortization expense for the periods ended March 31, 2005, 2004 and 2003 were $1,557,000, $311,000 and $501,000, respectively.
     The following is a schedule of estimated future amortization expense (in thousands):

2006	$1,430
2007	1,387
2008	1,152
2009	1,051
2010	154

Note 9 Property and Equipment
     Property and equipment consisted of the following (in thousands):

	March 31, 2005	March 31, 2004
	(Restated)	(Restated)

Land and buildings	$—	$399
Furniture and fixtures	1,092	668
Computer and office equipment	4,483	3,323
Warehouse equipment	6,868	4,169
Leasehold improvements	2,894	1,984
Construction in progress	74	3,021

Total	$15,411	$13,564
Less: accumulated depreciation and amortization	7,259	6,650

Net property and equipment	$8,152	$6,914

Note 10 Accrued Expenses
     Accrued expenses consisted of the following (in thousands):

	March 31, 2005	March 31, 2004
	(Restated)	(Restated)

Compensation and benefits	$9,067	$2,782
Royalties	2,491	1,157
Rebates	1,023	649
Other	2,486	1,789

Total	$15,067	$6,377

Note 11 Bank Financing and Debt
     In October 2001, we entered into a credit agreement with General Electric Capital Corporation as administrative agent, agent and lender, and GECC Capital Markets Group, Inc. as Lead Arranger, for a three year, $30.0 million revolving credit facility for use in connection with our working capital needs. In June 2004, this credit agreement was amended and restated to, among other things, provide for two senior secured revolving sub-facilities: a $10.0 million revolving acquisition sub-facility, and a $40.0 million revolving working capital sub-facility. The revolving working capital sub-facility allowed for borrowing up to $40.0 million, subject to a borrowing base requirement, and required that we maintain a minimum excess availability of at least $10.0 million. In addition to the provision for the two senior secured revolving sub-facilities, this credit agreement allowed for up to $10.0 million of the revolving working capital facility to be used for acquisitions, providing us with an aggregate revolving acquisition availability of up to $20.0 million, subject to a borrowing base requirement. The working capital revolving credit facility included borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swing line loans. Under the amended and restated credit agreement, the maturity date of the revolving working capital facility was December 2007 and the maturity date of the revolving acquisition facility was June 2006.
     In association with GE Commercial Finance credit agreement, the Company also paid certain facility and agent fees. Interest under the GE Capital line of credit was at the Index Rate plus .25% (5.75% and 4.25% at March 31, 2005 and 2004, respectively) and was payable monthly. As of March 31, 2005 and 2004, respectively, the Company had no balance under this facility. In connection with the expansion of the Company’s warehouse facility, the Company had a construction loan. At March 31, 2005 and 2004, the Company’s outstanding balance on its construction loan was $0 and $651,000, respectively.
     Under the credit agreement we are required to meet certain financial and non-financial covenants. The financial covenants include a variety of financial metrics that are used to determine our overall financial stability and include limitations on our capital expenditures, a minimum ratio of EBITDA to fixed charges, and a minimum of indebtedness to EBITDA. We were in compliance with the covenants related to our $40.0 million credit facility on March 31, 2005.

     The credit agreement was amended and restated in its entirety on May 11, 2005 in order to provide the Company with funding to complete the FUNimation acquisition (see Note 22) and was again amended and restated in its entirety on June 1, 2005. The credit agreement currently provides a six-year $115.0 million Term Loan B sub-facility, a $25.0 million five and one-half year Term Loan C sub-facility, and a five-year revolving sub-facility for up to $25.0 million. The entire $115.0 million of the Term Loan B sub-facility has been drawn since May 11, 2005 and the entire $25.0 million of the Term Loan C sub-facility was drawn at June 1, 2005. The revolving sub-facility of up to $25.0 million is available to the Company for its working capital and general corporate needs.
     The loans under our senior credit facilities are guaranteed by our subsidiaries and are secured by a first priority security interest in all of our assets and in all of the assets of our subsidiary companies, as well as the capital stock of our subsidiary companies.
     In November 2003, in connection with the BCI acquisition, the Company entered into a new agreement with Hilco Capital, L.P. for a four-year $6.0 million credit facility on November 5, 2003. On December 16, 2003, the Company paid off this credit facility in full and in doing so recorded a special charge for a debt extinguishment expense of $908,000.
     Mix & Burn has six convertible promissory notes with accrued interest which are due between October 17, 2005 and December 31, 2005. These notes have interest rates between 8% — 12%. The aggregate principal balance at March 31, 2005 was $250,000 with none outstanding at March 31, 2004.
     On February 1, 2005, Mix & Burn obtained a $20,000 bank line of credit. The line of credit bears interest at the bank’s prime rate and matures on February 1, 2006. Mix & Burn assigned a $20,000 certificate of deposit to the bank as collateral for the line of credit. The bank also established a $20,000 irrevocable letter of credit with one of Mix & Burn’s suppliers to be drawn under the letter of credit. There were no amounts outstanding on this line at March 31, 2005.
     On March 9, 2005, Mix & Burn obtained a $100,000 bank line of credit. The line of credit bears interest at the bank’s prime rate and matures on August 1, 2005. Mix & Burn assigned a $105,000 certificate of deposit to the bank as collateral for the line of credit. The bank also established a $100,000 irrevocable letter of credit with one of Mix & Burn’s suppliers to be drawn under the letter of credit. There were no amounts outstanding on this line at March 31, 2005.
Note 12 Income Taxes
     The income tax provision (benefit) is comprised of the following (in thousands):

	Fiscal Years ended March 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)

Current
Federal	$3,306	$417	$—
State	459	36	—
Deferred	(4,771)	(1,036)	—

Tax benefit	$(1,006)	$(583)	$—

     A reconciliation of income tax benefit to the statutory federal rate is as follows (in thousands):

	Fiscal Years ended March 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)

Tax expense at statutory rate	$3,114	$2,119	$1,467
State income taxes, net of federal benefit	293	193	259
Non-deductible compensation charge	1,972	—	—
Reversal of valuation allowance	(7,496)	(3,579)	(1,789)
Effect of variable interest entity	755	117	—
Other	356	567	63

Tax benefit	$(1,006)	$(583)	$—

	Fiscal Years ended March 31,
	2005	2004	2003
	(Restated)	(Restated)	(Restated)

Tax expense at statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	3.2%	3.1%	6.0%
Non-deductible compensation charge	21.5%	—	—
Reversal of valuation allowance	(81.8)%	(57.4)%	(41.5)%
Effect of variable interest entity	8.2%	1.9%	—
Other	3.9%	9.1%	1.5%

Tax benefit	(11.0)%	(9.3)%	—

     Deferred income taxes reflect the available tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets as of March 31, 2005 and 2004 are as follows (in thousands):

	Fiscal Years ended March 31,
	2005	2004
	(Restated)	(Restated)
Net deferred tax asset (liability)—long-term
Incentive based deferred compensation	$1,887	793
Stock based compensation	121	—
Book/tax intangibles amortization	(3,176)	(3,276)
Book/tax depreciation	(423)	406
Net operating loss carry forwards	—	4,033
Variable interest entity	974	130
Valuation allowance — variable interest entity	(974)	(130)
AMT credit carry forwards	—	247

Total deferred tax asset (liability)—long-term	$(1,591)	$2,203
Net deferred tax asset (liability)—current
Collectibility reserves	$4,222	$4,478
Allowance for sales returns	2,016	1,341
Reserve for sales discounts	278	186
Accrued vacations	282	169
Inventory — uniform capitalization	230	155
Incentive based deferred compensation	148	—
Other	222	—

Total deferred tax asset —current	$7,398	$6,329
Valuation allowance	—	(7,496)
Total deferred tax asset	$5,807	$1,036

     During the year ended March 31, 2005 the Company utilized net operating loss carryforwards of approximately $11.0 million.
     During the years ended March 31, 2005 and 2004, $2.4 million and $0, respectively, was added to common stock in accordance with APB No. 25 reflecting the tax difference relating to employee stock option transactions.

     The Company’s net deferred income tax assets were completely reserved in fiscal 2003 because of its history of pre-tax losses. Reversals of these valuation reserves during fiscal 2004 and 2005 resulted in the recording of tax benefits associated with its utilization of net operating loss carryforwards due to the generation of taxable income. As of March 31, 2005, all net-operating losses have been utilized except those related to the VIE, Mix & Burn. It has been determined, based on our expectation of future taxable income, that a valuation reserve is no longer required, except for the deferred tax assets related to the VIE, Mix & Burn. Management has determined that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.
Note 13 Shareholders’ Equity
     The Company has 10,000,000 shares of preferred stock, no par value, which is authorized. No shares are issued or outstanding.
     On October 17, 2000, Navarre announced that its board of directors had authorized it to repurchase up to 5,000,000 shares of Navarre common stock or approximately twenty percent of its outstanding common stock, in market or private transactions. During the year ending March 31, 2002, Navarre repurchased 2,414,192 shares for an average price of $1.23. Navarre did not repurchase any shares during the fiscal years ended March 31, 2005 or March 31, 2004.
     On December 15, 2003, the Company completed a private placement to institutional and other accredited investors of 2,631,547 shares of common stock and 657,887 shares of common stock issuable upon exercise of warrants. The Company sold the securities for $4.75 per share for total proceeds of approximately $12,500,000 and net proceeds of approximately $11,735,000. The per share price of $4.75 represented a discount of approximately 15% of the closing price of the Company’s common stock on the date the purchase was completed. The net proceeds were used to discharge the Company’s approximate $6.6 million debt to Hilco Capital, LP incurred in connection with the BCI acquisition and the remainder was made available for, among other things, general working capital needs.
     The warrants issued to the placement investors were five-year warrants exercisable at any time after the sixth month anniversary of the date of issuance at $7.00 per share. As of March 31, 2005, no warrants were outstanding.
     The Company issued to its agent in the private placement, Craig-Hallum Capital Group, LLC, a warrant to purchase 131,577 shares. The Company exercised the mandatory exercise provision contained in this warrant on June 9, 2004 and the warrant was exercised on June 10, 2004.
     On April 28, 2004, the Company registered for resale by the selling shareholders the shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in the private placement under a registration statement on Form S-3. This registration statement also covered the registration of 131,577 shares issuable upon the exercise of the agent’s warrant as well as 320,000 shares issuable upon the exercise of a warrant issued to Hilco Capital, LP, which provided financing in connection with the Company’s November 2003 acquisition of the assets of BCI Eclipse and 1,000,000 shares issued in connection with the BCI Eclipse acquisition.
     During fiscal 2005, the Company issued 300,000 shares of Navarre common stock in conjunction with the purchase of 20,000 shares of Encore stock (see Note 20). Subsequent to March 31, 2005, the Company issued 1,827,486 shares of Navarre common stock in conjunction with the acquisition of FUNimation (see Note 22).

Note 14 Stock Options and Grants
     The Company has established the Navarre Corporation 1992 Stock Option Plan and the Navarre Corporation 2004 Stock Plan (collectively, “the Plans”). The maximum aggregate number of shares that may be granted under the Plans as of March 31, 2005 is 5.2 million and 1.0 million, respectively. Eligible participants under the plans are key employees and directors. The options are granted at fair market value and expire between five and ten years after the grant date.
     The following is a summary of stock option information and weighted average exercises prices for the stock option plans:

	Plan Options		Weighted Average
	Available for	Plan Options	Exercise Price Per
	Grant	Outstanding	Share

Balance on March 31, 2002	1,064,054	1,985,900	$3.77
Granted	(1,294,252)	1,294,252	1.56
Canceled	151,000	(151,000)	2.60
Terminated	91,200	(91,200)	3.00

Balance on March 31, 2003	12,002	3,037,952	$2.91
Additional shares authorized	1,000,000	—	—
Granted	(701,748)	701,748	4.91
Exercised	—	(765,600)	2.80
Canceled	47,300	(47,300)	3.26
Terminated	19,600	(19,600)	2.78

Balance on March 31, 2004	377,154	2,907,200	$3.41
Additional shares authorized	1,000,000	—	—
Granted	(917,500)	917,500	15.25
Exercised	—	(724,700)	3.03
Canceled	312,200	(312,200)	5.11

Balance on March 31, 2005	771,854	2,787,800	$7.24

     The following table summarizes information about the weighted average remaining contracted life (in years) and the weighted average exercise prices for stock options outstanding as of the year ended March 31, 2005:

	Options Outstanding			Options Exercisable
			Weighted		Weighted
			Average		Average
Range of	Number of	Remaining	Exercise	Number of	Exercise
Exercise Prices	Options	Life	Price	Options	Price

$0.93 to $1.48	519,700	3.25 years	$1.23	239,900	$1.20
$1.56 to $1.73	546,000	3.78 years	$1.72	158,000	$1.72
$1.75 to $6.09	718,400	3.75 years	$5.26	246,800	$5.12
$6.25 to $15.06	398,700	4.41 years	$10.88	79,200	$8.14
$15.33 to $17.37	64,000	4.09 years	$16.64	18,000	$15.38
$17.39 to $17.39	534,000	5.65 years	$17.39	—	—
$18.08 to $18.27	7,000	5.78 years	$18.21	—	—

	2,787,800	4.14 years	$7.24	741,900	$3.70

     The Company has granted 100,000 and 250,000 options, respectively, to two current key employees. The option to purchase 100,000 shares was later amended to 80,000 shares. The options were deemed commensurate with their level of responsibility. The options vest depending on attaining certain performance-based criteria. The performance-based options were subject to fixed accounting and were recognized when the criteria were met for vesting or due to the passage of time. Certain criteria were met and all of the options have vested, therefore, the Company recorded stock-based compensation expense of $269,000 and $705,000 for the years ended March 31, 2005 and 2004, respectively. The options expire September 21, 2006 and September 6, 2008, respectively. At March 31, 2005, 60,000 of the option to purchase 80,000 shares remain outstanding and 100,000 of the option to purchase 250,000 shares remain outstanding.

Note 15 401(k) Plan
     The Company has a defined contribution 401(k) profit-sharing plan (the plan) for eligible employees which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers substantially all full-time employees. Employees are entitled to make tax deferred contributions of up to 100% of their eligible compensation, subject to annual IRS limitations. The Company matches up to a maximum of $750 per employee annually. The Company’s contributions charged to expense were $199,000, $129,000, and $115,000 for the years ended March 31, 2005, 2004, and 2003, respectively. The Company’s matching contributions vest over three years.
Note 16 Commitments and Contingencies
Leases
     The Company leases substantially all of its office, warehouse and distribution facilities. The terms of the lease agreements generally range from 2 to 15 years. The leases require payment of real estate taxes and operating costs in addition to rent.
     Total rent expense was $2,669,000, $1,931,000, and $1,779,000 for the years ended March 31, 2005, 2004, and 2003, respectively.
     The following is a schedule of future minimum rental payments required under noncancelable operating leases as of March 31, 2005 (in thousands):

2006	$2,234
2007	2,004
2008	1,912
2009	1,946
2010	1,879
Thereafter	13,013

$22,988

Litigation
     In the normal course of business, the Company is involved in a number of litigation matters that, other than the matter described immediately below, are incidental to the operation of the business. These matters generally include, among other things, collection matters with regard to products distributed by the Company and accounts receivable owed to the Company. The Company currently believes that the resolution of any of these pending matters will not have a material adverse effect on its financial position or liquidity, but an adverse decision in more than one of the matters could be material to its consolidated results of operations.
ValueVision Media, Inc. v. Navarre Corporation
     On July 7, 2004, ValueVision Media, Inc. (“ValueVision”) commenced an action against the Company in Hennepin County District Court for the State of Minnesota, alleging among other things that the Company breached a 1997 Stock Purchase Agreement and Conversion Agreement between the parties and NetRadio Corporation (“NetRadio”). ValueVision’s Complaint (“Complaint”) seeks damages in excess of $50,000, restitution and an order of specific performance requiring Navarre to convert ValueVision’s shares of NetRadio stock into Navarre common stock based upon a January 30, 2002 notice of default and the conversion formula set forth in the Conversion Agreement that is filed as exhibit 10.19 to the Company’s Form 10-K for the year ended March 31, 1997.
     On August 9, 2004, the Company answered the Complaint, denied liability and asserted defenses. Among other defenses, the Company believes that ValueVision’s alleged rights under the Stock Purchase Agreement and Conversion Agreement terminated pursuant to the express terms and conditions of the Stock Purchase Agreement and the Conversion Agreement upon the occurrence of the initial public offering of NetRadio. This position is supported by, among other things, certain statements that appear in the prospectus that is on file in connection with NetRadio’s initial public offering. In addition, at the time the NetRadio registration statement was filed, a representative of ValueVision sat on the board of directors of NetRadio and consented to the filing of the NetRadio registration statement.

     On December 17, 2004, the Company commenced a third-party action against Gene McCaffrey. The Company alleges that, if ValueVision’s claims are correct, then McCaffrey, as a Director of NetRadio, breached his fiduciary duties to the Company, a shareholder of NetRadio. McCaffrey responded to the Third-Party Complaint and denied liability. In addition, the Company and ValueVision stipulated that the Company could assert a counterclaim against ValueVision, but ValueVision did not waive any defenses or rights by so stipulating.
     On or about January 21, 2005, the Court approved the parties’ stipulation for the Company to assert its counterclaim against ValueVision, and on January 26, 2005, the Company served and filed its counterclaim. ValueVision’s reply to the counterclaim is due on or about February 15, 2005.
     The parties are in the process of conducting discovery. All parties have scheduled hearings for summary judgment. The case is currently scheduled for trial during the court’s November 2005 trial block. We intend to vigorously defend against the claims asserted by ValueVision and pursue our claims. Because of the status of the proceeding and the contingencies and uncertainties associated with litigation, it is difficult, if not impossible, to predict a result in this proceeding.
     Sybersound Records, Inc. v. BCI Eclipse, LLC, et al.
     On May 12, 2005, Sybersound Records, Inc. (“Sybersound”) filed this action against BCI Eclipse, LLC (“BCI”) and others in the Superior Court of California, County of Los Angeles, West District, Case Number SC085498. Plaintiff alleges that BCI and others sold unlicensed records in connection with their karaoke related business or otherwise failed to account for or pay licensing fees and/or royalties. Sybersound alleges that this conduct gives BCI and others an illegal, competitive advantage in the marketplace. Based on this and related conduct, Sybersound asserts the following causes of action: tortious interference with business relations, unfair competition under the California Business and Professions Code, and unfair trade practices under California’s Unfair Practices Act. Sybersound seeks damages, including punitive damages, of not less than $195 million dollars plus trebled actual damages, injunctive relief, pre- and post- judgment interest, costs, attorney’s fees and expert fees.
     BCI Eclipse Company, LLC intends to deny the allegations of the Complaint and assert all available and appropriate affirmative defenses. Because of the status of the proceeding and the contingencies and uncertainties associated with litigation, it is difficult, if not impossible to predict a result in this proceeding.
     Sybersound Records, Inc. v. Navarre Corporation, BCI Eclipse, LLC, et al.
     Sybersound Records, Inc. filed this action on or about May 12, 2005 in the Superior Court of Justice, Toronto, Ontario, Canada, Court File Number 05-CV-289397Pd2. The factual basis for Sybersound’s claims in this case are essentially the same as those in the case described above. However, Sybersound has named Navarre Corporation in this case in addition to BCI Eclipse, LLC.
     Sybersound claims that the alleged misconduct constitutes tortious interference with economic interests, and seeks damages of not less than $5,745,000, plus punitive damages in the amount of $800,000, plus injunctive relief against certain of the defendants other than Navarre and BCI.
     Navarre and BCI Eclipse Company, LLC intend to deny liability and damages and to vigorously defend against Sybersound’s claims. Because of the status of the proceeding and the contingencies and uncertainties associated with litigation, it is difficult, if not impossible to predict a result in this proceeding.
     Faulconer Productions Music Corp. v. FUNimation Productions, Inc. et al.
     Faulconer Productions Music Corporation (FPMC) filed a lawsuit in the U.S. District Court for the Eastern District of Texas on September 24, 2003 alleging that FUNimation Productions, Ltd. and certain other defendants fraudulently induced it to enter into contracts pursuant to which FUNimation had commissioned it to compose music for certain television episodes. FPMC also claims that it owns all copyrights in the music and that FUNimation has infringed upon its music copyrights. FPMC is asserting state law claims for fraudulent inducement, fraudulent misrepresentation, negligent misrepresentation, negligence, breach of contract, unjust enrichment, breach of the duty of good faith and fair dealing, conspiracy to commit fraud, and a host of similar claims related to a proposed settlement agreement related to this case. FPMC seeks damages of approximately $13.0 million.

     FUNimation instituted an action against FPMC and Bruce Faulconer, a principle of FPMC, in the U.S. District Court for the Northern District of Texas. These two cases were consolidated in the Eastern District of Texas. FUNimation asserts claims for trademark and copyright infringement, passing off, and breach of contract. Actual damages have not yet been calculated. FUNimation also seeks attorneys’ fees on the copyright infringement and contract claims and in connection with the defense of FPMC’s copyright infringement claims.
     FUNimation has filed a motion to dismiss all fraud-based, breach of the duty of good faith and fair dealing, negligent misrepresentation, and negligence claims. Additionally, this motion to dismiss seeks the dismissal of all claims relating to the individual defendants. FPMC’s response to this motion to dismiss is due on June 28, 2005.
     We intend to vigorously defend against the claims asserted against FUNimation and to pursue our claims. Because of the status of the proceeding and the contingencies and uncertainties associated with litigation, it is difficult, if not impossible, to predict a result in this proceeding.
     Aviva Partners LLC, individually on behalf of all other similarly situated, v. Navarre Corporation, Eric H. Paulsen and James Gilbertson
     Aviva Partners LLC individually and on behalf of all others similarly situated (“Plaintiffs”) filed this putative class action lawsuit on June 13, 2005 in the United States District Court for the District of Minnesota, as Case Number 05-1151 (PAM/RLE). Plaintiffs allege that this is a federal class action lawsuit on behalf of all those who purchased or otherwise acquired securities in the Company between July 23, 2003 and May 31, 2005. Plaintiffs allege among other things, that the Company, its chief executive officer, and its chief financial officer violated federal securities laws and regulations because the Company’s financial results were materially inflated and not prepared in accordance with generally accepted accounting principles, which benefited Company insiders, including the individual defendants. Plaintiffs further allege the company failed to properly recognize executive deferred compensation and improperly recognized a deferred tax benefit as income. Plaintiffs allege violation of Sec. 10(b) of the Securities Exchange Act of 1934 (the “Act”) and Rule 10(b)5 promulgated under the Act, and as to the individual defendants only, violation of Sec. 20(a) of the Act.
     Plaintiffs seek certification of the action as a class action lawsuit, compensatory but unspecified damages allegedly sustained as a result of the alleged wrongdoing, plus costs, counsel fees and expert fees.
     Neither the Company nor the individual defendants have yet been served with the Complaint, so the date for a response has not yet been determined. The Company intends to vigorously defend against Plaintiffs claims. Because of the status of the proceedings as well as the contingencies and uncertainties associated with litigation, it is difficult, if not impossible, to predict a result in this matter.
Note 17 Capital Leases
     The Company leases certain equipment under noncancelable capital leases. At March 31, 2005 and 2004, leased capital assets included in property and equipment were as follows (in thousands):

	March 31, 2005	March 31, 2004
	(Restated)	(Restated)
Computer and office equipment	$380	$—
Less: accumulated depreciation and amortization	87	—

Net property and equipment	$293	$—

     Future minimum lease payments, excluding executory costs such as real estate taxes, insurance and maintenance expense, by year and in the aggregate are as follows (in thousands):

Minimum Lease
Commitments
Year ending March 31 (in thousands):
2006	$129
2007	129
2008	100
2009	44
2010	28
Thereafter	—

Total minimum lease payments	$430
Less: amounts representing interest at rates ranging from 10% to 26%	109

Present value of minimum capital lease payments	$321
Less: current installments	84

Obligations under capital lease, less current installments	$237

Note 18 Sale/Leaseback of Warehouse Facility
     During June 2004, the Company entered into an agreement for the sale and leaseback of its warehouse adjacent to the Company’s headquarters building in New Hope, Minnesota, for net proceeds of $6.4 million. The initial term of the lease is 15 years, with options to renew for three additional five-year periods. The lease was classified as an operating lease.
     The $1.4 million difference between property and equipment sold and the net proceeds has been established as prepaid rent and is being amortized over the life of the lease. Rental payments under the lease approximate $659,000 for the first year, with an annual increase of 2.75% each year thereafter.
     The following is a schedule of estimated rental payments for this location for the years ending March 31, (in thousands):

2006	$673
2007	$691
2008	$710
2009	$730
2010	$750
Thereafter	$7,990

$11,544

Note 19 License and Distribution Agreement
     On March 29, 2004, the Company entered into a license and distribution agreement (“Agreement”) with Riverdeep, Inc. (“Riverdeep”). The Agreement contains provisions for a license fee and a guaranteed royalty. The Company will incur royalty expense for the license fee based on product sales for the year. However, payment will not begin until the license fee royalties have exceeded the guaranteed royalty (see below). License fee royalties were $9.1 million for the period ended March 31, 2005 and are reflected in cost of sales in the consolidated statement of operations.
     The Company provided $11.7 million of guaranteed royalty payments to Riverdeep for the period from April 1, 2004 to March 31, 2005. Of the amount paid, $2.6 million is reflected in prepaid assets in the consolidated balance sheet as of March 31, 2005. The guaranteed royalty is non-refundable, but is offset by royalties earned by Riverdeep in order to recoup the guaranteed royalty payments. If necessary this recoupment period shall extend through the remaining term of the agreement, plus up to an additional 42 months. The Company monitors these prepaid assets for potential impairment based on sales activity with products provided to it under this Agreement.

Note 20 Related Party Transactions
Employment/Severance Agreements
     The Company entered into an employment agreement with its Chief Executive Officer (“CEO”) in 2001, which expires on March 31, 2007. The Company agreed to pay severance amounts equal to a multiple of defined compensation and benefits under certain circumstances. Upon retirement, the Company will pay approximately $1.6 million pursuant to the deferred compensation portion of the arrangement. Upon the expiration of the contract, the Company will be required to pay this amount over a period of three years subsequent to March 31, 2007. The Company has estimated its liability under this arrangement and has expensed $288,000, $288,000 and $408,000 for this obligation during the years ended March 31, 2005, 2004 and 2003, respectively. At March 31, 2005 and 2004, $984,000 and $696,000, respectively, had been accrued in the consolidated financial statements. The employment agreement also contains a deferred compensation component that is earned by the CEO upon the stock price achieving certain targets, which may be forfeited in the event that he does not comply with certain non-compete obligations. As of March 31, 2005 all of the targets have been met and as of March 31, 2004, certain targets had been met. As such, $2.5 million and $1.5 million were expensed in the consolidated financial statements as of March 31, 2005 and 2004, respectively. At March 31, 2005 and 2004, $4.0 million and $1.5 million, respectively, had been accrued in the consolidated financial statements.
     The CEO’s employment agreement also includes a loan to the executive for a maximum of $1.0 million, of which $400,000 and $600,000 were outstanding at March 31, 2005 and 2004, respectively. Under the terms of the loan, which was entered into prior to the Sarbanes-Oxley Act of 2002, $200,000 of the $1.0 million principal and all unpaid and unforgiven interest is to be forgiven by the Company on each of March 31, 2005, 2006 and 2007. During each of fiscal 2005, 2004 and 2003, the Company forgave $200,000 of principal and interest. The outstanding note amount bears an annual interest rate of 5.25%. At March 31, 2005 and 2004, $400,000 and $600,000, respectively remained outstanding on the note.
     The Company has an employment agreement with its former Chief Financial Officer (“CFO”). The Company agreed to pay severance amounts equal to a multiple of defined compensation and benefits under certain circumstances. Upon termination, the Company was required to pay approximately $597,000 over a period of four years beginning May 2004. The continued payout is contingent upon the individual complying with a non-compete agreement. As such, the Company has estimated its liability under this arrangement and has expensed $597,000 and accrued $437,000 in its consolidated financial statements as of March 31, 2005.
Stock Purchase Agreement
     Subsequent to the Company’s acquisition of the assets of Encore Software, Inc. (“Encore”) 2002, the Company entered into a five-year agreement on August 24, 2002 with Michael Bell, to serve as Chief Executive Officer of Encore Software, Inc. The Company also entered into a stock purchase agreement with Mr. Bell under which he acquired 20,000 of the 100,000 outstanding shares of Encore. In connection with the stock purchase, a stock buy and sell agreement was entered into between Mr. Bell and Encore. During fiscal 2005, the Company exercised its option under the buy sell agreement and purchased the 20,000 shares of Encore stock for $5.8 million which consisted of $3.4 million in cash and 300,000 shares of Navarre common stock. The Company recorded $5.8 million in compensation expense which is reflected in selling, general and administrative expenses in the consolidated statements of operations for the year ending March 31, 2005.
Consulting Arrangement
     During fiscal 2003, the Company paid a consulting fee of $187,000 to Michael Snow, a member of the Company’s Board of Directors, for consulting services provided in conjunction with the acquisition of Encore Software, Inc. A special committee of the Board of Directors reviewed the compensation paid to Mr. Snow following the hiring of an independent outside consultant to review Mr. Snow’s involvement in the Encore transaction and assess the appropriate level of compensation. The consulting services Mr. Snow provided included negotiation with Encore’s senior lender, representation as a consultant with the Company’s attorneys in a number of bankruptcy court proceedings, negotiation with the Creditor Committee and participation in discussions with the Company’s senior lenders.

Note 21 Major Customers
     The Company has two major customers who accounted for 39% of net sales for fiscal 2005, of which each customer accounts for over 10% of net sales. The Company had three major customers who accounted for 43% and 49% of net sales in fiscal 2004 and 2003, respectively. Each of the three customers accounted for over 10% of the net sales in each fiscal year.
Note 22 Subsequent Events
     On May 10, 2005, the Company completed the acquisition of 100% of the general and limited partnership interests of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together “FUNimation”) a leading home video distributor and licensor of Japanese animation and children’s entertainment in the United States. The acquisition of FUNimation is part of the Company’s strategy for growth with expanded content ownership and gross margin enhancement. The purchase price consisted of $100.4 million in cash, subject to post-closing adjustments not to exceed $5.0 million and excess cash as defined in the purchase agreement, and 1,827,486 shares of the Company’s common stock. In addition, during the five-year period following the closing of the transaction, the Company may pay up to an additional $17.0 million in cash if certain financial targets are met, which amount will be included as part of the purchase price and thus increase goodwill in subsequent periods. The Company entered into a credit agreement to fund the acquisition which consists of $115.0 million in Term Loan B sub-facility, a $25.0 million five and one-half year Term Loan C sub-facility and a five year revolving sub-facility of up to $25.0 million. The Company is obligated to pay interest on loans made under the facility at a variable rate.
     In addition, in conjunction with the acquisition of FUNimation, the Company granted a ten year option to purchase 250,000 shares of Navarre common stock exercisable at $8.35.
     The purchase price will be allocated to the underlying assets and liabilities based on their estimated fair values. The Company will utilize the guidance in FAS 142, Goodwill and Other Intangible Assets, when allocating the remaining purchase price. Goodwill is expected to result from this transaction. The Company is in the process of reviewing and finalizing the valuation of the tangible and intangible assets acquired in the acquisition.
Note 23 Business Segments
     The Company identifies its segments based on its organizational structure, which is primarily by business activity. Operating profit represents earnings before interest expense, interest income, income taxes, and allocations of corporate costs to the respective divisions. Intersegment sales are made at market prices. The Company’s corporate office maintains a majority of the Company’s cash under its cash management policy.
     Navarre currently operates three business segments: Distribution, Publishing and Other.
     Through the Distribution business, the Company distributes and provides fulfillment services in connection with a variety of finished goods that are provided by our vendors, which include PC software and video game publishers and developers, independent and major music labels, and major motion picture studios. These vendors provide the Company with PC software, CD audio, DVD and VHS video, and video games and accessories, which are in turn distributed to retail customers. The Distribution business focuses on providing vendors and retailers with a range of value-added services, including vendor-managed inventory, Internet-based ordering, electronic data interchange services, fulfillment services, and retailer-oriented marketing services.
     Through the Publishing business the Company owns or licenses various PC software, CD audio, and DVD and VHS video titles. The Publishing business packages, brands, markets and sells directly to retailers, third party distributors, and our Distribution business.
     The other segment includes the operations of Mix & Burn, a separate corporation that is included in the Company’s consolidated results in accordance with the provisions of FIN 46(R). Mix & Burn designs and markets digital music delivery services for music and other specialty retailers.

     The following table provides information by business segment for the years ended March 31, 2005, 2004 and 2003 (in thousands):

Fiscal Year 2005 (Restated)	Distribution	Publishing	Other	Eliminations	Consolidated
Net sales	$556,927	$95,777	$352	$(56,441)	$596,615
Income (loss) from operations	(2,348)	14,006	(2,123)	—	9,535
Net income (loss) before income taxes	(2,199)	13,579	(2,220)	—	9,160
Depreciation and amortization expense	1,826	1,695	—	—	3,521
Capital expenditures	8,214	1,078	83	—	9,375
Total assets	176,932	47,944	536	(29,520)	195,892

Fiscal Year 2004 (Restated)	Distribution	Publishing		Other	Eliminations	Consolidated
Net sales	$444,743	$46,177		$—	$(20,043)	$470,877
Income (loss) from operations	9,282	(1,874	)(1)	(343)	—	7,065
Net income (loss) before income taxes	9,129	(2,555)		(343)	—	6,231
Depreciation and amortization expense	1,327	673		—	—	2,000
Capital expenditures	4,957	91		—	—	5,048
Total assets	143,478	27,499		5	(16,403)	154,579

Fiscal Year 2003 (Restated)	Distribution	Publishing	Eliminations	Consolidated
Net sales	$353,316	$14,715	$(11,215)	$356,816
Income from operations	3,556	41	—	3,597
Net income (loss) before income taxes	4,221	(308)	—	3,913
Depreciation and amortization expense	1,295	822	—	2,117
Capital expenditures	994	45	—	1,039
Total assets	107,691	14,797	(12,823)	109,665

(1)	The Company recorded an impairment charge associated with product development costs in fiscal 2004 of $5.6 million.
Note 24 Quarterly Data — Seasonality (Unaudited)
     The Company’s quarterly operating results have fluctuated significantly in the past and will likely do so in the future as a result of seasonal variations of products ultimately sold at retail. The Company’s business is affected by the pattern of seasonality common to other suppliers of retailers, particularly the holiday selling season. Historically, more than 30% of the Company’s sales and substantial portions of the Company’s profits have been earned in the third fiscal quarter.
     The following table sets forth certain restated unaudited quarterly historical financial data for each of the four quarters in the periods ended March 31, 2005 and March 31, 2004 (in thousands, except per share amounts):

	Quarter Ended
	June 30	September 30	December 31	March 31
	(Restated)	(Restated)	(Restated)	(Restated)

Fiscal year 2005
Net sales	$127,306	$144,401	$182,876	$142,032
Gross profit	18,878	21,009	27,237	24,053
Net income (loss)	$1,897	$4,382	$7,233	$(3,346)

Net earnings (loss) per share:
Basic	$0.07	$0.16	$0.27	$(0.12)

Diluted	$0.07	$0.15	$0.25	$(0.12)

	June 30	September 30	December 31	March 31
			(Restated)	(Restated)

Fiscal year 2004
Net sales	$72,613	$106,200	$151,170	$140,894
Gross profit	10,207	13,602	18,117	16,095
Net income	$308	$1,723	$2,140	$2,643

Net earnings per share:
Basic	$0.01	$0.08	$0.10	$0.10

Diluted	$0.01	$0.08	$0.09	$0.10

Navarre Corporation
Schedule II — Valuation and Qualifying Accounts and Reserves
(in thousands)

	Balance at	Charged to		Balance at
	Beginning	Costs and	Additions/	End of
Description	Of Period	Expenses	(Deductions)	Period

Year ended March 31, 2005:
Deducted from asset accounts:
Vendor advance reserve	$4,808	$4,287	$(3,003)	$6,092
Allowance for doubtful accounts	1,394	423	(442)	1,375
Allowance for sales returns	3,706	1,066	(582)	4,190
Allowance for MDF and sales disc.	1,251	22,277	(21,370)	2,158

Total	$11,159	$28,053	$(25,397)	$13,815

Year ended March 31, 2004:
Deducted from asset accounts:
Vendor advance reserve	$4,174	$2,618	$(1,984)	$4,808
Allowance for doubtful accounts	673	(123)	844 (1)	1,394
Allowance for sales returns	4,160	(1,872)	1,418 (1)	3,706
Allowance for MDF and sales disc.	1,107	15,557	(15,413)	1,251

Total	$10,114	$16,180	$(15,135)	$11,159

Year ended March 31, 2003:
Deducted from asset accounts:
Vendor advance reserve	$433	$3,338	$403	$4,174
Allowance for doubtful accounts	1,111	93	(531)	673
Allowance for sales returns	1,300	296	2,564 (2)	4,160
Allowance for MDF and sales disc.	—	8,470	(7,363)	1,107

Total	$2,844	$12,197	$(4,927)	$10,114

(1)	Additional reserves associated with the operations of BCI.

(2)	Includes additional reserves associated with the operations of Encore Software.

Independent Auditors’ Report
To the Partners of
FUNimation Productions, Ltd. and
     The FUNimation Store, Ltd.
Fort Worth, Texas
     We have audited the accompanying combined balance sheets of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (the “Company”) as of December 31, 2004, 2003 and 2002 and the related combined statements of income, partners’ capital and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. at December 31, 2004, 2003 and 2002 and the combined results of their operations and their cash flows for the years ended December 31, 2004, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO Seidman, LLP
Dallas, Texas
March 5, 2005

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
Combined Balance Sheets

	December 31,
	2004	2003	2002
ASSETS
Cash and cash equivalents	$4,731,362	$4,238,155	$12,355,136
Accounts and royalties receivable, net	28,446,450	13,163,499	4,171,774
Inventories	10,072,945	8,430,554	9,390,151
License fees, net	17,476,232	10,108,053	7,388,477
Production costs, net	3,222,598	4,066,197	3,941,860
Property and equipment, net	2,019,983	1,802,668	1,228,883
Other assets	111,073	173,894	119,813

	$66,080,643	$41,983,020	$38,596,094

LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable and accrued liabilities	$1,837,122	$1,458,965	$1,488,108
Accrued market development funds	963,351	1,460,564	872,945
Royalties payable	10,499,341	9,187,368	9,360,822
Deferred revenue	452,229	865,272	6,867,693
Notes payable to related parties	4,000,000	4,000,000	4,000,000

Total liabilities	17,752,043	16,972,169	22,589,568

Commitments and contingencies (Note 9)
Partners’ capital	48,328,600	25,010,851	16,006,526

	$66,080,643	$41,983,020	$38,596,094

See accompanying notes to combined financial statements.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
Combined Statements of Income

	Years Ended December 31,
	2004	2003	2002
Revenues:
Wholesale and retail sales	$47,346,974	$59,688,252	$41,880,689
License and royalty revenue	21,909,306	20,210,716	18,033,166
Broadcast revenue	2,722,985	844,435	3,772,136
Other	413,683	886,200	15,496

	72,392,948	81,629,603	63,701,487

Costs and expenses:
Cost of wholesale and retail sales	15,951,217	23,841,637	14,802,202
Royalty expense	15,539,904	18,246,920	15,012,341
Selling, general and administrative	10,532,381	8,527,347	8,529,454
Depreciation and amortization	231,697	189,374	182,021
Interest expense — related parties	320,000	320,000	293,320

	42,575,199	51,125,278	38,819,338

Net income	$29,817,749	$30,504,325	$24,882,149

See accompanying notes to combined financial statements.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
Combined Statements of Partners’ Capital

	General	Limited
	Partners	Partners	Total
Balance at January 1, 2002	$41,244	$4,083,133	$4,124,377
Distributions to partners	(130,000)	(12,870,000)	(13,000,000)
Net income	248,821	24,633,328	24,882,149

Balance at December 31, 2002	160,065	15,846,461	16,006,526
Distributions to partners	(215,000)	(21,285,000)	(21,500,000)
Net income	305,043	30,199,282	30,504,325

Balance at December 31, 2003	250,108	24,760,743	25,010,851
Distributions to partners	(65,000)	(6,435,000)	(6,500,000)
Net income	298,177	29,519,572	29,817,749

Balance at December 31, 2004	$483,285	$47,845,315	$48,328,600

See accompanying notes to combined financial statements.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
Combined Statements of Cash Flows
Increase (Decrease) in Cash and Cash Equivalents

	Years Ended December 31,
	2004	2003	2002
Cash Flows from Operating Activities:
Net income	$29,817,749	$30,504,325	$24,882,149
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for returns and doubtful accounts	21,138,114	18,537,988	15,876,587
Amortization of license advances	2,872,016	5,872,668	1,204,534
Amortization of production costs	4,047,482	2,683,708	1,858,059
Depreciation of capital assets	231,697	189,375	182,021
Changes in deferred revenue	(413,043)	(6,002,421)	5,530,738
Changes in assets and liabilities:
Accounts receivable	(36,421,065)	(27,529,713)	(22,653,249)
Inventory	(1,642,391)	959,597	(5,231,415)
Prepaid expenses and other assets	(37,179)	(54,081)	15,403
License advance expenditures	(10,240,195)	(8,592,244)	(6,873,080)
Production cost expenditures	(3,203,883)	(2,808,045)	(1,850,092)
Accounts payable	201,875	(117,516)	288,893
Accrued expenses	176,282	88,373	35,377
Accrued market development funds	(497,213)	587,619	780,937
Royalties payable	1,311,973	(173,454)	4,575,798

Net cash provided by operating activities	7,342,219	14,146,179	18,622,660

Cash flows from investing activities:
Bond collected (paid)	100,000	—	(100,000)
Capital expenditures	(449,012)	(763,160)	(1,148,604)

Net cash used in investing activities	(349,012)	(763,160)	(1,248,604)

Cash flows used in financing activities —
Distributions to partners	(6,500,000)	(21,500,000)	(13,000,000)

Net increase (decrease) in cash and cash equivalents	493,207	(8,116,981)	4,374,056
Cash and cash equivalents, beginning of year	4,238,155	12,355,136	7,981,080

Cash and cash equivalents, end of year	$4,731,362	$4,238,155	$12,355,136

Supplemental disclosure of cash flow information:
Cash paid for interest	$320,000	$320,000	$293,320

See accompanying notes to combined financial statements.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
Notes to Combined Financial Statements
Note 1 — Organization and Summary of Significant Accounting Policies
     Organization and Business — FUNimation Productions, Ltd. (“Productions”), a limited partnership, is a diversified entertainment company whose operations consist primarily of the acquisition and production of animated television films for distribution and licensing to domestic broadcast and cable television networks as well as wholesale sales of those films in VHS and DVD formats to customers throughout North America. In addition, Productions also engages in the acquisition of merchandising licenses.
     The FUNimation Store, Ltd. (the “Store”), a limited partnership, is a retail company that sells related program merchandise primarily through the internet. Sales by Store approximated $2,490,000, $3,257,000 and $4,218,000 during 2004, 2003 and 2002 respectively.
     Principles of Combination — The combined financial statements include the accounts of Productions and Store (“the Company”). Productions was formed in 1994 as an S-corporation. In 1999, Productions elected to become a limited partnership. The Store was formed at the beginning of 2000 as a limited partnership. Both Productions and the Store are owned by partners that have substantially the same ownership. All significant intercompany balances and transactions have been eliminated in combination.
     Partner Capital Accounts — The Companys’ partnership agreements each provide that the net cash flow (as defined) shall be distributed to the general and limited partners in accordance with their partnership percentage. Profits and losses (as defined) shall be allocated among the general and limited partners in the same proportions as net cash flow described above.
     Management’s Estimates and Assumptions — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance.
     Fair Value of Financial Instruments — The carrying amount of the Company’s financial instruments, which principally include cash, trade receivables, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments. The fair value of the Company’s debt instruments approximates the amount of future cash flows associated with each instrument. The carrying value of debt instruments are not materially different from fair value, as the interest rate approximates rates currently available to the Company.
     Cash and Cash Equivalents — Investments in highly liquid securities with original maturities of three months or less are considered cash equivalents.
     Accounts and Royalties Receivable — Accounts receivable represent trade receivables from customers less allowances for doubtful accounts and returns. Such allowances are established by management based on historical experience and evaluation of specific accounts. The Company generally does not require collateral from customers. Receivables are charged against the allowance for doubtful accounts when management determines such accounts are uncollectible.
     Royalties receivable represent uncollected royalties earned on sale of licensed products, less allowances for doubtful accounts.
     A reserve for sales returns is established based on historical trends in product return rates. The reserve for sales returns as of December 31, 2004, 2003 and 2002 was $10,511,114, $17,322,424 and $20,247,958, respectively, for estimated future returns that were recorded as an offset to our revenues and accounts receivable. If the actual returns were to deviate from the historical data on which the reserve had been established, our revenues could be adversely affected.
     Revenue Recognition — All revenue is recognized upon meeting the recognition requirements of American Institute of Certified Public Accountants Statement of Position (“SOP”) 00-2, Accounting by Producers or Distributors of Films. Revenues from home video distribution are recognized, net of an allowance for estimated returns, in the period in which the product is available for sale by the Company’s customers (generally upon shipment to the customer and in the case of new releases, after “street date” restrictions lapse). Revenues from broadcast licensing and home video sublicensing are recognized when the programming is available to the licensee and other recognition requirements of SOP 00-2 are met. Fees received in advance of availability are deferred until revenue recognition requirements have been satisfied. Royalties on sales of licensed products are recognized in the period earned. In all instances, provisions for uncollectible amounts are provided at the time of sale.
     Inventories — Inventories consist primarily of finished products for sale and are carried at the lower of cost (first-in, first-out method) or market. Management periodically reviews inventory and provides reserves for excess, obsolete or damaged inventory based on changes in customer demand, technology and other economic factors.
     Participation Costs and License Fees — License Fees represent fixed minimum advance payments made to program suppliers for exclusive distribution rights. Distribution rights are granted under licensing agreements with initial terms that generally range from five to seven years. A program supplier’s share of distribution revenues (Participation Cost) is retained by the Company until the share equals the License Fees paid to the program supplier plus recoupable production costs. Thereafter, any excess is paid to the program supplier. License Fees are amortized as recouped by the Company. Participation costs are accrued in the same ratio that current period revenue for a title or group of titles bear to the estimated remaining unrecognized ultimate revenue for that title.
     Production Costs — Production costs represent unamortized costs of films and television programs, which have been produced by Productions or for which Productions has acquired distribution rights. Costs of produced films and television programs include all production costs, which are expected to be recovered from future revenues. Amortization of production costs is determined based on the ratio that current revenue earned from the films and television programs bear to the ultimate future revenue, as defined by SOP 00-2.
     When estimates of total revenues and costs indicate that an individual title will result in an ultimate loss, an impairment charge is recognized to the extent that license fees and production costs exceed estimated fair value, based on discounted cash flows, in the period when estimated.
     Property, Equipment and Depreciation — Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives (3 to 20 years) of the assets using the straight-line method. The Company periodically reviews the carrying value of its long-lived assets for possible impairment. In management’s opinion, there is no impairment of such assets at December 31, 2004, 2003 and 2002.
     Royalties Payable — Royalties payable represents management’s estimate of accrued and unpaid ultimate participation costs as of the end of the fiscal year. Royalties are generally due and paid to the licensor one month after each quarterly period for sales of merchandise and license fees received.
     The Company expects to pay 100% of accrued royalties during the next twelve months ended December 31, 2005.
     Advertising — Advertising costs are expensed as incurred. Advertising expense amounted to approximately $2,376,000, $2,339,000 and $1,244,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
     Market Development Funds — In accordance with Emerging Issues Task Force (“EITF”) 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, the Company has classified market development funds deducted from payment for purchases by customers as a reduction to revenues.
     Shipping Income and Expenses — In accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs, the Company classifies amounts billed to customers for shipping fees as revenues, and classifies costs related to shipping as cost of sales.
     Income Taxes — The Company is not a taxpaying entity for federal income tax purposes; accordingly, a provision for income taxes has not been recorded in the accompanying financial statements. Partnership income and losses are reflected in the partners’ individual or corporate income tax returns in accordance with their ownership percentages.
     Impairment of Long-Lived and Intangible Assets — In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates the recoverability of the carrying amount of its long-lived assets and certain identifiable intangibles to be held and used by the Company. Such reviews are performed at least annually and whenever events or changes in circumstances indicate full recoverability is questionable.
     Assessment of recoverability includes a comparison of the asset’s carrying value to the sum of the undiscounted estimated future cash flows anticipated to be generated from the asset’s use and eventual disposition. If the Company determines that impairment has occurred, the measurement of the impairment will be equal to the excess of the asset’s carrying amount over its fair value. Factors used in ascertaining the estimated fair value include operating income before interest and television ratings, among others. Should the review determine impairment, the loss will be recognized through the statement of income, and the corresponding asset value will be reduced.
     Concentration of Credit Risk — Productions and the Store maintain cash and cash equivalents, including investments in money market securities, with various financial institutions. At December 31, 2004, 2003 and 2002, such amounts exceeded federally insured limits by approximately $5,203,238, $6,177,000, and $15,794,000, respectively. Management believes the risk of loss related to these balances is minimal.
     As of December 31, 2004, 2003 and 2002 four, two and two customers made up 80%, 81% and 80% of gross accounts receivable, respectively. During the years ended December 31, 2004, 2003 and 2002, four, three, and three customers made up 72%, 72% and 77% of gross wholesale and retail sales, respectively. During the year ended December 31, 2004, one licensor made up approximately 80% of license and royalty revenue. Revenue from this licensor included $10,000,000 related to a contract effective as of December 2004, and is included in accounts and royalties receivable at December 31, 2004.
     The Company operates under exclusive distribution rights granted by approximately 15 licensors. During the years ended December 31, 2004, 2003 and 2002 82%, 92% and 95% of revenue, respectively, was derived from sales of products under multiple licensing arrangements with two licensors. The inability to access future licenses through a loss of these licensor relationships could have a material negative effect on the operations of the Company.
     New Accounting Pronouncements — In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The adoption of this standard is not expected to have a material impact on the financial condition or net income of the Company.
     In December 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payment. This standard eliminated the alternative of accounting for share-based compensation using APB Opinion No. 25. The revised standard generally requires the recognition of the cost of employee services based on the grant date fair value of equity or liability instruments issued. The effective date for the company is the beginning of the year ended December 31, 2006. The impact of the adoption on the company’s financial position or net income has not been determined.
Note 2 — Accounts and Royalties Receivables, net
     Accounts and royalties receivable, net consist of the following:

	December 31,
	2004	2003	2002
Accounts and royalties receivable	$39,658,430	$30,724,287	$24,529,155
Allowance for doubtful accounts	(700,866)	(238,364)	(109,423)
Allowance for sales returns	(10,511,114)	(17,322,424)	(20,247,958)

	$28,446,450	$13,163,499	$4,171,774

     A rollforward of the allowance for sales returns is as follows:

	December 31,
	2004	2003	2002
Beginning balance	$17,322,424	$20,247,958	$17,677,520
Allowance accrual	20,699,135	18,409,047	15,767,164
Less: Actual returns	27,510,445	21,334,581	13,196,726

Ending balance	$10,511,114	$17,322,424	$20,247,958

Note 3 — License Fees, net
     License fees, net consist of the following:

	December 31,
	2004	2003	2002
License fees	$32,264,142	$22,023,946	$13,431,702
Accumulated amortization	(14,787,910)	(11,915,893)	(6,043,225)

	$17,476,232	$10,108,053	$7,388,477

     Amortization of license fees was $2,872,000, $5,873,000 and $1,204,000 for the years ended December 31, 2004, 2003 and 2002 respectively. These amounts have been included in royalty expense in the accompanying statements of income. License fees are amortized as recouped by the Company.
Note 4 — Production Costs, net
     Production costs, net consist of the following:

	2004	2003	2002
Production costs	$13,516,527	$10,312,644	$7,504,599
Accumulated amortization	(10,293,929)	(6,246,447)	(3,562,739)

	$3,222,598	$4,066,197	$3,941,860

     The Company expects to amortize 100% of the December 31, 2004 unamortized production costs by December 31, 2007. The Company expects to amortize approximately $1,289,000 of production costs during the year ended December 31, 2005. Amortization of production costs was approximately $4,047,000, $2,684,000 and $1,858,000 for the years ended December 31, 2004, 2003 and 2002 respectively. These amounts have been included in cost of sales in the accompanying statements of income.
Note 5 — Property and Equipment, net
     Property and equipment, net consists of the following:

		December 31,
	Useful Life	2004	2003	2002
Land	—	$217,560	$200,136	$200,136
Building	20 years	1,525,674	1,288,490	736,606
Fixtures and equipment	3-7 years	844,077	649,674	438,398

		2,587,311	2,138,300	1,375,140
Accumulated depreciation and amortization		(567,328)	(335,632)	(146,257)

		$2,019,983	$1,802,668	$1,228,883

Note 6 — Notes Payable to Related Parties
     Notes payable to parties related by common ownership consists of the following:

	December 31,
	2004	2003	2002
Wise Resources, Ltd.	$1,000,000	$1,000,000	$1,000,000
DCJC, Ltd.	1,000,000	1,000,000	1,000,000
Wise Capital, Ltd.	1,000,000	1,000,000	1,000,000
Coventry Asset Management, Ltd.	1,000,000	1,000,000	1,000,000

	$4,000,000	$4,000,000	$4,000,000

     The notes have interest only payments payable annually at 8%. The notes mature November 1, 2006 and are collateralized by all the assets of Productions. These amounts were paid in full subsequent to yearend.
Note 7 — Related Party Leases
     Productions and the Store occupy facilities, which are owned by parties related by common ownership. Such leases are month-to-month. Lease expense approximated $437,000, $304,000 and $184,000 for the years ended December 31, 2004, 2003, and 2002, respectively. Lease payments to related parties approximated $423,000, $259,000 and $147,000 for the years ended December 31, 2004, 2003 and 2002 respectively.
Note 8 — Retirement Plan
     Employees of Productions may participate in the FUNimation Productions, Ltd. 401(k) Profit Sharing Plan (the “Plan”), whereby eligible employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age requirements. In addition, Productions may make discretionary matching contributions to the Plan up to 3% of each eligible employee’s salary. Productions made contributions to the Plan of approximately $80,000, $53,000 and $43,000 for the years ended December 31, 2004, 2003, and 2002, respectively.
Note 9 — Commitments and Contingencies
     Productions and the Store are involved in various lawsuits and proceedings arising out of the ordinary course of business. Management and legal counsel do not believe that the ultimate resolution of these claims will have a material effect on the results of operations or financial position of Productions or the Store.
     Productions has an employment agreement with an owner and officer that provides that 1% of profits on its major license be paid quarterly, payments in 2004, 2003 and 2002 totaled $104,000, $175,000 and $210,000, respectively.
Note 10 — Subsequent Event — Proposed Sale of Company
     On January 10, 2005, the Company executed a definitive agreement with Navarre Corporation, to sell 100% of the general and limited partnership interests in Productions and Store. It is anticipated that the transaction will close on or prior to March 31, 2005, subject to satisfaction of customary conditions including a requirement that Navarre shall have obtained financing sufficient to consummate the transaction.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
Combined Balance Sheets
March 31, 2005
(Unaudited)
(in thousands)

2005
Assets
Current assets:
Cash and cash equivalents	$6,892
Accounts and royalties receivable, net	11,257
Inventories	10,702
Prepaid expenses and other current assets	17

Total current assets	28,868
Property and equipment, net	1,978
License fees, net	18,683
Production costs, net	3,964

Total assets	$53,493

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$1,917
Accrued market development funds	1,074
Royalties payable	9,782
Deferred revenue	3,334

Total liabilities	16,107
Commitments and contingencies
Partners’ Capital	37,386

Total liabilities and Partners’ Capital	$53,493

See accompanying notes to unaudited combined financial statements.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
Combined Statements of Income
Three Months Ended March 31, 2005 and 2004
(Unaudited)
(in thousands)

	2005	2004
Net sales:
Wholesale and retail sales	$3,736	$11,435
License and royalty revenue	3,030	2,659
Other	226	268

Total net sales	6,992	14,362
Cost of sales	2,980	7,169

Gross Profit	4,012	7,193
Operating expenses:
Selling, general and administrative	2,840	617
Depreciation and amortization	61	113

	2,901	730
Income from operations	1,111	6,463
Interest expense — related party	53	107

Net income	$1,058	$6,356

See accompanying notes to unaudited combined financial statements.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
Combined Statements of Cash Flows
Three Months Ended March 31, 2005 and 2004
(Unaudited)
(in thousands)

	2005	2004
Cash flows from operating activities:
Net income	$1,058	$6,356
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for returns and doubtful accounts	(3,516)	(7,050)
Amortization of license advances	733	1,161
Amortization of production costs	430	301
Depreciation of capital assets	61	113
Changes in deferred revenue	2,882	241
Changes in assets and liabilities:
Accounts receivable	20,705	13,346
Inventory	(629)	(1,234)
Prepaid expenses and other assets	94	138
License advance expenditures	(1,940)	(3,859)
Production cost expenditures	(1,171)	(705)
Accounts payable and accrued liabilities	79	641
Accrued market development funds	111	53
Royalties payable	(717)	(806)

Net cash provided by operating activities	18,180	8,696

Cash flows from investing activities:
Capital expenditures	(19)	(204)
Bond paid	—	(100)

Net cash used in investing activities	(19)	(304)

Cash flows from financing activities:
Distributions to partners	(12,000)	—
Payments of notes payable	(4,000)	—

Net cash used in operating activities	(16,000)	—

Net increase in cash and cash equivalents	2,161	8,392
Cash and cash equivalents, beginning of period	4,731	4,238

Cash and cash equivalents, end of period	$6,892	$12,630

Supplemental disclosure of cash flow information:
Cash paid for interest	$53	$107

See accompanying notes to unaudited combined financial statements.

FUNimation Productions, Ltd. and
The FUNimation Store, Ltd.
Notes to Unaudited Combined Financial Statements
Note 1 — Interim Financial Information
In the opinion of management, the accompanying unaudited condensed combined financial statements contain all of the adjustments necessary for a fair presentation of the financial position of FUNimation Productions, Ltd. (“Productions”) and The FUNimation Store, Ltd. (the “Store”) (collectively, the “Company”) as of March 31, 2005 and the results of operations and cash flows for the interim periods presented herein in accordance with accounting principles generally accepted in the United States of America. All such adjustments are of a normal recurring nature. Results of operations and cash flows for the current unaudited interim period are not necessarily indicative of the results that may be expected for the entire fiscal year.
While the Company believes the disclosures presented are adequate to make the information not misleading, it is suggested that these condensed combined financial statements should be read in conjunction with the combined financial statements and notes to the combined financial statements as of and for the years ended December 31, 2004, 2003 and 2002 included in this 8-K/A filing.
Note 2 — Organization and Summary of Significant Accounting Policies
Organization and Business — Productions, a limited partnership, is a diversified entertainment company whose operations consist of the acquisition and production of animated television films for distribution and licensing to broadcast and cable television networks as well as wholesale sales of those films in VHS and DVD formats. In addition, Productions also engages in the acquisition of merchandising licenses.
Store, a limited partnership, is a retail company that sells related program merchandise primarily through the internet. Sales by Store approximated $434,000 and $706,000 during the three months ended March 31, 2005 and 2004, respectively.
Principles of Combination — The combined financial statements include the accounts of Productions and Store. Productions was formed in 1994 as an S-corporation. In 1999, Productions elected to become a limited partnership. The Store was formed at the beginning of 2000 as a limited partnership. Both Productions and the Store are owned by partners that have substantially the same ownership. All significant intercompany balances and transactions have been eliminated in combination.
Partner Capital Accounts — The Companys’ partnership agreements provide that the net cash flow (as defined) shall be distributed to the general and limited partners in accordance with their partnership percentage. Excess revenue over expenses shall be allocated among the general and limited partners in the same proportions as net cash flow described above. Excess expenses over revenue shall be allocated, in all cases, among the general and limited partners in accordance with their partnership percentages.
Management’s Estimates and Assumptions — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance.
Fair Value of Financial Instruments — The carrying amount of the Company’s financial instruments, which principally include cash, trade receivables, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments. The fair value of the Company’s debt instruments approximates the amount of future cash flows associated with each instrument. The carrying value of debt instruments are not materially different from fair value, as the interest rate approximates rates currently available to the Company.
Cash and Cash Equivalents — Investments in highly liquid securities with original maturities of three months or less are considered cash equivalents.

Accounts and Royalties Receivable — Accounts receivable represent trade receivables from customers less allowances for doubtful accounts and returns. Such allowances are established by management based on historical experience and evaluation of specific accounts. Receivables are charged against the allowance for doubtful accounts when management determines such accounts are uncollectible.
Royalties receivable represent uncollected royalties earned on sale of licensed products, less allowances for doubtful accounts.
A reserve for sales returns is established based on historical trends in product return rates. The reserve for sales returns as of March 31, 2005 was $6,995,000, for estimated future returns that were recorded as an offset to revenues and accounts receivable. If the actual returns were to deviate from the historical data on which the reserve had been established, revenues could be adversely affected.
Revenue Recognition — All revenue is recognized upon meeting the recognition requirements of American Institute of Certified Public Accountants Statement of Position (“SOP”) 00-2, Accounting by Producers or Distributors of Films. Revenues from home video distribution are recognized, net of an allowance for estimated returns, in the period in which the product is available for sale by the Company’s customers (generally upon shipment to the customer and in the case of new releases, after “street date” restrictions lapse). Revenues from broadcast licensing and home video sublicensing are recognized when the programming is available to the licensee and other recognition requirements of SOP 00-2 are met. Fees received in advance of availability are deferred until revenue recognition requirements have been satisfied. Royalties on sales of licensed products are recognized in the period earned. In all instances, provisions for uncollectible amounts are provided at the time of sale.
Inventories — Inventories consist primarily of finished products for sale and are carried at the lower of cost (first-in, first-out method) or market. Management periodically reviews inventory and provides reserves for excess, obsolete or damaged inventory based on changes in customer demand, technology and other economic factors.
Participation Costs and License Fees - License Fees represent fixed minimum advance payments made to program suppliers for exclusive distribution rights. A program supplier’s share of distribution revenues (“Participation Cost”) is retained by the Company until the share equals the License Fees paid to the program supplier plus recoupable production costs and assessed for impairment. Thereafter, any excess is paid to the program supplier. License Fees are amortized as recouped by the Company. Participation costs are accrued in the same ratio that current period revenue for a title or group of titles bear to the estimated remaining unrecognized ultimate revenue for that title.
Production Costs — Production costs represent unamortized costs of films and television programs, which have been produced by Productions or for which Productions has acquired distribution rights. Costs of produced films and television programs include all production costs, which are expected to be recovered from future revenues. Amortization of production costs is determined based on the ratio that current revenue earned from the films and television programs bear to the ultimate future revenue, as defined by SOP 00-2.
When estimates of total revenues and costs indicate that an individual title will result in an ultimate loss, an impairment charge is recognized to the extent that license fees and production costs exceed estimated fair value, based on discounted cash flows, in the period when estimated.
Property, Equipment and Depreciation — Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives (3 to 20 years) of the assets using the straight-line method. The Company periodically reviews the carrying value of its long-lived assets for possible impairment. In management’s opinion, there is no impairment of such assets at March 31, 2005.
Royalties Payable — Royalties payable represents management’s estimate of accrued and unpaid ultimate participation costs as of the end of the fiscal year. Royalties are generally due and paid to the licensor one month after each quarterly period for sales of merchandise and license fees received.
Advertising — Advertising costs are expensed as incurred. Advertising expense amounted to approximately $189,000 and $136,000 for the three months ended March 31, 2005 and 2004, respectively.
Market Development Funds — In accordance with Emerging Issues Task Force (“EITF”) 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, the Company has classified market development funds deducted from payment for purchases by customers as a reduction to revenues.

Income Taxes — The Company is not a taxpaying entity for federal income tax purposes; accordingly, a provision for income taxes has not been recorded in the accompanying financial statements. Partnership income and losses are reflected in the partners’ individual or corporate income tax returns in accordance with their ownership percentages.
Impairment of Long-Lived and Intangible Assets — In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates the recoverability of the carrying amount of its long-lived assets and certain identifiable intangibles to be held and used by the Company. Such reviews are performed at least annually and whenever events or changes in circumstances indicate full recoverability is questionable.
Assessment of recoverability includes a comparison of the asset’s carrying value to the sum of the undiscounted estimated future cash flows anticipated to be generated from the asset’s use and eventual disposition. If the Company determines that impairment has occurred, the measurement of the impairment will be equal to the excess of the asset’s carrying amount over its fair value. Factors used in ascertaining the estimated fair value include operating income before interest and television ratings, among others. Should the review determine impairment, the loss will be recognized through the statement of income, and the corresponding asset value will be reduced.
Concentration of Credit Risk — As of March 31, 2005, four customers made up 69% of gross accounts receivable. During the three months ended March 31, 2005 and 2004, three and three customers made up 58% and 82% of revenues, respectively. The Company operates under exclusive distribution rights granted by approximately 18 licensors. During the three months ended March 31, 2005 and 2004, 76% and 83% of gross revenue, respectively, was derived from sales of products under multiple licensing arrangements with three and two licensors. The inability to access future licenses through a loss of these licensor relationships could have a material negative effect on the operations of the Company.
Note 3 — Accounts and Royalties Receivables
Accounts and royalties receivable as of March 31, 2005 consists of the following (in thousands):

2005
Accounts and royalties receivable	$18,953
Allowance for doubtful accounts	(701)
Allowance for sales returns	(6,995)

$11,257

Note 4 — License Fees
License fees as of March 31, 2005 consists of the following (in thousands):

2005
License fees	$34,204
Accumulated amortization	(15,521)

$18,683

Amortization of license fees was $733,000 and $1,161,000 for the three months ended March 31, 2005 and 2004, respectively. These amounts have been included in royalty expense in the accompanying statements of income. License fees are amortized as recouped by the Company.
Note 5 — Production Costs
Production costs as of March 31, 2005 consists of the following (in thousands):

2005
Production costs	$14,688
Accumulated amortization	(10,724)

$3,964

Amortization of production costs was approximately $430,000 and $301,000 for the three months ended March 31, 2005 and 2004, respectively. These amounts have been included in cost of sales in the accompanying statements of income.
Note 6 — Property and Equipment
Property and equipment as of March 31, 2005 consists of the following (in thousands):

	Useful Life	2005
Land	—	$217
Building	20 years	1,532
Fixtures and equipment	3-7 years	856

		2,605
Accumulated depreciation and amortization		(627)

		$1,978

Note 7 — Related Party Leases
Productions and the Store occupy facilities, which are owned by parties related by common ownership. Such leases are month-to-month. Lease expense approximated $139,000 and $81,000 for the three months ended March 31, 2005 and 2004, respectively.
Note 8 — Retirement Plan
Employees of Productions may participate in the FUNimation Productions, Ltd. 401 (k) Profit Sharing Plan (the “Plan”), whereby eligible employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age requirements. In addition, Productions may make discretionary matching contributions to the Plan up to 3% of each eligible employee’s salary. Productions made contributions to the Plan of approximately $28,000 and $13,000 for the three months ended March 31, 2005 and 2004, respectively.
Note 9 — Commitments and Contingencies
Legal Proceedings
In the normal course of business, Productions and the Store are involved in various litigation matters that, other than the matter described below, are incidental to the operation of the business. These matters generally arise out of the ordinary course of business. The Company intends to vigorously defend against the claims discussed below and to vigorously pursue its claims. Because of the contingencies and uncertainties associated with litigation of this kind, it is difficult if not impossible to predict the exposure to the Company, if any, at this juncture.
     Faulconer Productions Music Corp. v. FUNimation Productions, Inc. et al.
Faulconer Productions Music Corporation (FPMC) filed a lawsuit in the U.S. District Court for the Eastern District of Texas on September 24, 2003 alleging that FUNimation Productions, Ltd. and certain other defendants fraudulently induced it to enter into contracts pursuant to which FUNimation had commissioned it to compose music for certain television episodes. FPMC also claims that it owns all copyrights in the music and that FUNimation has infringed upon its music copyrights. FPMC is asserting state law claims for fraudulent inducement, fraudulent misrepresentation, negligent misrepresentation, negligence, breach of contract, unjust enrichment, breach of the duty of good faith and fair dealing, conspiracy to commit fraud, and a host of similar claims related to a proposed settlement agreement related to this case. FPMC seeks damages of approximately $13.0 million.
FUNimation instituted an action against FPMC and Bruce Faulconer, a principle of FPMC, in the U.S. District Court for the Northern District of Texas. These two cases were consolidated in the Eastern District of Texas. FUNimation asserts claims for trademark and copyright infringement, passing off, and breach of contract. Actual damages have not yet been calculated. FUNimation also seeks attorneys’ fees on the copyright infringement and contract claims and in connection with the defense of FPMC’s copyright infringement claims.

FUNimation has filed a motion to dismiss all fraud-based, breach of the duty of good faith and fair dealing, negligent misrepresentation, and negligence claims. Additionally, this motion to dismiss seeks the dismissal of all claims relating to the individual defendants.
Employment Agreement
Productions has an employment agreement with an owner and officer that provides that 1% of profits on its major license be paid quarterly, expense during the three months ended March 31, 2005 and 2004 totaled $78,000 and $0, respectively. This employment agreement was terminated as of May 11, 2005 and no obligations to pay a portion of profits continues at this time.
Note 10 — Subsequent Event
On May 11, 2005 the Company was purchased by Navarre Corporation (“Navarre”), a Minnesota corporation formed in 1983. Navarre publishes and distributes a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined financial statements present the pro forma effect of the acquisition of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together “FUNimation”) by Navarre Corporation (“the Company” or “Navarre”) on Navarre’s historical financial position and results of operations using the purchase method of accounting. The acquisition was effective May 11, 2005. The fiscal year of Navarre ends on March 31 of each year, and the fiscal year of FUNimation ends on December 31 of each year. The unaudited pro forma condensed combined balance sheet as of March 31, 2005 is based on the assumption that the FUNimation acquisition had occurred as of that date. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2005 is based on the assumption that the FUNimation acquisition had occurred at the beginning of the period presented, after giving effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data.
     The following unaudited pro forma condensed combined balance sheet as of March 31, 2005 has been derived from Navarre’s audited consolidated balance sheet as of March 31, 2005 and FUNimation’s unaudited consolidated balance sheet as of March 31, 2005. The unaudited pro forma condensed combined statements of income for the year ended March 31, 2005 have been derived from Navarre’s audited consolidated statement of operations for the year ended March 31, 2005 and FUNimation’s audited combined statement of operations for the year ended December 31, 2004.
     The unaudited pro forma condensed consolidated financial data and allocation of purchase price are based on assumptions, estimates and adjustments which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma adjustments represent our preliminary determinations of these adjustments and are based on available information and certain assumptions we consider reasonable under the circumstances. Final amounts could differ from those set forth herein and are subject to finalization of a third party valuation.
     The unaudited pro forma condensed combined financial statements may not be indicative of the results of operations that would have been achieved if the FUNimation acquisition had occurred on the dates indicated or which we may achieve in the future.
     The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with the historical financial information of FUNimation included with this filing on Form 8-K/A and Navarre’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended March 31, 2005.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of March 31, 2005

	Historical		Pro Forma
	Navarre	FUNimation	Adjustments		Combined
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$15,519	$6,892	$33,383	(1)	$55,794
Note receivable, related parties	2,700	—	—		2,700
Accounts and royalty receivable, net	94,003	11,257	—		105,260
Inventories	40,593	10,702	—		51,295
Prepaid expenses and other current assets	10,028	17	—		10,045
Deferred tax assets	7,250	—	—		7,250

Total current assets	170,093	28,868	33,383		232,344
Property and equipment, net	8,081	1,978	—		10,059
Other assets:
Note receivable, related parties	200	—	—		200
Goodwill	9,832	—	80,459	(2)	90,291
Intangible assets, net	5,174	—	—		5,174
Other assets	4,422	22,647	2,917	(3)	29,986

Total assets	$197,802	$53,493	$116,759		$368,054

Liabilities and Shareholders’ Equity
Current liabilities:
Capital lease obligation — short term	$84	$—	$—		$84
Accounts payable	96,146	1,917	—		98,063
Income taxes payable	8	—	—		8
Accrued expenses	14,664	14,190	—		28,854

Total current liabilities	110,902	16,107	—		127,009
Long term debt	—	—	140,000	(4)	140,000
Capital lease obligation — long term	237	—	—		237
Deferred compensation	4,000	—	—		4,000
Deferred tax liabilities	1,957	—	—		1,957

Total liabilities	117,096	16,107	140,000		273,203
Commitments and contingencies:
Shareholders’ equity:
Common stock, no par value	123,445	—	14,145	(5)	137,590
Partner’s capital	—	37,386	(37,386	)(6)	—
Accumulated deficit	(42,739)	—	—		(42,739)

Total shareholders’ equity	80,706	37,386	(23,241)		94,851

Total liabilities and shareholders’ equity	$197,802	$53,493	$116,759		$368,054

The accompanying notes are an integral part of this unaudited pro forma condensed combined balance sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2005

(1)	Represents the remaining net proceeds from debt financing (see Note 4 below), after payment of $100.4 million cash portion of the purchase price for the FUNimation acquisition and costs related to the FUNimation acquisition.

(2)	Represents goodwill associated with the FUNimation acquisition, calculated as follows:

Total purchase price:
Cash consideration	$100,400
Common stock issued	14,145
Costs associated with the transaction	3,300

$117,845
Less historical net assets acquired, including:
Current assets	(28,868)
Property and equipment	(1,978)
Identifiable intangibles	(22,647)
Plus liabilities assumed	16,107

Preliminary amount of purchase price assigned to goodwill	$80,459

The final allocation of consideration to acquired intangible assets is subject to an independent appraisal and final analysis of the fair market value of individual items acquired.

The final allocation of the purchase price is also subject to the determination of the total equity value of FUNimation as of the closing date of the FUNimation acquisition and final settlement of the account receivables holdback adjustment in accordance with the terms of the FUNimation acquisition agreement. We expect the FUNimation total equity value determination to be finalized during the six months following the closing of the FUNimation acquisition, and we expect the accounts receivable holdback amount, less any amount retained by us, to be released to the FUNimation sellers within 120 days following the closing of the FUNimation acquisition. Any adjustments made as a result of the FUNimation total equity value and the holdback adjustment could result in a change in goodwill of up to $5.0 million.

The above purchase price does not reflect additional consideration of up to $17.0 million in cash that may be owed to the FUNimation sellers if certain financial targets relating to the FUNimation business are met during the five-year period following the closing of the FUNimation acquisition.

(3)	Represents costs related to the debt agreement to finance the FUNimation acquisition.

(4)	Represents the proceeds from debt financing which consists of a Term Loan B sub-facility and a Term Loan C sub-facility. The facility amounts will be repaid at an annual rate of $5.0 million plus interest, an annual payment based on a percentage of free cash flow as defined by the debt agreement, and a balloon payment at the end of the term. The Term Loan B sub-facility expires in May 2011 and the Term Loan C sub-facility expires in November 2011. The net proceeds were used to pay the $100.4 million cash portion of the purchase price for the FUNimation acquisition and for general working capital needs.

(5)	The actual number of shares to be issued in connection with the FUNimation acquisition were determined by dividing $25.0 million by the average volume-weighted price of our common stock for the 20-trading day period immediately preceding the closing date of the FUNimation acquisition, subject to a minimum of 1,495,216 shares and a maximum of 1,827,486 shares. The maximum 1,827,486 shares of Common Stock were issued at $7.74.

(6)	Represents the elimination of the FUNimation partners’ capital upon closing of the FUNimation acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended March 31, 2005

	Historical	Historical	Pro Forma		Pro Forma
(In thousands, except for per share amounts)	Navarre	FUNimation(1)	Adjustment		Combined
Net sales	$596,263	$72,393	$—		$668,656
Cost of sales	505,151	31,491	—		536,642

Gross profit	91,112	40,902	—		132,014
Operating expenses:
Selling and marketing	21,483	3,770	—		25,253
Distribution and warehousing	8,840	261	—		9,101
General and administrative	44,934	6,501	—		51,435
Depreciation and amortization	3,521	232	—		3,753

	78,778	10,764	—		89,542

Income from operations	12,334	30,138	—		42,472
Other income (expense):
Interest expense	(778)	(320)	(12,066	)(2)	(13,164)
Interest income	565	—	—		565
Other income (expense)	(65)	—	—		(65)

Income before income taxes	12,056	29,818	(12,066)		29,808
Income tax benefit (expense)(3)	492	—	(6,036)		(5,544)

Net income	$12,548	$29,818	$(18,102)		$24,264

Basic income per share	$0.47				$0.85

Diluted income per share	$0.44				$0.79

Basic weighted average common shares outstanding	26,830				28,657 (4)

Diluted weighted average common shares outstanding	28,782				30,609 (4)

(1)	Historical FUNimation financial information is for the year ended December 31, 2004.

(2)	Adjusts for interest expense at a pro forma rate of 8.5% related to the $140.0 million of Term B notes related to the FUNimation acquisition and amortization of debt issuance costs of $2,917,000 amortized over six years.

(3)	In the historical period set forth above, Navarre had net operating loss carryforwards that offset all or a significant portion of its taxable income. The pro formas were prepared assuming such net operating loss carryforwards were fully utilized in the pro forma period. Accordingly, the pro formas include a provision for pro forma income tax expense assuming an effective tax rate of 37% for Navarre and an effective tax rate of 34% for FUNimation. The difference in assumed tax rates for Navarre and FUNimation results from a higher combined federal and state income tax rate applicable to Navarre. At April 1, 2004, we had $11.0 million of net operating loss carryforwards and, at March 31, 2005, we had no deferred tax asset valuation allowance.

(4)	Represents the issuance of 1,827,486 shares of Navarre common stock in connection with the FUNimation acquisition. Per the purchase agreement, the actual number of shares issued was determined by dividing $25.0 million by the average volume-weighted price of our common stock for the 20-trading day period immediately prior to the closing date of the transaction, subject to a minimum of 1,495,216 shares and a maximum of 1,827,486 shares.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

10,029,490 Shares
Common Stock

PROSPECTUS

     , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
     The following expenses will be paid by the Company in connection with the distribution of the securities registered hereby and do not include the fees paid to the placement agent. All of such expenses, except for the SEC registration fee and NASDAQ listing fee, are estimated.

SEC Registration Fee	$4,572
NASDAQ Listing Application Fee	10,000
Legal Fees	50,000
Accountant’s Fees and Expenses	50,000

$114,572

Item 14. Indemnification of Directors and Officers
     Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the stockholders, or by a court.
     Provisions regarding indemnification of officers and directors of the Company are contained in the Company’s Articles of Incorporation and Bylaws. The Company also maintains a director and officer liability policy.

Item 15. Recent Sales of Unregistered Securities.
     During the part three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act.
     As part of a private placement we completed in December 2003, we sold 2,631,547 shares of common stock and 657,887 shares of common stock issuable upon exercise of warrants issued in the placement and an additional 131,877 shares issuable upon exercise of a warrant received by our placement agent, Craig-Hallum Capital Group, LLC.
     The warrants issued to the placement investors were five-year warrants exercisable at any time after the sixth month anniversary of the date of issuance at $7.00 per share. The warrants contain customary anti-dilution provisions and a cashless exercise provision that is applicable only if a registration statement permitting sale of the underlying shares is not then available.
     We sold the shares in the private placement for $4.75 per share for total proceeds of approximately $12,500,000 and net proceeds of approximately $11,875,000. The per share sales price of $4.75 represented a discount of approximately 15% of the closing price of our common stock on the date the purchase was completed. The net proceeds were used to discharge our approximate $6.6 million debt to Hilco Capital, LP and the remainder was used for, among other things, general working capital needs.
     The Company forced exercise of all remaining warrants in the last quarter of fiscal 2005 resulting in net proceeds to the Company of $3.8 million.
     On May 11, 2005, the Company completed the acquisition of 100% of the general and limited partnership interests of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together “FUNimation”) a leading home video distributor and licensor of Japanese animation and children’s entertainment in the United States. The purchase price consisted of $100.4 million in cash, subject to post-closing adjustments and excess cash as defined in the purchase agreement, and 1,827,486 shares of the Company’s common stock. In addition, during the five-year period following the closing of the transaction, the Company may pay up to an additional $17.0 million in cash if certain financial targets are met, which amount will be included as part of the purchase price and thus increase goodwill in subsequent periods. The 1,827,486 shares are being registered as part of this registration statement.
     On March 14, 2005, we entered into a stock purchase agreement with Michael Bell, which agreement was amended on March 31, 2005, pursuant to which we purchased his 20% equity interest in Encore on such date and terminated a prior stock buy and sell agreement. See “Bell Employment Agreement” and “Repurchase of Encore Shares from Michael Bell.” As a result of this transaction, we own 100% of Encore. The purchase price was $3.4 million in cash and 300,000 newly-issued shares of our common stock for which the Company recorded $5.8 million in compensation expense in fiscal year 2005.
     Under the stock purchase agreement, the shares issued to Mr. Bell may not be sold, assigned, exchanged, transferred or otherwise disposed of until March 14, 2007; provided that up to 100,000 shares may be transferred each year after receipt. We also granted to Mr. Bell customary “piggyback” registration rights and a one-time demand registration right for the shares received under the stock purchase agreement. Those 300,000 shares are being registered as part of this registration statement.
     Effective March 21, 2006 we entered into a Securities Purchase Agreement with twenty-four (24) accredited investors for the sale of an aggregate of 5,699,998 shares of Company common stock, no par value, at a purchase price of $3.50 per share for an aggregate purchase price of $19.95 million. After selling commissions and expenses, we received net proceeds of approximately $18.5 million. These shares are being registered as part of this resale prospectus. In addition, and pursuant to the private placement, investors were issued 1,425,001 shares issuable upon exercise of warrants at $5.00 per share, and our placement agent received a warrant for 171,000 shares issuable upon exercise at $5.00 per share.
     The warrants issued to the placement investors are five-year warrants exercisable at any time after the sixth month anniversary of the date of issuance at $5.00 per share. The warrants contain customary anti-dilution provisions and a cashless exercise provision that is applicable only if a registration statement permitting sale of the underlying shares is not then available. In addition, the Company has the right to require cash exercise of the warrant if, among other things, the volume weighted average price of the Company’s common stock exceeds $8.50 per share for each of 30 consecutive trading days. Furthermore, each warrant includes a provision that limits the number of shares obtainable upon exercise to ensure that the holder does not exceed 4.999% and 9.999% of the Company’s issued and outstanding shares.
     The agent’s warrant to purchase 171,000 shares issued in connection with the March 2006 private placement expires March 20, 2008 and is exercisable at $5.00 per share. The warrant contains customary anti-dilution and piggyback registration rights, although if the shares underlying the warrant are included in any registration statement filed pursuant to the placement purchasers registration rights agreement, then those registration rights and obligations apply to the agent’s warrant. The warrant contains no cashless exercise provision and includes a mandatory exercise provision that allows the Company to require exercise in full of the warrant within ten days of notice that the average closing price of the Company’s common stock is equal to or greater than 150% of the warrant exercise price per share for any 30 consecutive trading days.
     Net proceeds from the private placement and additional cash reserves were used for repayment of the Term Loan C sub-facility of a credit agreement we have with General Electric Capital Corporation.

Item 16. Exhibits
The following is a list of all of the exhibits filed as part of the registration statement.

Exhibit No.	Description
3.1	Articles of Incorporation, as amended and restated
3.2	Restated Bylaws of Navarre Corporation
4.1	Form of specimen certificate representing Navarre Corporation’s common stock
4.2	Form of Securities Purchase Agreement, dated as of March 21, 2006 among Navarre Corporation and the various purchasers.
4.3	Form of Registration Rights Agreement, dated as of March 21, 2006 among Navarre Corporation and the various purchasers.
4.4	Form of Warrant Agreement.
5.1	Opinion of Winthrop & Weinstine, P.A.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Grant Thornton LLP
23.3	Consent of BDO Seidman, LLP
23.4	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)
Item 17. Undertakings.
The undersigned registrant hereby undertakes
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings in clauses (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 13, 2006.

NAVARRE CORPORATION

/s/ ERIC H. PAULSON

ERIC H. PAULSON
Chairman of the Boar and Chief Executive Officer
POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Eric H. Paulson and J. Reid Porter, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ERIC H. PAULSON Eric H. Paulson	Chairman of the Board and Chief Executive Officer	April 13, 2006

/s/ J. REID PORTER J. Reid Porter	Executive Vice President, Chief Financial Officer	April 13, 2006

/s/ CHARLES E. CHENEY Charles E. Cheney	Director	April 13, 2006

/s/ KEITH A. BENSON Keith A. Benson	Director	April 13, 2006

/s/ TIMOTHY R. GENTZ Timothy R. Gentz	Director	April 13, 2006

/s/ JAMES G. SIPPL James G. Sippl	Director	April 13, 2006

/s/ MICHAEL L. SNOW Michael L. Snow	Director	April 13, 2006

/s/ TOM F. WEYL Tom F. Weyl	Director	April 13, 2006

/s/ DICKINSON G. WILTZ Dickinson G. Wiltz	Director	April 13, 2006

/s/ RICHARD GARY ST. MARIE Richard Gary St. Marie	Director	April 13, 2006

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Articles of Incorporation, as amended and restated
3.2	Restated Bylaws of Navarre Corporation
4.1	Form of specimen certificate representing Navarre Corporation’s common stock
4.2	Form of Securities Purchase Agreement, dated as of March 21, 2006 among Navarre Corporation and the various purchasers.
4.3	Form of Registration Rights Agreement, dated as of March 21, 2006 among Navarre Corporation and the various purchasers.
4.4	Form of Warrant Agreement.
5.1	Opinion of Winthrop & Weinstine, P.A.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Grant Thornton LLP
23.3	Consent of BDO Seidman, LLP
23.4	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)